UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

People’s United Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Shareholders of M&T Bank Corporation and the Stockholders of People’s United Financial, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of M&T Bank Corporation (“M&T”) and People’s United Financial, Inc. (“People’s United”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the acquisition of People’s United by M&T. We are requesting that you take certain actions as a holder of M&T common stock (an “M&T shareholder” or “shareholder”) or as a holder of People’s United common stock (a “People’s United stockholder” or “stockholder”).

On February 21, 2021, M&T, Bridge Merger Corp., a direct, wholly owned subsidiary of M&T (“Merger Sub”), and People’s United entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which M&T will, upon the terms and subject to the conditions set forth in the merger agreement, acquire People’s United in an all-stock transaction. The acquisition will create a diversified, community-focused banking franchise with approximately $200 billion in assets and a network of more than 1,100 branches and over 2,000 ATMs that spans 12 states from Maine to Virginia and the District of Columbia.

Under the merger agreement, Merger Sub will merge with and into People’s United, with People’s United as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, People’s United will merge with and into M&T, with M&T as the surviving entity (the “holdco merger”). At a date and time following the holdco merger as determined by M&T, People’s United Bank, National Association, a national banking association and a wholly owned subsidiary of People’s United, will merge with and into Manufacturers and Traders Trust Company, a New York state chartered bank and a wholly owned subsidiary of M&T (“M&T Bank”), with M&T Bank as the surviving bank (the “bank merger,” and together with the merger and the holdco merger, the “mergers”).

In the merger, People’s United stockholders will receive 0.118 of a share of M&T common stock for each share of People’s United common stock they own. Based on the closing price of M&T’s common stock on the New York Stock Exchange on February 19, 2021, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $17.70 in value for each share of People’s United common stock, representing a merger consideration of approximately $7.6 billion on an aggregate basis.

M&T shareholders will continue to own their existing shares of M&T common stock. The value of the M&T common stock at the time of completion of the merger could be greater than, less than or the same as the value of M&T common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of M&T common stock (trading symbol “MTB”) and People’s United common stock (trading symbol “PBCT”).

In addition, each share of fixed-to-floating rate non-cumulative perpetual preferred stock, Series A, par value $0.01 per share, of People’s United (“People’s United preferred stock”) will be converted into the right to receive a share of a newly created series of preferred stock of M&T, par value $1.00 per share, having terms that are substantially as set forth in Exhibit A to the merger agreement (the “new M&T preferred stock”). The shares of People’s United preferred stock are currently listed on the NASDAQ Global Select Market under the symbol “PBCTP.” The shares of the new M&T preferred stock are expected to be listed on the New York Stock Exchange upon completion of the merger.

We expect the merger and the holdco merger, taken together, will qualify as a reorganization for federal income tax purposes. Accordingly, People’s United stockholders or holders of People’s United preferred stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of People’s United common stock or People’s United preferred stock, as applicable, for M&T common stock or new M&T preferred stock, as applicable, in the merger, except with respect to any cash received by such holders in lieu of fractional shares of M&T common stock.

Based on the number of shares of People’s United common stock outstanding as of April 19, 2021, M&T expects to issue approximately 50.4 million shares of M&T common stock to People’s United stockholders in the aggregate in the merger. We estimate that former People’s United stockholders will own approximately 28% and existing M&T shareholders will own approximately 72% of the common stock of M&T following the completion of the merger.

M&T and People’s United will each hold a virtual special meeting of our respective shareholders and stockholders in connection with the merger. At our respective special meetings, in addition to other business, M&T will ask its shareholders to approve the issuance of its common stock to holders of People’s United common stock pursuant to the merger agreement and an amendment to M&T’s charter to effect an increase in the number of authorized shares of M&T’s capital stock and of its preferred stock, and People’s United will ask its stockholders to approve the adoption of the merger agreement. Information about these meetings and the mergers is contained in this document. We urge you to read this document carefully and in its entirety.

Holders of People’s United preferred stock are not entitled to and are not requested to vote at the People’s United special meeting. Holders of M&T preferred stock are not entitled to and are not requested to vote at the M&T special meeting.

The special meeting of People’s United stockholders will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time. The special meeting of M&T shareholders will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about M&T and People’s United and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 34 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about M&T and People’s United from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

On behalf of the M&T and People’s United boards of directors, thank you for your prompt attention to this important matter.

Sincerely,

René F. Jones Chairman of the Board and Chief Executive Officer M&T Bank Corporation	John P. Barnes Chairman of the Board and Chief Executive Officer People’s United Financial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either M&T or People’s United, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying joint proxy statement/prospectus is dated April 23, 2021, and is first being mailed to M&T shareholders and People’s United stockholders on or about April 26, 2021.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about M&T and People’s United from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by email or by telephone at the appropriate address below. In addition, documents filed with the Securities and Exchange Commission by M&T are available free of charge by accessing M&T’s website at https://www.mtb.com and documents filed with the Securities and Exchange Commission by People’s United are available free of charge by accessing People’s United’s website at http://www.peoples.com.

if you are an M&T shareholder: M&T Bank Corporation One M&T Plaza Buffalo, New York 14203 Attn: Shareholder Relations (716) 842-5138 ir@mtb.com	if you are a People’s United stockholder: People’s United Financial, Inc. 850 Main Street Bridgeport, Connecticut 06604 Attn: Investor Relations (203) 338-4581 Andrew.Hersom@peoples.com

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that M&T shareholders requesting documents must do so by May 18, 2021, in order to receive them before the M&T special meeting, and People’s United stockholders requesting documents must do so by May 18, 2021, in order to receive them before the People’s United special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated April 23, 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to M&T shareholders or People’s United stockholders, nor the issuance by M&T of shares of M&T common stock or new M&T preferred stock pursuant to the merger agreement, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding People’s United has been provided by People’s United and information contained in, or incorporated by reference into, this document regarding M&T has been provided by M&T.

See “Where You Can Find More Information” beginning on page 185 of the accompanying joint proxy statement/prospectus for further information.

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS

To M&T Shareholders:

On February 21, 2021, M&T Bank Corporation, a New York corporation (“M&T”), Bridge Merger Corp., a direct, wholly owned subsidiary of M&T (“Merger Sub”), and People’s United Financial, Inc., a Delaware corporation (“People’s United”), entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of M&T common stock (“M&T shareholders” or “shareholders”) will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time (the “M&T special meeting”). We are pleased to notify you of, and invite you, to the M&T special meeting.

At the M&T special meeting, you will be asked to vote on the following matters:

•

a proposal to approve the amendment of the restated certificate of incorporation of M&T to effect an increase in the number of authorized shares of M&T’s capital stock from 251,000,000 to 270,000,000 and to increase the number of authorized shares of M&T’s preferred stock from 1,000,000 to 20,000,000 (the “M&T charter amendment proposal”).

•	a proposal to approve the issuance of M&T common stock to holders of People’s United common stock pursuant to the merger agreement (the “M&T share issuance proposal”).

•

a proposal to adjourn the M&T special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the M&T charter amendment proposal and/or the M&T share issuance proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of M&T common stock (the “M&T adjournment proposal”).

Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our shareholders and employees, we are holding the M&T special meeting in a virtual meeting format exclusively by webcast. No physical meeting will be held. As more fully described in the “Questions & Answers” and “The M&T Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the M&T special meeting if, as of the close of business on April 19, 2021, you held shares of M&T common stock registered in your name (a “record holder”), or if you held shares through an intermediary, such as a bank or broker, and have a valid legal proxy for the M&T special meeting (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the M&T special meeting online, ask questions and vote during the meeting by visiting www.meetingcenter.io/255180428 and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual M&T special meeting.

The board of directors of M&T has fixed the close of business on April 19, 2021 as the record date for the M&T special meeting. Only holders of record of M&T common stock as of the close of business on the record date for the M&T special meeting are entitled to notice of the M&T special meeting or any adjournment or postponement thereof. Only holders of record of M&T common stock will be entitled to vote at the M&T special meeting or any adjournment or postponement thereof.

M&T has determined that holders of M&T common stock and M&T preferred stock are not entitled to dissenters’ rights with respect to the proposed merger under Section 910 of the New York Business Corporation Law.

The M&T board of directors unanimously recommends that holders of M&T common stock vote “FOR” the M&T charter amendment proposal, “FOR” the M&T share issuance proposal and “FOR” the M&T adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless M&T shareholders approve the M&T charter amendment proposal and the M&T share issuance proposal. The affirmative vote of a majority of the outstanding shares of M&T common stock is required to approve the M&T charter amendment proposal, and a majority of the votes cast by the holders of M&T common stock at the M&T special meeting is required to approve the M&T share issuance proposal.

Whether or not you plan to attend the M&T special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Board of Directors

René F. Jones

Chairman of the Board and Chief Executive Officer

M&T Bank Corporation

April 23, 2021

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To People’s United Stockholders:

On February 21, 2021, People’s United Financial, Inc., a Delaware corporation (“People’s United”), M&T Bank Corporation, a New York corporation (“M&T”), and Bridge Merger Corp., a direct, wholly owned subsidiary of M&T (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of People’s United common stock (“People’s United stockholders” or “stockholders”) will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time (the “People’s United special meeting”). We are pleased to notify you of and invite you to the People’s United special meeting.

At the People’s United special meeting, People’s United stockholders will be asked to vote on the following matters:

•	a proposal to adopt the merger agreement (the “People’s United merger proposal”).

•

a proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of People’s United in connection with the transactions contemplated by the merger agreement (the “People’s United compensation proposal”).

•

a proposal to adjourn the People’s United special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the People’s United merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to People’s United stockholders (the “People’s United adjournment proposal”).

In light of the ongoing developments related to the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and community, the People’s United special meeting will be held in a virtual-only format conducted via live webcast. You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/PBCT2021SM (the “People’s United special meeting website”) and inserting the 16-digit control number included in your proxy card or, if you hold your shares of People’s United common stock in “street name,” in the voting instruction form provided by your bank, broker, trustee, nominee or other holder of record. You will be able to vote your shares electronically over the internet and submit questions online during the meeting by logging in to the website listed above and using the 16-digit control number. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual People’s United special meeting.

The board of directors of People’s United has fixed the close of business on April 19, 2021 as the record date for the People’s United special meeting. Only holders of record of People’s United common stock as of the close of business on the record date for the People’s United special meeting are entitled to notice of the People’s United special meeting or any adjournment or postponement thereof. Only holders of record of People’s United common stock will be entitled to vote at the People’s United special meeting or any adjournment or postponement thereof.

People’s United has determined that holders of People’s United common stock and People’s United preferred stock are not entitled to appraisal rights with respect to the proposed merger under Section 262 of the Delaware General Corporation Law.

The People’s United board of directors unanimously recommends that People’s United stockholders vote “FOR” the People’s United merger proposal, “FOR” the People’s United compensation proposal and “FOR” the People’s United adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless People’s United stockholders approve the People’s United merger proposal. The affirmative vote of a majority of the outstanding shares of People’s United common stock is required to approve the People’s United merger proposal.

Whether or not you plan to attend the People’s United special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Board of Directors

John P. Barnes

Chairman of the Board and Chief Executive Officer

People’s United Financial, Inc.

April 23, 2021

Page
QUESTIONS AND ANSWERS	1
SUMMARY	16
Information About the Companies	16
The Merger and the Merger Agreement	17
Merger Consideration	17
Treatment of People’s United Preferred Stock	18
Treatment of People’s United Equity Awards	18
ESOP Matters	19
Material U.S. Federal Income Tax Consequences of the Merger	20
M&T’s Reasons for the Merger; Recommendation of M&T’s Board of Directors	20
Opinion of M&T’s Financial Advisor	21
People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors	21
Opinions of People’s United’s Financial Advisors	21
Interests of Certain People’s United Directors and Executive Officers in the Merger	22
Governance of the Combined Company After the Merger	24
Regulatory Approvals	24
Expected Timing of the Merger	25
Conditions to Complete the Merger	25
Termination of the Merger Agreement	26
Termination Fee	27
Accounting Treatment	27
The Rights of People’s United Stockholders Will Change as a Result of the Merger	27
Listing of M&T Common Stock and New M&T Preferred Stock; Delisting and Deregistration of People’s United Common Stock and People’s United Preferred Stock	27
The M&T Special Meeting	27
The People’s United Special Meeting	28
Appraisal or Dissenters’ Rights in the Merger	29
Litigation Relating to the Merger	29
Risk Factors	31
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	32
RISK FACTORS	34
Risks Relating to the Consummation of the Merger and M&T Following the Merger	34
Risks Relating to M&T’s Business	41
Risks Relating to People’s United’s Business	41
THE M&T SPECIAL MEETING	42
Date, Time and Place of the Meeting	42
Matters to Be Considered	42
Recommendation of M&T’s Board of Directors	42
Record Date and Quorum	42
Vote Required; Treatment of Abstentions and Failure to Vote	43
Attending the Virtual Special Meeting	43
Proxies	44
Shares Held in Street Name	44
Revocability of Proxies	45
Delivery of Proxy Materials	45
Solicitation of Proxies	45
Other Matters to Come Before the M&T Special Meeting	45
Assistance	46

i

ii

Representations and Warranties	123
Covenants and Agreements	125
Combined Company Governance	134
Meetings; Recommendation of M&T’s and People’s United’s Boards of Directors	134
Agreement Not to Solicit Other Offers	135
Conditions to Complete the Merger	137
Termination of the Merger Agreement	137
Effect of Termination	138
Termination Fee	138
Expenses and Fees	139
Amendment, Waiver and Extension of the Merger Agreement	139
Governing Law	140
Specific Performance	140
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	141
Tax Consequences of the Merger Generally	142
Cash Instead of a Fractional Share	143
Backup Withholding	143
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS	144
DESCRIPTION OF M&T CAPITAL STOCK	152
General	152
Common Stock	152
Preferred Stock	153
DESCRIPTION OF NEW M&T PREFERRED STOCK	157
M&T Preferred Stock Generally	157
New M&T Preferred Stock	157
Ranking	157
Dividends	158
Redemption	161
Liquidation Rights	163
Voting Rights	164
Preemptive and Conversion Rights	166
Listing	166
Transfer Agent, Paying Agent and Registrar	166
Calculation Agent	166
COMPARISON OF THE RIGHTS OF M&T SHAREHOLDERS AND PEOPLE’S UNITED STOCKHOLDERS	167
LEGAL MATTERS	181
EXPERTS	181
DEADLINES FOR SUBMITTING SHAREHOLDER OR STOCKHOLDER PROPOSALS	182
WHERE YOU CAN FIND MORE INFORMATION	185
Annex A—Agreement and Plan of Merger, dated as of February 21, 2021, by and among M&T Bank Corporation, Bridge Merger Corp. and People’s United Financial, Inc.	A-1
Annex B—Form of Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation—Authorized Capital Stock and Authorized Preferred Stock	B-1
Annex C—Form of Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation—New M&T Preferred Stock	C-1
Annex D—Opinion of Lazard Frères & Co. LLC	D-1
Annex E—Opinion of Keefe, Bruyette & Woods, Inc.	E-1
Annex F—Opinion of J.P. Morgan Securities LLC	F-1

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the M&T special meeting or the People’s United special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the M&T special meeting or the People’s United special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 185.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“M&T” refers to M&T Bank Corporation, a New York corporation;

•	“M&T Bank” refers to Manufacturers and Traders Trust Company, a New York state chartered bank and a wholly owned subsidiary of M&T;

•	“M&T bylaws” refers to the amended and restated bylaws of M&T Bank Corporation;

•	“M&T certificate of incorporation” refers to the restated certificate of incorporation of M&T Bank Corporation, as amended;

•	“M&T common stock” refers to the common stock of M&T, par value $0.50 per share;

•

“M&T preferred stock” refers to all of the following: the perpetual fixed-to-floating rate non-cumulative preferred stock, Series E, par value $1.00 per share, of M&T; the perpetual fixed-to-floating rate non-cumulative preferred stock, Series F, par value $1.00 per share, of M&T; and the perpetual 5.0% fixed-rate reset non-cumulative preferred stock, Series G, par value $1.00 per share, of M&T;

•	“Merger Sub” refers to Bridge Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of M&T;

•	“New M&T preferred stock” refers to the newly issued perpetual fixed-to-floating rate non-cumulative preferred stock, Series H, par value $1.00 per share, of M&T;

•	“People’s United” refers to People’s United Financial, Inc., a Delaware corporation;

•	“People’s United Bank” refers to People’s United Bank, National Association, a national banking association and a wholly owned subsidiary of People’s United;

•	“People’s United bylaws” refers to the amended eighth amended and restated bylaws of People’s United Financial, Inc.

•	“People’s United certificate of incorporation” refers to the third amended and restated certificate of incorporation of People’s United Financial, Inc.

•	“People’s United common stock” refers to the common stock of People’s United, par value $0.01 per share;

•	“People’s United preferred stock” refers to the fixed-to-floating rate non-cumulative perpetual preferred stock, Series A, par value $0.01 per share, of People’s United;

•	“shareholders” or “holders” refers to holders of shares of common stock of M&T both prior to and following the completion of the merger; and

•	“stockholders” or “holders” refers to holders of shares of the common stock of People’s United.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because M&T, Merger Sub and People’s United entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which Merger Sub will merge with and into People’s United, with People’s United as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, People’s United will merge with and into M&T, with M&T as the surviving entity (the “holdco merger”). At a date and time following the holdco merger as determined by M&T, People’s United Bank will merge with and into M&T Bank, with M&T Bank as the surviving bank (the “bank merger”, and together with the merger and the holdco merger, the “mergers”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing,” the date on which the closing occurs as the “closing date” and the time at which the merger will occur as the “effective time.”

In order to complete the merger, among other things:

•

M&T shareholders must approve the proposed amendment of the M&T certificate of incorporation to effect an increase in the number of authorized shares of M&T capital stock from 251,000,000 to 270,000,000 and to increase the number of authorized shares of M&T’s preferred stock from 1,000,000 to 20,000,000 (the “M&T charter amendment proposal” and such amendment the “M&T charter amendment”);

•

M&T shareholders must approve the proposed issuance of M&T common stock to holders of People’s United common stock pursuant to the merger agreement in order to comply with applicable New York Stock Exchange (“NYSE”) listing rules (the “M&T share issuance proposal” and such issuance the “M&T share issuance”); and

•	People’s United stockholders must adopt the merger agreement (the “People’s United merger proposal”).

M&T is holding a virtual special meeting of M&T shareholders (the “M&T special meeting”) to obtain approval of the M&T charter amendment proposal and the M&T share issuance proposal. Holders of M&T preferred stock are not entitled to and are not requested to vote at the M&T special meeting.

M&T shareholders will also be asked to approve the proposal to adjourn the M&T special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the M&T special meeting to approve the M&T charter amendment proposal and/or the M&T share issuance proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to M&T shareholders (the “M&T adjournment proposal”).

People’s United is holding a virtual special meeting of People’s United stockholders (the “People’s United special meeting”) to obtain approval of the People’s United merger proposal. Holders of People’s United preferred stock are not entitled to and are not requested to vote at the People’s United special meeting.

People’s United stockholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of People’s United in connection with the transactions contemplated by the merger agreement (the “People’s United compensation proposal”), and to approve the proposal to adjourn the People’s United special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the People’s United special meeting, to approve the People’s United merger proposal or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of People’s United common stock (the “People’s United adjournment proposal”).

This document is also a prospectus that is being delivered to holders of People’s United common stock and holders of People’s United preferred stock because, pursuant to the merger agreement, M&T is offering shares of M&T common stock to People’s United stockholders and is also issuing shares of new M&T preferred stock to holders of People’s United preferred stock.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the M&T and People’s United special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the merger?

A:

In the merger, Merger Sub will merge with and into People’s United, with People’s United as the surviving entity. In the holdco merger, which will occur as soon as reasonably practicable following the merger, People’s United, as the surviving entity of the merger, will merge with and into M&T, with M&T as the surviving entity. In the bank merger, which will occur at a date and time following the holdco merger as determined by M&T, People’s United Bank will merge with and into M&T Bank, with M&T Bank as the surviving bank.

Each share of People’s United common stock issued and outstanding immediately prior to the effective time including each People’s United restricted share (as defined below) held by a non-employee director of the People’s United board of directors (each, a “People’s United director restricted share”) and except for certain shares owned by M&T or People’s United, will be converted into the right to receive 0.118 of a share (the “exchange ratio”) of M&T common stock (the “merger consideration”). After completion of the merger, (1) People’s United will no longer be a public company, (2) People’s United common stock and People’s United preferred stock will be delisted from the NASDAQ Global Select Market (“NASDAQ”) and will cease to be publicly traded, and (3) the People’s United common stock and People’s United preferred stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After completion of the holdco merger, People’s United will cease to exist. Holders of M&T common stock and M&T preferred stock will continue to own their existing shares of M&T common stock and M&T preferred stock, respectively. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 119 and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?

A:	The M&T special meeting will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time.

The People’s United special meeting will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern time.

Even if you plan to attend your respective company’s special meeting virtually, M&T and People’s United recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q:	What matters will be considered at each of the special meetings?

A:	At the M&T special meeting, M&T shareholders will be asked to consider and vote on the following proposals:

•	M&T Proposal 1: The M&T charter amendment proposal;

•	M&T Proposal 2: The M&T share issuance proposal; and

•	M&T Proposal 3: The M&T adjournment proposal.

At the People’s United special meeting, People’s United stockholders will be asked to consider and vote on the following proposals:

•	People’s United Proposal 1: The People’s United merger proposal;

•	People’s United Proposal 2: The People’s United compensation proposal; and

•	People’s United Proposal 3: The People’s United adjournment proposal.

In order to complete the merger, among other things, M&T shareholders must approve the M&T charter amendment proposal and the M&T share issuance proposal, and People’s United stockholders must approve the People’s United merger proposal. None of the approvals of the M&T adjournment proposal, the People’s United compensation proposal or the People’s United adjournment proposal is a condition to the obligations of M&T or People’s United to complete the merger.

Q:	What will People’s United stockholders receive in the merger?

A:

In the merger, People’s United stockholders (including holders of People’s United director restricted shares) will receive 0.118 of a share of M&T common stock for each share of People’s United common stock held immediately prior to the completion of the merger. M&T will not issue any fractional shares of M&T common stock in the merger. People’s United stockholders (including holders of People’s United director restricted shares) who would otherwise be entitled to a fractional share of M&T common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale price per share of M&T common stock on the NYSE for the consecutive period of five full trading days immediately preceding (but not including) the day on which the merger is completed (the “M&T closing share value”) by the fraction of a share (after taking into account all shares of People’s United common stock (including People’s United director restricted shares) held by such holder immediately prior to the completion of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of M&T common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of People’s United preferred stock receive in the merger?

A:

In the merger, each share of People’s United preferred stock, issued and outstanding immediately prior to the effective time will be converted into the right to receive a share of the new M&T preferred stock. For a description of the terms of the new M&T preferred stock, see the section entitled “Description of New M&T Preferred Stock” beginning on page 157.

Q:	What will M&T shareholders receive in the merger?

A:

In the merger, M&T shareholders will not receive any consideration, and their shares of M&T common stock will remain outstanding and will constitute shares of M&T following the merger. Following the merger, shares of M&T common stock will continue to be traded on the NYSE.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of M&T common stock that People’s United stockholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for M&T common stock. Any fluctuation in the market price of M&T common stock will change the value of the shares of M&T common stock that People’s United stockholders will receive. Neither M&T nor People’s United is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of M&T common stock or People’s United common stock.

Q:	How will the merger affect People’s United equity awards?

A:

The merger agreement provides that, at the effective time, each outstanding restricted share award (a “People’s United restricted share”) under the People’s United stock plans (the “People’s United stock plans”), other than any People’s United director restricted shares, will, automatically and without any action on the part of the holder thereof, cease to represent a restricted share of People’s United common stock and will be converted into a number of restricted shares of M&T common stock (each, an “M&T restricted share”) equal to the exchange ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided in the merger agreement, at and following the effective time, each such M&T restricted share will continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United restricted share immediately prior to the effective time.

The merger agreement also provides that, at the effective time, each outstanding performance share unit (a “People’s United performance share”) under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of People’s United common stock and will be converted into a restricted share unit denominated in shares of M&T common stock (an “M&T stock-based RSU”). The number of shares of M&T common stock subject to each such M&T stock-based RSU will be equal to the product (rounded up or down to the nearest whole number, with 0.5 rounding up) of (i) the number of shares of People’s United common stock subject to such People’s United performance share immediately prior to the effective time (including any applicable dividend equivalents) based on the higher of target performance and actual performance through the effective time as reasonably determined by the compensation committee of the People’s United board of directors in its reasonable judgment and in consultation with M&T, multiplied by (ii) the exchange ratio. Except as specifically provided in the merger agreement, at and following the effective time, each such M&T stock-based RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United performance share immediately prior to the effective time.

The merger agreement further provides that, at the effective time, each outstanding option to purchase shares of People’s United common stock (a “People’s United option” and together with the People’s United restricted shares and People’s United performance shares, the “People’s United equity awards”) under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of People’s United common stock and will be converted into an option to purchase a number of shares of M&T common stock (an “M&T option,” and together with the M&T restricted shares and M&T stock-based RSUs, the “M&T converted equity awards”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of People’s United common stock subject to such People’s United option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of People’s United common stock of such People’s United option immediately prior to the effective time divided by (b) the exchange ratio; provided, however, that the exercise price and the number of shares of M&T common stock purchasable pursuant to the People’s United options will be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, further, that in the case of any People’s United option to which Section 422 of the Code applies, the exercise price and the number of shares of People’s United common stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

Except as specifically provided in the merger agreement or in the confidential disclosure schedules, following the effective time, each People’s United option will continue to be governed by the same terms and conditions (including vesting and exercisability terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to such People’s United option immediately prior to the effective time.

The merger agreement also provides that, in the event of a “Change in Control” (as defined in M&T’s 2019 Equity Incentive Compensation Plan (the “M&T equity plan”)) following the closing, any then-outstanding

M&T converted equity award, to the extent not then vested, will be treated in accordance with Section 10.1 of the M&T equity plan.

Q:	How will the merger affect the People’s United 401(k) plan?

A.

It is expected that the People’s United Financial, Inc. 401(k) Employee Savings Plan (the “People’s United 401(k) plan”) will remain in effect through and after the closing date, and will be merged into a 401(k) plan sponsored by M&T or one of its subsidiaries (the “M&T 401(k) plan”) at a later date. However, the merger agreement provides that if requested by M&T in writing delivered to People’s United not less than 15 business days before the closing date, the board of directors of People’s United (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the People’s United 401(k) plan, effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If M&T requests that the People’s United 401(k) plan be terminated, (i) People’s United will provide M&T with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by M&T) not later than two days immediately preceding the closing date and (ii) the employees of People’s United and its subsidiaries who at the effective time become employees of M&T or its subsidiaries (the “continuing employees”) will be eligible to participate, effective as of the effective time, the M&T 401(k) plan. M&T and People’s United will take any and all actions as may be required, including amendments to the People’s United 401(k) plan and/or the M&T 401(k) plan, to permit the continuing employees to make rollover contributions to the M&T 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the People’s United 401(k) plan in the form of cash, notes (in the case of loans), M&T common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the People’s United 401(k) plan, and M&T will endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollovers.

Q:	How will the merger affect People’s United’s employee stock ownership plan?

A:

The merger agreement provides that, prior to the closing date, People’s United will take any and all actions and adopt such necessary resolutions to terminate the Employee Stock Ownership Plan of People’s United Financial, Inc. (the “ESOP”) effective as of the date immediately preceding the closing date and adopt such amendments to the ESOP to terminate the ESOP and effectuate the provisions of the merger agreement. The ESOP amendments will provide that (i) all ESOP participant accounts will be fully vested, (ii) no new participants will be admitted to the ESOP on or after the ESOP termination date, and (iii) no additional benefits will accrue to any ESOP participant with respect to services performed on or after the closing date. The form and substance of all such resolutions and amendments will be subject to the review and approval of M&T, which will not be unreasonably withheld, and People’s United will deliver to M&T an executed copy of the resolutions and amendments as soon as practicable following their adoption by the People’s United board of directors and will fully comply with such resolutions and amendments.

In connection with the termination of the ESOP and the merger, People’s United will cause all outstanding indebtedness of the ESOP (including any loan made to the ESOP) to be satisfied in full at least five (5) business days prior to the closing date. People’s United will cancel or offset any loan made to the ESOP (including accrued interest thereon) in exchange for unallocated shares attributable to such loan having an aggregate fair market value that is not more than the outstanding amount of such loan plus accrued interest. This will result in the cancellation of both the loan receivable and payable on the books of People’s United. Any remaining shares of People’s United common stock held by the ESOP trust after repayment of any loan made to the ESOP will be converted into shares of M&T common stock in accordance with the terms of the merger agreement, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP’s suspense account after satisfaction of such loan and conversion of the shares of People’s United common stock into M&T common stock will be allocated as earnings to the accounts of the ESOP participants who are employed as of the date of termination of the ESOP based on their account balances under the ESOP as of such date. For the avoidance of doubt, the immediately preceding sentence will have no effect if there are no such unallocated shares or any other unallocated assets remaining in the ESOP’s suspense account. Prior to the closing date, People’s United will provide M&T documentary evidence sufficient to show that all outstanding indebtedness of People’s United’s ESOP (including any loan made to the ESOP) has been satisfied in full.

As soon as practicable after the closing date, M&T will file or cause to be filed all necessary documents with the Internal Revenue Service (the “IRS”) for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the ESOP, M&T will take any and all actions as may be required, including amendments to the M&T 401(k) plan to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) at the time of such distribution from the ESOP in an amount equal to the full account balance distributed to such continuing employee from the ESOP to the M&T 401(k) plan.

Q:	How does the M&T board of directors recommend that I vote at the M&T special meeting?

A:	The M&T board of directors unanimously recommends that you vote “FOR” the M&T charter amendment proposal, “FOR” the M&T share issuance proposal and “FOR” the M&T adjournment proposal.

Q:	How does the People’s United board of directors recommend that I vote at the People’s United special meeting?

A:

The People’s United board of directors unanimously recommends that you vote “FOR” the People’s United merger proposal, “FOR” the People’s United compensation proposal and “FOR” the People’s United adjournment proposal.

In considering the recommendations of the People’s United board of directors, People’s United stockholders should be aware that People’s United directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of People’s United stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain People’s United Directors and Executive Officers in the Merger” beginning on page 104.

Q:	Who is entitled to vote at the M&T special meeting?

A:

The record date for the M&T special meeting is April 19, 2021. All M&T shareholders who held shares at the close of business on the record date for the M&T special meeting are entitled to receive notice of, and to vote at, the M&T special meeting.

Each holder of M&T common stock is entitled to cast one (1) vote on each matter properly brought before the M&T special meeting for each share of M&T common stock that such holder owned of record as of the record date. As of April 19, 2021, there were 128,645,421 outstanding shares of M&T common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The M&T Special Meeting—Proxies” beginning on page 44 for instructions on how to vote your shares without attending the M&T special meeting.

Q:	Who is entitled to vote at the People’s United special meeting?

A:

The record date for the People’s United special meeting is April 19, 2021. All People’s United stockholders who held shares at the close of business on the record date for the People’s United special meeting are entitled to receive notice of, and to vote at, the People’s United special meeting.

Each holder of People’s United common stock is entitled to cast one (1) vote on each matter properly brought before the People’s United special meeting for each share of People’s United common stock that such holder owned of record as of the record date. As of April 19, 2021, there were 427,394,600 outstanding shares of People’s United common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The People’s United Special Meeting—Proxies” beginning on page 51 for instructions on how to vote your shares of People’s United common stock without attending the People’s United special meeting.

Q:	What constitutes a quorum for the M&T special meeting?

A:

The presence at the M&T special meeting, in attendance virtually or by proxy, of holders of a majority of the outstanding shares of M&T common stock entitled to vote at the M&T special meeting will constitute a quorum for the transaction of business at the M&T special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the People’s United special meeting?

A:

The presence at the People’s United special meeting, in attendance virtually or by proxy, of the holders of a majority of the outstanding shares of People’s United common stock entitled to vote at the People’s United special meeting will constitute a quorum for the transaction of business at the People’s United special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for the approval of each proposal at the M&T special meeting?

A:

M&T Proposal 1: M&T charter amendment proposal. Approval of the M&T charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of M&T common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have the same effect as a vote cast “AGAINST” the M&T charter amendment proposal.

M&T Proposal 2: M&T share issuance proposal. Approval of the M&T share issuance proposal requires the affirmative vote of a majority of votes cast by M&T shareholders at the M&T special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the M&T share issuance proposal.

M&T Proposal 3: M&T adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the M&T adjournment proposal requires the affirmative vote of a majority of the votes cast by M&T shareholders at the M&T special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the M&T adjournment proposal.

Q:	What vote is required for the approval of each proposal at the People’s United special meeting?

A:

People’s United Proposal 1: People’s United merger proposal. Approval of the People’s United merger proposal requires the affirmative vote of a majority of the outstanding shares of People’s United common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have the same effect as a vote cast “AGAINST” the People’s United merger proposal.

People’s United Proposal 2: People’s United compensation proposal. Approval of the People’s United compensation proposal requires the affirmative vote of a majority of the votes cast by People’s United stockholders. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the People’s United compensation proposal.

People’s United Proposal 3: People’s United adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the People’s United adjournment proposal requires the affirmative vote of a majority of the votes cast by People’s United stockholders. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the People’s United adjournment proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the People’s United named executive officers (i.e., the People’s United compensation proposal)?

A:

Under Securities and Exchange Commission (“SEC”) rules, People’s United is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to People’s United’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:

What happens if People’s United stockholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for People’s United’s named executive officers (i.e., the People’s United compensation proposal)?

A:

The vote on the proposal to approve the merger-related compensation arrangements for each of People’s United’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the People’s United special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon People’s United or M&T before or following the merger. Accordingly, the merger-related compensation will be paid to People’s United’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if People’s United stockholders do not approve the proposal to approve the merger-related executive compensation.

Q:	What if I hold shares in both M&T and People’s United?

A:

If you hold shares of both M&T common stock and People’s United common stock, you will receive separate packages of proxy materials. A vote cast as an M&T shareholder will not count as a vote cast as a People’s United stockholder, and a vote cast as a People’s United stockholder will not count as a vote cast as an M&T shareholder. Therefore, please submit separate proxies for your shares of M&T common stock and your shares of People’s United common stock.

Q:	How can I attend, vote and ask questions at the M&T special meeting or the People’s United special meeting?

A:

Record Holders. If you hold shares directly in your name as the holder of record of M&T or People’s United common stock you are a “record holder” and your shares may be voted at the M&T special meeting or the People’s United special meeting by you, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name” you are a “beneficial owner” and your shares may be voted at the M&T special meeting or the People’s United special meeting, as applicable by you as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below

M&T special meeting. If you are a record holder you will be able to attend the M&T special meeting online, ask questions and vote during the meeting by visiting www.meetingcenter.io/255280428 and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the

M&T special meeting online, ask questions and vote during the meeting by visiting www.meetingcenter.io/255180428 and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. Please review this information prior to the M&T special meeting to ensure you have access.

M&T encourages its shareholders to visit the meeting website above in advance of the M&T special meeting to familiarize themselves with the online access process. The virtual M&T special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Shareholders should verify their internet connection prior to the M&T special meeting. Shareholders encountering difficulty with the M&T special meeting virtual platform during the sign-in process or at any time during the meeting may utilize technical support provided by M&T through Computershare. Technical support information is provided on the sign-in page for all shareholders. If you have difficulty accessing the virtual M&T special meeting during check-in or during the meeting, please contact technical support as indicated on the M&T special meeting sign-in page. Shareholders will have substantially the same opportunities to participate in the virtual M&T special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform.

People’s United special meeting. If you are a record holder you will be able to attend the People’s United special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PBCT2021SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the People’s United special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PBCT2021SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the People’s United special meeting to ensure you have access.

People’s United encourages its stockholders to visit the meeting website above in advance of the People’s United special meeting to familiarize themselves with the online access process. The virtual People’s United special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Stockholders should verify their internet connection prior to the People’s United special meeting. If you have difficulty accessing the virtual People’s United special meeting during check-in or during the meeting, please contact technical support as indicated on the People’s United special meeting sign-in page. Stockholders will have substantially the same opportunities to participate in the virtual People’s United special meeting as they would have at a physical, in-person meeting. Stockholders as of the record date will be able to attend, vote, examine the stockholder list, and submit questions during a portion of the meeting via the online platform.

Even if you plan to attend the M&T special meeting or the People’s United special meeting virtually, as applicable, M&T and People’s United recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the virtual special meetings can be found under the section entitled “The M&T Special Meeting—Attending the Virtual Special Meeting” on page 43 and under the section entitled “The People’s United Special Meeting—Attending the Virtual Special Meeting” on page 50.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of M&T or People’s United or beneficially in “street name,” you may direct your vote by proxy without attending the M&T special meeting or the People’s United special meeting, as applicable.

If you are a record holder of M&T common stock or People’s United common stock, you can vote your shares by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of M&T common stock or People’s United common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section entitled “The M&T Special Meeting—Attending the Virtual Special Meeting” on page 43 and under the section entitled “The People’s United Special Meeting—Attending the Virtual Special Meeting” on page 50.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of M&T common stock or People’s United common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares, and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for M&T or People’s United to obtain the necessary quorum to hold its special meeting. Your failure to submit a proxy or vote virtually at your respective special meeting, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the M&T charter amendment proposal and a vote “AGAINST” the People’s United merger proposal, as applicable.

The M&T board of directors and the People’s United board of directors unanimously recommend that you vote “FOR” the M&T charter amendment proposal and “FOR” the People’s United merger proposal, respectively, and “FOR” the other proposals to be considered at the M&T special meeting and the People’s United special meeting, respectively.

Q:	What if I hold shares of People’s United common stock in my plan account under the People’s United 401(k) plan or the ESOP?

A:

If you hold shares of People’s United common stock in your plan account under the People’s United 401(k) Plan or the ESOP, you will receive voting instruction forms that reflect all shares of People’s United common stock for which you may direct the voting under the terms of the applicable plan.

Under the terms of the People’s United 401(k) plan, the People’s United 401(k) plan trustee votes the shares of People’s United common stock held by the plan only in accordance with instructions provided to the trustee on how to vote the shares by a participant with respect to the shares of People’s United common stock held in such participant’s plan account. The People’s United 401(k) plan trustee will vote your shares of People’s United common stock in accordance with your instructions. In the event such written instructions direct the voting of fractional shares, the People’s United 401(k) plan trustee will cumulate fractional share votes and vote all resulting whole share votes. Any remaining partial share votes will be disregarded. Any shares of People’s United common stock held by the People’s United 401(k) plan for which the trustee has not received written instructions will not be voted. The deadline for returning your voting instructions for shares held in your account in the People’s United 401(k) plan is three days prior to the People’s United special meeting date.

Under the terms of the ESOP, the ESOP trustee votes all shares of People’s United common stock held by the ESOP, but each participant may provide instructions to the trustee on how to vote the shares of People’s United common stock held in such participant’s plan account. The ESOP trustee will vote your shares of People’s United common stock in accordance with your instructions and, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of People’s United common stock held by the ESOP and allocated shares of People’s United common stock for which no voting instructions were received in the same proportion as the instructions received from other participants in the ESOP. The deadline for returning your voting instructions for shares held in your account in the ESOP is ten (10) days prior to the People’s United special meeting date.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of M&T common stock represented by your proxy will be voted as recommended by the M&T board of directors with respect to such proposal or proposals, as the case may be or the shares of People’s United common stock represented by your proxy will be voted as recommended by the People’s United board of directors with respect to such proposal or proposals as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:

If you directly hold shares of M&T common stock or People’s United common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of M&T or People’s United, as applicable;

•	signing and returning a proxy card with a later date;

•	attending the special meeting virtually and voting by ballot at the special meeting; or

•	voting by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting virtually and voting your shares via the special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:

Will M&T be required to submit the M&T charter amendment proposal and the M&T share issuance proposal to its shareholders even if the M&T board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the M&T special meeting, M&T is required to submit the M&T charter amendment proposal and the M&T share issuance proposal to its shareholders even if the M&T board of directors has withdrawn, modified or qualified its recommendation.

Q:

Will People’s United be required to submit the People’s United merger proposal to its stockholders even if the People’s United board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the People’s United special meeting, People’s United is required to submit the People’s United merger proposal to its stockholders even if the People’s United board of directors has withdrawn, modified or qualified its recommendation.

Q:	Are holders of M&T common stock or M&T preferred stock entitled to dissenters’ rights?

A:

No. Neither holders of M&T common stock nor holders of M&T preferred stock are entitled to dissenters’ rights under the New York Business Corporation Law (the “NYBCL”). For more information, see the section entitled “Comparison of the Rights of M&T Shareholders and People’s United Stockholders—Appraisal or Dissenters’ Rights” beginning on page 177.

Q:	Are holders of People’s United common stock or People’s United preferred stock entitled to appraisal rights?

A:

No. Neither holders of People’s United common stock nor holders of People’s United preferred stock are entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”). For more information, see the section entitled “Comparison of the Rights of M&T Shareholders and People’s United Stockholders—Appraisal or Dissenters’ Rights” beginning on page 177.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the M&T charter amendment proposal, the approval of the M&T share issuance proposal, the approval of the People’s United merger proposal, or the other proposals to be considered at the M&T special meeting and the People’s United special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 34. You also should read and carefully consider the risk factors of M&T and People’s United contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger and the holdco merger to holders of People’s United common stock and People’s United preferred stock?

A:

The merger and the holdco merger have been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the mergers that each of M&T and People’s United receives a legal opinion to the effect that the merger and the holdco merger, taken together, will so qualify. Accordingly, holders of People’s United common stock and People’s United preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their People’s United common stock for M&T common stock and People’s United preferred stock for new M&T preferred stock, as applicable, in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of M&T common stock. You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers. For a more complete discussion of the material U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 141.

Q:	When is the merger expected to be completed?

A:

Neither M&T nor People’s United can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. People’s United must first obtain the approval of People’s United stockholders for the People’s United merger proposal, and M&T must first obtain approval of M&T shareholders for the M&T charter amendment proposal and the M&T share issuance proposal. M&T and People’s United must also obtain necessary regulatory approvals and satisfy certain other closing conditions. M&T and People’s United expect the merger to be completed promptly once M&T and People’s United have obtained their respective shareholders’ and stockholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied certain other closing conditions.

Q:	What are the conditions to complete the merger?

A:

The obligations of M&T and People’s United to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by M&T shareholders of the M&T charter amendment proposal and the M&T share issuance proposal and approval by People’s United stockholders of the People’s United merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 137.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, neither holders of People’s United common stock nor holders of People’s United preferred stock will receive any consideration for their shares of People’s United common stock or People’s United preferred stock, respectively, in connection with the merger. Instead, People’s United will remain an independent public company, People’s United common stock and preferred stock will continue to be listed and traded on NASDAQ, and M&T will not complete the issuance of shares of M&T common stock or new M&T preferred stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $280 million will be payable by either M&T or People’s United, as applicable. See “The Merger Agreement—Termination Fee” beginning on page 138 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:

Each of the M&T and People’s United record date is earlier than the date of the M&T special meeting and the People’s United special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of M&T common stock or People’s United common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to People’s United common stock, you will not have the right to receive the merger consideration to be received by People’s United stockholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of People’s United common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by M&T and reasonably acceptable to People’s United (the “exchange agent”) will send you instructions for exchanging People’s United stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Exchange of Shares” beginning on page 122.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of M&T common stock or People’s United common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of M&T common stock or People’s United common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of M&T common stock or People’s United common stock are voted.

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

A:

M&T shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact M&T’s proxy solicitor, Georgeson, by calling toll-free at 1-866-856-4733.

People’s United stockholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact People’s United’s proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (800) 207-3159.

Q:	Where can I find more information about M&T and People’s United?

A:	You can find more information about M&T and People’s United from the various sources described under “Where You Can Find More Information” beginning on page 185.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of M&T common stock and People’s United common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding M&T common stock or People’s United common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about M&T and People’s United into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 185 of this joint proxy statement/prospectus.

Information About the Companies (page 56)

M&T Bank Corporation

M&T is a New York business corporation registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and as a bank holding company under Article III-A of the New York Banking Law. M&T was incorporated in November 1969. As of December 31, 2020, M&T had consolidated total assets of $142.6 billion, deposits of $119.8 billion and shareholders’ equity of $16.2 billion. M&T had 16,718 full-time and 655 part-time employees as of December 31, 2020.

At December 31, 2020, M&T had two wholly owned bank subsidiaries: M&T Bank and Wilmington Trust, National Association. The banks collectively offer a wide range of retail and commercial banking, trust and wealth management, and investment services to their customers. At December 31, 2020, M&T Bank represented ninety-nine percent (99%) of consolidated assets of M&T, and had 716 domestic banking offices located in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia, a full-service commercial banking office in Ontario, Canada, and an office in George Town, Cayman Islands. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets.

M&T’s common stock is traded on the NYSE under the symbol “MTB.” The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 635-4000.

People’s United

People’s United is a bank holding company and a financial holding company registered under the BHC Act, and is incorporated under the state laws of Delaware. People’s United is the holding company for People’s United Bank, National Association (“People’s United Bank”), a national banking association headquartered in Bridgeport, Connecticut. As of December 31, 2020, People’s United had consolidated total assets of $63.1 billion, deposits of $52.1 billion and stockholders’ equity of $7.6 billion. People’s United had 5,640 full-time, 287 part-time and 60 temporary employees as of December 31, 2020.

The principal business of People’s United is to provide, through People’s United Bank and its subsidiaries, commercial banking, retail banking and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and southeastern New York, and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and

municipal banking. Through its non-banking subsidiaries, People’s United Bank offers: equipment financing through People’s Capital and Leasing Corp., People’s United Equipment Finance Corp. and LEAF Commercial Capital, Inc.; brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; and investment advisory services and financial management and planning services through People’s United Advisors, Inc.

People’s United’s common stock is traded on the NASDAQ Global Select Market under the symbol “PBCT.” The principal executive offices of People’s United are located at 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of M&T, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into People’s United, with People’s United surviving as a direct, wholly owned subsidiary of M&T and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o M&T Bank Corporation, One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 635-4000.

Recent Developments

On April 19, 2021, M&T announced its unaudited preliminary financial results for the quarter ended March 31, 2021. On April 22, 2021, People’s United announced its unaudited preliminary financial results for the quarter ended March 31, 2021. For more information, see “Information About the Companies—Recent Developments” beginning on page 57.

The Merger and the Merger Agreement (pages 59 and 119)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into People’s United, with People’s United as the surviving entity. As soon as reasonably practicable following the merger, the holdco merger will occur in which People’s United will merge with and into M&T, with M&T as the surviving entity. The merger agreement further provides that at a date and time following the holdco merger as determined by M&T, the bank merger will occur in which People’s United Bank will merge with and into M&T Bank, with M&T Bank as the surviving bank. Following the merger, People’s United common stock and People’s United preferred stock will be delisted from NASDAQ, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (page 120)

Each share of People’s United common stock issued and outstanding immediately prior to the effective time, including each People’s United director restricted share and except for certain shares owned by M&T or People’s United, will be converted into the right to receive 0.118 of a share of M&T common stock. People’s United stockholders who would otherwise be entitled to a fraction of a share of M&T common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the M&T closing share value.

M&T common stock is listed on the NYSE under the symbol “MTB,” and People’s United common stock is listed on NASDAQ under the symbol “PCBT.” The following table shows the closing sale prices of M&T common stock and People’s United common stock as reported on the NYSE and NASDAQ, as applicable, on February 19, 2021, the last trading day before the public announcement of the merger agreement, and on April 22, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of People’s United common stock, which was calculated by multiplying the closing price of M&T common stock on those dates by the exchange ratio of 0.118.

	M&T Common Stock	People’s United Common Stock	Implied Value of One Share of People’s United Common Stock
February 19, 2021	$149.97	$15.68	$17.70
April 22, 2021	$149.08	$17.35	$17.59

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 59 and “The Merger Agreement—Merger Consideration” beginning on page 120.

Treatment of People’s United Preferred Stock (page 116)

In the merger, each share of People’s United preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new M&T preferred stock. For a description of the terms of the new M&T preferred stock, see the section entitled “Description of New M&T Preferred Stock” beginning on page 157.

Treatment of People’s United Equity Awards (page 121)

The merger agreement provides that, at the effective time, each outstanding People’s United restricted share under the People’s United stock plans, other than any People’s United director restricted shares, will, automatically and without any action on the part of the holder thereof, cease to represent a restricted share of People’s United common stock and will be converted into a number of M&T restricted shares equal to the exchange ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided in the merger agreement, at and following the effective time, each such M&T restricted share will continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United restricted share immediately prior to the effective time.

The merger agreement also provides that, at the effective time, each outstanding People’s United performance share under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of People’s United common stock and will be converted into an M&T stock-based RSU. The number of shares of M&T common stock subject to each such M&T stock-based RSU will be equal to the product (rounded up or down to the nearest whole number, with 0.5 rounding up) of (i) the number of shares of People’s United common stock subject to such People’s United performance share immediately prior to the effective time (including any applicable dividend equivalents) based on the higher of target performance and actual performance through the effective time as reasonably determined by the compensation committee of the People’s United board of directors in its reasonable judgment and in consultation with M&T, multiplied by (ii) the exchange ratio. Except as specifically provided in the merger agreement, at and following the effective time, each such M&T stock-based RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United performance share immediately prior to the effective time.

The merger agreement further provides that, at the effective time, each outstanding People’s United option under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of People’s United common stock and will be converted into an M&T option equal to the product (rounded down to the nearest whole number) of (i) the number of shares of People’s United common stock subject to such People’s United option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of People’s United common stock of such People’s United option immediately prior to the effective time divided by (b) the exchange ratio; provided, however, that the exercise price and the number of shares of M&T common stock purchasable pursuant to the People’s United options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any People’s United option to which Section 422 of the Code applies, the exercise price and the number of shares of People’s United common stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided in the merger agreement or in the confidential disclosure schedules, following the effective time, each People’s United option will continue to be governed by the same terms and conditions (including vesting and exercisability terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to such People’s United option immediately prior to the effective time.

The merger agreement also provides that, in the event of a “Change in Control” (as defined in the M&T equity plan) following the closing, any then-outstanding M&T converted equity award, to the extent not then vested, will be treated in accordance with Section 10.1 of the M&T equity plan.

For more information see “The Merger Agreement—Treatment of People’s United Equity Awards” beginning on page 121.

ESOP Matters (page 132)

The merger agreement provides that, prior to the closing date, People’s United will take any and all actions and adopt such necessary resolutions to terminate the ESOP effective as of the date immediately preceding the closing date and adopt such amendments to the ESOP to terminate the ESOP and effectuate the provisions of the merger agreement. The ESOP amendments will provide that (i) all ESOP participant accounts will be fully vested, (ii) no new participants will be admitted to the ESOP on or after the ESOP termination date, and (iii) no additional benefits will accrue to any ESOP participant with respect to services performed on or after the closing date. The form and substance of all such resolutions and amendments will be subject to the review and approval of M&T, which will not be unreasonably withheld, and People’s United will deliver to M&T an executed copy of the resolutions and amendments as soon as practicable following their adoption by the People’s United board of directors and will fully comply with such resolutions and amendments.

In connection with the termination of the ESOP and the merger, People’s United will cause all outstanding indebtedness of the ESOP (including any loan made to the ESOP) to be satisfied in full at least five business days prior to the closing date. People’s United will cancel or offset any loan made to the ESOP (including accrued interest thereon) in exchange for unallocated shares attributable to such loan having an aggregate fair market value that is not more than the outstanding amount of such loan plus accrued interest. This will result in the cancellation of both the loan receivable and payable on the books of People’s United. Any remaining shares of People’s United common stock held by the ESOP trust after repayment of any loan made to the ESOP will be converted into shares of M&T common stock in accordance with the terms of the merger agreement, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP’s suspense account after satisfaction of such loan and conversion of the shares of People’s United common stock into M&T common stock will be allocated as earnings to the accounts of the ESOP participants who are employed as of the date of termination of the ESOP based on their account balances under the ESOP as of such date. For the avoidance of doubt, the immediately preceding sentence will have no effect if there are no such unallocated shares or any other unallocated assets remaining in the ESOP’s suspense account. Prior to the closing date, People’s United will provide M&T documentary evidence sufficient to show that all outstanding indebtedness of People’s United’s ESOP (including any loan made to the ESOP) has been satisfied in full.

As soon as practicable after the closing date, M&T will file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the ESOP, M&T will take any and all actions as may be required, including amendments to the M&T 401(k) plan to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) at the time of such distribution from the ESOP in an amount equal to the full account balance distributed to such continuing employee from the ESOP to the M&T 401(k) plan.

For more information see “The Merger Agreement—ESOP Matters” beginning on page 132.

Material U.S. Federal Income Tax Consequences of the Merger (page 141)

The merger and the holdco merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of M&T and People’s United to complete the merger that each of M&T and People’s United receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely shares of M&T common stock (or receives M&T common stock and cash solely in lieu of a fractional share) or new M&T preferred stock, as applicable, in exchange for shares of People’s United common stock or People’s United preferred stock, as applicable, in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of M&T common stock.

For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 141.

The United States federal income tax consequences described above may not apply to all holders of People’s United common stock or People’s United preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

M&T’s Reasons for the Merger; Recommendation of M&T’s Board of Directors (page 64)

The M&T board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers, the M&T charter amendment and the M&T share issuance) are advisable and fair to and in the best interests of M&T and its shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers, the M&T charter amendment and the M&T share issuance). The M&T board of directors unanimously recommends that M&T shareholders vote “FOR” the approval of the M&T charter amendment proposal, “FOR”

the M&T share issuance proposal and “FOR” the other proposals presented at the M&T special meeting. For a more detailed discussion of the M&T board of directors’ recommendation, see “The Merger—M&T’s Reasons for the Merger; Recommendation of M&T’s Board of Directors” beginning on page 64.

Opinion of M&T’s Financial Advisor (page 66)

M&T retained Lazard Frères & Co. LLC (“Lazard”) as its financial advisor in connection with the transaction. On February 19, 2021, Lazard rendered to the M&T board of directors its oral opinion, subsequently confirmed in a written opinion, dated February 19, 2021, that, as of such date, and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to M&T.

The full text of Lazard’s written opinion, dated February 19, 2021, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Lazard in preparing its opinion, is attached as Annex D and is incorporated by reference into this joint proxy statement/prospectus. The summary of the written opinion of Lazard, dated February 19, 2021, set forth in this joint proxy statement/prospectus is qualified in its entirety by the full text of Lazard’s written opinion attached as Annex D. You are encouraged to read Lazard’s opinion carefully and in its entirety.

Lazard’s financial advisory services and opinion were provided for the use and benefit of the M&T board of directors (in their capacity as directors and not in any other capacity) in connection with its evaluation of the transaction, and addressed only the fairness, from a financial point of view, as of the date thereof, of the exchange ratio to M&T. Lazard’s opinion is not intended to and does not constitute a recommendation to any M&T shareholder or any other person as to how such M&T shareholder or person should vote or act with respect to the transaction or any matter relating thereto. For a more complete discussion of Lazard’s opinion, see the section entitled “Opinion of M&T’s Financial Advisor.” You are encouraged to read the written opinion of Lazard, attached as Annex D, and the section entitled “The Merger—Opinion of M&T’s Financial Advisor” beginning on page 66 of this joint proxy statement/prospectus carefully and in their entirety.

For a description of the opinion of Lazard, see “The Merger—Opinion of M&T’s Financial Advisor” beginning on page 66.

People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors (page 75)

After careful consideration, the People’s United board, at a special meeting held on February 20, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of People’s United and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the People’s United board unanimously recommends that the People’s United common shareholders vote “FOR” the People’s United merger proposal, “FOR” the People’s United compensation proposal and “FOR” the People’s United adjournment proposal. For a more detailed discussion of the People’s United board of directors’ recommendation, see “The Merger—People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors” beginning on page 75.

Opinions of People’s United’s Financial Advisors (page 78)

Opinion of Keefe, Bruyette & Woods, Inc. (page 78)

In connection with the merger, People’s United’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated February 20, 2021, to the People’s United board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of People’s United common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex E to this document. The opinion was for the information of, and was directed to, the People’s United board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of People’s United to engage in the merger or enter into the merger agreement or constitute a recommendation to the People’s United board of directors in connection with the merger, and it does not constitute a recommendation to any holder of People’s United common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.

For more information, see “The Merger—Opinions of People’s United’s Financial Advisors—Opinion of Keefe, Bruyette & Woods, Inc.” beginning on page 78 and Annex E to this joint proxy statement/prospectus.

Opinion of J.P. Morgan Securities LLC (page 91)

Pursuant to an engagement letter, People’s United retained J.P. Morgan as its financial advisor in connection with the proposed transaction.

At the meeting of the People’s United board of directors on February 20, 2021, J.P. Morgan rendered its oral opinion, subsequently confirmed in J.P. Morgan’s written opinion dated as of February 20, 2021, to the People’s United board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed transaction was fair, from a financial point of view, to the holders of People’s United common stock.

The full text of the written opinion of J.P. Morgan, dated as of February 20, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of People’s United common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the People’s United board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed transaction, was directed only to the exchange ratio in the transaction and did not address any other aspect of the transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in connection with the transaction to the holders of People’s United preferred stock or any other holders of any class of securities, creditors or other constituencies of People’s United or as to the underlying decision by People’s United to engage in the proposed transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of People’s United as to how such stockholder should vote with respect to the proposed transaction or any other matter.

For more information, see “The Merger—Opinions of People’s United’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page 91 and Annex F to this joint proxy statement/prospectus.

Interests of Certain People’s United Directors and Executive Officers in the Merger (page 104)

In considering the recommendation of People’s United’s board of directors with respect to the merger, People’s United’s stockholders should be aware that the directors and executive officers of People’s United have certain interests in the mergers that may be different from, or in addition to, the interests of People’s United’s stockholders generally. These interests include, among others, the following:

•	People’s United equity awards (with the exception of People’s United restricted shares held by its non-employee directors (each, a “People’s United director restricted share”)) will be converted into equity awards of M&T based on the exchange ratio (with any applicable performance goals satisfied at the greater of the target and actual level of performance through the effective time). Except as specifically provided in the merger agreement or in the confidential disclosure schedules, following the effective time, each converted People’s United equity award will continue to be governed by the same terms and conditions as were applicable to such awards immediately prior to the effective time. See “The Merger Agreement—Treatment of People’s United Equity Awards” beginning on page 121;

•

pursuant to the terms of the merger agreement and the confidential disclosure schedules, M&T will cause each People’s United option to be amended, effective as of the effective time, to provide that upon a termination of employment with M&T and its subsidiaries on or following the closing for any reason other than for “cause” (as defined in the applicable plan and/or award agreement governing such People’s United option), the exercise period for any vested People’s United option will be extended by an additional 27 months post-closing (but in no event beyond the original expiration of the term of the People’s United option);

•	each People’s United director restricted share will be converted based on the exchange ratio into the right to receive the merger consideration;

•

certain senior People’s United employees (including each of its five named executive officers) are party to a change-in-control agreement with People’s United (each a “change in control agreement”) that provides that if such employee’s employment is terminated without “cause” by People’s United, or if the employee terminates his or her employment for “good reason”, in each case, within three years following a change in control, including the merger, such employee will be provided with cash severance and certain other benefits;

•

pursuant to the terms of the merger agreement, M&T is required to use reasonable best efforts to provide each People’s United employee (the “change in control employees”) who has a change in control agreement with People’s United with a revised arrangement (a “revised change in control agreement”) whereby such change in control employee will receive the cash severance amounts payable to such change in control employee upon a termination without cause or a resignation for good reason during the protection period (as such terms are defined in the applicable change in control agreement) pursuant to the applicable change in control agreement, notwithstanding that the change in control employee will not then be eligible to receive such amount because he or she has not been involuntarily terminated by M&T other than for cause or resigned for good reason. See “The Merger—Interests of Certain People’s United Directors and Executive Officers in the Merger—Revised Change in Control Agreements” beginning on page 107;

•

each of Messrs. Barnes and Walters has entered into a Non-Competition and Non-Solicitation Agreement with People’s United (each a “Restrictive Covenant Agreement”) which provides for lump-sum payments to be made within 30 days of the closing, subject to continued compliance with non-competition and non-solicitation covenants;

•

pursuant to the terms of the merger agreement and the confidential disclosure schedules, during the period commencing at the effective time, any continuing employee of People’s United, including each executive officer, who is involuntarily terminated or, if applicable, resigned for good reason, will be entitled to receive severance benefits, as follows: (i) ending on the third anniversary of the effective time, pursuant to any change in control agreement between such employee and People’s United, to the extent applicable; (ii) if such employee is a participant in the People’s Bank Change in Control Employee Severance Plan (the “2007 CIC Plan”), ending on the third anniversary of the effective time, pursuant to the 2007 CIC Plan; and (iii) to the extent such employee is neither party to a change in control agreement nor a participant in the 2007 CIC Plan, ending on the first anniversary of the effective time, as set forth in the confidential disclosure schedules;

•

pursuant to the terms of the merger agreement, prior to closing, People’s United will take any and all actions and adopt such necessary resolutions to terminate the ESOP and, if requested by M&T, the People’s United 401(k) plan. All participant accounts in the ESOP and, if terminated, the People’s United 401(k) plan, will become fully vested and participants will be permitted to rollover their account balances in the ESOP and their account balances (including notes in the case of loans) under the People’s United 401(k) plan to the M&T 401(k) plan;

•

pursuant to the terms of the merger agreement, People’s United’s directors and executive officers are entitled to continued indemnification and insurance coverage. See “The Merger—Interests of Certain People’s United Directors and Executive Officers in the Merger—Indemnification; Directors’ and Officers’ Insurance” beginning on page 109; and

•

at the effective time, certain of People’s United’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company, and certain directors will be invited to serve as members of a transition advisory board. See “The Merger—Interests of Certain People’s United Directors and Executive Officers in the Merger—Membership of the Board of Directors of M&T and M&T Bank” beginning on page 109.

People’s United’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that People’s United’s shareholders vote to approve the merger proposal. For more information, see “The Merger—Background of the Merger” beginning on page 59 and “The Merger—People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors” beginning on page 75. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain People’s United Directors and Executive Officers in the Merger” beginning on page  104.

Governance of the Combined Company After the Merger (page 111)

The merger agreement provides that, prior to the effective time, the board of directors of M&T will take all actions necessary so that five (5) directors of People’s United immediately prior to the effective time will be appointed to the board of directors of M&T as of the effective time (such appointed directors, the “People’s United designated directors”). The People’s United designated directors will include John P. Barnes and Kirk W. Walters, and the remaining three will be directors of People’s United as mutually agreed to by People’s United and M&T, who shall be independent of M&T in accordance with applicable stock exchange standards.

The merger agreement also provides that, on the closing date of the merger, M&T will invite all directors of People’s United immediately prior to the effective time other than the People’s United designated directors to become members of a transition advisory board, and will cause all such individuals who accept such invitation to be elected or appointed for a two (2)-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second (2nd) anniversary of the closing date of the merger or until their respective earlier death or resignation, during which period such members will each receive annual compensation of $40,000.

Regulatory Approvals (page 112)

Subject to the terms of the merger agreement, M&T and People’s United have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals (as defined in “The Merger—Regulatory Approvals”), use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the New York State Department of Financial Services (“NYDFS”), and the State of Connecticut Department of Banking (“CTDOB”). The initial submission of these regulatory applications occurred on March 22, 2021.

Although neither M&T nor People’s United knows of any reason why it cannot obtain these regulatory approvals in a timely manner, M&T and People’s United cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger, the holdco merger or the bank merger.

Expected Timing of the Merger

Neither M&T nor People’s United can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. People’s United must first obtain the approval of People’s United stockholders for the People’s United merger proposal, and M&T must obtain approval of M&T shareholders for the M&T charter amendment proposal and the M&T share issuance proposal. M&T and People’s United must also obtain necessary regulatory approvals and satisfy certain other closing conditions. M&T and People’s United expect the merger to be completed promptly once M&T and People’s United have obtained their respective shareholders’ and stockholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied certain other closing conditions.

Conditions to Complete the Merger (page 137)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

the requisite M&T vote and the requisite People’s United vote having been obtained. See “The Merger Agreement—Meetings; Recommendation of M&T’s and People’s United Boards of Directors” beginning on page 134 for additional information regarding the “requisite M&T vote” and the “requisite People’s United vote”;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the M&T common stock and new M&T preferred stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “The Merger—Regulatory Approvals” beginning on page 112 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page 137)

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite People’s United vote or the requisite M&T vote, in the following circumstances:

•	by mutual written consent of M&T and People’s United;

•

by either M&T or People’s United if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either M&T or People’s United if the merger has not been completed on or before February 21, 2022 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either M&T or People’s United (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of People’s United, in the case of a termination by M&T, or M&T or Merger Sub, in the case of a termination by People’s United, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by People’s United, if (i) M&T or the M&T board of directors has made a recommendation change or (ii) M&T or the M&T board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the M&T board recommendation, see “The Merger Agreement—Meetings; Recommendation of M&T’s and

People’s United’s Boards of Directors” beginning on page 134 for additional information regarding the “recommendation change”; or

•

by M&T, if (i) People’s United or the People’s United board of directors has made a recommendation change or (ii) People’s United or the People’s United board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the People’s United board recommendation.

Neither M&T nor People’s United is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of M&T common stock or People’s United common stock.

Termination Fee (page 138)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of M&T’s or People’s United’s respective boards, M&T or People’s United may be required to pay a termination fee to the other equal to $280 million.

Accounting Treatment (page 112)

The merger will be accounted for as an acquisition of People’s United by M&T under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Rights of People’s United Stockholders Will Change as a Result of the Merger (page 167)

The rights of People’s United stockholders are governed by Delaware law and the People’s United certificate of incorporation and the People’s United bylaws. In the merger, People’s United stockholders will become M&T shareholders, and their rights will be governed by New York law and the M&T certificate of incorporation, as amended by the M&T charter amendment, and the M&T bylaws. People’s United stockholders will have different rights once they become M&T shareholders due to differences between the People’s United governing documents and Delaware law, on the one hand, and the M&T governing documents and New York law, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of M&T Shareholders and People’s United Stockholders” beginning on page 167.

Listing of M&T Common Stock and New M&T Preferred Stock; Delisting and Deregistration of People’s United Common Stock and People’s United Preferred Stock (page 116)

The shares of M&T common stock and new M&T preferred stock to be issued in the merger will be listed for trading on the NYSE. Following the merger, shares of M&T common stock will continue to be traded on the NYSE. In addition, following the merger, People’s United common stock and People’s United preferred stock will be delisted from NASDAQ and deregistered under the Exchange Act.

The M&T Special Meeting (page 42)

The M&T special meeting will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time. At the M&T special meeting, M&T shareholders will be asked to vote on the following matters:

•	the M&T charter amendment proposal;

•	the M&T share issuance proposal; and

•	the M&T adjournment proposal.

You may vote at the M&T special meeting if you owned shares of M&T common stock at the close of business on April 19, 2021. As of April 19, 2021, there were 128,645,421 shares of M&T common stock outstanding, of which less than one percent (1%) were owned and entitled to be voted by M&T directors and executive officers and their affiliates. We currently expect that M&T’s directors and executive officers will vote their shares in favor of the M&T merger proposal and the M&T charter amendment proposal, although none of them has entered into any agreements obligating them to do so.

The M&T charter amendment proposal will be approved if a majority of the outstanding shares of M&T common stock are voted in favor of such proposal. The M&T share issuance proposal and the M&T adjournment proposal will each be approved if a majority of the votes cast at the M&T special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the M&T special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the M&T charter amendment proposal, it will have the same effect as a vote “AGAINST” the M&T charter amendment proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the M&T special meeting or fail to instruct your bank or broker how to vote with respect to the M&T share issuance proposal or the M&T adjournment proposal, you will not be deemed to have cast a vote with respect to the M&T share issuance proposal or the M&T adjournment proposal, as applicable, and it will have no effect on the applicable proposal.

The People’s United Special Meeting (page 49)

The People’s United special meeting will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time. At the People’s United special meeting, People’s United stockholders will be asked to vote on the following matters:

•	the People’s United merger proposal;

•	the People’s United compensation proposal; and

•	the People’s United adjournment proposal.

You may vote at the People’s United special meeting if you owned shares of People’s United common stock at the close of business on April 19, 2021. As of April 19, 2021, there were 427,394,600 shares of People’s United common stock outstanding, of which less than one percent (1%) were owned and entitled to be voted by People’s United directors and executive officers and their affiliates. We currently expect that People’s United’s directors and executive officers will vote their shares in favor of the People’s United merger proposal, although none of them has entered into any agreements obligating them to do so.

The People’s United merger proposal will be approved if a majority of the outstanding shares of People’s United common stock are voted in favor of such proposal. The People’s United compensation proposal and the People’s United adjournment proposal will be approved if a majority of the votes cast by People’s United stockholders at the People’s United special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the People’s United special meeting via the People’s United special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the People’s United merger proposal, it will have the same effect as a vote “AGAINST” the People’s United merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the People’s United special meeting via the People’s United special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the People’s United compensation proposal or the People’s United adjournment proposal, you will not be deemed to have cast a vote with respect to the People’s United compensation proposal or the People’s United adjournment proposal, as applicable, and it will have no effect on the applicable proposal.

Appraisal or Dissenters’ Rights in the Merger (page 116)

M&T shareholders are not entitled to dissenters’ rights under the NYBCL and People’s United stockholders are not entitled to appraisal rights under the DGCL. For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page  116.

Litigation Relating to the Merger (page 117)

On April 5, 2021, a complaint captioned Shiva Stein v. People’s United Financial, Inc. et al., Case No. 1:21-cv-02901, was filed by a purported stockholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement, rescission of the merger agreement or any of its terms to the extent already implemented or awarding of rescissory damages, damages, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 7, 2021, a complaint captioned Andrew Van Wagoner v. People’s United Financial, Inc. et al., Case No. 1:21-cv-02983, was filed by a purported stockholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United, the People’s United board of directors, M&T and Merger Sub as defendants. The complaint alleges, among other things, that the registration statement omits material information which renders it false and misleading in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger if completed or awarding of rescissory damages, dissemination of a registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as rule 14a-9 promulgated thereunder, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 12, 2021, a complaint captioned Joseph Tessari v. People’s United Financial, Inc. et al., Case No. 1:21-cv-01956, was filed by a purported stockholder of People’s United in the U.S. District Court for the Eastern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement contains materially false and misleading statements and omissions in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger unless and until the defendants disclose and disseminate certain information that the plaintiff alleged as material information omitted from the registration statement, rescission of the merger or awarding of rescissory damages if the merger is completed, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and rule 14a-9 promulgated thereunder, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 14, 2021, a complaint captioned Roberto Loza v. People’s United Financial, Inc. et al., Case No. 1:21-cv-03273, was filed by a purported stockholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement omits material information with respect to the merger, which renders the registration statement false and misleading, and that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger or awarding of rescissory damages if the merger is completed, a direction that the individual defendants disseminate a registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and rule 14a-9 promulgated thereunder, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 19, 2021, a complaint captioned Tammy Raul v. M&T Bank Corporation et al., Case No. 1:21-cv-03414, was filed by a purported shareholder of M&T in the U.S. District Court for the Southern District of New York. The complaint names M&T and the M&T board of directors as defendants. The complaint alleges, among other things, that the M&T board of directors authorized the filing of a materially incomplete and misleading registration statement with the SEC, and that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, a direction that the individual defendants disseminate an amendment to the registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a direction that the defendants account to plaintiff for all damages sustained because of the alleged violations, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 21, 2021, a complaint captioned Michael J. Hynes v. People’s United Financial, Inc. et al., Case No. 1:21-cv-03554, was filed by a purported shareholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement is materially deficient and misleading in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger, rescission of the merger or awarding of rescissory damages if the merger is completed, a direction that the individual defendants disseminate a registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder, and an award of reasonable allowance for attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 22, 2021, a complaint captioned Michael Rubin v. People’s United Financial, Inc. et al., Case No. 1:21-cv-03575, was filed by a purported shareholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement omits or misrepresents material information in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger unless and until the defendants disclose and disseminate certain information that the plaintiff alleged in the complaint as material information, rescission of the merger or awarding of rescissory damages if the merger is completed, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder, and an award of reasonable allowance for attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. M&T and People’s

United intend to defend vigorously against the pending lawsuits described above and any other future lawsuits challenging the merger.

Risk Factors (page 34)

In evaluating the merger agreement, the merger or the issuance of shares of M&T common stock and new M&T preferred stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 34.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections about M&T’s and People’s United’s businesses, beliefs of M&T’s and People’s United’s management and assumptions made by M&T’s and People’s United’s management. Any statement that does not describe historical or current facts is a forward-looking statement, including statements regarding the expected timing, completion and effects of the proposed transactions and M&T’s and People’s United’s expected financial results, prospects, targets, goals and outlook. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Future Factors include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against M&T or People’s United;

•

the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated;

•	the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of either or both parties to the combination;

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where M&T and People’s United do business;

•	certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;

•	M&T’s and People’s United’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the business, economic and political conditions in the markets in which the parties operate;

•

the risk that the proposed combination and its announcement could have an adverse effect on either or both parties’ ability to retain customers and retain or hire key personnel and maintain relationships with customers;

•

the risk that the proposed combination may be more difficult or time-consuming than anticipated, including in areas such as sales force, cost containment, asset realization, systems integration and other key strategies;

•	the risk that revenues following the proposed combination may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the transactions;

•	the unforeseen risks relating to liabilities of M&T or People’s United that may exist;

•	the uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on People’s United, M&T and the proposed combination; and

•	other factors that may affect future results of M&T and People’s United.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T, People’s United or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, M&T and People’s United claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Except as required by applicable law, neither M&T nor People’s United undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that M&T and People’s United have filed with the SEC as described under “Where You Can Find More Information” beginning on page 185.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32, People’s United stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the People’s United merger proposal, and M&T shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the M&T charter amendment proposal and the M&T share issuance proposal.

Risks Relating to the Consummation of the Merger and M&T Following the Merger

Because the market price of M&T common stock may fluctuate, People’s United stockholders cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of People’s United common stock issued and outstanding immediately prior to the effective time, including each People’s United director restricted share and except for certain shares owned by M&T or People’s United, will be converted into 0.118 of a share of M&T common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either M&T common stock or People’s United common stock. Changes in the price of M&T common stock between now and the time of the merger will affect the value that People’s United stockholders will receive in the merger. Neither M&T nor People’s United is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of M&T common stock or People’s United common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in People’s United’s and M&T’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of People’s United, M&T and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations, many of which are beyond People’s United’s and M&T’s control. Therefore, at the time of the M&T special meeting and the People’s United special meeting, M&T shareholders and People’s United stockholders will not know the market value of the consideration that People’s United stockholders will receive at the effective time. You should obtain current market quotations for shares of M&T common stock and for shares of People’s United common stock.

The market price of M&T common stock after the merger may be affected by factors different from those currently affecting the market price of shares of People’s United common stock or M&T common stock.

In the merger, People’s United stockholders will become M&T shareholders. M&T’s business differs from that of People’s United. Accordingly, the results of operations of M&T and the market price of M&T common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of M&T and People’s United. For a discussion of the businesses of M&T and People’s United and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 185.

The opinion delivered by Lazard to M&T’s board of directors and the opinions delivered by KBW and J.P. Morgan to People’s United’s board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.

The opinion from Lazard, which is M&T’s financial advisor, to M&T’s board of directors, and the opinions from KBW and J.P. Morgan, which are People’s United’s financial advisors, to People’s United’s board of directors were all delivered on and dated either February 19, 2021 or February 20, 2021. Changes in the operations and prospects of M&T or People’s United, general market and economic conditions and other factors which may be beyond the control of M&T and People’s United, including the ongoing effects of the COVID-19 pandemic on such market and economic conditions, and the market prices of M&T and People’s United, may have altered the value of M&T or People’s United or the prices of shares of M&T common stock and shares of People’s United common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.

Combining M&T and People’s United may be more difficult, costly or time-consuming than expected, and M&T and People’s United may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of M&T and People’s United. To realize the anticipated benefits and cost savings from the merger, which are expected to be approximately $330 million in annual pre-tax cost savings, M&T and People’s United must integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If M&T and People’s United are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of M&T following the completion of the merger, which may adversely affect the value of the common stock of M&T following the completion of the merger.

M&T and People’s United have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of M&T and People’s United during this transition period and on M&T for an undetermined period after completion of the merger.

The COVID-19 pandemic may delay and adversely affect the completion of the merger.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of M&T and People’s United. If the effects of the COVID-19 pandemic cause a continued or extended decline in the economic environment and the financial results of M&T or People’s United, or the business operations of M&T or People’s United are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of M&T and People’s United may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the NYDFS, the CTDOB and/or other regulators may impose additional requirements on M&T or People’s United that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.

M&T may be unable to retain M&T and/or People’s United personnel successfully after the merger is completed.

The success of the merger will depend in part on M&T’s ability to retain the talents and dedication of key employees currently employed by M&T and People’s United. It is possible that these employees may decide not to remain with M&T or People’s United, as applicable, while the merger is pending or with M&T after the merger is completed. If M&T and People’s United are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, M&T and People’s United could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, M&T’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating M&T and People’s United to hiring suitable replacements, all of which may cause M&T’s business to suffer. In addition, M&T and People’s United may not be able to locate or retain suitable replacements for any key employees who leave either company.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on M&T following the merger.

Before the mergers may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the NYDFS, the CTDOB, and other regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 112. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this joint proxy statement/prospectus and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. The Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of M&T’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of M&T following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, M&T will not be required, and People’s United will not be permitted without M&T’s prior written consent, to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on M&T and its subsidiaries, taken as a whole, after giving effect to the merger. See “The Merger—Regulatory Approvals” beginning on page 112.

The unaudited pro forma combined condensed financial information included in this joint proxy statement/prospectus is preliminary and the actual purchase price as well as the actual financial condition and results of operations of M&T after the merger may differ materially.

The unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what M&T’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to record the People’s United identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of People’s United as of the date of the completion of the merger. Accordingly, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma combined condensed financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Combined Condensed Financial Statements” beginning on page 144.

Certain of People’s United’s directors and executive officers may have interests in the merger that may differ from the interests of People’s United stockholders.

People’s United stockholders should be aware that some of People’s United’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of People’s United stockholders. These interests and arrangements may create potential conflicts of interest. The People’s United board of directors was aware of these respective interests and considered these interests, among other matters, when making its decisions to approve the merger agreement, and in recommending that People’s United stockholders vote to adopt the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain People’s United Directors and Executive Officers in the Merger” beginning on page 104.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (1) approval by People’s United stockholders of the People’s United merger proposal and the approval by M&T’s shareholders of the M&T charter amendment proposal and the M&T share issuance proposal; (2) authorization for listing on the NYSE of the shares of M&T common stock and new M&T preferred stock to be issued in the merger, subject to official notice of issuance; (3) the receipt of required regulatory approvals, including the approval of the Federal Reserve Board, the NYDFS and the CTDOB; (4) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (5) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) the receipt by such party of an opinion from its counsel to the effect that the merger and the holdco merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or M&T or People’s United may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 137.

Failure to complete the merger could negatively impact M&T or People’s United.

If the merger is not completed for any reason, including as a result of M&T shareholders failing to approve either the M&T charter amendment proposal or the M&T share issuance proposal or People’s United stockholders failing to approve the People’s United merger proposal, there may be various adverse consequences and M&T and/or People’s United may experience negative reactions from the financial markets and from their respective customers and employees. For example, M&T’s or People’s United’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of M&T common stock or People’s United common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. M&T and/or People’s United also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against M&T or People’s United to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either M&T or People’s United may be required to pay a termination fee of $280 million to the other party.

Additionally, each of M&T and People’s United has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, M&T and People’s United would have to pay these expenses without realizing the expected benefits of the merger.

M&T and People’s United will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on M&T and People’s United. These uncertainties may impair M&T’s or People’s United’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with M&T or People’s United to seek to change existing business relationships with M&T or People’s United. In addition, subject to certain exceptions, People’s United has agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the merger on a timely basis without M&T’s consent, and M&T has agreed to refrain from taking certain actions that may adversely affect its ability to consummate the merger on a timely basis without People United’s consent. These restrictions may prevent M&T and/or People’s United from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 125 for a description of the restrictive covenants applicable to M&T and People’s United.

The merger agreement limits People’s United’s and M&T’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire People’s United or M&T.

The merger agreement contains “no shop” covenants that restrict each of M&T’s and People’s United’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $280 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of People’s United or M&T from considering or proposing that acquisition even if, in the case of a potential acquisition of People’s United, it were prepared to pay consideration with a higher per share price to People’s United stockholders than what is contemplated in the merger, or may result in a potential third-party acquirer proposing to pay a lower per share price to acquire People’s United or M&T than it might otherwise have proposed to pay. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Meetings; Recommendation of M&T’s and People’s United’s Boards of Directors” beginning on pages 135 and 134 respectively.

The shares of M&T common stock to be received by People’s United stockholders as a result of the merger will have different rights from the shares of People’s United common stock.

In the merger, People’s United stockholders will become M&T shareholders and their rights as shareholders will be governed by New York law and the governing documents of M&T following the merger. The rights associated with M&T common stock are different from the rights associated with People’s United common stock. See “Comparison of the Rights of M&T Shareholders and People’s United Stockholders” beginning on page 167 for a discussion of the different rights associated with M&T common stock.

M&T and People’s United are expected to incur significant costs related to the merger and integration.

M&T and People’s United have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, M&T will incur integration costs following the completion of the merger as M&T integrates the People’s United business, including facilities and systems consolidation costs and employment-related costs. Anticipated future merger and integration-related pre-tax costs are currently estimated to be approximately $740 million.

There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. M&T and People’s United may also incur additional costs to maintain employee morale and to retain key employees. M&T and People’s United will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 139.

General market conditions and unpredictable factors, including conditions and factors different from those affecting People’s United preferred stock currently, could adversely affect market prices for new M&T preferred stock shares once the new M&T preferred stock is issued.

There can be no assurance about the market prices for the new M&T preferred stock that will be issued upon completion of the merger. Several factors, many of which are beyond the control of M&T, could influence the market prices of the new M&T preferred stock, including:

•	whether M&T declares or fails to declare dividends on the new M&T preferred stock from time to time;

•	real or anticipated changes in the credit ratings assigned to the new M&T preferred stock or other M&T securities;

•	M&T’s creditworthiness;

•	interest rates;

•	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•

economic, corporate, securities market, geopolitical, public health (including the ongoing effects of COVID-19 pandemic), regulatory or judicial events that affect M&T, the banking industry or the financial markets generally.

Shares of new M&T preferred stock will be equity interests and will not constitute indebtedness. As such, new M&T preferred stock will rank junior to all indebtedness of, and other non-equity claims on, M&T with respect to assets available to satisfy claims. The market prices for the new M&T preferred stock following the merger may be affected by factors different from those currently affecting the People’s United preferred stock.

Each current M&T shareholder or People’s United stockholder will have a reduced ownership and voting interest in M&T following the consummation of the merger than the holder’s ownership and voting interest in M&T or People’s United individually, as applicable, prior to the consummation of the merger and will exercise less influence over management.

M&T shareholders and People’s United stockholders currently have the right to vote in the election of the board of directors and on other matters affecting M&T and People’s United, respectively. When the merger is completed, each M&T shareholder and each People’s United stockholder will become an M&T shareholder, with a percentage ownership of M&T that is smaller than the holder’s percentage ownership of either M&T or People’s United individually, as applicable, prior to the consummation of the merger. Based on the number of shares of M&T and People’s United common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of M&T common stock expected to be issued in the merger, the former People’s United stockholders, as a group, are estimated to own approximately twenty-eight percent (28%) of the outstanding shares of M&T immediately after the merger and current M&T shareholders as a group are estimated to own approximately seventy-two percent (72%) of the outstanding shares of M&T immediately after the merger. Because of this, People’s United stockholders may have less influence on the management and policies of M&T than they now have on the management and policies of People’s United, and M&T shareholders may have less influence on the management and policies of M&T when the merger is completed than they now have on the management and policies of M&T.

Issuance of shares of M&T common stock in connection with the merger may adversely affect the market price of M&T common stock.

Based on the number of shares of People’s United common stock outstanding as of April 19, 2021, M&T expects to issue approximately 50.4 million shares of M&T common stock to People’s United stockholders. The issuance of these new shares of M&T common stock may result in fluctuations in the market price of M&T common stock, including a stock price decrease.

M&T shareholders and People’s United stockholders will not have dissenters’ rights or appraisal rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Section 910 of the NYBCL, M&T shareholders will not be entitled to dissenters’ rights in connection with the merger. If the merger is completed, M&T shareholders will not receive any consideration, and their shares of M&T common stock will remain outstanding and will constitute shares of M&T following the completion of the merger. Accordingly, M&T shareholders are not entitled to any dissenters’ rights in connection with the merger.

Under Section 262 of the DGCL, People’s United stockholders will not be entitled to appraisal rights in connection with the merger if, on the record date of the People’s United special meeting, shares of People’s United’s common stock are listed on a national securities exchange are held of record by more than two thousand (2,000) stockholders, and People’s United stockholders are not required to accept as consideration for their shares anything other than the shares of M&T, shares of another corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than two thousand (2,000) stockholders, cash paid in lieu of fractional shares or any combination of the foregoing. People’s United common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the People’s United special meeting. In addition, People’s United stockholders will receive shares of M&T common stock as consideration in the merger, which shares are currently listed on the NYSE, a national securities exchange, and are expected to continue to be so listed at the effective time. Accordingly, the holders of People’s United common stock are not entitled to any appraisal rights in connection with the merger.

Litigation related to the merger has been filed against People’s United, the People’s United board of directors and M&T, and additional litigation may be filed against People’s United, the People’s United board of directors, M&T and the M&T board of directors in the future, which could prevent or delay the completion of the merger, result in the payment of damages or otherwise negatively impact the business and operations of M&T and People’s United.

Litigation related to the merger has been filed against People’s United, the People’s United board of directors and M&T, and additional litigation may be filed against People’s United, the People’s United board of directors, M&T and the M&T board of directors in the future. The outcome of any litigation is uncertain. If any plaintiff were successful in obtaining an injunction prohibiting M&T or People’s United from completing the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to M&T and/or People’s United, including costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Further, such lawsuits and the defense or settlement of any such lawsuits may have an adverse effect on the financial condition and results of operations of M&T and People’s United.

The COVID-19 pandemic’s impact on M&T’s business and operations following the completion of the merger is uncertain.

The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of M&T following the completion of the merger will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on M&T’s business, and there is no guarantee that efforts by M&T to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, M&T may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Risks Relating to M&T’s Business

You should read and consider risk factors specific to M&T’s business (including those related to the COVID-19 pandemic) that will also affect M&T after the merger. These risks are described in the sections entitled “Risk Factors” in M&T’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 185 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to People’s United’s Business

You should read and consider risk factors specific to People’s United’s business (including those related to the COVID-19 pandemic) that will also affect M&T following the completion of the merger. These risks are described in the sections entitled “Risk Factors” in People’s United’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 185 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE M&T SPECIAL MEETING

This section contains information for M&T shareholders about the special meeting that M&T has called to allow M&T shareholders to consider and vote on the M&T charter amendment proposal, the M&T share issuance proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the M&T special meeting, and a form of proxy card that the M&T board of directors is soliciting for use by M&T shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The M&T special meeting will be held virtually via the internet on May 25, 2021 at 11:00 A.M, Eastern Time. Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our shareholders and employees, the M&T special meeting will be held in a virtual meeting format conducted via webcast.

Matters to Be Considered

At the M&T special meeting, M&T shareholders will be asked to consider and vote upon the following proposals:

•	the M&T charter amendment proposal;

•	the M&T share issuance proposal; and

•	the M&T adjournment proposal.

Recommendation of M&T’s Board of Directors

The M&T board of directors recommends that you vote “FOR” the M&T charter amendment proposal, “FOR” the M&T share issuance proposal and “FOR” the M&T adjournment proposal. See “The Merger—M&T’s Reasons for the Merger; Recommendation of M&T’s Board of Directors” beginning on page 64 for a more detailed discussion of the M&T board of directors’ recommendation.

Record Date and Quorum

The M&T board of directors has fixed the close of business on April 19, 2021 as the record date for the determination of holders of M&T common stock entitled to notice of and to vote at the M&T special meeting. As of the M&T record date, there were 128,645,421 shares of M&T common stock outstanding.

Holders of a majority of the shares of M&T common stock outstanding on the record date must be present, either in attendance virtually via the M&T special meeting website or by proxy, to constitute a quorum at the M&T special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the M&T special meeting via the M&T special meeting website, your shares of M&T common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

At the M&T special meeting, each share of M&T common stock is entitled to one (1) vote on all matters properly submitted to M&T shareholders.

As of the close of business on the M&T record date, M&T directors and executive officers and their affiliates owned and were entitled to vote approximately 645,474 shares of M&T common stock, representing less than one percent (1%) of the outstanding shares of M&T common stock. We currently expect that M&T’s directors and executive officers will vote their shares in favor of the M&T charter amendment proposal, the M&T share issuance proposal and the M&T adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote

M&T charter amendment proposal:

•

Vote required: Approval of the M&T charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of M&T common stock. Approval of the M&T charter amendment proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the M&T special meeting via the M&T special meeting website, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the M&T charter amendment proposal, it will have the same effect as a vote “AGAINST” the M&T charter amendment proposal.

M&T share issuance proposal:

•

Vote required: Approval of the M&T share issuance proposal requires the affirmative vote of a majority of votes cast by M&T shareholders at the M&T special meeting. Approval of the M&T share issuance proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the M&T special meeting via the M&T special meeting website, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the M&T share issuance proposal, you will not be deemed to have cast a vote with respect to the M&T share issuance proposal and it will have no effect on the M&T share issuance proposal.

M&T adjournment proposal:

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the M&T adjournment proposal requires the affirmative vote of a majority of the votes cast by M&T shareholders at the M&T special meeting. Approval of the M&T adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the M&T special meeting via the M&T special meeting website, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the M&T adjournment proposal, you will not be deemed to have cast a vote with respect to the M&T adjournment proposal and it will have no effect on the M&T adjournment proposal.

Holders of M&T preferred stock are not entitled to and are not requested to vote at the M&T special meeting.

Attending the Virtual Special Meeting

The M&T special meeting may be accessed via the M&T special meeting website, where M&T shareholders will be able to listen to the M&T special meeting, submit questions and vote online. You are entitled to attend the M&T special meeting via the M&T special meeting website only if you were a shareholder of record at the close of business on the record date (a “record holder”) or you held your M&T shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the M&T special meeting.

If you are a record holder you will be able to attend the M&T special meeting online, ask questions and vote during the meeting by visiting www.meetingcenter.io/255180428 and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the M&T special meeting online, ask questions and vote during the meeting by visiting www.meetingcenter.io/255180428 and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. Please review this information prior to the M&T special meeting to ensure you have access.

See “—Shares Held in Street Name” below for further information.

Shareholders will have substantially the same opportunities to participate in the virtual M&T special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform. To ensure the M&T special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the M&T special meeting’s limited purpose.

Technical assistance will be available for shareholders who experience an issue accessing the M&T special meeting. Contact information for technical support will appear on the M&T special meeting website prior to the start of the M&T special meeting.

Proxies

A holder of M&T common stock may vote by proxy or at the M&T special meeting via the M&T special meeting website. If you hold your shares of M&T common stock in your name as a record holder, to submit a proxy, you, as a holder of M&T common stock, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

M&T requests that M&T shareholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to M&T as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of M&T common stock represented by it will be voted at the M&T special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the M&T charter amendment proposal, “FOR” the M&T share issuance proposal and “FOR” the M&T adjournment proposal.

If you are a beneficial owner, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the M&T special meeting virtually via the M&T special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the M&T special meeting website at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you must instruct the broker, bank, trustee or other nominee on how to vote your shares. Your broker, bank, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank, trustee or other nominee.

Further, brokers, banks, trustees or other nominees who hold shares of M&T common stock on behalf of their customers may not give a proxy to M&T to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the M&T special meeting, including the M&T charter amendment proposal, the M&T share issuance proposal, and the M&T adjournment proposal.

Revocability of Proxies

If you directly hold shares of M&T common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of M&T;

•	signing and returning a proxy card with a later date;

•	attending the special meeting virtually and voting by ballot at the special meeting; or

•	voting by telephone or the internet at a later time.

If your shares are held by a broker, bank, trustee or other nominee, you should contact your broker, bank, trustee or other nominee to change your vote.

Attendance virtually at the M&T special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by M&T after the vote will not affect the vote. M&T’s corporate secretary’s mailing address is: One M&T Plaza, Buffalo, New York 14203. If the M&T virtual special meeting is postponed or adjourned, it will not affect the ability of M&T shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to M&T shareholders residing at the same address, unless such M&T shareholders have notified M&T of their desire to receive multiple copies of the joint proxy statement/prospectus.

M&T will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any M&T shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed M&T’s proxy solicitor, Georgeson, by calling toll-free at 1-866-856-4733.

Solicitation of Proxies

M&T and People’s United will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, M&T has retained Georgeson, and will pay Georgeson a fee of $15,000 plus reasonable expenses for these services. M&T and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of M&T common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of M&T. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the M&T Special Meeting

M&T management knows of no other business to be presented at the M&T special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the M&T board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding M&T’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Shareholder Relations, M&T, One M&T Plaza, Buffalo, New York 14203, telephone 716-842-5138, e-mail ir@mtb.com, or M&T’s proxy solicitor, Georgeson, at the following address or phone number: 1290 Avenue of the Americas, 9th Floor

New York, NY 10104, or calling toll-free: 1-866-856-4733.

M&T PROPOSALS

PROPOSAL 1: M&T CHARTER AMENDMENT PROPOSAL

Pursuant to the merger agreement, M&T is asking the M&T shareholders to approve an amendment to the M&T certificate of incorporation to effect an increase in the number of authorized shares of M&T capital stock from 251,000,000 to 270,000,000 and to effect an increase in the number of authorized shares of M&T’s preferred stock from 1,000,000 to 20,000,000, to be effective only upon the completion of the merger. A copy of the proposed certificate of amendment to the M&T certificate of incorporation is attached to this joint proxy statement/prospectus as Annex B. M&T shareholders should read the proposed certificate of amendment to the M&T certificate of incorporation in its entirety. The approval of the M&T charter amendment proposal by M&T shareholders is a condition to the completion of the merger.

After careful consideration, the M&T board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of M&T and its shareholders and unanimously adopted and approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. See “The Merger— M&T’s Reasons for the Merger; Recommendation of M&T Board of Directors” beginning on page 64 for a more detailed discussion of the M&T board of directors’ recommendation.

The M&T board of directors unanimously recommends a vote “FOR” the M&T charter amendment proposal.

PROPOSAL 2: M&T SHARE ISSUANCE PROPOSAL

Pursuant to the merger agreement, M&T is asking M&T shareholders to approve the issuance of M&T common stock to People’s United stockholders. M&T shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the M&T board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of M&T and its shareholders and unanimously adopted and approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. See “The Merger— M&T’s Reasons for the Merger; Recommendation of the M&T Board of Directors” beginning on page 64 for a more detailed discussion of the M&T board of directors’ recommendation.

The M&T board of directors unanimously recommends a vote “FOR” the M&T share issuance proposal.

PROPOSAL 3: M&T ADJOURNMENT PROPOSAL

The M&T special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the M&T special meeting to approve the M&T charter amendment proposal, the M&T share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to M&T shareholders. If, at the M&T special meeting, the number of shares of M&T common stock present or represented and voting in favor of M&T charter amendment proposal and/or the M&T share issuance proposal is insufficient to approve the M&T charter amendment proposal and/or the M&T share issuance proposal, as the case may be, M&T intends to move to adjourn the M&T special meeting in order to enable the M&T board of directors to solicit additional proxies for approval of the M&T charter amendment proposal and/or the M&T share issuance proposal, as the case may be. In that event, M&T will ask M&T shareholders to vote upon the M&T adjournment proposal, but not the M&T charter amendment proposal or the M&T share issuance proposal.

In this proposal, M&T is asking M&T shareholders to authorize the holder of any proxy solicited by the M&T board of directors, on a discretionary basis, if a quorum is not present, and (i) if there are not sufficient votes at the time of the M&T special meeting to approve the M&T charter amendment proposal and/or the M&T share issuance proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to M&T shareholders, to vote in favor of adjourning the M&T special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from M&T shareholders who have previously voted. Pursuant to the M&T bylaws, the M&T special meeting may be adjourned without new notice being given.

The approval of the M&T adjournment proposal by M&T shareholders is not a condition to the completion of the merger.

The M&T board of directors unanimously recommends a vote “FOR” the M&T adjournment proposal.

THE PEOPLE’S UNITED SPECIAL MEETING

This section contains information for People’s United stockholders about the special meeting that People’s United has called to allow People’s United stockholders to consider and vote on the People’s United merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the People’s United special meeting, and a form of proxy card that the People’s United board of directors is soliciting for use by People’s United stockholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The People’s United special meeting will be held virtually via the internet on May 25, 2021 at 11:00 A.M., Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our stockholders, employees and community, the People’s United special meeting will be held in a virtual-only format conducted via live webcast.

Matters to Be Considered

At the People’s United special meeting, People’s United stockholders will be asked to consider and vote upon the following proposals:

•	the People’s United merger proposal;

•	the People’s United compensation proposal; and

•	the People’s United adjournment proposal.

Recommendation of People’s United’s Board of Directors

The People’s United board of directors recommends that you vote “FOR” the People’s United merger proposal, “FOR” the People’s United compensation proposal and “FOR” the People’s United adjournment proposal. See “The Merger—People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors” beginning on page  75 for a more detailed discussion of the People’s United board of directors’ recommendation.

Record Date and Quorum

The People’s United stockholders’ meeting committee of the board of directors has fixed the close of business on April 19, 2021 as the record date for determination of People’s United stockholders entitled to notice of and to vote at the People’s United special meeting. As of the record date, there were 427,394,600 shares of People’s United common stock outstanding.

Holders of a majority of the outstanding shares of People’s United common stock entitled to vote at the People’s United special meeting must be present, either in attendance virtually via the People’s United special meeting website or by proxy, to constitute a quorum at the People’s United special meeting. If you fail to submit a proxy prior to the special meeting, or to vote at the People’s United special meeting via the People’s United special meeting website, your shares of People’s United common stock will not be counted towards a quorum. Abstentions are considered present for the purpose of establishing a quorum but will not be counted as shares present and entitled to vote at the meeting.

At the People’s United special meeting, each share of People’s United common stock is entitled to one (1) vote on all matters properly submitted to People’s United stockholders.

As of the close of business on the People’s United record date, People’s United directors and executive officers and their affiliates owned and were entitled to vote approximately 3,522,500 shares of People’s United common stock, representing less than one percent (1%) of the outstanding shares of People’s United common stock. We currently expect that People’s United’s directors and executive officers will vote their shares in favor of the People’s United merger proposal, the People’s United compensation proposal and the People’s United adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote

People’s United merger proposal:

•

Vote required: Approval of the People’s United merger proposal requires the affirmative vote of a majority of the outstanding shares of People’s United common stock. Approval of the People’s United merger proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the People’s United special meeting via the People’s United special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the People’s United merger proposal, it will have the same effect as a vote “AGAINST” the People’s United merger proposal.

People’s United compensation proposal:

•

Vote required: Approval of the People’s United compensation proposal requires the affirmative vote of a majority of the votes cast by People’s United stockholders at the People’s United special meeting. Approval of the People’s United compensation proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the People’s United special meeting via the People’s United special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the People’s United compensation proposal, you will not be deemed to have cast a vote with respect to the People’s United compensation proposal and it will have no effect on the People’s United compensation proposal.

People’s United adjournment proposal:

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the People’s United adjournment proposal requires the affirmative vote of a majority of the votes cast by People’s United stockholders at the People’s United special meeting. Approval of the People’s United adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the People’s United special meeting via the People’s United special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the People’s United adjournment proposal, you will not be deemed to have cast a vote with respect to the People’s United adjournment proposal and it will have no effect on the People’s United adjournment proposal.

Holders of People’s United preferred stock are not entitled to and are not requested to vote at the People’s United special meeting.

Attending the Virtual Special Meeting

The People’s United special meeting may be accessed via the People’s United special meeting website, where People’s United stockholders will be able to listen to the People’s United special meeting, submit questions and vote online. You are entitled to attend the People’s United special meeting via the People’s United special meeting website only if you were a stockholder of record at the close of business on the record date (a “record holder”) or you held your People’s United shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the People’s United special meeting.

If you are a record holder you will be able to attend the People’s United special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PBCT2021SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the People’s United special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PBCT2021SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the People’s United special meeting to ensure you have access.

See “—Shares Held in Street Name” below for further information.

Stockholders will have substantially the same opportunities to participate in the virtual People’s United special meeting as they would have at a physical, in-person meeting. Stockholders as of the record date will be able to attend, vote, examine the stockholder list, and submit questions during a portion of the meeting via the online platform. To ensure the People’s United special meeting is conducted in a manner that is fair to all stockholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the People’s United special meeting’s limited purpose.

Technical assistance will be available for stockholders who experience an issue accessing the People’s United special meeting. Contact information for technical support will appear on the People’s United special meeting website starting fifteen (15) minutes prior to the start of the People’s United special meeting.

Proxies

A holder of People’s United shares may vote by proxy or at the People’s United special meeting via the People’s United special meeting website. If you hold your shares of People’s United common stock in your name as a record holder, to submit a proxy, you, as a holder of People’s United common stock, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

People’s United requests that People’s United stockholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to People’s United as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of People’s United common stock represented by it will be voted at the People’s United special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the People’s United merger proposal, “FOR” the People’s United compensation proposal and “FOR” the People’s United adjournment proposal.

If you are a beneficial owner, you should check the voting form used by that firm to determine whether you may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the People’s United special meeting virtually via the People’s United special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the People’s United special meeting website at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If you are a beneficial owner, you will be able to attend the People’s United special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PBCT2021SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

If you do not attend the People’s United special meeting and wish to vote, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares on behalf of their customers may not give a proxy to People’s United to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the People’s United special meeting, including the People’s United merger proposal, the People’s United compensation proposal and the People’s United adjournment proposal.

Revocability of Proxies

If you directly hold shares of People’s United common stock in your name as a record holder, you can change your proxy vote at any time before your proxy is voted at the People’s United special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of People’s United;

•	signing and returning a proxy card with a later date;

•	attending the People’s United special meeting virtually and voting at the People’s United special meeting via the People’s United special meeting website; or

•	voting by telephone or the internet at a later time.

If you are a beneficial owner of People’s United common stock, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending and voting your shares at the People’s United special meeting virtually via the People’s United special meeting website if you have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your broker, bank, trustee or other nominee for further instructions.

Attendance virtually at the People’s United special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by People’s United after the vote will not affect the vote. People’s United’s corporate secretary’s mailing address is: 850 Main Street, Bridgeport, Connecticut 06604. If the People’s United virtual special meeting is postponed or adjourned, it will not affect the ability of People’s United stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to People’s United stockholders residing at the same address, unless such People’s United stockholders have notified People’s United of their desire to receive multiple copies of the joint proxy statement/prospectus.

People’s United will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of People’s United common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to People’s United’s proxy solicitor, D.F. King & Co., Inc. by calling toll-free at (800) 207-3159.

Solicitation of Proxies

People’s United and M&T will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, People’s United has retained D.F. King & Co., Inc., for a fee of $20,000 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. People’s United and its proxy solicitor will also request banks, brokers, trustees and other intermediaries holding shares of People’s United common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of People’s United. No additional compensation will be paid to People’s United’s directors, officers or employees for solicitation.

You should not send in any People’s United stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to People’s United stockholders as soon as practicable after completion of the merger.

Other Matters to Come Before the People’s United Special Meeting

People’s United management knows of no other business to be presented at the People’s United special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the People’s United board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding People’s United’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations, People’s United, 850 Main Street, Bridgeport, Connecticut 06604, telephone (203) 338-4851, or People’s United’s proxy solicitor, D.F. King & Co., Inc., by calling toll-free: (800) 207-3159.

PEOPLE’S UNITED PROPOSALS

PROPOSAL 1: PEOPLE’S UNITED MERGER PROPOSAL

Pursuant to the merger agreement, People’s United is asking People’s United stockholders to approve the adoption of the merger agreement and the transactions contemplated thereby, including the merger. People’s United stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the People’s United board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of People’s United and People’s United stockholders. See “The Merger—People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors” beginning on page 75 for a more detailed discussion of the People’s United board of directors’ recommendation.

The approval of the People’s United merger proposal by People’s United stockholders is a condition to the completion of the merger.

The People’s United board of directors unanimously recommends a vote “FOR” the People’s United merger proposal.

PROPOSAL 2: PEOPLE’S UNITED COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, People’s United is seeking a non-binding, advisory stockholder approval of the compensation of People’s United’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain People’s United Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to People’s United’s Named Executive Officers in Connection with the Merger—Golden Parachute Compensation” beginning on page 110. The proposal gives People’s United stockholders the opportunity to express their views on the merger-related compensation of People’s United’s named executive officers.

Accordingly, People’s United is asking People’s United stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the People’s United named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain People’s United Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to People’s United’s Named Executive Officers in Connection with the Merger—Golden Parachute Compensation,” are hereby APPROVED.”

The advisory vote on the People’s United compensation proposal is a vote separate and apart from the votes on the People’s United merger proposal and the People’s United adjournment proposal. Accordingly, if you are a holder of People’s United common stock, you may vote to approve the People’s United merger proposal and/or the People’s United adjournment proposal and vote not to approve the People’s United compensation proposal, and vice versa. The approval of the People’s United compensation proposal by People’s United stockholders is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to People’s United’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if People’s United stockholders fail to approve the advisory vote regarding merger-related compensation.

The People’s United board of directors unanimously recommends a vote “FOR” the advisory People’s United compensation proposal.

PROPOSAL 3: PEOPLE’S UNITED ADJOURNMENT PROPOSAL

The People’s United special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the People’s United special meeting to approve the People’s United merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to People’s United stockholders.

If, at the People’s United special meeting, the number of shares of People’s United common stock present or represented and voting in favor of the People’s United merger proposal is insufficient to approve the People’s United merger proposal, People’s United intends to move to adjourn the People’s United special meeting in order to enable the People’s United board of directors to solicit additional proxies for approval of the People’s United merger proposal. In that event, People’s United will ask People’s United stockholders to vote upon the People’s United adjournment proposal, but not the People’s United merger proposal or the People’s United compensation proposal.

In this proposal, People’s United is asking People’s United stockholders to authorize the holder of any proxy solicited by the People’s United board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the People’s United special meeting to approve the People’s United merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to People’s United stockholders, to vote in favor of adjourning the People’s United special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from People’s United stockholders who have previously voted. Pursuant to the People’s United bylaws, the People’s United special meeting may be adjourned without new notice being given unless the adjournment is for more than thirty (30) days or if a new record date is set for the adjourned meeting.

The approval of the People’s United adjournment proposal by People’s United stockholders is not a condition to the completion of the merger.

The People’s United board of directors unanimously recommends a vote “FOR” the People’s United adjournment proposal.

INFORMATION ABOUT THE COMPANIES

M&T Bank Corporation

M&T is a New York business corporation which is registered as a financial holding company under the BHC Act, and as a bank holding company under Article III-A of the New York Banking Law. M&T was incorporated in November 1969. As of December 31, 2020, M&T had consolidated total assets of $142.6 billion, deposits of $119.8 billion and shareholders’ equity of $16.2 billion. M&T had 16,718 full-time and 655 part-time employees as of December 31, 2020.

At December 31, 2020, M&T had two wholly owned bank subsidiaries: M&T Bank and Wilmington Trust, National Association. The banks collectively offer a wide range of retail and commercial banking, trust and wealth management, and investment services to their customers. At December 31, 2020, M&T Bank represented ninety-nine percent (99%) of consolidated assets of M&T, and had 716 domestic banking offices located in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia, a full-service commercial banking office in Ontario, Canada, and an office in George Town, Cayman Islands. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets.

M&T’s common stock is traded on the NYSE under the symbol “MTB.” The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 635-4000.

People’s United

People’s United is a bank holding company and a financial holding company registered under the BHC Act, and is incorporated under the state laws of Delaware. People’s United is the holding company for People’s United Bank, National Association (“People’s United Bank”), a national banking association headquartered in Bridgeport, Connecticut. As of December 31, 2020, People’s United had consolidated total assets of $63.1 billion, deposits of $52.1 billion and stockholders’ equity of $7.6 billion. People’s United had 5,640 full-time, 287 part-time and 60 temporary employees as of December 31, 2020.

The principal business of People’s United is to provide, through People’s United Bank and its subsidiaries, commercial banking, retail banking and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and southeastern New York, and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking. Through its non-banking subsidiaries, People’s United Bank offers: equipment financing through People’s Capital and Leasing Corp., People’s United Equipment Finance Corp. and LEAF Commercial Capital, Inc.; brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; and investment advisory services and financial management and planning services through People’s United Advisors, Inc.

People’s United’s common stock is traded on the NASDAQ Global Select Market under the symbol “PBCT.” The principal executive offices of People’s United are located at 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of M&T, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into People’s United, with

People’s United surviving as a direct, wholly owned subsidiary of M&T and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o M&T Bank Corporation, One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 635-4000.

Recent Developments

M&T Preliminary 2021 First Quarter Financial Results

On April 19, 2021, M&T announced its unaudited preliminary financial results for the quarter ended March 31, 2021. The preliminary financial data included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, M&T’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Diluted earnings per common share measured in accordance with GAAP were $3.33 in the first quarter of 2021, compared with $1.93 in the year-earlier quarter and $3.52 in the fourth quarter of 2020. GAAP basis net income was $447 million in the recent quarter, $269 million in the first quarter of 2020 and $471 million in the final 2020 quarter. GAAP-basis net income in the initial 2021 quarter expressed as an annualized rate of return on average assets and average common shareholders’ equity was 1.22% and 11.57%, respectively, compared with .90% and 7.00%, respectively, in the corresponding 2020 period and 1.30% and 12.07%, respectively, in the fourth quarter of 2020. Included in noninterest expenses in the recent quarter were merger-related expenses associated with M&T’s proposed acquisition of People’s United of $10 million ($8 million after tax-effect, or $.06 of diluted earnings per common share).

M&T recorded a provision for credit losses recapture of $25 million in the first quarter of 2021, compared with provisions of $250 million in the year-earlier quarter and $75 million in 2020’s fourth quarter. The provision recapture reflects improvements in macroeconomic forecasts at March 31, 2021 as compared with previous forecasts. Nevertheless, the impact of those improvements was cautiously evaluated given the somewhat uneven and incomplete recovery evident in the economy through the recent quarter-end. The level of the provisions in the 2020 quarters reflected then projections of expected credit losses that were based on economic forecasts at those times. Net loan charge-offs were $75 million during the recent quarter, compared with $49 million in the first quarter of 2020 and $97 million in the fourth quarter of 2020. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .31% and .22% in the first quarters of 2021 and 2020, respectively, and .39% in the fourth quarter of 2020.

Loans classified as nonaccrual totaled $1.96 billion or 1.97% of total loans outstanding at March 31, 2021, compared with $1.89 billion or 1.92% of total loans at December 31, 2020 and $1.06 billion or 1.13% at March 31, 2020. The increase in nonaccrual loans from March 31, 2020 to the two most recent quarter-ends reflects the continuing impact of the pandemic on borrowers’ ability to make contractual payments on their loans, most notably loans in the hospitality sector. Assets taken in foreclosure of defaulted loans were $30 million at March 31, 2021, $84 million a year earlier and $35 million at December 31, 2020.

M&T had total assets of $150.5 billion at March 31, 2021, compared with $124.6 billion and $142.6 billion at March 31, 2020 and December 31, 2020, respectively. Loans and leases, net of unearned discount, were $99.3 billion at March 31, 2021, up from $94.1 billion at March 31, 2020 and $98.5 billion at December 31, 2020. Total deposits rose to $128.5 billion at the recent quarter-end, compared with $100.2 billion at March 31, 2020 and $119.8 billion at December 31, 2020. Total shareholders’ equity was $16.4 billion, or 10.93% of total assets at March 31, 2021, $15.8 billion, or 12.70% at March 31, 2020 and $16.2 billion, or 11.35% at December 31, 2020.

The foregoing is only a summary and is not intended to be a comprehensive statement of M&T’s unaudited preliminary financial results. Interim financial statements as of and for the period ended March 31, 2021 will be included in M&T’s Quarterly Report on Form 10-Q to be filed by M&T with the SEC.

People’s United Preliminary 2021 First Quarter Financial Results

On April 22, 2021, People’s United announced its unaudited preliminary financial results for the quarter ended March 31, 2021. The preliminary financial data included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, People’s United’s management. KPMG LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Net Income totaled $144.5 million, or $0.33 per common share for the first quarter of 2021. Net interest margin of 2.74 percent was 10 basis points lower than the fourth quarter due to lower yields in the securities portfolio, two fewer calendars days and increased excess liquidity. These headwinds were partially offset by a further reduction in deposits costs for the seventh consecutive quarter, and stable loan yields. The loan-to-deposit ratio concluded the quarter at 80 percent as loans decreased $1.1 billion or three percent from December 31, while deposits grew $1.3 billion or three percent. The decline in period-end loans was largely driven by $586 million in lower retail balances, and a $431 million reduction in mortgage warehouse from a record level at year-end. Conversely, the loan portfolio benefited from a net increase in PPP balances of $288 million and continued solid results in LEAF. Deposit growth reflected federal stimulus payments, PPP funds and strong inflows in People’s United’s municipal business.

Net interest income totaled $385.9 million in the first quarter of 2021 compared to $382.8 million in the fourth quarter of 2020. Provision for credit losses on loans resulted in a net benefit of $13.6 million. Non-interest income totaled $94.6 million in the first quarter of 2021 compared to $178.2 million in the fourth quarter of 2020. Non-interest expense totaled $311.9 million in the first quarter of 2021 compared to $646.4 million in fourth quarter of 2020.

Commercial loans totaled $32.7 billion at March 31, 2021, a $514 million decrease from December 31, 2020. Average commercial loans totaled $32.5 billion in the first quarter 2021, a $575 million decrease from the fourth quarter 2020. Commercial deposits totaled $23.3 billion at March 31, 2021 compared to $22.9 billion at December 31, 2020. Residential mortgage loans totaled $8.1 billion at March 31, 2021, a $452 million decrease from December 31, 2020. Home equity loans totaled $1.9 billion at March 31, 2021, a $123 million decrease from December 31, 2020. Retail deposits totaled $30.2 billion at March 31, 2021 compared to $29.2 billion at December 31, 2020.

The foregoing is only a summary and is not intended to be a comprehensive statement of People’s United’s unaudited preliminary financial results. Interim financial statements as of and for the period ended March 31, 2021 will be included in People’s United’s Quarterly Report on Form 10-Q to be filed by People’s United with the SEC.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 185.

Terms of the Merger

Each of M&T’s and People’s United’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into People’s United, with People’s United as the surviving entity, which is referred to as the merger, and as soon as reasonably practicable following the merger, People’s United will merge with and into M&T, with M&T as the surviving entity, which is referred to as the holdco merger. At a date and time following the holdco merger as determined by M&T, People’s United Bank will merge with and into M&T Bank, with M&T Bank as the surviving bank, which is referred to as the bank merger.

In the merger, each share of People’s United common stock issued and outstanding immediately prior to the effective time, including each People’s United director restricted share and except for certain shares owned by M&T or People’s United, will be converted into the right to receive 0.118 of a share of M&T common stock. M&T will not issue any fractional shares of M&T common stock in the merger. Instead, a former holder of People’s United common stock who otherwise would have received a fraction of a share of M&T common stock will receive for the fraction of a share an amount in cash (rounded to the nearest cent) based on the M&T closing share value.

In the merger, each share of People’s United preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new M&T preferred stock. For a description of the terms of the new M&T preferred stock, see the section entitled “Description of New M&T Preferred Stock” beginning on page 157.

M&T shareholders are being asked to approve the M&T charter amendment proposal and the M&T share issuance proposal and People’s United stockholders are being asked to approve the People’s United merger proposal. See the section entitled “The Merger Agreement” beginning on page 119 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of M&T’s and People’s United’s boards of directors and managements have regularly reviewed and assessed their respective business strategies and objectives, including assessments of potentially available strategic growth opportunities, as part of their respective efforts to enhance value for their respective shareholders and stockholders and deliver the best possible services to their respective customers and communities. These reviews have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment and the economy generally, and the implications of such developments for financial institutions generally and M&T and People’s United in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to M&T and People’s United, respectively, and their respective shareholders and stockholders of strategic combinations. Both M&T and People’s United have regularly pursued acquisitions and other business combinations as a means to achieve their respective strategic goals.

Mr. René F. Jones, M&T’s chairman and chief executive officer, and Mr. John P. Barnes, People’s United’s chairman and chief executive officer, have periodically discussed trends in the financial services industry and matters of mutual interest to their respective institutions. These discussions have occurred during the course of investor and banking industry conferences and social and community settings. In addition and prior to the communications described below, Messrs. Jones and Barnes had on several occasions discussed the potential strategic benefits of a business combination between the two companies, but these discussions were preliminary and no specific price or other terms were discussed or agreed.

On December 23, 2020, Mr. Jones called Mr. Barnes to inquire about People’s United’s interest in discussing the possibility of a merger between the two companies. Mr. Barnes briefed Mr. George Carter, People’s United’s lead director, regarding his conversation with Mr. Jones. Mr. Carter expressed his support for Mr. Barnes to engage in preliminary discussions with M&T regarding the feasibility and potential benefits of a possible merger with M&T. On December 28, 2020, Mr. Jones called Mr. Barnes to discuss dates for an in person meeting to discuss a potential merger in greater detail. Messrs. Jones and Barnes spoke again on January 4, 2021 about the potential benefits of a stock-for-stock merger and the possible terms of such a transaction. Based on these conversations, both chief executive officers agreed that it would be useful to meet in person to further explore a possible business combination.

On January 7, 2021, Messrs. Jones and Barnes met to discuss the merits of exploring a potential transaction in which M&T would acquire People’s United in a stock-for-stock transaction, and exchanged their respective preliminary views regarding valuation, which included a discussion of potential exchange ratios of 0.118 to 0.12 (representing an approximately 28% pro forma ownership by People’s United common stockholders in the combined company and a market premium at that time of approximately 15%). Messrs. Jones and Barnes also discussed transaction structure, community commitments, employee retention matters, governance and potential post-merger arrangements with Mr. Barnes and Mr. Kirk W. Walters, People’s United’s senior executive vice president, corporate development & strategic planning, and other terms. Messrs. Jones and Barnes agreed to review these matters with their respective boards of directors and continue to discuss the potential financial and other terms of a transaction (including potential frameworks for establishing the exchange ratio) to see if such a transaction on mutually agreeable terms was feasible.

Following this meeting, Mr. Barnes briefed Mr. Carter on the discussions at the meeting, and over the course of the following week, Mr. Barnes also discussed the opportunity of exploring a potential transaction with each of the other People’s United directors.

On January 14, 2021, the executive committee of the M&T board of directors held a meeting. At the meeting, Mr. Jones informed the executive committee members of a potential transaction with People’s United, including discussing the strategic rationale of the potential transaction. The members of the executive committee discussed the terms of the potential transaction, including potential frameworks for determining the exchange ratio, and potential synergies. Mr. Jones also informed the executive committee members that he would report the potential transaction to the other directors at the upcoming meeting of the M&T board of directors to be held on January 20, 2021.

During the weeks following the January 7, 2021 meeting between the two companies’ chief executive officers, the two companies and their advisors discussed potential frameworks for establishing the exchange ratio (which frameworks would take into account, among other factors, the pro forma ownership of M&T shareholders and People’s United common stockholders in the combined company, the potential premium that People’s United common stockholders would receive in a potential transaction, relative market prices of M&T’s and People’s United’s common stock and other valuation-related factors), as well as governance, employee retention and community issues.

On January 20, 2021, at a meeting of the M&T board of directors, Mr. Jones informed members of the board that management was considering the strategic and financial implications for M&T of a possible acquisition of

People’s United. M&T management discussed management’s approach to the proposed transaction and the risks and opportunities of the proposed transaction, including, among other matters, the potential financial terms (including potential frameworks proposed by each side for determining the exchange ratio), governance and community considerations and cultural alignment, timing and regulatory implications of the potential transaction. Members of M&T management responded to various questions from the directors regarding the proposed transaction. Following the discussion, the M&T board of directors expressed support for the proposed transaction based on the range of potential terms and authorized M&T management to proceed with their negotiations of a potential acquisition of People’s United consistent with those terms.

On January 21, 2021, the People’s United board of directors held a meeting to discuss the potential transaction with M&T, with representatives of KBW and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), legal counsel to People’s United, in attendance. Messrs. Barnes and Walters reported to the People’s United board of directors on the various discussions they and other representatives of People’s United management and People’s United’s financial and legal advisors had with representatives of M&T regarding the potential transaction, including potential frameworks for establishing the exchange ratio and governance, employee retention and community issues. A representative of KBW provided the People’s United board of directors with, among other information, an overview of the transactional landscape in the banking industry, publicly available information regarding M&T’s and People’s United’s financial and operating performance, potential strategic considerations for a merger with M&T, including the potential for certain strategic and operational benefits that could result from a business combination with M&T, and other potential strategic alternatives for People’s United, including a group of other potential merger partners. A representative of Simpson Thacher reviewed with the People’s United board of directors the directors’ fiduciary duties under Delaware law and then discussed with the People’s United board of directors the terms for the potential transaction that were being discussed between People’s United and M&T. Following discussion, the People’s United directors expressed their support for continuing to explore the feasibility and potential benefits of a potential transaction and directed Messrs. Barnes and Walters and other members of People’s United management, with the assistance of KBW and Simpson Thacher, to continue their discussions and negotiations with M&T and its advisors regarding such a transaction.

Over the following weeks, Messrs. Jones and Barnes and other members of M&T’s and People’s United’s management, with the assistance of their respective companies’ financial and legal advisors, continued to discuss and negotiate the terms of the potential transaction.

On January 25, 2021, M&T and People’s United executed a mutual nondisclosure agreement in order to facilitate more detailed discussions of a potential business combination and reciprocal due diligence efforts. People’s United made available to M&T, and M&T made available to People’s United, documents for mutual due diligence review in virtual data rooms. Through February 21, 2020, the parties engaged in mutual due diligence, including through a series of virtual due diligence meetings and telephone calls between the parties and their respective representatives to discuss relevant topics.

Between January 15, 2021 and January 28, 2021, the parties and their advisors held numerous meetings regarding the exchange ratio and the other terms of the potential transaction. On January 28, 2021, Messrs. Jones and Barnes agreed, subject to completion of the mutual due diligence reviews and negotiation of other mutually agreeable transaction terms, to propose to their respective boards of directors that the exchange ratio in the proposed transaction be fixed at 0.118, which would result in People’s United stockholders owning approximately 28% of the combined company following the completion of the proposed merger.

On February 3, 2021, M&T and People’s United executed a mutual exclusivity agreement pursuant to which each party agreed, until the earlier of the execution of a definitive agreement and 11:59 p.m. New York City time on February 28, 2021, to negotiate exclusively with the other party regarding a possible business combination.

On February 4, 2021, the People’s United board of directors held a meeting to discuss the potential transaction, with representatives of KBW, J.P. Morgan and Simpson Thacher in attendance. Mr. Barnes updated the People’s

United board of directors regarding the discussions between People’s United and M&T and their respective advisors since the last People’s United board of directors meeting, including that he and Mr. Jones had preliminarily agreed to move forward on the basis of an exchange ratio of 0.118, subject to board of directors approval, and the status of M&T’s ongoing due diligence review of People’s United. Representatives of KBW then reviewed with the People’s United board of directors certain financial aspects of the potential transaction based on the proposed exchange ratio. A representative of Simpson Thacher then discussed various terms of the potential transaction that were being discussed between People’s United and M&T. After Messrs. Barnes and Walters had left the meeting, the People’s United directors discussed the proposed agreements to be entered into with Messrs. Barnes and Walters in connection with and to be effective upon the closing of the potential transaction, which based on discussions with M&T, included three-year comprehensive non-competition / non-solicitation agreements.

On February 10, 2021, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), legal counsel to M&T, shared with Simpson Thacher a first draft of the proposed merger agreement. From February 10, 2021 until February 21, 2021, M&T’s and People’s United’s legal advisors negotiated the proposed merger agreement and other transaction documents.

On February 11, 2021, the People’s United board of directors held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with M&T, including regarding the terms that were still being negotiated between the parties, the mutual due diligence review and the timing for a potential transaction announcement.

On February 12, 2021, Mr. Jones updated the executive committee of the M&T board of directors regarding M&T’s possible acquisition of People’s United, including a discussion of the regulatory implications of the potential transaction.

On February 17, 2021, the boards of directors of M&T and M&T Bank held a joint meeting to discuss the potential transaction with People’s United, with representatives of Lazard and Sullivan & Cromwell in attendance. Mr. Jones provided the directors with an update on the strategic and financial implications for M&T of the potential transaction. M&T’s general counsel and a representative of Sullivan & Cromwell then provided the M&T and M&T Bank boards of directors with an overview of certain legal considerations, including the directors’ fiduciary duties in connection with their consideration of the potential transaction with People’s United. Subsequently, various members of M&T management provided the directors with updates regarding the status and key findings of M&T’s due diligence review of People’s United and provided various other updates on the status of the potential transaction. Representatives of Lazard then provided an overview of various aspects of the potential transaction from a financial perspective, including a market perspective on People’s United, the pro forma impact of the proposed transaction on M&T, and perspectives from precedent transactions. Representatives of Sullivan & Cromwell then provided an overview of the current drafts of the transaction agreements and legal process. The meeting recessed until February 19, 2021.

On February 18, 2021, the People’s United board of directors held a meeting to discuss, among other matters, the potential transaction with M&T, with representatives of KBW, J.P. Morgan and Simpson Thacher in attendance. Mr. Barnes provided an update regarding the status of discussions and negotiations of a potential transaction with M&T since the February 4, 2021 People’s United board of directors meeting. KBW and J.P. Morgan each reviewed and discussed with the People’s United board of directors, among other matters, the financial aspects of the proposed transaction and their preliminary financial analyses based on the proposed 0.118 exchange ratio. Mr. Walters then reviewed with the People’s United board of directors the status and process of the mutual due diligence of M&T and People’s United, including the key findings of People’s United’s due diligence review of M&T. A Simpson Thacher representative reviewed with the People’s United board of directors certain legal considerations, including the directors’ fiduciary duties in connection with their consideration of a potential transaction with M&T, and the principal terms of the draft merger agreement. After Messrs. Barnes and Walters had left the meeting, the remaining People’s United directors reviewed the terms of the proposed non-competition agreements to be entered into with Messrs. Barnes and Walters in connection with a potential transaction, to become effective upon completion of the transaction. Following discussion, and after taking into consideration the favorable recommendation of People’s United’s compensation committee, the People’s United directors approved the proposed agreements. For a description of such agreements, see “—Interests of Certain People’s United Directors and Executive Officers in the Merger” beginning on page 104.

During the rest of that day and through February 21, 2021, M&T’s and People’s United’s management teams, with the assistance of the parties’ respective legal advisors, continued to finalize the merger agreement and other transaction documents.

On February 19, 2021, the M&T and M&T Bank boards of directors resumed its joint meeting which had commenced on February 17, 2021. Representatives of Lazard and Sullivan & Cromwell were in attendance. Mr. Jones noted that the management was proceeding with steps to move forward with the potential transaction, summarizing the progress made since the M&T and M&T Bank boards of directors recessed on February 17, 2021. A representative of M&T management updated the directors on the final terms of the proposed merger agreement and reported that the negotiations were nearly complete. Representatives of Lazard then presented its fairness analysis and rendered to the M&T board of directors its oral opinion, which was confirmed by a written opinion dated February 19, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the exchange ratio in the proposed transaction was fair, from a financial point of view, to M&T. See “The Merger—Opinion of M&T’s Financial Advisor” beginning on page 66. Representatives of Lazard also responded to questions from the directors. The directors then engaged in a discussion regarding various aspects of the potential transaction, including the factors described under the section of this joint proxy statement/prospectus entitled “—M&T’s Reasons for the Merger; Recommendation of the M&T Board of Directors.” Following these discussions, Mr. Jones presented management’s recommendation for the approval of resolutions authorizing M&T to enter into the merger agreement. The directors were then informed that their written approval would be sought in the form of a unanimous written consent, which proposal would be e-mailed to them immediately following the conclusion of the meeting.

On February 20, 2021, the M&T board of directors, via a unanimous written consent, effective as of that date, determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers, the M&T charter amendment and the M&T share issuance) were advisable and fair to and in the best interests of M&T and its shareholders, approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers, the M&T charter amendment and the M&T share issuance), and recommended the approval and adoption by M&T shareholders of the M&T charter amendment proposal, the M&T share issuance proposal and the other matters to be voted upon at the M&T special meeting in accordance with the merger agreement. See “—M&T’s Reasons for the Merger; Recommendation of the M&T Board of Directors.”

On February 20, 2021, the People’s United board and the People’s United Bank board of directors held a joint meeting to discuss the potential transaction with M&T, with representatives of KBW, J.P. Morgan and Simpson Thacher in attendance. Mr. Barnes updated the People’s United board of directors on the final negotiations with M&T relating to the potential transaction. A representative of Simpson Thacher updated the directors on the final terms of the proposed merger agreement. KBW and J.P. Morgan then each discussed the updates to the financial aspects of the potential transaction and the financial analyses they each had reviewed with the People’s United board of directors at the February 18, 2021 meeting. The KBW and J.P. Morgan representatives also observed, among other things, that, based on the respective trading prices of the two companies’ shares through the close of trading on February 19, 2021, the proposed exchange ratio of 0.118 represented a 13% premium to People’s United common stock closing price on February 19, 2021 and a pro forma ownership by People’s United common shareholders in the combined company of approximately 28%. Following the discussion, KBW and J.P. Morgan each rendered to the People’s United board of directors their respective firms’ opinion, which in each case was initially rendered orally and confirmed by a written opinion dated February 20, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in each such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of People’s United common stock. See “—Opinions of People’s United Financial Advisors—Opinion of Keefe, Bruyette & Woods, Inc.” and “—Opinions of People’s United Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on pages 78 and 91, respectively. Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and all prior meetings, including the factors described under the section of this joint proxy statement/prospectus entitled “—People’s United’s Reasons for the Merger; Recommendation of the People’s United Board of Directors,” the People’s United board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Peoples’ United and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that People’s United common stockholders adopt the merger agreement.

In the evening of February 21, 2021, M&T and People’s United executed the merger agreement. The transaction was announced in the morning of February 22, 2021, before the opening of the financial markets in New York, in a press release jointly issued by M&T and People’s United.

M&T’s Reasons for the Merger; Recommendation of M&T’s Board of Directors

After careful consideration, the M&T board of directors, via a unanimous written consent effective as of February 20, 2021, (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers, the M&T charter amendment and the M&T share issuance) were advisable and fair to and in the best interests of M&T and its shareholders, (ii) approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers, the M&T charter amendment and the M&T share issuance), and (iii) recommended the approval and adoption by M&T shareholders of the M&T charter amendment proposal, the M&T share issuance proposal and the other matters to be voted upon at the M&T special meeting in accordance with the merger agreement. In reaching this decision, the M&T board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with M&T’s senior management, as well as with M&T’s legal and financial advisors, and considered a number of factors, including the following:

•	each of M&T’s and People’s United’s business, operations, financial condition, asset quality, earnings and prospects;

•

the strategic rationale for the merger, which will expand M&T’s banking markets to span the Northeast and Mid-Atlantic regions, which are among the most populated and attractive banking markets in the United States;

•	the complementary footprints of M&T and People’s United;

•

the expanded possibilities for growth that would be available to M&T, given its larger size, asset base, capital and footprint, including an increased presence in New England with an expanded suite of product offerings;

•

the compatibility of M&T’s and People’s United’s cultures and credit philosophies, including their shared commitment to local communities and the expectation that following the completion of the merger there will be an increase in M&T’s lending to low- to middle-income borrowers, small businesses and community developments, along with an increase in M&T’s direct philanthropy;

•	the complementary nature of the products, customers and markets of the two companies, which M&T believes should provide the opportunity to mitigate risks and increase potential returns;

•

the benefits and opportunities People’s United will bring to M&T, including significant small ticket and commercial equipment finance capabilities, access to over 71,000 retail customers People’s United serves and its extensive base of commercial customers;

•

the anticipated pro forma financial impact of the merger on M&T, including potential tangible book value accretion, as well as positive impact on earnings, return on equity, asset quality, liquidity and regulatory capital levels;

•	the expectation of cost synergies resulting from the merger;

•

the expectation that the merger will offer potentially significant revenue synergies across multiple business lines and the fact that such revenue synergies were identified but not included in the financial analysis;

•

its review and discussions with M&T’s senior management concerning M&T’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of People’s United;

•

its review with Lazard, M&T’s financial advisor, of the financial terms of the merger agreement and its review with M&T’s legal advisor of the other terms of the merger agreement, including the representations, covenants, deal protection and termination provisions;

•

the oral opinion of Lazard, subsequently confirmed in Lazard’s written opinion, to the effect that, as of the date of Lazard’s written opinion and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Lazard as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to M&T, as more fully described below in the section “—Opinion of M&T’s Financial Advisor” beginning on page 66;

•

the fact that the exchange ratio would be fixed, which the M&T board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its expectation that the required regulatory approvals could be obtained in a timely fashion;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, and the likely effects of these factors on M&T’s potential growth, development, productivity and strategic options both with and without the merger;

•

the fact that Mr. Jones would continue to serve as the Chairman and Chief Executive Officer of M&T and the governance structure for M&T following the completion of the merger, including the fact that five (5) People’s United directors will join the M&T’s board of directors upon the closing; and

•

M&T’s past records of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions and the strength of M&T’s management and infrastructure to successfully complete the integration process.

The M&T board of directors also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with People’s United were likely to outweigh these risks substantially. These potential risks included:

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where M&T and People’s United operate businesses;

•

the costs to be incurred in connection with the merger and the integration of People’s United’s business into M&T and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of M&T and People’s United;

•	the risk of losing key M&T or People’s United employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of M&T’s business while working to implement the transaction and integrate the two companies;

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of M&T common stock or People’s United common stock, the value of the shares of M&T common stock to be issued to People’s United stockholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of M&T following the completion of the merger;

•	the potential for legal claims challenging the merger; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the M&T board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the M&T board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, M&T’s management and M&T’s independent financial and legal advisors, and overall considered the factors to support its determination.

For the reasons set forth above, the M&T board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers, the M&T charter amendment and the M&T share issuance) are advisable and fair to and in the best interests of M&T and its shareholders.

In considering the recommendation of the M&T board of directors, you should be aware that certain directors and executive officers of M&T may have interests in the merger that are different from, or in addition to, interests of M&T shareholders generally and may create potential conflicts of interest.

It should be noted that this explanation of the reasoning of the M&T board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 32.

Opinion of M&T’s Financial Advisor

M&T retained Lazard as its financial advisor in connection with the transaction. In connection with this engagement, the M&T board of directors requested that Lazard evaluate the fairness, from a financial point of view, of the exchange ratio to M&T.

On February 19, 2021, Lazard rendered to the M&T board of directors its oral opinion, subsequently confirmed in a written opinion dated February 19, 2021, that, as of such date, and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to M&T.

The full text of Lazard’s written opinion, dated February 19, 2021, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Lazard in preparing its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The summary of the written opinion of Lazard, dated February 19, 2021, set forth below is qualified in its entirety by the full text of Lazard’s written opinion attached as Annex D to this joint proxy statement/prospectus. Lazard’s financial advisory services and opinion were provided for the use and benefit of the M&T board of directors (in their capacity as directors and not in any other capacity) in connection with its evaluation of the transaction, and addressed only the fairness, from a financial point of view, as of the date thereof, of the exchange ratio to M&T. Lazard’s opinion is not intended to and does not constitute a recommendation to any M&T shareholder or any other person as to how such M&T shareholder or person should vote or act with respect to the merger or any matter relating thereto.

The full text of Lazard’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Lazard in preparing its opinion.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated February 15, 2021, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to People’s United and M&T;

•

reviewed various financial forecasts and other data provided to Lazard by People’s United relating to the business of People’s United and extrapolations thereof prepared using assumptions as directed by M&T, financial forecasts and other data provided to Lazard by M&T relating to the business of People’s United, financial forecasts and other data provided to Lazard by M&T relating to the business of M&T and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of M&T to be realized from the transaction;

•

held discussions with members of the senior managements of People’s United and M&T with respect to the businesses and prospects of People’s United and M&T, respectively, and with respect to the projected synergies and other benefits anticipated by the management of M&T to be realized from the transaction;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of People’s United and M&T, respectively;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believes to be generally relevant in evaluating the business of People’s United;

•	reviewed historical stock prices and trading volumes of People’s United’s common stock and M&T’s common stock;

•

reviewed the potential pro forma financial impact of the transaction on M&T based on the financial forecasts referred to above relating to People’s United and M&T, and the synergies and other benefits anticipated by the management of M&T to be realized from the transaction; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of People’s United, M&T, People’s United Bank or M&T

Bank or concerning the solvency or fair value of People’s United, M&T, People’s United Bank or M&T Bank, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the management of M&T to be realized from the transaction, Lazard assumed, with the consent of M&T, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of People’s United and M&T, respectively, and such synergies and other benefits. In addition, Lazard assumed, with the consent of M&T, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard further noted that the volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, may or may not have an effect on M&T, People’s United, M&T Bank or People’s United Bank and that Lazard was not expressing an opinion as to the effects of such volatility or such disruption on any of them. Lazard did not express any opinion as to the prices at which shares of M&T’s common stock or People’s United’s common stock may trade at any time subsequent to the announcement of the transaction. Lazard’s opinion did not address the relative merits of the transaction as compared to any other transaction or business strategy in which M&T might engage or the merits of the underlying decision by M&T to engage in the transaction.

In rendering its opinion, Lazard assumed, with the consent of M&T, that the transaction would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of M&T advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of M&T, that obtaining the necessary governmental, regulatory or third party approvals and consents for the transaction would not have an adverse effect on M&T, People’s United, M&T Bank, People’s United Bank or the transaction. Lazard further assumed, with the consent of M&T, that the merger and the holdco merger, taken together, would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the transaction, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that M&T obtained such advice as it deemed necessary from qualified professionals. Lazard noted that it is not an expert in the evaluation of allowance for loan losses, and Lazard neither made an independent evaluation of the adequacy of the allowance for loan losses at M&T Bank or People’s United Bank nor examined any individual loan credit files of M&T Bank or People’s United Bank, and, as a result, Lazard assumed, with the consent of M&T, that the aggregate allowances for loan losses of M&T Bank and People’s United Bank were adequate. Lazard expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in its opinion) of the transaction, including, without limitation, the form or structure of the transaction or any agreements or arrangements entered into in connection with, or contemplated by, the transaction, including with respect to the mergers. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the transaction, or class of such persons, relative to the exchange ratio or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the M&T board of directors in connection with Lazard’s opinion, dated as of February 19, 2021. The summary of Lazard’s analyses provided below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any particular factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses in the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the analyses underlying Lazard’s opinion.

For purposes of its analyses, Lazard considered industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of M&T and People’s United. No company, business or transaction used in Lazard’s analyses as a comparison is identical to M&T, People’s United, the combined company or the transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, Lazard’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions used in Lazard’s analyses. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The summary of the analyses provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses, the tables must be read together with the full text of the accompanying summary. The tables alone do not constitute a complete description of Lazard’s analyses. Considering the data in the tables below without considering the full description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s analyses.

Except as otherwise noted, the quantitative information used in the analyses, to the extent that it was based on market data, was based on market data as it existed at the close of the market on February 17, 2021, and is not necessarily indicative of current market conditions.

Public Trading Comparables Analysis

Lazard performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Lazard compared certain financial information of People’s United and M&T with publicly available information for the selected companies listed below, which are referred to, respectively, as the “People’s United selected companies” and the “M&T selected companies.” The People’s United selected companies and the M&T selected companies were chosen based on Lazard’s knowledge of the industry and because these companies have businesses that may be considered similar to People’s United and M&T, respectively. The People’s United selected companies consisted of all publicly traded banks headquartered in the Mid-Atlantic and Northeast regions with total assets between $20 billion and $100 billion, excluding announced merger targets. The M&T selected companies consisted of publicly traded United States banks with total assets between $75 billion and $600 billion and business models comparable, in Lazard’s professional judgment, to M&T.

With respect to the selected companies, the information Lazard presented included:

•	multiple of price to estimated earnings per share for 2021 and 2022, or Price / 2021E EPS and Price / 2022E EPS, respectively; and

•	multiple of price to tangible book value per share as of December 31, 2020, or Price / TBVPS

In all instances, multiples were based on closing stock prices on February 17, 2021. For each of the following analyses performed by Lazard, financial and market data for the selected companies were based on the most recent publicly available information, including Wall Street research consensus estimates and information provided by S&P Global Market Intelligence.

The multiples calculated by Lazard for the People’s United selected companies are as follows:

	Price / 2021E EPS	Price / 2022E EPS	Price / TBVPS
Signature Bank Corporation	17.7x	15.8x	2.26x
New York Community Bancorp, Inc.	9.8x	8.9x	1.31x
Valley National Bancorp	11.2x	10.7x	1.67x
F.N.B. Corporation	11.7x	11.6x	1.44x
Webster Financial Corporation	13.8x	12.4x	1.81x
Sterling Bancorp	11.2x	9.6x	1.48x
United Bankshares, Inc.	14.9x	15.5x	1.86x
Investors Bancorp, Inc.	10.8x	9.7x	1.24x
Fulton Financial Corporation	12.9x	13.4x	1.30x
Mean	12.7x	11.9x	1.60x
Median	11.7x	11.6x	1.48x

The multiples calculated by Lazard for the M&T selected companies are as follows:

	Price / 2021E EPS	Price / 2022E EPS	Price / TBVPS
U.S. Bancorp	13.0x	11.8x	2.03x
Truist Financial Corporation	14.4x	12.7x	2.12x
PNC Financial Services Group, Inc.	18.4x	14.3x	1.73x
Fifth Third Bancorp	11.8x	10.9x	1.44x
Citizens Financial Group, Inc.	11.5x	10.6x	1.31x
KeyCorp	10.7x	10.8x	1.45x
Regions Financial Corporation	10.8x	10.5x	1.72x
Huntington Bancshares Incorporated	12.0x	11.2x	1.77x
Comerica Incorporated	12.4x	13.2x	1.29x
First Horizon Corporation	11.6x	10.6x	1.56x
Zions Bancorporation, National Association	11.9x	12.6x	1.32x
Mean	12.6x	11.7x	1.61x
Median	11.9x	11.2x	1.56x

Based on the analysis of the relevant metrics for each of the selected banks and its experience and professional judgment, Lazard selected a range of multiples and applied this range of multiples to the relevant financial statistics for People’s United and M&T, as applicable.

For purposes of this analysis, with respect to People’s United, Lazard utilized estimated earnings per share for 2021 and 2022, as set forth in “—Certain Unaudited Prospective Financial Information—Certain Stand-Alone People’s United Prospective Financial Information Used by Lazard,” and tangible book value per share of People’s United as of December 31, 2020, as calculated by S&P Global Market Intelligence. Lazard estimated the implied trading value per share of People’s United common stock as of February 17, 2021, as follows:

	People’s United Metric	Multiple Statistic Range	Implied Value Per Share of People’s United Common Stock
Price / 2021E EPS	$1.11	10.5x – 14.0x	$11.66 - $15.54
Price / 2022E EPS	$1.17	9.5x – 13.0x	$11.12 - $15.26
Price / TBVPS	$10.63	1.25x – 1.60x	$13.29 - $17.01
Selected Range	—	—	$12.00 - $17.00

For purposes of this analysis, with respect to M&T, Lazard utilized estimated earnings per share for 2021 and 2022, as set forth in “—Certain Unaudited Prospective Financial Information—Certain Stand-Alone M&T Prospective Financial Information Used by Lazard,” and tangible book value per share of M&T as of December 31, 2020, as calculated by S&P Global Market Intelligence. Lazard estimated the implied trading value per share of M&T common stock as of February 17, 2021, as follows:

	M&T Metric	Multiple Statistic Range	Implied Value Per Share of M&T Common Stock
Price / 2021E EPS	$11.54	11.0x – 12.5x	$126.94 - $144.25
Price / 2022E EPS	$12.25	10.0x – 12.0x	$122.50 - $147.00
Price / TBVPS	$80.49	1.60x – 2.00x	$128.78 - $160.98
Selected Range	—	—	$125.00 - $150.00

Applying the foregoing analyses, Lazard then calculated the implied exchange ratio by dividing (i) the low end of the selected range of implied values per share of People’s United common stock of $12.00 by the high end of the selected range of implied values per share of M&T common stock of $150.00 and (ii) dividing the high end of the selected range of implied values per share of People’s United common stock of $17.00 by the low end of the selected range of implied values per share of M&T common stock of $125.00. This analysis indicated a range of implied exchange ratios from 0.0800x to 0.1360x, as compared to the transaction exchange ratio of 0.1180x.

No company in the public trading comparables analysis is identical to People’s United or M&T. In evaluating the People’s United selected companies and the M&T selected companies, Lazard made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of People’s United or M&T, such as the impact of competition on the respective businesses of People’s United and M&T or the industry generally, industry growth and the absence of any material adverse change in the respective financial condition and prospects of People’s United or M&T or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Selected Precedent Transactions Analysis

Lazard analyzed certain publicly available information relating to certain acquisition transactions (excluding mergers-of-equals) announced since January 1, 2015 involving target companies in the banking industry in the United States in which the implied transaction value was between $2 billion and $10 billion.

While none of the target companies in the selected transactions is directly comparable to People’s United and none of the selected transactions is directly comparable to the transaction, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of People’s United and, as such, for purposes of the analysis, the selected transactions may be considered similar to the transaction.

Using publicly available information, for each of the selected transactions, Lazard calculated:

•	multiple of price to tangible book value per share as of the last full fiscal quarter prior to the announcement of the applicable transaction, or Price / TBVPS; and

•

multiple of price to estimated earnings per share for the twelve (12) months following the last day for which the target company had reported financials prior to the announcement of the applicable transaction, or Price / NTM EPS

In each case, Lazard used publicly available information, including Wall Street research consensus estimates as of the last trading day prior to the announcement of the applicable transaction and information provided by S&P Global Market Intelligence. The selected transactions and the implied multiples calculated for the transactions are set forth below.

Announcement Date	Acquiror	Target	Price / TBVPS	Price / NTM EPS
December 2020	Huntington Bancshares Incorporated	TCF Financial Corporation	1.48x	14.4x
June 2019	Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.	2.16x	12.6x
July 2018	Synovus Financial Corp.	FCB Financial Holdings, Inc.	2.29x	15.0x
May 2018	Fifth Third Bancorp	MB Financial, Inc.	2.71x	18.4x
May 2017	First Horizon National Corporation	Capital Bank Financial Corp.	2.03x	20.7x
March 2017	Sterling Bancorp	Astoria Financial Corporation	1.59x	39.9x
August 2016	Teachers Insurance and Annuity Association	EverBank Financial Corp	1.47x	13.7x
June 2016	Canadian Imperial Bank of Commerce	PrivateBancorp, Inc.	2.06x	18.3x
January 2016	Huntington Bancshares Incorporated	FirstMerit Corporation	1.64x	14.6x
October 2015	KeyCorp	First Niagara Financial Group, Inc.	1.68x	19.0x
January 2015	Royal Bank of Canada	City National Corporation	2.55x	21.3x
Mean			1.97x	18.9x
Median			2.03x	18.3x

Based on the analysis of the relevant metrics for each of the selected transactions and its experience and professional judgment, Lazard selected a range of multiples and applied this range of multiples to the relevant financial statistics for People’s United. For purposes of this analysis, Lazard utilized estimated earnings per share for the twelve months following the last day for which it had reported financials (December 31, 2020), as set forth in “—Certain Unaudited Prospective Financial Information—Certain Stand-Alone People’s United Prospective Financial Information Used by Lazard,” and tangible book value per share of People’s United as of December 31, 2020, as calculated by S&P Global Market Intelligence.

Lazard estimated the implied trading value per share of People’s United common stock as of February 17, 2021, as follows:

	People’s United Metric	Multiple Statistic Range	Implied Value Per Share of People’s United Common Stock
Price / NTM EPS	$1.11	14.0x – 19.0x	$15.54 - $21.09
Price / TBVPS	$10.63	1.50x – 2.00x	$15.95 - $21.26
Selected Range	—	—	$16.00 - $21.00

Applying the foregoing analysis, Lazard then calculated the implied exchange ratio by dividing (i) the low end of the selected range of implied values per share of People’s United common stock of $16.00 by the high end of the selected range of values per share of M&T common stock implied by the above public trading comparables analysis of $150.00 and (ii) the high end of the selected range of implied values per share of People’s United common stock of $21.00 by the low end of the selected range of values per share of M&T common stock implied by the above public trading comparables analysis of $125.00. This analysis indicated a range of implied exchange ratios from 0.1067x to 0.1680x, as compared to the transaction exchange ratio of 0.1180x.

Dividend Discount Analyses

Lazard performed a dividend discount analysis of shares of People’s United common stock and M&T common stock. A dividend discount analysis is a valuation methodology used to derive a valuation of an entity by adding the estimated dividends expected to be paid to shareholders through a specified forecast period, in this case, December 31, 2025, to the residual value of the entity at the end of the forecast period. This sum is then discounted to its “present value” using a range of selected discount rates. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts to a specified date, in this case, February 18, 2021, by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. In connection with this analysis, at M&T’s direction, Lazard assumed 100% of People’s United’s or M&T’s, as applicable, capital generation above a threshold tangible common equity to tangible assets ratio of 7.50% would be dividended on an annual basis and a 1.00% pre-tax opportunity cost of cash.

People’s United Standalone and Pro Forma Valuation

Using the People’s United stand-alone projections, Lazard performed dividend discount analyses for People’s United, both on a standalone basis as well as on a synergized basis taking into account the expected effects of the transaction based on M&T management’s adjustments described in further detail in “—Certain Unaudited Prospective Financial Information—Certain Estimated Synergies Attributable to the Merger”. At M&T’s direction, Lazard extrapolated the People’s United stand-alone projections through year-end 2026, assuming a 5% and 3% annual growth rate for net income and tangible assets, respectively. Lazard calculated a range of implied values per share of People’s United common stock based on the net present value of projected dividendable cash flows from March 31, 2021 through December 31, 2025.

Lazard based its analysis on a range of terminal forward multiples of 11.0x to 13.0x to the terminal year 2026 estimated earnings and 10.5% to 11.5% cost of equity. Lazard selected its terminal multiples and cost of equity ranges based on, among other things, an analysis of the same for the People’s United selected companies. Utilizing the range of costs of equity and terminal value multiples, Lazard derived an implied valuation range of present value indications per share of People’s United common stock from $12.64 to $14.76 on a standalone basis (the “People’s United Standalone DDM Range”) and $17.70 to $20.77 on a synergized basis taking into account the expected effects of the transaction (the “People’s United Pro Forma DDM Range”).

M&T Standalone Valuation

Using the M&T stand-alone projections, Lazard performed a dividend discount analysis for M&T on a standalone basis. Lazard calculated a range of implied values per share of M&T common stock based on the net present value of projected dividendable cash flows from March 31, 2021 through December 31, 2025.

Lazard based its analysis on a range of terminal forward multiples of 11.0x to 13.0x to the terminal year 2026 estimated earnings and 10.0% to 12.0% cost of equity. Lazard selected its terminal multiples and cost of equity ranges based on, among other things, an analysis of the same for the M&T selected companies. Utilizing the range of costs of equity and terminal value multiples, Lazard derived an implied valuation range of present value indications per share of M&T common stock from $125.92 to $151.44 on a standalone basis (the “M&T Standalone DDM Range”).

Implied Exchange Ratio

Applying the foregoing analyses, Lazard calculated the implied exchange ratio with respect to People’s United on a standalone basis by dividing (i) the low end of the People’s United Standalone DDM Range of $12.64 by the high end of the M&T Standalone DDM Range of $151.44 and (ii) the high end of the People’s United Standalone DDM Range of $14.76 by the low end of the M&T Standalone DDM Range of $125.92. This analysis indicated a range of implied exchange ratios from 0.0835x to 0.1172x, as compared to the transaction exchange ratio of 0.1180x.

Lazard also calculated the implied exchange ratio with respect to People’s United on a synergized basis taking into account the expected effects of the transaction as described above by (i) dividing the low end of the People’s United Pro Forma DDM Range of $17.70 by the high end of the M&T Standalone DDM Range of $151.44 and (ii) dividing the high end of the People’s United Pro Forma DDM Range of $20.77 by the low end of the M&T Standalone DDM Range of $125.92. This analysis indicated a range of implied exchange ratios from 0.1168x to 0.1650x, as compared to the transaction exchange ratio of 0.1180x.

Other Analyses

The analyses and data described below were presented to the M&T board of directors for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.

People’s United Dividend Discount Analysis

Lazard performed an additional dividend discount analysis for People’s United on an alternative synergized basis taking into account the expected effects of the transaction. Lazard calculated a range of implied values per share of People’s United common stock based on the net present value of projected dividendable cash flows from March 31, 2021 through December 31, 2025.

Historical Trading Price Analysis

Lazard calculated the implied exchange ratio on each trading day during the one-year period ended February 17, 2021, by dividing the closing share price of People’s United common stock by the closing share price of M&T common stock.

Analyst Price Targets

Lazard reviewed publicly available equity research analyst stock price targets, which indicated target prices that ranged from $14.00 to $17.00 per share for People’s United common stock and $131.00 to $166.00 per share for M&T common stock.

General

In connection with Lazard’s services as financial advisor to M&T, M&T has agreed to pay Lazard an aggregate fee for such services of $20 million, $4 million of which became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the consummation of the transaction. M&T may also, in its sole discretion, pay Lazard up to an additional $3 million upon the consummation of the transaction. M&T also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

In the ordinary course, Lazard and its affiliates and employees may trade securities of People’s United, M&T and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of People’s United, M&T and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard did not recommend any specific exchange ratio or other consideration to M&T or that any given exchange ratio or other consideration constituted the only appropriate exchange ratio or other consideration for the transaction. Lazard’s opinion and analyses were only one of many factors taken into consideration by the M&T board of directors in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the M&T board of directors or M&T management with respect to the exchange ratio provided for in the transaction or as to whether the M&T board of directors would have been willing to determine that a different exchange ratio or other consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as M&T’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and its familiarity with M&T and its business.

People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors

After careful consideration, the People’s United board of directors, at a special meeting held on February 20, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of People’s United and its stockholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the People’s United board of directors unanimously recommends that the People’s United common stockholders vote “FOR” the People’s United merger proposal, “FOR” the People’s United compensation proposal and “FOR” the People’s United adjournment proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that People’s United’s common stockholders adopt the merger agreement, the People’s United board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with People’s United management, as well as with People’s United’s financial and legal advisors, and considered a number of factors, including the following:

•

each of People’s United’s and M&T’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the People’s United board of directors considered that M&T’s and People’s United’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to People’s United’s earnings and prospects on a stand-alone basis;

•	the combined company’s position as the leading community-focused commercial bank in the Northeast and Mid-Atlantic regions, with the scale and share to compete effectively;

•

the fact that, upon the closing, the combined company’s board of directors would include five legacy People’s United directors, including Messrs. Barnes and Walters, which the People’s United board of directors believes enhances the likelihood that the strategic benefits People’s United expects to achieve as a result of the merger will be realized;

•

the fact that People’s United’s current headquarters in Bridgeport, Connecticut will become the New England regional headquarters for the combined company, which further strengthened the combined company’s commitment to Connecticut and the region;

•	the fact that M&T intends to retain as many employees of People’s United as feasible in Connecticut and Vermont and remain one of the leading employers in Bridgeport, Connecticut;

•

the fact that, at or prior to the closing date, M&T will contribute $25,000,000 to a charitable foundation to support community development and reinvestment, and civic and charitable activities primarily in the greater Bridgeport, Connecticut area and such other areas as People’s United and M&T may mutually agree;

•

its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on People’s United’s and the combined company’s potential growth, development, productivity and strategic options;

•

its views with respect to other strategic alternatives potentially available to People’s United, including continuing as a stand-alone company and a transformative transaction with another potential acquiror or merger partner, and its belief that a transaction with such other potential transaction partners would not deliver the financial and operational benefits that could be achieved in the proposed merger with M&T;

•	the exchange ratio in relation to the respective earnings contributions of People’s United and M&T;

•

the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity and regulatory capital levels;

•

the complementary nature of People’s United’s and M&T’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;

•	its belief that the two companies’ corporate cultures are similar and compatible, which would facilitate integration and implementation of the transaction;

•

People’s United’s and M&T’s shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a stand-alone basis;

•

its review and discussions with People’s United’s management concerning People’s United’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of M&T;

•	the expectation that the required regulatory approvals could be obtained in a timely fashion;

•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to People’s United’s stockholders;

•

the fact that the exchange ratio would be fixed, which the People’s United board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its expectation that, upon consummation of the merger, People’s United common stockholders would own approximately 28% of the combined company on a fully diluted basis;

•	the fact that People’s United’s common stockholders will have an opportunity to vote on the approval of the merger agreement and the merger;

•	the impact of the merger on People’s United’s employees, including the compensation and employee benefits agreed to be provided by M&T pursuant to the merger agreement;

•

the separate opinions of KBW and J.P. Morgan to the People’s United board, which were in each case dated February 20, 2021, as to the fairness, from a financial point of view, and as of the date of the opinions, to the holders of People’s United common stock of the exchange ratio in the proposed merger. See “—Opinions of People’s United Financial Advisors—Opinion of Keefe, Bruyette & Woods, Inc.” and “—Opinions of People’s United Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on pages 78 and 91, respectively; and

•	the terms of the merger agreement, which People’s United reviewed with its legal advisor, including the representations, covenants, deal protection and termination provisions.

The People’s United board of directors also considered the potential risks related to the transaction, but concluded that the anticipated benefits of combining with M&T were likely to outweigh these risks. These potential risks include:

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the risk of losing key People’s United employees during the pendency of the merger and thereafter;

•

the restrictions on the conduct of People’s United’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent People’s United from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on People’s United’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the fact that People’s United’s stockholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	certain anticipated merger-related costs, which could also be higher than expected;

•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•	the potential for legal claims challenging the merger;

•

the risk that the merger may not be completed despite the combined efforts of People’s United and M&T or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 34 and 32, respectively.

The foregoing discussion of the information and factors considered by the People’s United board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the People’s United board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The People’s United board of directors considered all these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.

For the reasons set forth above, the People’s United board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of People’s United and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.

In considering the recommendation of the People’s United board, you should be aware that certain directors and executive officers of People’s United may have interests in the merger that are different from, or in addition to, interests of stockholders of People’s United generally and may create potential conflicts of interest. The People’s United board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to People’s United’s common stockholders that they vote in favor of the People’s United merger proposal. See “—Interests of Certain People’s United Directors and Executive Officers in the Merger” beginning on page 104.

It should be noted that this explanation of the reasoning of the People’s United board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32.

For the reasons set forth above, the People’s United board of directors unanimously recommends that the holders of People’s United common stock vote “FOR” the People’s United merger proposal and “FOR” the other proposals to be considered at the People’s United special meeting.

Opinions of People’s United’s Financial Advisors

Opinion of Keefe, Bruyette & Woods, Inc.

People’s United engaged KBW to render financial advisory and investment banking services to People’s United, including an opinion to the People’s United board of directors as to the fairness, from a financial point of view, to the common shareholders of People’s United of the exchange ratio in the proposed merger. People’s United selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the People’s United board of directors held on February 20, 2021, at which the People’s United board of directors evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the People’s United board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of People’s United common stock. The People’s United board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex E to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the People’s United board of directors (in its capacity as such) in connection with its consideration of the financial terms of the transaction. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of People’s United common stock. It did not address the underlying business decision of People’s United to engage in the transaction or enter into the merger agreement or constitute a recommendation to the People’s United board of directors in connection with the transaction, and it does not constitute a recommendation to any holder of People’s United common stock or any shareholder of any other entity as to how to vote in connection with the transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of People’s United and M&T and bearing upon the transaction, including, among other things:

•	a draft of the merger agreement dated February 19, 2021 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of People’s United;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of People’s United;

•

certain unaudited financial results for the fiscal year and the quarter ended December 31, 2020 of People’s United (contained in the Current Report on Form 8-K filed by People’s United with the Securities and Exchange Commission on January 22, 2021);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of M&T;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of M&T;

•

certain unaudited financial results for the fiscal year and the quarter ended December 31, 2020 of M&T (contained in the Current Report on Form 8-K filed by M&T with the Securities and Exchange Commission on January 21, 2021);

•

certain regulatory filings of People’s United and M&T and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020;

•	certain other interim reports and other communications of People’s United and M&T to their respective shareholders; and

•

other financial information concerning the businesses and operations of People’s United and M&T that was furnished to KBW by People’s United and M&T or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of People’s United and M&T;

•	the assets and liabilities of People’s United and M&T;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for People’s United and M&T with similar information for certain other companies the securities of which were publicly traded;

•

publicly available consensus “street estimates” of People’s United, as well as assumed long-term People’s United growth rates provided to KBW by People’s United management, all of which information was discussed with KBW by People’s United management and used and relied upon by KBW at the direction of such management and with the consent of the People’s United board of directors;

•

publicly available consensus “street estimates” of M&T, as well as certain assumed long-term M&T growth rates, all of which information was discussed with KBW by M&T management and used and relied upon by KBW based on such discussions, at the direction of People’s United management and with the consent of the People’s United board of directors; and

•

estimates regarding certain pro forma financial effects of the transaction on M&T (including, without limitation, the cost savings and related expenses expected to result or be derived from the transaction) that were prepared by, and provided to and discussed with KBW by, M&T management and that were used and relied upon by KBW based on such discussions, at the direction of People’s United management and with the consent of the People’s United board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of People’s United and M&T regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist People’s United with soliciting indications of interest from third parties regarding a potential transaction with People’s United.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of People’s United as to the reasonableness and achievability of the publicly available consensus “street estimates” of People’s United and the assumed People’s United long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the People’s United “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of People’s United management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of People’s United, upon M&T management as to the reasonableness and achievability of the publicly available consensus “street estimates” of M&T, the assumed M&T long-term growth rates, and the estimates regarding certain pro forma financial effects of the transaction on M&T (including, without limitation, the cost savings and related expenses expected to result or be derived from the transaction), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the M&T “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of M&T management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of People’s United and M&T that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of People’s United and M&T, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of People’s United and M&T and with the consent of the People’s United board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on People’s United and M&T. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either People’s United or M&T since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with People’s United’s consent, that the aggregate allowances for loan and lease losses for People’s United and M&T are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of People’s United or M&T, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of People’s United or M&T under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

that the transaction and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of People’s United common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the transaction or any related transactions and that all conditions to the completion of the transaction and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of People’s United, M&T or the pro forma entity, or the contemplated benefits of the transaction, including without limitation the cost savings and related expenses expected to result or be derived from the transaction.

KBW assumed that the transaction would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of People’s United that People’s United relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to People’s United, M&T, the transaction and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of People’s United common stock. KBW expressed no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction (including the bank merger and the termination of People’s United’s Employee Stock Ownership Plan prior to the consummation of the merger), including without limitation, the form or structure of the transaction or any such related transaction, the treatment of outstanding preferred stock and other securities of People’s United in the transaction, any consequences of the transaction or any such related transaction to People’s United, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of People’s United to engage in the transaction or enter into the merger agreement;

•

the relative merits of the transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by People’s United or the People’s United board of directors;

•

the fairness of the amount or nature of any compensation to any of People’s United’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of People’s United common stock;

•

the effect of the transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of People’s United (other than the holders of People’s United common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of M&T or any other party to any transaction contemplated by the merger agreement;

•	the actual value of M&T common stock to be issued in the merger;

•

the prices, trading range or volume at which People’s United common stock or M&T common stock would trade following the public announcement of the transaction or the prices, trading range or volume at which M&T common stock would trade following the consummation of the transaction;

•	any advice or opinions provided by any other advisor to any of the parties to the transaction or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to People’s United, M&T, their respective shareholders, or relating to or arising out of or as a consequence of the transaction or any related transaction (including the bank merger), including whether or not the transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, People’s United and M&T. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the People’s United board of directors in making its determination to approve the merger agreement and the transaction. Consequently, the analyses described below should not be viewed as determinative of the decision of the People’s United board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between People’s United and M&T and the decision of People’s United to enter into the merger agreement was solely that of the People’s United board of directors.

The following is a summary of the material financial analyses presented by KBW to the People’s United board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the People’s United board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $17.70 per outstanding share of People’s United common stock, or approximately $7,518.6 million in the aggregate (inclusive of the implied value of in-the-money People’s United stock options), based on the 0.1180x exchange ratio in the proposed merger and the closing price of M&T common stock on February 19, 2021. In addition to the financial analyses described below, KBW reviewed with the People’s United board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $17.70 per outstanding share of People’s United common stock) of 13.8x People’s United’s estimated calendar year 2021 earnings per share (“EPS”) taken from publicly available consensus “street estimates” for People’s United.

People’s United Selected Companies Analysis

Using publicly available information, KBW compared the financial performance, financial condition and market performance of People’s United to M&T and 11 major exchange-traded U.S. banks with total assets between $40 billion and $100 billion. Merger targets, Puerto Rico-headquartered banks and First Citizens BancShares, Inc. were excluded from the selected companies.

The selected companies were as follows:

BOK Financial Corporation

Comerica Incorporated

Cullen/Frost Bankers, Inc.

East West Bancorp, Inc.

First Horizon Corporation

New York Community Bancorp, Inc.

Signature Bank

Synovus Financial Corp.

Valley National Bancorp

Wintrust Financial Corporation

Zions Bancorporation, National Association

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period and market price information as of February 19, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for People’s United, M&T and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in People’s United’s historical financial statements, or the data prepared by Lazard Frères & Co. LLC and J.P. Morgan Securities LLC presented under the sections “Opinion of M&T’s Financial Advisor” and “Opinions of People’s United’s Financial Advisors—Opinion of J.P. Morgan Securities LLC”, respectively, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of People’s United, M&T and the selected companies:

			Selected Companies
	People’s United	M&T	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.95%	1.01%	0.74%	0.88%	0.84%	0.92%
LTM Core Return on Average Equity(1)	7.42%	8.54%	7.43%	7.89%	8.33%	9.07%
LTM Core Return on Average Tangible Common Equity(1)	13.42%	12.75%	8.99%	10.90%	10.60%	12.73%
LTM Core Pre-Tax Pre-Provision Return on Average Assets(2)	1.47%	1.93%	1.51%	1.63%	1.58%	1.69%
LTM Net Interest Margin	2.99%	3.16%	2.64%	2.86%	2.82%	3.04%
LTM Fee Income / Revenue Ratio	20.8%	35.2%	14.0%	21.8%	23.4%	35.5%
LTM Efficiency Ratio	55.6%	56.3%	59.3%	57.9%	53.4%	46.2%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)

Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

KBW’s analysis showed the following concerning the financial condition of People’s United and the selected companies:

			Selected Companies
	People’s United	M&T	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	7.49%	7.49%	7.08%	7.66%	7.77%	8.19%
Common Equity Tier 1 (CET1) Ratio	10.50%	10.00%	9.70%	9.94%	10.57%	11.35%
Total Capital Ratio	12.40%	13.37%	12.81%	13.43%	13.50%	13.94%
Loans / Deposits	84.1%	82.3%	74.3%	81.9%	82.7%	86.0%
Allowance for Credit Losses / Loans	0.97%	1.76%	1.14%	1.56%	1.43%	1.75%
Nonperforming Assets / Loans + OREO(1)	1.04%	2.19%	0.98%	0.77%	0.80%	0.64%
LTM Net Charge-offs / Average Loans	0.11%	0.26%	0.28%	0.20%	0.23%	0.12%

(1)	NPAs included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market Intelligence.

In addition, KBW’s analysis showed the following concerning the market performance of People’s United and the selected companies:

			Selected Companies
	People’s United	M&T	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(2.6%)	(10.9%)	5.9%	11.5%	16.0%	14.9%
Year-To-Date Stock Price Change	21.3%	17.8%	19.0%	23.9%	26.0%	29.5%
Price / Tangible Book Value per Share	1.46x	1.86x	1.36x	1.51x	1.62x	1.77x
Price / 2021 EPS Estimate	12.2x	12.4x	11.8x	12.1x	13.5x	13.8x
Price / 2022 EPS Estimate	12.1x	12.5x	10.9x	12.8x	13.2x	13.6x
Dividend Yield	4.6%	2.9%	2.2%	2.8%	3.0%	3.6%
2021 Dividend Payout Ratio	56.1%	36.4%	28.2%	36.5%	38.3%	48.3%

No company used as a comparison in the above selected companies analysis is identical to People’s United. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

M&T Selected Companies Analysis

Using publicly available information, KBW compared the financial performance, financial condition and market performance of M&T to 11 selected major exchange-traded U.S. banks with total assets between $75 billion and $600 billion. Merger targets, trust and custody banks (specifically, Bank of New York Mellon Corporation, State Street Corporation, and Northern Trust Corporation) and banks with unique business models (specifically, Capital One Financial Corporation, First Republic Bank and SVB Financial Group) were excluded from the selected companies.

The selected companies were as follows:

Citizens Financial Group, Inc.	Regions Financial Corporation
Comerica Incorporated	Truist Financial Corporation
Fifth Third Bancorp	U.S. Bancorp
First Horizon Corporation	Zions Bancorporation, National Association
Huntington Bancshares Incorporated
KeyCorp
PNC Financial Services Group, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period and market price information as of February 19, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for M&T and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in M&T’s historical financial statements, or the data prepared by Lazard Frères & Co. LLC and J.P. Morgan Securities LLC presented under the sections “Opinion of M&T’s Financial Advisor” and “Opinions of People’s United’s Financial Advisors—Opinion of J.P. Morgan Securities LLC”, respectively, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of M&T and the selected companies:

		Selected Companies
	M&T	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.01%	0.70%	0.79%	0.80%	0.87%
LTM Core Return on Average Equity(1)	8.54%	6.29%	6.98%	7.26%	8.14%
LTM Core Return on Average Tangible Common Equity(1)	12.75%	8.73%	9.98%	10.52%	11.88%
LTM Core Pre-Tax Pre-Provision Return on Average Assets(2)	1.93%	1.53%	1.72%	1.69%	1.85%
LTM Net Interest Margin	3.16%	2.72%	2.86%	2.87%	3.07%
LTM Fee Income / Revenue Ratio	35.2%	33.9%	36.6%	35.8%	38.8%
LTM Efficiency Ratio	56.3%	59.8%	57.9%	58.3%	56.5%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)

Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

KBW’s analysis also showed the following concerning the financial condition of M&T and the selected companies:

		Selected Companies
	M&T	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	7.49%	7.22%	7.84%	7.70%	7.96%
Common Equity Tier 1 (CET1) Ratio	10.00%	9.80%	10.00%	10.23%	10.34%
Total Capital Ratio	13.37%	13.40%	13.60%	13.93%	14.48%
Loans / Deposits	82.3%	69.4%	74.8%	75.0%	80.6%
Allowance for Credit Losses / Loans	1.76%	1.85%	2.17%	2.17%	2.43%
Nonperforming Assets / Loans + OREO(1)	2.19%	1.40%	1.13%	1.18%	1.04%
LTM Net Charge-offs / Average Loans	0.26%	0.55%	0.41%	0.42%	0.34%

(1)	NPAs included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market Intelligence.

In addition, KBW’s analysis showed the following concerning the market performance of M&T and the selected companies:

		Selected Companies
	M&T	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(10.9%)	4.3%	9.1%	8.4%	12.0%
Year-To-Date Stock Price Change	17.8%	18.9%	20.1%	20.3%	24.0%
Price / Tangible Book Value per Share	1.86x	1.41x	1.60x	1.65x	1.78x
Price / 2021 EPS Estimate	12.4x	11.6x	12.4x	13.0x	13.1x
Price / 2022 EPS Estimate	12.5x	10.9x	11.5x	12.0x	12.8x
Dividend Yield	2.9%	3.1%	3.4%	3.4%	3.7%
2021 Dividend Payout Ratio	36.4%	39.8%	43.6%	43.3%	48.5%

No company used as a comparison in the above selected companies analysis is identical to M&T. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis

KBW reviewed publicly available information related to 10 selected U.S. bank transactions announced since January 1, 2018 with announced deal values greater than $2 billion.

The selected transactions were as follows:

Acquiror	Acquired Company
Huntington Bancshares Incorporated	TCF Financial Corporation
PNC Financial Services Group, Inc.	BBVA USA Bancshares, Inc.
First Citizens BancShares, Inc.	CIT Group Inc.
South State Corporation First Horizon National Corporation Prosperity Bancshares, Inc. BB&T Corporation Chemical Financial Corporation Synovus Financial Corp. Fifth Third Bancorp	CenterState Bank Corporation IBERIABANK Corporation LegacyTexas Financial Group, Inc. SunTrust Banks, Inc. TCF Financial Corporation FCB Financial Holdings, Inc. MB Financial, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, one year forward estimated EPS prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of one selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective transaction, referred to as Forward EPS, in the nine selected transactions in which consensus “street estimates” for the acquired company were available at announcement; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium

KBW also reviewed the ratio of the implied tangible book value multiple for each selected transaction to the acquiror’s standalone tangible book value multiple based on the acquiror’s then latest closing stock price and then latest publicly available financial statements prior to the announcement of the respective transaction and, in the case of eight selected transactions in which consensus “street estimates” for the acquired company and the acquiror were available at announcement, the ratio of the implied Forward EPS multiple for each selected transaction to the acquiror’s standalone Forward EPS multiple based on the acquiror’s then latest closing stock price prior to the announcement of the respective transaction (referred to as the pay to trade ratios). KBW also reviewed the price per common share paid for the acquired company for the nine selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $17.70 per outstanding share of People’s United common stock and using historical financial information for People’s United and M&T as of December 31, 2020, People’s United’s and M&T’s estimated calendar year 2022 EPS taken from publicly available consensus “street estimates” for People’s United and M&T and the closing prices of People’s United common stock and M&T common stock on February 19, 2021.

The results of the analysis are set forth in the following table:

Selected Transactions
	M&T / People’s United	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.64x	1.43x	1.69x	1.72x	2.12x
Price / Forward EPS	13.7x	10.8x	12.2x	12.2x	13.5x
Pay to Trade Ratio based on Tangible Book Value per Share)	0.88x	0.86x	0.93x	0.93x	0.99x
Pay to Trade Ratio (based on Forward EPS)	1.10x	0.95x	0.98x	1.02x	1.10x
Core Deposit Premium	6.1%	5.3%	8.1%	10.0%	18.9%
One-Day Market Premium	12.9%	0.0%	9.3%	7.9%	11.0%

No company or transaction used as a comparison in the above selected transaction analysis is identical to People’s United, M&T or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis

KBW analyzed the relative standalone contribution of M&T and People’s United to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for M&T and People’s United as of December 31, 2020, (ii) income statement data for M&T and People’s United for the fiscal year ended December 31, 2020, (iii) publicly available consensus “street estimates” for M&T and People’s United, and (iv) market price information as of February 19, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of M&T and People’s United shareholders in the combined company based on the 0.1180x exchange ratio provided for in the merger agreement:

	M&T % of Total	People’s United % of Total
Ownership at 0.1180x merger exchange ratio:	72%	28%
Market Information:
Pre-Transaction Market Capitalization	75%	25%
Balance Sheet:
Assets	69%	31%
Total Gross Loans	69%	31%
Deposits	70%	30%
Tangible Common Equity	70%	30%
Income Statement:
2020 Pre-tax, Pre-Provision Earnings	76%	24%
2021 Earnings	74%	26%
2022 Earnings	73%	27%

Financial Impact Analysis

KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of M&T and People’s United. Using (i) closing balance sheet estimates as of September 30, 2021 for M&T and People’s United taken from publicly available consensus “street estimates”, (ii) publicly available calendar year 2021 and 2022 EPS consensus “street estimates” for M&T and an assumed long-term growth rate as discussed with M&T management, (iii) publicly available calendar year 2021 and 2022 EPS consensus “street estimates” for People’s United and an assumed long-term growth rate provided by People’s

United management and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by M&T management, KBW analyzed the potential financial impact of the merger on certain projected financial results of M&T. This analysis indicated the merger could be accretive to M&T’s estimated 2022 and 2023 EPS and M&T’s estimated tangible book value per share at closing as of September 30, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of M&T’s tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 (CET1) Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of September 30, 2021 could be lower. For all of the above analysis, the actual results achieved by M&T following the merger may vary from the projected results, and the variations may be material.

People’s United Dividend Discount Model Analysis

KBW performed a dividend discount model analysis of People’s United to estimate a range for the implied equity value of People’s United. In this analysis, KBW used publicly available consensus “street estimates” for People’s United and assumed long-term growth rates for People’s United provided by People’s United management, and assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that People’s United could generate over the period from September 30, 2021 through December 31, 2026 as a standalone company, and (ii) the present value of People’s United’s implied terminal value at the end of such period. KBW assumed that People’s United would maintain a tangible common equity to tangible assets ratio of 7.50% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for People’s United, KBW applied a range of 11.0x to 13.0x to People’s United’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of People’s United common stock of $15.01 to $17.95.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of People’s United.

M&T Dividend Discount Model Analysis

KBW performed a dividend discount model analysis of M&T to estimate a range for the implied equity value of M&T. In this analysis, KBW used publicly available consensus “street estimates” for M&T and assumed long-term growth rates for M&T as discussed with M&T management, and assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that M&T could generate over the period from September 30, 2021 through December 31, 2026 as a standalone company, and (ii) the present value of M&T’s implied terminal value at the end of such period. KBW assumed that M&T would maintain a tangible common equity to tangible assets ratio of 7.50% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for M&T, KBW applied a range of 11.0x to 13.0x to M&T’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of M&T common stock of $127.70 to $153.31.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of M&T or the pro forma combined entity.

Pro Forma Dividend Discount Model Analysis

KBW performed a dividend discount model analysis to estimate a range for the implied equity value of the pro forma combined entity, taking into account the cost savings and related expenses expected to result from the merger as well as certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used publicly available consensus “street estimates” for M&T and People’s United, assumed long-term growth rates for M&T as discussed with M&T management and assumed long-term growth rates for People’s United as discussed with M&T management and provided by People’s United management and estimated cost savings and related expenses, purchase accounting and other merger-related adjustments and restructuring charges provided by M&T management, and KBW assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that the pro forma combined entity could generate over the period from September 30, 2021 through December 31, 2026, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses, purchase accounting and other merger-related adjustments and restructuring charges. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 7.50% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the pro forma combined entity, KBW applied a range of 11.0x to 13.0x to the pro forma combined entity’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values for the 0.1180 of a share of M&T common stock to be received in the proposed merger for each share of People’s United common stock of $16.59 to $19.95.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

Miscellaneous

KBW acted as financial advisor to People’s United in connection with the proposed transaction and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between People’s United and each of KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, People’s United and M&T. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of People’s United or M&T for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, People’s United agreed to pay KBW a total cash fee equal to $34,000,000, $4,000,000 of which became payable to KBW at the announcement of the transaction and the balance of which is contingent upon the closing of the merger. People’s United also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking or financial advisory services to People’s United and received compensation for such services. KBW acted as financial advisor to People’s United in connection with its (i) March 2019 acquisition of BSB Bancorp, Inc. and (ii) November 2019 acquisition of United Financial Bancorp, Inc. In connection with the foregoing acquisitions, KBW received fees of approximately $5,800,000 in the aggregate from People’s United. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to M&T. KBW may in the future provide investment banking and financial advisory services to People’s United or M&T and receive compensation for such services.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, People’s United retained J.P. Morgan as its financial advisor in connection with the proposed transaction.

At the meeting of the People’s United board of directors on February 20, 2021, J.P. Morgan rendered its oral opinion, subsequently confirmed in J.P. Morgan’s written opinion dated as of February 20, 2021, to the People’s United board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed Transaction was fair, from a financial point of view, to the holders of People’s United Common Stock.

The full text of the written opinion of J.P. Morgan, dated as of February 20, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of People’s United common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the People’s United board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transaction, was directed only to the exchange ratio in the transaction and did not address any other aspect of the transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in connection with the transaction to the holders of People’s United preferred stock or any other holders of any class of securities, creditors or other constituencies of People’s United or as to the underlying decision by People’s United to engage in the proposed transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of People’s United as to how such stockholder should vote with respect to the proposed transaction or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated February 18, 2021;

•	reviewed certain publicly available business and financial information concerning People’s United and M&T and the industries in which they operate;

•

compared the financial performance of People’s United and M&T with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of People’s United common stock and M&T common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of People’s United relating to the businesses of People’s United and M&T, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the transaction (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of People’s United with respect to certain aspects of the transaction, and the past and current business operations of People’s United and M&T, the financial condition and future prospects and operations of People’s United and M&T, the effects of the transaction on the financial condition and future prospects of People’s United and M&T, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by People’s United or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of People’s United or M&T under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of People’s United and M&T to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the transaction and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by People’s United and M&T in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to People’s United with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on People’s United or M&T or on the contemplated benefits of the transaction.

The projections furnished to J.P. Morgan were prepared by People’s United’s management. People’s United does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of People’s United’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 99 of this joint proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of People’s United common stock of the exchange ratio in the proposed transaction, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the transaction to the holders of People’s United preferred stock or to the holders of any other class of securities, creditors or other constituencies of People’s United or the underlying decision by People’s United to engage in the transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed transaction, or any class of such persons relative to the exchange ratio in the proposed transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which People’s United’s common stock or M&T’s common stock would trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between People’s United and M&T, and the decision to enter into the merger agreement was solely that of People’s United’s board of directors and M&T’s board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by People’s United’s board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of People’s United’s board of directors or management with respect to the proposed transaction or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to People’s United’s board of directors on February 20, 2021 and contained in the presentation delivered to People’s United’s board of directors on such date in connection with the rendering of such opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

People’s United Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of People’s United with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to People’s United. The companies selected by J.P. Morgan were:

•	Wintrust Financial Corporation;

•	Webster Financial Corporation;

•	M&T;

•	F.N.B Corporation;

•	Valley National Bancorp; and

•	Citizens Financial Group.

These companies were selected by J.P. Morgan, based on its experience and familiarity with People’s United’s industry, because of similarities to People’s United in one or more of their business or regional characteristics and, in certain cases, similarities to People’s United based on certain operational characteristics and/or certain financial metrics. However, none of the companies selected is identical or directly comparable to People’s United, and certain of the companies may have characteristics that are materially different from those of People’s United. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to People’s United and other factors that could affect the public trading value of the selected companies and People’s United.

In all instances, multiples were based on the closing stock price on February 19, 2021. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ public filings and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

With respect to the selected companies, the information J.P. Morgan presented included:

•	multiple of price to estimated earnings per share for the fiscal year 2022 (Price/2022E EPS);

•	multiple of price to tangible book value per share (P/TBVPS); and

•	the 2022 estimated return on average tangible common equity (2022E ROATCE).

Results of the analysis were presented for the selected companies, as indicated in the following table:

Selected Companies’ Median
Price/2022E EPS	12.1x
P/TBVPS	1.48x
2022E ROATCE	11.7%

J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) P/TBVPS and (ii) the 2022E ROATCE based on available estimates obtained from public filings, SNL Financial and FactSet Research Systems and People’s United’s management projections. Based on this analysis, J.P. Morgan derived a reference range for the implied P/TBVPS multiple of People’s United’s common stock of 1.40x to 1.61x.

Based on the above analysis, and such other factors as J.P. Morgan considered appropriate based on its experience and judgment, J.P Morgan then applied a multiple reference range of 10.8x to 12.7x for Price/2022E EPS and 1.40x to 1.61x for P/TBVPS to mean FactSet Research Systems consensus estimates of People’s United’s earnings for the fiscal year 2022 (as instructed by People’s United’s management) and People’s United’s tangible book, respectively. The analysis indicated the following equity values per share of People’s United’s common stock, as compared to the implied value of the merger consideration of $17.70 per share of People’s United’s common stock based on the closing price of M&T common stock on February 19, 2021.

Equity Value Per Share
Price/2022E EPS	$14.00 - $16.25
P/TBVPS	$15.00 - $17.25

People’s United Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for People’s United’s common stock by discounting to present value estimates of People’s United’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by People’s United’s management:

•	December 31, 2020 valuation date;

•	a five-year dividend discount model;

•	a terminal value based on 2026 estimated net income and a multiple range of 11.0x to 13.0x;

•	a fully diluted share count of People’s United’s common stock of 424.9 million shares;

•	cost of equity range of 10.5%—11.5%;

•	target tangible common equity to tangible assets ratio of 7.5%;

•	cost of excess capital of 1.00% (pre-tax);

•	24.0% marginal tax rate; and

•	Mid-year discounting convention.

These calculations resulted in a range of implied values of $14.75 to $17.00 per share of People’s United’s common stock, as compared to the implied value of the merger consideration of $17.70 per share of People’s United’s common stock based on the closing price of M&T common stock on February 19, 2021, as illustrated by the following table:

Discount Rate	Terminal Multiple
	11.0x	11.5x	12.0x	12.5x	13.0x
10.5%	$15.25	$15.75	$16.25	$16.75	$17.00
11.0%	$15.00	$15.50	$15.75	$16.25	$16.75
11.5%	$14.75	$15.25	$15.50	$16.00	$16.50

M&T Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of M&T with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to M&T. The companies selected by J.P. Morgan were:

•	The PNC Financial Services Group, Inc.;

•	Wintrust Financial Corporation;

•	Truist Financial Corporation;

•	People’s United;

•	Valley National Bancorp; and

•	Citizens Financial Group.

These companies were selected by J.P. Morgan, based on its experience and familiarity with M&T’s industry, because of similarities to M&T in one or more of their business or regional characteristics and, in certain cases, similarities to M&T based on certain operational characteristics and/or certain financial metrics. However, none of the companies selected is identical or directly comparable to M&T, and certain of the companies may have characteristics that are materially different from those of M&T. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to M&T and other factors that could affect the public trading value of the selected companies and M&T.

In all instances, multiples were based on closing stock price on February 19, 2021. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ public filings and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

With respect to the selected companies, the information J.P. Morgan presented included:

•	multiple of price to estimated earnings per share for the fiscal year 2022 (Price/2022E EPS);

•	multiple of price to tangible book value per share (P/TBVPS); and

•	the 2022 estimated return on average tangible common equity (2022E ROATCE).

Results of the analysis were presented for the selected companies, as indicated in the following table:

Selected Companies’ Median
Price/2022E EPS	12.5x
P/TBVPS	1.67x
2022E ROATCE	13.3%

J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) P/TBVPS and (ii) the 2022E ROATCE based on available estimates obtained from public filings, SNL Financial and FactSet Research Systems and People’s United’s management’s projections. Based on this analysis, J.P. Morgan derived a reference range for the implied P/TBVPS multiple of M&T’s common stock of 1.67x to 1.90x.

Based on the above analysis, and such other factors as J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan then applied a multiple reference range of 10.8x to 13.1x for Price/2022E

EPS and 1.67x to 1.90x for P/TBVPS to mean FactSet Research Systems consensus estimates of M&T’s earnings for the fiscal year 2022 (as instructed by People’s United’s management) and M&T’s tangible book, respectively. The analysis indicated the following equity values per share of M&T’s common stock, as compared to the closing price of M&T common stock of $149.97 per share on February 19, 2021.

Equity Value Per Share
Price/2022E EPS	$129.50 - $157.50
P/TBVPS	$134.25 - $152.75

M&T Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for M&T’s common stock by discounting to present value estimates of M&T’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by People’s United’s management:

•	December 31, 2020 valuation date;

•	a five-year dividend discount model;

•	a terminal value based on 2026 estimated net income and a multiple range of 11.0x to 13.0x;

•	a fully diluted share count of M&T’s common stock of 129.1 million shares;

•	cost of equity range of 10.5%—11.5%;

•	target tangible common equity to tangible assets ratio of 7.5%;

•	cost of excess capital of 1.00% (pre-tax); and

•	26.0% marginal tax rate; and

•	Mid-year discounting convention.

These calculations resulted in a range of implied values of $126.75 to $147.25 per share of M&T’s common stock, as compared to the closing price of M&T common stock of $149.97 on February 19, 2021 as illustrated by the following table:

Discount Rate	Terminal Multiple
	11.0x	11.5x	12.0x	12.5x	13.0x
10.5%	$131.50	$135.50	$139.25	$143.25	$147.25
11.0%	$129.25	$133.00	$136.75	$140.75	$144.50
11.5%	$126.75	$130.50	$134.25	$138.00	$141.75

Relative Valuation Analysis

Based upon the implied valuations for each of People’s United and M&T as derived above under “People’s United Public Trading Multiples Analysis,” “—People’s United Dividend Discount Analysis,” “—M&T Public Trading Multiples Analysis” and “—M&T Dividend Discount Analysis,” J.P. Morgan calculated a range of implied exchange ratios of a share of People’s United common stock to a share of M&T common stock, and then compared that range of implied exchange ratios to the exchange ratio.

For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each range of implied equity values of People’s United by the high end of each range of implied equity values of M&T. J.P. Morgan also calculated the ratio implied by dividing the high end of each range of implied equity values of People’s United by the low end of each range of implied equity values of M&T

In each case, the implied exchange ratios were compared to the exchange ratio of 0.1180x and did not include any Synergies. This analysis indicated the following implied exchange ratios:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
Price/2022E EPS	0.0883x – 0.1264x
P/TBVPS	0.0987x – 0.1292x
Dividend Discount Analysis	0.0998x – 0.1347x

Value Creation Analysis

At People’s United management’s direction and based on People’s United management’s projections, People’s United and M&T public filings, SNL Financial and FactSet, J.P. Morgan prepared a value creation analysis that compared the equity value of People’s United (based on the dividend discount analysis) to the People’s United stockholders’ portion of the pro forma combined company equity value. J.P. Morgan determined the pro forma combined company equity value by calculating the sum of (i) the equity value of M&T using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “M&T Dividend Discount Analysis,” (ii) the equity value of People’s United derived using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “People’s United Dividend Discount Analysis” (the “Standalone Value”) and (iii) the estimated present value of expected synergies, net of restructuring charges (using synergy net of restructuring charges amounts reviewed and approved by People’s United management, the midpoint of a discount rate range of 10.5-11.5% and the midpoint of an exit multiple range of 11.0x-13.0x). There can be no assurance that the synergies and transaction-related expenses will not be substantially greater or less than the estimate described above. The value creation analysis, at the exchange ratio of 0.1180x, yielded accretion to the holders of People’s United common stock of $1.76 per share, or $748 million in aggregate, as compared to the Standalone Value.

Historical Exchange Ratio Analysis

J.P. Morgan compared the historical median exchange ratio between People’s United common Stock and M&T common stock during different periods between February 19, 2016 and February 19, 2021. The historical median exchange ratios were calculated by dividing the daily closing price per share of People’s United common stock by the daily closing price per M&T common stock for each trading day in the indicated periods and then calculating the median for such period. These calculations were compared to the exchange ratio of 0.1180x. The table below sets forth the average exchange ratios for the time periods indicated:

Historical Period	Median Exchange Ratio
February 19, 2016 – February 19, 2021	0.1065x
February 19, 2019 – February 19, 2021	0.1026x
February 19, 2020 – February 19, 2021	0.1063x
January 1, 2021 – February 19, 2021	0.1022x
February 19, 2021	0.1046x

Certain Other Information

J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:

•	historical trading prices of People’s United Common Stock for the 52-week period ending February 19, 2021;

•

analyst share price targets for People’s United common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $14.00 to $17.00 and noting a median share price target of $15.00;

•

the application of the two-year forward price to earnings multiple in the precedent merger transaction between Huntington Bancshares Inc. and TCF Financial Corporation announced on December 13, 2020 to mean FactSet Research Systems consensus estimates of People’s United’s earnings for the fiscal year 2022 (as instructed by People’s United’s management), which implied a value of $15.50;

•	historical trading prices of M&T Common Stock for the 52-week period ending February 19, 2021; and

•

analyst share price targets for M&T common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $131.00 to $166.00 and noting a median share price target of $150.00.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of People’s United or M&T. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to People’s United or M&T. The transaction selected was similarly chosen because its participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the transaction. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of People’s United and M&T. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to People’s United and M&T and the transactions compared to the transaction.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise People’s United with respect to the transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with People’s United, M&T and the industries in which they operate.

For services rendered in connection with the transaction, People’s United has agreed to pay J.P. Morgan a fee of $20 million, $3 million of which became payable upon the delivery of J.P. Morgan’s opinion and the remainder of which will become payable only upon consummation of the transaction. In addition, People’s United has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor any of its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with People’s United or M&T. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of People’s United. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from People’s United were approximately $35,000 and from M&T were approximately $4 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of People’s United or M&T for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Unaudited Prospective Financial Information

M&T and People’s United do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, in the case of M&T, from time to time, estimated ranges of certain financial measures for the current year in its earnings conference calls and investor conference presentations and, in the case of People’s United, from time to time, estimated ranges of certain expected financial results for the current year and certain future years in its earnings investor presentations and other investor materials.

However, M&T and People’s United are including in this joint proxy statement/prospectus certain unaudited prospective financial information for M&T and People’s United that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing M&T shareholders and People’s United stockholders access to certain nonpublic information made available to M&T and People’s United and their respective boards of directors and financial advisors.

Neither M&T nor People’s United endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by M&T senior management or People’s United senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors. The prospective financial information represents M&T senior management’s or People’s United senior management’s respective evaluation of M&T’s and People’s United’s expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which M&T and People’s United operate and the risks and uncertainties described under “Risk Factors” beginning on page 34 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this joint proxy statement/prospectus and in the reports that M&T and People’s United file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of M&T and People’s United and will be beyond the control of M&T following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of M&T or People’s United could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that M&T, People’s United or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any M&T shareholders or People’s United stockholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on M&T or People’s United of the merger, and does not attempt to predict or suggest actual future results of M&T following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by M&T as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on M&T or People’s United of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (in each case, except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which M&T would operate after the merger.

The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Subject to the above, the prospective financial information included in this section has been provided by M&T’s management and People’s United’s management as described in this section. Neither PricewaterhouseCoopers LLP (M&T’s independent registered public accounting firm), KPMG LLP (People’s United’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, each of PricewaterhouseCoopers LLP and KPMG LLP does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The reports by PricewaterhouseCoopers LLP and KPMG LLP incorporated by reference in this joint proxy statement/prospectus relate to M&T’s and People’s United’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Certain Stand-Alone People’s United Prospective Financial Information Used by Lazard

The following table presents certain prospective financial information with respect to People’s United used by Lazard at M&T management’s direction in performing its financial analysis with respect to People’s United on a standalone basis as described in “—Opinion of M&T’s Financial Advisor” beginning on page 66, which we refer to as “People’s United stand-alone projections” in that section. Such prospective financial information reflects prospective financial information with respect to People’s United provided by M&T management for calendar years 2021 through 2023, which was based in part on preliminary information provided by People’s United management, as extrapolated for calendar years 2024 through 2026 using assumptions approved for use by Lazard by M&T management. For purposes of extrapolating People’s United prospective financial information for calendar years 2024 through 2026, M&T management provided Lazard with, among other assumptions, an annual net income growth rate of 5% and an annual growth rate of tangible assets of 3%.

(Dollars in millions, except per share data)	2021E	2022E	2023E
Net Income to Common Stockholders	$465	$467	$498
Diluted Earnings Per Share	$1.11	$1.17	$1.24
Tangible Assets	$56,600	$58,664	$59,841

Certain Stand-Alone M&T Prospective Financial Information Used by Lazard

The following table presents certain prospective financial information with respect to M&T used by Lazard at M&T management’s direction in performing its financial analysis with respect to M&T on a stand-alone basis as described in “—Opinion of M&T’s Financial Advisor” beginning on page 66, which we refer to as the “M&T stand-alone projections” in that section. Such prospective financial information reflects prospective financial information with respect to M&T provided by M&T management for calendar years 2021 through 2026 and was approved for use by Lazard by M&T management.

(Dollars in millions, except per share data)	2021E	2022E	2023E	2024E	2025E	2026E
Net Income to Common Shareholders	$1,463	$1,493	$1,511	$1,604	$1,654	$1,705
Diluted Earnings Per Share	$11.54	$12.25	$12.94	$14.41	$15.71	$17.18
Tangible Assets	$133,582	$135,438	$132,537	$132,191	$133,441	$134,696

Certain Stand-Alone People’s United Prospective Financial Information Used by KBW

The following table presents the consensus Wall Street research estimates for People’s United’s 2021 and 2022 net income available to People’s United common stockholders, diluted EPS and total assets, which we refer to collectively as the People’s United street estimates, that were used by KBW at the direction of People’s United management in the financial analyses performed in connection with KBW’s opinion as described in “—Opinions of People’s United’s Financial Advisors—Opinion of Keefe, Bruyette & Woods, Inc.” beginning on page 78.

(Dollars in millions, except per share data)	2021E	2022E
Net Income to Common Stockholders	$545	$542
Diluted Earnings Per Share	$1.28	$1.29
Total Assets	$62,171	$63,179

For purposes of extrapolating People’s United financial results, People’s United senior management provided KBW with, among other things, estimated long-term annual growth rates of 5% for People’s United’s net income and 3% for People’s United’s assets, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 24.0%.

Certain Stand-Alone M&T Prospective Financial Information Used by KBW

The following table presents the consensus Wall Street research estimates for M&T’s 2021 and 2022 net income available to M&T common shareholders, diluted EPS and total assets, which we refer to collectively as the M&T street estimates, that were used by KBW at the direction of People’s United management in the financial analyses performed in connection with KBW’s opinion as described in “The Merger—Opinions of People’s United’s Financial Advisors—Opinion of Keefe, Bruyette & Woods, Inc.” beginning on page 78.

(Dollars in millions, except per share data)	2021E	2022E
Net Income to Common Stockholders	$1,518	$1,449
Diluted Earnings Per Share	$12.08	$12.03
Total Assets	$142,207	$140,399

For purposes of extrapolating M&T financial results, People’s United senior management directed KBW to use, among other things, estimated long-term annual growth rates of 3.5% for M&T’s net income and 1% for M&T’s assets, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 26.0%.

Certain Stand-Alone People’s United Prospective Financial Information Used by J.P. Morgan

The following table presents the consensus Wall Street research estimates for People’s United’s 2021 and 2022 net income available to People’s United common stockholders, diluted EPS and total assets, which we refer to collectively as the People’s United street estimates, that were used by J.P. Morgan at the direction of People’s United management in the financial analyses performed in connection with J.P. Morgan’s opinion as described in “The Merger—Opinions of People’s United’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page 91. The table also presents extrapolations for 2023 through 2026 based on assumptions provided by People’s United senior management. For purposes of extrapolating People’s United financial results, People’s United senior management provided J.P. Morgan with, among other things, estimated long-term annual growth rates of 5.0% for People’s United’s net income and 3.0% for People’s United’s assets, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 24.0%.

(Dollars in millions, except per share data)	2021E	2022E	2023E	2024E	2025E	2026E
Net Income to Common Stockholders	$545	$542	$570	$598	$628	$659
Diluted Earnings Per Share	$1.28	$1.29	$1.34	$1.41	$1.48	$1.56
Total Assets	$62,171	$63,179	$65,074	$67,027	$69,037	$71,108

Certain Stand-Alone M&T Prospective Financial Information Used by J.P. Morgan

The following table presents the consensus Wall Street research estimates for M&T’s 2021 and 2022 net income available to M&T common shareholders, diluted EPS and total assets, which we refer to collectively as the M&T street estimates, that were used by J.P. Morgan at the direction of People’s United management in the financial analyses performed in connection with J.P Morgan’s opinion as described in “The Merger—Opinions of People’s United’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page 91. The table also presents extrapolations for 2023 through 2026 based on assumptions provided by People’s United senior management. For purposes of extrapolating M&T financial results, People’s United senior management provided J.P. Morgan with, among other things, estimated long-term annual growth rates of 3.5% for M&T’s net income and 1.0% for M&T’s assets, an estimated pre-tax cost of cash of 1.00% and an estimated marginal tax rate of 26.0%.

(Dollars in millions, except per share data)	2021E	2022E	2023E	2024E	2025E	2026E
Net Income to Common Stockholders	$1,518	$1,449	$1,500	$1,552	$1,606	$1,663
Diluted Earnings Per Share	$12.08	$12.03	$12.92	$14.10	$15.54	$17.19
Total Assets	$142,207	$140,399	$141,803	$143,221	$144,653	$146,099

Certain Estimated Synergies Attributable to the Merger

M&T management developed and provided to its board of directors certain prospective financial information relating to the anticipated cost synergies to be realized by M&T following the completion of the merger beginning in 2021. Such prospective financial information also was (i) provided to People’s United, (ii) provided to Lazard and approved by M&T for Lazard’s use and reliance, and (iii) provided to KBW and J.P. Morgan and approved by People’s United for KBW’s and J.P. Morgan’s use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of M&T’s Financial Advisor” and “—Opinions of People’s United’s Financial Advisors.”

The cost synergies consisted of fully phased-in estimated annual cost savings of approximately 30% of People’s United’s 2020 operating non-interest expense, phased in approximately 85% in 2022 and 100% thereafter. The cost synergies assumed a hypothetical October 1, 2021 closing date for the merger.

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 32 and 34, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

General

The stand-alone prospective financial information for M&T and People’s United was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results M&T will achieve if the merger is completed and is not intended to represent forecasted financial information for M&T if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither M&T or People’s United nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of M&T or People’s United compared to the information contained in the prospective financial information. Neither M&T nor People’s United undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of M&T, People’s United or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any M&T shareholders, People’s United stockholders or other person regarding M&T’s and People’s United’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by M&T and People’s United and their respective boards of directors and financial advisors in connection with the merger.

In light of the foregoing, and considering that the M&T and People’s United special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, M&T shareholders and People’s United stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review M&T’s and People’s United’s most recent SEC filings for a description of their reported financial results and the financial statements of M&T and People’s United incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of M&T common stock to vote in favor of the M&T charter amendment proposal, the M&T share issuance proposal or any of the other proposals to be voted on at the M&T special meeting or to induce any holder of People’s United common stock to vote in favor of the People’s United merger proposal or any of the other proposals to be voted on at the People’s United special meeting.

Interests of Certain People’s United Directors and Executive Officers in the Merger

In considering the recommendation of People’s United’s board of directors that you vote “FOR” the merger proposal, you should be aware that aside from their interests as People’s United stockholders, People’s United’s directors and executive officers have interests in the merger that are different from, or in addition to, those of People’s United stockholders generally. References to the named executive officers of People’s United include Messrs. John P. Barnes, Lee C. Powlus, R. David Rosato, Jeffrey J. Tengel and Kirk W. Walters. Members of People’s United’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending that People’s United stockholders vote in favor of the merger proposal. For more information, see “—Background of the Merger” beginning on page 59 and “—People’s United’s Reasons for the Merger; Recommendation of People’s United’s Board of Directors” beginning on page 75. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Quantification of Potential Payments and Benefits to People’s United’s Named Executive Officers in Connection with the Merger” beginning on page 109.

Treatment of People’s United Equity Awards

The People’s United long-term incentive plan governing the treatment of People’s United equity awards provides for “double-trigger” vesting if the executive officer is terminated by People’s United without cause, or as a result of the executive officer’s death or disability if the executive officer dies or becomes disabled, in each case, following a change in control. The closing will constitute a change in control for purposes of the People’s United equity awards. Accordingly, if the executive officer experiences a qualifying termination following the closing, all unvested M&T converted equity awards will fully vest. Additionally, pursuant to the merger agreement, any M&T converted equity awards will also fully vest upon a subsequent change in control of M&T following the closing.

For an estimate of the amounts that would be realized by each of People’s United’s named executive officers upon a qualifying termination event in settlement of his unvested M&T converted equity awards, see “—Quantification of Potential Payments and Benefits to People’s United’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate amount that would be realized by the nine executive officers who are not named executive officers in settlement of his or her unvested People’s United equity awards that were outstanding on March 24, 2021 (including associated dividend and dividend equivalent rights accrued thereon), if the effective time occurred on October 1, 2021, and each executive officer experienced a qualifying termination on that date is $8,627,094. This amount is calculated using a price per share of M&T’s common stock of $156.88 (the average closing price of M&T’s common stock on the first five business days following the announcement of the merger) and, in the case of People’s United performance shares, assumed target performance. In addition, the estimated aggregate amount that would be realized by the ten People’s United non-employee directors in settlement of their director restricted shares (including associated dividend rights accrued thereon) that are outstanding as of March 24, 2021, if the effective time occurred on October 1, 2021, is $0, as all director restricted shares are scheduled to vest on the earlier of (i) May 21, 2021 or (ii) the date of the People’s United 2021 annual meeting. It is expected that People’s United’s non-employee directors will be granted additional restricted shares in the ordinary course of business consistent with past practice prior to the closing of the merger. This amount is calculated using a price per share of M&T’s common stock of $156.88 (the average closing price of M&T’s common stock on the first five business days following the announcement of the merger). These amounts do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing and do not include any additional dividend rights or dividend equivalent rights that will accrue prior to the closing. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by People’s United’s executive officers who are not named executive officers and directors may materially differ from the amounts set forth above.

People’s United Restricted Share Awards

At the effective time, each outstanding People’s United restricted share under the People’s United stock plans other than any People’s United director restricted shares, will, automatically and without any action on the part of the holder thereof, cease to represent a restricted share of People’s United common stock and will be converted into a number of M&T restricted shares equal to the exchange ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided in the merger agreement, at and following the effective time, each such M&T restricted share will continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United restricted share immediately prior to the effective time.

People’s United Performance Share Awards

At the effective time, each outstanding People’s United performance share under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of People’s United common stock and will be converted into an M&T stock-based RSU. The number of shares of M&T common stock subject to each such M&T stock-based RSU will be equal to the product (rounded up or down to the nearest whole number, with 0.5 rounding up) of (i) the number of shares of People’s United common stock subject to such People’s United performance share immediately prior to the effective time (including any applicable dividend equivalents) based on the higher of target performance and actual performance through the effective time as reasonably determined by the compensation committee of the People’s United board of directors in its reasonable judgment and in consultation with M&T, multiplied by (ii) the exchange ratio. Except as specifically provided in the merger agreement, at and following the effective time, each such M&T stock-based RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United performance share immediately prior to the effective time.

People’s United Option Awards

At the effective time, each outstanding People’s United option under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of People’s United common stock and will be converted into an M&T option equal to the product (rounded down to the nearest whole number) of (i) the number of shares of People’s United common stock subject to such People’s United option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of People’s United common stock of such People’s United option immediately prior to the effective time divided by (b) the exchange ratio; provided, however, that the exercise price and the number of shares of M&T common stock purchasable pursuant to the People’s United options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any People’s United option to which Section 422 of the Code applies, the exercise price and the number of shares of People’s United common stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided in the merger agreement or in the confidential disclosure schedules, following the effective time, each People’s United option will continue to be governed by the same terms and conditions (including vesting and exercisability terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to such People’s United option immediately prior to the effective time.

The merger agreement also provides that, in the event of a “Change in Control” (as defined in the M&T equity plan) following the closing, any then-outstanding M&T converted equity award, to the extent not then vested, will be treated in accordance with Section 10.1 of the M&T equity plan.

Change in Control Employee Severance Plan

Pursuant to the terms of the merger agreement and the confidential disclosure schedules, during the period commencing at the effective time and ending on the third anniversary of the effective time, any continuing employee of People’s United, including each executive officer, who is involuntarily terminated or, if applicable, resigned for good reason, will be entitled to receive severance benefits pursuant to the 2007 CIC Plan if such employee is a participant in the 2007 CIC Plan.

Change in Control Agreements

People’s United entered into agreements with each of eighty-five (85) employees (including each of its five named executive officers and its other executive officers, except for one executive officer who retired in 2020) which provide certain payments and benefits in the event the employee’s employment is terminated under specified circumstances and within a specified period of time following a change in control. Each such agreement (a “change in control agreement”) remains in effect until the employee’s employment is terminated prior to the occurrence of a change in control, or termination of the employee’s employment following the three-year protection period following a change in control.

If such employee’s employment is terminated without cause, or the employee terminated his or her employment for good reason (each as defined in the change in control agreement), within three years following the occurrence of a change in control at a time when the change in control agreement is in effect, People’s United will make payments and provide benefits to the employee as follows:

•

cash severance equal to the severance multiple times the sum of (i) the employee’s annual base salary as in effect immediately prior to termination of employment plus (ii) the target amount of the employee’s annual cash bonus for the year prior to the year in which the change in control occurs; and

•

continued participation for two years by the employee, his or her spouse and his or her dependents in People’s United group health plans in which he or she participates, or substantially equivalent medical coverage if People’s United is unable to provide such coverage.

For purposes of the foregoing, the “severance multiple” is equal to three for each of People’s United’s named executive officers and two additional executive officers, two and one-half for five other executive officers and six other employees and two for one other executive officer and sixty six (66) other employees. In addition, each of People’s United’s named executive officers and two additional executive officers would be entitled to the following additional payments and benefits:

•	a pro-rated portion of the executive officer’s target annual cash bonus for the year of termination of employment; and

•

an amount equal to the retirement benefits the executive officer would have earned if he or she had remained employed for two additional years following the date his or her employment is terminated, under People’s United’s qualified and non-qualified retirement plans in which he or she participates.

As a condition to receiving any of the payments or benefits described above, the employee must first sign and deliver a release of claims to People’s United. The change in control agreements to which each employee is a party do not include excise tax gross-up provisions. Under each change in control agreement, if any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent necessary so that no portion of the payments is subject to excise taxes, but only if reducing the payments provides the employee with a net after-tax benefit that is greater than if the reduction is not made. The closing will constitute a change in control for purposes of the change in control agreements. Accordingly, if an employee experiences a qualifying termination following the closing, he or she will be entitled to the applicable payments and benefits set forth above.

For an estimate of the amounts that would be realized by each of People’s United’s named executive officers upon a qualifying termination event under their change in control agreement, see “—Quantification of Potential Payments and Benefits to People’s United’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate value of the severance and other benefits described above that would be payable to People’s United’s nine executive officers who are not named executive officers under their change in control agreement, as applicable, if the effective time occurred on October 1, 2021 and each executive officer experienced a change-in-control termination on that date is $17,653,824. These amounts do not reflect any possible reductions under the Section 280G “net-better” cutback provision included in the change in control agreements.

Revised Change in Control Agreements

Pursuant to the merger agreement, prior to the effective time of the merger, M&T is required to use reasonable best efforts to provide each change in control employee with a revised change in control agreement whereby such change in control employee will receive the cash severance amounts payable to such change in control employee upon a termination without cause or a resignation for good reason during the protection period (as such terms are defined in the applicable change in control agreement) pursuant to the applicable change in control agreement, notwithstanding that the change in control employee will not then be eligible to receive such amount because he or she has not been involuntarily terminated by M&T other than for cause or resigned for good reason.

Pursuant to such revised change in control agreement, subject to execution and non-revocation of a general release of claims substantially in the form attached to the applicable revised change in control agreement in favor of M&T and its subsidiaries prior to the first payment, the applicable change in control employee would receive the cash severance payments as follows:

•	40% upon the closing;

•	30% upon the first anniversary of the closing; and

•	30% upon the second anniversary of the closing, in each case, subject to continued employment through such date.

Notwithstanding the foregoing, to the extent any such change in control employee’s employment with M&T or any of its subsidiaries terminates for any reason other than for cause or as a result of a such change in control employee’s resignation other than for good reason on or before the third anniversary of the closing, such change in control employee will be entitled to any then unpaid cash severance, and to the extent applicable, remain eligible to receive any other benefits (including, for the avoidance of doubt, any retirement and group health continuation benefits) in accordance with his or her change in control agreement (subject to the release requirement described above). For the avoidance of doubt, to the extent any such change in control employee does not enter into a revised change in control agreement, such change in control employee will remain subject to his or her change in control agreement in accordance with the terms thereof and failure to enter into a revised change in control agreement will in no way affect the rights or benefits such change in control employee has or may have under such change in control agreement.

Restrictive Covenant Agreements

In connection with the merger agreement, People’s United also entered into Non-Competition and Non-Solicitation Agreements with each of John P. Barnes and Kirk W. Walters (each such agreement, a “restrictive covenant agreement”), to be effective from and after the closing and for the benefit of the surviving entity following the closing. Each restrictive covenant agreement assumes that the employment of Mr. Barnes or Mr. Walters, as applicable, will be terminated in connection with the closing of the Merger and includes: (i) a covenant by the applicable executive not to compete with People’s United, M&T or their respective subsidiaries for the three-year period following the closing (the “restricted period”); (ii) an extension of the existing non-solicitation restrictions applicable to the executive such that they apply during the duration of the restricted period; and (iii) an expansion of the existing non-solicitation covenant such that it will include restrictions on solicitation of customers and employees of M&T and its subsidiaries during the restricted period. Messrs. Barnes and Walters are not currently subject to any post-termination non-competition covenant and are only subject to a one-year post-termination non-solicitation covenant. In consideration of the foregoing covenants, People’s United, or M&T, as People’s United’s successor, will pay Messrs. Barnes and Walters a lump-sum payment equal to $18 million and $6 million, respectively, within 30 days following the closing. The restrictive covenant agreements contain a claw-back provision providing that People’s United or M&T, as People’s United’s successor, may, in its sole discretion, require the applicable executive to repay the after-tax amount of such payment in the event of any breach of the foregoing covenants. The restrictive covenant agreements will not become effective, and no payments will be due thereunder, unless and until the closing occurs. In the event that the merger agreement terminates prior to the closing, the restrictive covenant agreements will automatically terminate.

Annual Incentive Plans

Pursuant to the merger agreement, M&T agreed to provide each continuing employee who participates in specified annual bonus plans of People’s United (including each executive officer) with a normal and customary annual cash incentive award for the year during which the closing occurs equal to the sum of (i) a pro-rated portion of the bonus with respect to the portion of the year of the closing that occurs prior to the closing, which bonus will be determined based upon actual performance through the closing date, as reasonably determined in good faith by People’s United prior to the closing; provided that such amounts have been accrued in the People’s United’s internal financial records consistent with past practice plus (ii) a pro-rated portion of the bonus with respect to the portion of the year of the closing that occurs after the closing determined by M&T in accordance with the terms of the merger agreement. Such amounts will be payable at the time payments would typically be paid so long as the applicable employee remains employed through the relevant payment date; provided that M&T will provide any such employee who experiences a termination of employment on or after the closing due to death, disability (as defined in People’s United’s long-term disability plan), an involuntary termination without cause, or, if applicable, by the employee for good reason, with respect to which the employee is eligible to receive severance benefits under a M&T or People’s United benefit plan, payment of the amount that would otherwise have been payable as set forth above, pro-rated, as applicable, for the portion of the year of the closing during which such employee was employed and provided further that in no event will payment of such amounts result in the duplication of payments to any employee. Notwithstanding the foregoing, in no event will such provision of the merger agreement amend, modify or otherwise reduce any severance payments to which an employee is eligible to receive pursuant to any People’s United benefit plan that is calculated by reference to a multiple of a target or actual cash incentive bonus. For more information, see “The Merger Agreement—Covenants and Agreements—Employee Matters” beginning on page 129.

Termination of People’s United ESOP & 401(k) Plan

Pursuant to the terms of the merger agreement, prior to closing, People’s United will take any and all actions and adopt such necessary resolutions to terminate the ESOP and, if requested by M&T, the People’s United 401(k) plan, in each case, effective as of the day before the closing date of the merger. All participant accounts in the ESOP and, if terminated, the People’s United 401(k) plan, will become fully vested at the time of the termination. M&T will take any actions required to permit continuing employees to roll over their ESOP account balances and, if applicable, their People’s United 401(k) plan account balances to the M&T 401(k) plan. In addition, M&T and People’s United will take any and all actions as may be required, including amendments to the People’s United 401(k) plan and/or the M&T 401(k) plan, to permit continuing employees to make rollover contributions to the M&T 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the People’s United 401(k) plan in the form of cash, notes (in the case of loans), M&T common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the People’s United 401(k) plan, and M&T will endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollover.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, each present and former director and officer of People’s United or any of its subsidiaries is entitled to continued indemnification and insurance coverage through the combined company for acts or omissions occurring at or prior to the effective time of the merger. For additional information, see ‘‘The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance’’ beginning on page 132.

Membership of the Board of Directors of M&T and M&T Bank

As of the effective time, five (5) directors of People’s United will be appointed to the board of directors of M&T (each a “company designated director”). These individuals will include John P. Barnes and Kirk W. Walters, and the remaining company designated directors will be three (3) directors of People’s United immediately prior to the effective time as mutually agreed to by People’s United and M&T, who will be independent of M&T in accordance with applicable stock exchange standards. For additional information, see ‘‘The Merger—Governance of the Combined Company After the Merger’’ beginning on page 111. As of the date of this joint proxy statement/prospectus, no decisions have been made with respect to the three (3) remaining company designated directors.

On the closing date, M&T will invite all directors of People’s United other than the company designated directors to become members of a transition advisory board of M&T (the “advisory board”), and individuals who accept such invitation will be elected or appointed for a two (2)-year term as members of the advisory board and serve on the advisory board until the second (2nd) anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive annual compensation of $40,000.

Quantification of Potential Payments and Benefits to People’s United’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of People’s United that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to People’s United’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of People’s United’s stockholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of People’s United’s named executive officers would receive, using the following assumptions:

•	the effective time will occur on October 1, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each of People’s United’s named executive officers will experience a termination without “cause” at such time;

•	the named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement/prospectus;

•	the equity awards that are outstanding as of the date of this proxy statement/prospectus remain unchanged;

•	for purposes of the unvested People’s United performance shares, the achievement of target performance;

•	for purposes of the annual bonus plan in which the named executive officers participate, the achievement of target performance; and

•	a price per share of $156.88, the average closing market price of M&T common stock over the first five business days following the public announcement of the merger.

The calculations in the table below do not include amounts People’s United named executive officers were already entitled to receive or vested in as of the date hereof, and do not reflect any possible reductions under the Section 280G “net-better” cutback provisions included in the change in control agreements described above beginning on page 106 in the section entitled “—Change in Control Agreements.” In addition, these amounts do not include any other incentive award grants, issuances or forfeitures that may be made or occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger, and do not reflect any People’s United equity or other incentive awards that are expected to vest in accordance with their terms prior to October 1, 2021. Further, these amounts do not include the value of additional unallocated shares, if any, that may be allocated to the named executive officers (as with all other ESOP participants) upon termination of the ESOP in connection with the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment.

Golden Parachute Compensation

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
John P. Barnes	26,213,273	7,906,475	39,557	34,159,306
Lee C. Powlus	3,213,880	1,688,675	27,015	4,929,570
R. David Rosato	3,187,550	1,674,810	46,023	4,908,383
Jeffrey J. Tengel	4,049,380	2,186,089	39,609	6,275,077
Kirk W. Walters	9,465,434	1,405,614	39,288	10,910,336

(1)

Cash. The cash payments payable to the named executive officers consist of (i) the following severance benefits payable on a termination without cause or a resignation for good reason within three years after closing pursuant to the change in control agreements: (a) a lump sum payment equal to three times the sum of (x) the named executive officer’s annual base salary as in effect immediately prior to termination of employment, plus (y) an amount equal to the target amount of the named executive officer’s annual cash bonus for the year prior to the year in which the change in control occurs (the amount in clause (y), the “target bonus level”); (b) a lump-sum payment equal to the pro-rata amount of the named executive officer’s annual cash bonus during the year of termination based on the target bonus level; and (c) a lump sum payment equal to the retirement benefits the named executive officer would have earned if he had remained employed for two additional years following the date his employment is terminated, under the People’s United qualified and non-qualified retirement plans in which he participates and (ii) for each of Messrs. Barnes and Walters: a lump sum cash payment pursuant to the restrictive covenant agreements in an amount equal to $18 million and $6 million, respectively. The cash severance amounts above are “double-trigger.”

Such cash severance amounts are payable upon a termination without cause or voluntary resignation for good reason within three years after a change in control, other than the amounts payable pursuant to the restrictive covenant agreements for Messrs. Barnes and Walters, which agreements assume a termination in connection with the closing of the Merger and which amounts are payable within 30 days following the closing. For the named executive officers, receipt of the cash severance payments pursuant to the change in control agreements is conditioned upon the named executive officer’s execution of a general release, and payments to Messrs. Barnes and Walters in respect of their restrictive covenant agreements are subject to compliance with restrictive covenants relating to non-competition and non-solicitation, in each case, for a period of three years following the closing. The double-trigger severance amounts above are in lieu of the amounts payable pursuant to any other severance or employment agreement between the named executive officer and People’s United, and any severance or change in control plan of People’s United, including but not limited to The People’s Bank Change in Control Employee Severance Plan. Additionally, for the named executive officers, the pro-rata amount of the named executive officer’s annual target incentive compensation during the year of termination is in lieu of the amounts payable pursuant to the merger agreement in respect of the annual bonus plan. Accordingly, the prorated portion of such named executive officer’s annual bonus to be paid pursuant to the merger agreement is not reflected in this table.

Name	Cash Severance ($)	Pro-Rata Incentive Compensation ($)	Retirement Benefits ($)	Restrictive Covenant Payment ($)	Total ($)
John P. Barnes	7,129,427	934,468	149,378	18,000,000	26,213,273
Lee C. Powlus	2,837,486	319,022	57,372	—	3,213,880
R. David Rosato	2,814,239	316,409	56,902	—	3,187,550
Jeffrey J. Tengel	3,551,625	425,892	71,863	—	4,049,380
Kirk W. Walters	3,039,459	364,475	61,500	6,000,000	9,465,434

(2)

Equity. Upon a change in control, all equity or equity-based awards that have been granted by People’s United, its subsidiaries and/or their affiliates to the named executive officers, will be subject to the terms and conditions contained in the applicable plans and award agreements. The amounts in this table are “double trigger” and derived as described above.

Name	Stock Options ($)	Performance Shares ($)	Restricted Shares ($)	Total ($)
John P. Barnes	1,696,083	5,274,760	935,632	7,906,475
Lee C. Powlus	326,317	1,017,346	345,012	1,688,675
R. David Rosato	323,633	1,009,054	342,123	1,674,810
Jeffrey J. Tengel	422,445	1,316,959	446,684	2,186,089
Kirk W. Walters	301,265	939,154	165,195	1,405,614

(3)

Perquisites/Benefits. Reflects continued participation for two years by the named executive officer, his or her spouse and his or her dependents in People’s United group health plans in which he or she participates, or substantially equivalent medical coverage if People’s United is unable to provide such coverage. The benefits set forth above are all “double-trigger” (i.e., the benefits are payable only upon a termination without cause or voluntary resignation for good reason within three years after a change in control), with health benefit continuation subject to the execution of a release described above in note (1). This column does not reflect the estimated dollar value of additional allocations, if any, to the named executive officers in connection with the termination of the ESOP or the satisfaction of the ESOP loan balance prior to the closing.

Governance of the Combined Company After the Merger

The merger agreement provides that, prior to the effective time, the board of directors of M&T will take all actions necessary so that five (5) directors of People’s United immediately prior to the effective time will be appointed to the board of directors of M&T as of the effective time (such appointed directors, the “People’s United designated directors”). The People’s United designated directors will include John P. Barnes and Kirk W. Walters, and the remaining three will be directors of People’s United as mutually agreed to by People’s United and M&T, who shall be independent of M&T in accordance with applicable stock exchange standards.

The merger agreement also provides that, on the closing date of the merger, M&T will invite all directors of People’s United immediately prior to the effective time other than the People’s United designated directors to become members of a transition advisory board, and will cause all such individuals who accept such invitation to be elected or appointed for a two (2)-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second (2nd) anniversary of the closing date of the merger or until their respective earlier death or resignation, during which period such members will each receive annual compensation of $40,000.

Headquarters; Commitments to Communities

The merger agreement provides that, as of the effective time, Bridgeport, Connecticut will become M&T’s New England regional headquarters and M&T will retain People’s United’s headquarters building in Bridgeport, Connecticut.

The merger agreement also provides that it is the intention of M&T to retain as many employees of People’s United and its subsidiaries as feasible in Connecticut and Vermont, and, without limiting the foregoing, to remain one of the leading employers in Bridgeport, Connecticut.

Additionally, the merger agreement provides that, at or prior to the closing date of the merger, M&T will contribute $25,000,000 to a charitable foundation to support community development and reinvestment, and civic and charitable activities primarily in the greater Bridgeport, Connecticut area and such other areas as People’s United and M&T may mutually agree.

Accounting Treatment

M&T and People’s United prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of People’s United by M&T under the acquisition method of accounting, and M&T will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, M&T and People’s United need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, M&T and People’s United have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals from (i) the Federal Reserve Board (in respect of the mergers), the NYDFS and the CTDOB or (ii) referred to in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on M&T as the surviving entity in the merger.

Under the terms of the merger agreement, M&T will not be required, and People’s United will not be permitted without M&T’s prior written consent, to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on M&T and its subsidiaries, taken as a whole, after giving effect to the merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by People’s United stockholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

M&T and People’s United believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this joint proxy statement/prospectus and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of M&T following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 3 of the BHC Act with respect to the merger and the holdco merger and section 18(c)(2)(B) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the bank merger. The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the effect of the merger on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market. In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution; (iii) the convenience and needs of the communities to be served; (iv) the depository institutions’ effectiveness in combating money-laundering activities; and (v) the risk to the stability of the U.S. banking and financial system.

In considering an application under section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of M&T and People’s United in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. In their most recent CRA performance evaluations, M&T Bank received an overall “outstanding” regulatory rating and People’s United Bank received an overall “satisfactory” regulatory rating, respectively.

In addition, in connection with an interstate bank merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board, and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.

Furthermore, the BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the Federal Reserve Board.

The Federal Reserve Board has also stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns.

The initial submission of the applications to the Federal Reserve Board occurred on March 22, 2021.

NYDFS

The prior approval of the Superintendent of the NYDFS will be required under the New York Banking Law with respect to the bank merger. In determining whether to approve the bank merger, the Superintendent of the NYDFS will take into consideration, among other factors: whether the bank merger would be consistent with maintaining public confidence in the banking business and protecting the interests of depositors, creditors and shareholders, whether the bank merger would be consistent with adequate and sound banking and effective competition, whether the bank merger may result in such a lessening of competition as to be injurious to the interests of the public or tend toward monopoly, and, primarily, the public interest and the needs and convenience thereof. In addition, the Superintendent of the NYDFS will take into consideration the statutory policy that the NYDFS regulate banking organizations so as to ensure the safe and sound conduct of such organizations, to maintain public confidence in the business of banking, and to protect the public interest and the interests of depositors, creditors, and shareholders.

The initial submission of the application to the NYDFS occurred on March 22, 2021.

CTDOB

The prior approval of the Connecticut Banking Commissioner will be required under the Banking Law of the State of Connecticut with respect to the mergers. In considering the mergers, the Connecticut Banking Commissioner will review and consider, among other things, whether the investment and lending policies of M&T Bank and People’s

United Bank are consistent with safe and sound banking practices and will benefit the economy of Connecticut, whether the services or proposed services of M&T Bank and People’s United Bank are consistent with safe and sound banking practices and will benefit the economy of Connecticut, the competitive effects of the mergers, and the financial and managerial resources of M&T and M&T Bank. In considering the merger, the Connecticut Banking Commissioner must also consider whether it will result in the combined bank controlling greater than 30% of the deposits in the state, and may consider the adequacy of M&T’s anti-money laundering programs, policies and procedures and M&T’s record of compliance with anti-money laundering laws and regulations, whether the merger is unfair or prejudicial to depositors or to security holders of People’s United and People’s United Bank, whether the financial condition of M&T would jeopardize the financial stability of People’s United and People’s United Bank or prejudice the interests of depositors or security holders of People’s United and People’s United Bank and whether the mergers would not be in the interest of the depositors or security holders of People’s United and People’s United Bank based on the financial condition, competence, experience and integrity of M&T. The Connecticut Banking Commissioner must also determine whether the merger, the holdco merger or bank merger will promote public convenience, whether benefits to the public clearly outweigh possible adverse effects, and whether the terms of the merger, the holdco merger or bank merger are reasonable and in accordance with law and sound public policy. The Connecticut Banking Commissioner also will review the records of M&T Bank and People’s United Bank under the CRA. The Connecticut Banking Commissioner may hold a public hearing on the merger, the holdco merger and/or the bank merger.

The initial submission of the application to the CTDOB occurred on March 22, 2021.

Department of Justice

In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the mergers would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze the mergers’ effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Office of the Comptroller of the Currency

People’s United Bank is regulated by the Office of the Comptroller of the Currency (the “OCC”). As required by OCC regulation, a notice was submitted to the OCC on March 22, 2021, advising the agency that People’s United Bank intends to merge with and into M&T Bank.

Additional Regulatory Approvals and Notices

People’s United submitted a Continuing Membership Application to the Financial Industry Regulatory Authority (“FINRA”) on March 22, 2021 with respect to the proposed change in ownership of People’s United’s broker-dealer subsidiary, People’s Securities, Inc., which will become a direct and wholly owned subsidiary of M&T Bank. FINRA granted its approval of the Continuing Membership Application on April 9, 2021.

Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations, including notifications and/or applications to certain state financial services and banking regulators with respect to M&T Bank maintaining the existing People’s United Bank offices in those states and to certain non-U.S. and state insurance regulators with respect to People’s United’s insurance subsidiaries.

Treatment of People’s United Preferred Stock

In the merger, each share of People’s United preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new M&T preferred stock. For a description of the terms of the new M&T preferred stock, see the section entitled “Description of New M&T Preferred Stock” beginning on page 157.

Stock Exchange Listings

M&T common stock is listed for trading on the NYSE under the symbol “MTB.” People’s United common stock is listed on NASDAQ under the symbol “PBCT,” and People’s United preferred stock is listed on NASDAQ under the symbol “PBCTP.” In the merger, the People’s United common stock and People’s United preferred stock currently listed on NASDAQ will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, M&T will cause the shares of M&T common stock and new M&T preferred stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance. The merger agreement provides that neither M&T nor People’s United will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance. Following the merger, shares of M&T common stock will continue to be traded on the NYSE.

Appraisal or Dissenters’ Rights in the Merger

Under Section 910 of the NYBCL, M&T shareholders will not be entitled to dissenters’ rights in connection with the merger. If the merger is completed, M&T shareholders will not receive any consideration, and their shares of M&T common stock will remain outstanding and will constitute shares of M&T following the completion of the merger. Accordingly, M&T shareholders are not entitled to any dissenters’ rights in connection with the merger.

Under Section 262 of the DGCL, People’s United stockholders will not be entitled to appraisal rights in connection with the merger if, on the record date of the People’s United special meeting, shares of People’s United’s common stock are listed on a national securities exchange or held of record by more than two thousand (2,000) stockholders, and People’s United stockholders are not required to accept as consideration for their shares anything other than the shares of M&T, shares of another corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than two thousand (2,000) stockholders, cash paid in lieu of fractional shares or any combination of the foregoing. People’s United common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the People’s United special meeting. In addition, People’s United stockholders will receive shares of M&T common stock as consideration in the merger, which shares are currently listed on the NYSE, a national securities exchange, and are expected to continue to be so listed at the effective time. Accordingly, the holders of People’s United common stock are not entitled to any appraisal rights in connection with the merger.

Litigation Relating to the Merger

On April 5, 2021, a complaint captioned Shiva Stein v. People’s United Financial, Inc. et al., Case No. 1:21-cv-02901, was filed by a purported stockholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until the defendants disclose certain information that the plaintiff alleged as material information omitted from the registration statement, rescission of the merger agreement or any of its terms to the extent already implemented or awarding of rescissory damages, damages, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 7, 2021, a complaint captioned Andrew Van Wagoner v. People’s United Financial, Inc. et al., Case No. 1:21-cv-02983, was filed by a purported stockholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United, the People’s United board of directors, M&T and Merger Sub as defendants. The complaint alleges, among other things, that the registration statement omits material information which renders it false and misleading in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger if completed or awarding of rescissory damages, dissemination of a registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as rule 14a-9 promulgated thereunder, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 12, 2021, a complaint captioned Joseph Tessari v. People’s United Financial, Inc. et al., Case No. 1:21-cv-01956, was filed by a purported stockholder of People’s United in the U.S. District Court for the Eastern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement contains materially false and misleading statements and omissions in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger unless and until the defendants disclose and disseminate certain information that the plaintiff alleged as material information omitted from the registration statement, rescission of the merger or awarding of rescissory damages if the merger is completed, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and rule 14a-9 promulgated thereunder, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 14, 2021, a complaint captioned Roberto Loza v. People’s United Financial, Inc. et al., Case No. 1:21-cv-03273, was filed by a purported stockholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement omits material information with respect to the merger, which renders the registration statement false and misleading, and that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger or awarding of rescissory damages if the merger is completed, a direction that the individual defendants disseminate a registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 19, 2021, a complaint captioned Tammy Raul v. M&T Bank Corporation et al., Case No. 1:21-cv-03414, was filed by a purported shareholder of M&T in the U.S. District Court for the Southern District of New York. The complaint names M&T and the M&T board of directors as defendants. The complaint alleges, among other things, that the M&T board of directors authorized the filing of a materially incomplete and misleading registration statement with the SEC, and that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, a direction that the individual defendants disseminate an amendment to the registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a direction that the defendants account to plaintiff for all damages sustained because of the alleged violations, and an award of attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 21, 2021, a complaint captioned Michael J. Hynes v. People’s United Financial, Inc. et al., Case No. 1:21-cv-03554, was filed by a purported shareholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement is materially deficient and misleading in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger, rescission of the merger or awarding of rescissory damages if the merger is completed, a direction that the individual defendants disseminate a registration statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder, and an award of reasonable allowance for attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

On April 22, 2021, a complaint captioned Michael Rubin v. People’s United Financial, Inc. et al., Case No. 1:21-cv-03575, was filed by a purported shareholder of People’s United in the U.S. District Court for the Southern District of New York. The complaint names People’s United and the People’s United board of directors as defendants. The complaint alleges, among other things, that the registration statement omits or misrepresents material information in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger unless and until the defendants disclose and disseminate certain information that the plaintiff alleged in the complaint as material information, rescission of the merger or awarding of rescissory damages if the merger is completed, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder, and an award of reasonable allowance for attorneys’ and experts’ fees. M&T and People’s United believe the claims asserted in the lawsuit are without merit.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. M&T and People’s United intend to defend vigorously against the pending lawsuits described above and any other future lawsuits challenging the merger.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about M&T or People’s United. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings M&T and People’s United make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 185 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about M&T and People’s United contained in this joint proxy statement/prospectus or in the public reports of M&T or People’s United filed with the SEC may supplement, update or modify the factual disclosures about M&T and People’s United contained in the merger agreement. The merger agreement contains representations and warranties by M&T and Merger Sub, on the one hand, and by People’s United, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by M&T, Merger Sub and People’s United were qualified and subject to important limitations agreed to by M&T, Merger Sub and People’s United in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that M&T and People’s United each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about M&T and People’s United at the time they were made or otherwise.

Structure of the Merger

Each of M&T’s and People’s United’s respective boards of directors has unanimously approved and adopted the merger agreement. Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into People’s United, with People’s United as the surviving entity. As soon as reasonably practicable following the merger and as part of a single integrated transaction for purposes of the Code, the holdco merger will occur in which People’s United will merge with and into M&T, with M&T as the surviving entity. The merger agreement further provides that at a date and time following the holdco merger as determined by M&T, the bank merger will occur in which People’s United Bank will merge with and into M&T Bank, with M&T Bank as the surviving bank.

Prior to the consummation of the merger, M&T may change the method or structure of effecting the combination of M&T and People’s United and, if and to the extent requested by M&T, People’s United will agree to enter into such amendments to the merger agreement as M&T may reasonably request in order to give effect to such restructuring, except that no such change or amendment may (i) alter or change the amount or kind of merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to People’s United stockholders or (iii) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of People’s United common stock issued and outstanding immediately prior to the effective time, including each People’s United director restricted share and except for shares of People’s United common stock owned by People’s United or M&T (in each case, other than shares of People’s United common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by People’s United or M&T in respect of debts previously contracted), will be converted into the right to receive 0.118 of a share of M&T common stock.

If the outstanding shares of People’s United common stock or M&T common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give M&T shareholders and People’s United stockholders the same economic effect as contemplated by the merger agreement prior to such event.

Also in the merger, each share of People’s United preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a share of new M&T preferred stock. The new M&T preferred stock will have terms that are substantially as set forth in the form of certificate of amendment that creates the new M&T preferred stock, which is attached to the joint proxy statement/prospectus as Annex C.

Fractional Shares

M&T will not issue any fractional shares of M&T common stock in the merger. Instead, a former holder of People’s United common stock who otherwise would have received a fraction of a share of M&T common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the M&T closing share value by (ii) the fraction of a share (after taking into account all shares of People’s United common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of M&T common stock which such holder would otherwise be entitled to receive.

Governing Documents

At the effective time, the certificate of incorporation and bylaws of Merger Sub, in each case as in effect immediately prior to the effective time, will be the certificate of incorporation and bylaws of the surviving entity of the merger until thereafter amended in accordance with applicable law, except that, in each case, references to the name of Merger Sub will be replaced by “People’s United Financial, Inc.”

At the effective time of the holdco merger, the M&T certificate of incorporation, as amended pursuant to the M&T charter amendment proposal and for the filing of the terms of the new M&T preferred stock, and the bylaws of M&T, in each case as in effect immediately prior to the effective time of the holdco merger, will become the certificate of incorporation and bylaws of M&T following the consummation of the merger.

Treatment of People’s United Equity Awards

People’s United Restricted Share Awards

At the effective time, each outstanding People’s United restricted share under the People’s United stock plans, other than any People’s United director restricted shares, will, automatically and without any action on the part of the holder thereof, cease to represent a restricted share of People’s United common stock and will be converted into a number of M&T restricted shares equal to the exchange ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided in the merger agreement, at and following the effective time, each such M&T restricted share will continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United restricted share immediately prior to the effective time.

People’s United Performance Share Awards

At the effective time, each outstanding People’s United performance share under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of People’s United common stock and will be converted into an M&T stock-based RSU. The number of shares of M&T common stock subject to each such M&T stock-based RSU will be equal to the product (rounded up or down to the nearest whole number, with 0.5 rounding up) of (i) the number of shares of People’s United common stock subject to such People’s United performance share immediately prior to the effective time (including any applicable dividend equivalents) based on the higher of target performance and actual performance through the effective time as reasonably determined by the compensation committee of the People’s United board of directors in its reasonable judgment and in consultation with M&T, multiplied by (ii) the exchange ratio. Except as specifically provided in the merger agreement, at and following the effective time, each such M&T stock-based RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to the applicable People’s United performance share immediately prior to the effective time.

People’s United Option Awards

At the effective time, each outstanding People’s United option under the People’s United stock plans, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of People’s United common stock and will be converted into an M&T option equal to the product (rounded down to the nearest whole number) of (i) the number of shares of People’s United common stock subject to such People’s United option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of People’s United common stock of such People’s United option immediately prior to the effective time divided by (b) the exchange ratio; provided, however, that the exercise price and the number of shares of M&T common stock purchasable pursuant to the People’s United options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any People’s United option to which Section 422 of the Code applies, the exercise price and the number of shares of People’s United common stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided in the merger agreement or in the confidential disclosure schedules, following the effective time, each People’s United option will continue to be governed by the same terms and conditions (including vesting and exercisability terms, after giving effect to any “change in control” post-termination protections under the applicable People’s United stock plan or award agreement) as were applicable to such People’s United option immediately prior to the effective time.

The merger agreement also provides that, in the event of a “Change in Control” (as defined in the M&T equity plan) following the closing, any then-outstanding M&T converted equity award, to the extent not then vested, will be treated in accordance with Section 10.1 of the M&T equity plan.

Closing and Effective Time of the Merger

The merger will become effective at such date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware, or at such other date and time provided by applicable law. The closing will occur remotely by electronic exchange of documents at 10:00 a.m., New York City time no later than six (6) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement; provided that if the closing would otherwise occur on one of the last three (3) business days of the month in which all of the conditions set forth in the merger agreement have been satisfied or waived, then the closing will not take place earlier than the first (1st) business day of the immediately following month.

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, and in any event within five (5) business days thereafter, M&T will cause the exchange agent to mail to each holder of record of one or more old certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or book-entry account statements) representing shares of People’s United common stock or People’s United preferred stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or, at M&T’s option, evidence in book-entry form) representing the number of whole shares of M&T common stock and any cash in lieu of fractional shares or shares of new M&T preferred stock, as applicable, which shares of People’s United common stock or People’s United preferred stock represented by such old certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for People’s United common stock or People’s United preferred stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by M&T or the exchange agent, the posting of a bond in an amount as M&T or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of People’s United of People’s United common stock or People’s United preferred stock that were issued and outstanding immediately prior to the effective time.

Withholding

M&T will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, cash dividends or distributions or any other cash amounts payable under the merger agreement to any holder of People’s United common stock or People’s United preferred stock the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to M&T common stock or new M&T preferred stock will be paid to the holder of any unsurrendered old certificate representing shares of People’s United common stock or People’s United preferred stock, as applicable, until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of M&T common stock or new M&T preferred stock that the shares of People’s United common stock or People’s United preferred stock, as applicable, represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by People’s United to M&T and Merger Sub and by M&T and Merger Sub to People’s United relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	information technology;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger and the holdco merger, taken together, from qualifying as a reorganization under Section 368(a) of the Code;

•	opinions from each party’s respective financial advisor(s);

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents; and

•	loan portfolio matters.

The merger agreement contains additional representations and warranties made by People’s United with respect to:

•	real property;

•	intellectual property;

•	insurance matters;

•	investment advisor subsidiaries;

•	insurance subsidiaries; and

•	broker-dealer subsidiaries.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by M&T and People’s United, respectively, and (ii) qualified by the reports of M&T or People’s United, as applicable, filed with the SEC during the period from June 30, 2019 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of M&T, Merger Sub and People’s United are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either People’s United, M&T or M&T as the surviving entity in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability (including any COVID-19 pandemic measures) to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the COVID-19 pandemic or any COVID-19 pandemic measures);

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the COVID-19 pandemic);

•

public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (however, the foregoing will not apply for purposes of certain representations and warranties relating to (i) the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers and (ii) required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger, the holdco merger or the bank merger) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law (including COVID-19 pandemic measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (i) People’s United will, and will cause its subsidiaries to (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (ii) each of M&T and People’s United will, and will cause its respective subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either M&T or People’s United to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, People’s United will not, and will not permit any of its subsidiaries to, without the prior written consent of M&T (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of People’s United or any of its wholly owned subsidiaries to People’s United or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of People’s United) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business will include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

•	adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of People’s United or any securities of its subsidiaries, except, in each case, (i) regular quarterly cash dividends by People’s United at a rate not in excess of $0.1825 per share of People’s

United common stock, and any associated dividend equivalents for People’s United equity awards, (ii) dividends paid by any of the subsidiaries of People’s United to People’s United or any of its wholly owned subsidiaries, (iii) dividends provided for and paid on People’s United preferred stock in accordance with the terms of People’s United’s preferred stock, or (iv) the acceptance of shares of People’s United common stock as payment for the exercise price of People’s United options or for withholding taxes incurred in connection with the exercise of People’s United options or the vesting or settlement of People’s United equity awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements;

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grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of People’s United or any securities of its subsidiaries;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of People’s United or any securities of its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of People’s United or any securities of its subsidiaries, except pursuant to the exercise of People’s United options or the vesting or settlement of People’s United equity awards (and dividend equivalents thereon, if any) in accordance with their terms, in each case, outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement to the extent permitted under the merger agreement;

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sell, transfer, license, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned subsidiary of People’s United;

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in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to People’s United or its subsidiaries, or enter into certain material contracts;

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except as required under applicable law or the terms of any People’s United benefit plans existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any People’s United benefit plan or any arrangement that would be a People’s United benefit plan if in effect on the date of the merger agreement, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees at a job level below 65 (a) in connection with a promotion or change in responsibilities and to a level consistent with similarly-situated peer employees or (b) the payment of incentive compensation for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any People’s United benefit plan, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any People’s United benefit plan, (vi) terminate the employment or services of any employee with a job level 65 or above, other than for cause, or (vii) hire any employee with a job level 65 or above or promote any employee to a job level 65 or above (other than as a replacement hire or promotion receiving substantially similar terms of employment);

•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

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except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding, in an amount and for consideration in excess of $10,000,000 individually or $30,000,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by People’s United or its subsidiaries in respect thereof), or that would impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or M&T following the consummation of the merger or its subsidiaries;

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take any action where such action or failure to act could reasonably be expected to prevent the merger and the holdco merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its charter, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

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other than in prior consultation with M&T, materially restructure or materially change its investment securities, derivatives, wholesale funding or bank owned life insurance portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

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(i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity, or (iii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (a) in the case of any loan or extension of credit or renewal thereof with a risk rating of 6 or worse (as determined in the ordinary course of business consistent with past practice under its and its subsidiaries’ lending policies in effect as of the date of the merger agreement), not in excess of $50,000,000 in a single transaction or $150,000,000 in the aggregate, (b) in the case of any loan or extension of credit or renewal thereof (other than in its mortgage warehouse lending business) with a risk rating of 5 or higher (as determined in the ordinary course of business consistent with past practice under its and its subsidiaries’ lending policies in effect as of the date of the merger agreement), not in excess of $75,000,000 in a single transaction or $300,000,000 in the aggregate, and (c) in the case of any loan or extension of credit or renewal thereof in its mortgage warehouse lending business with a risk rating of 5 or higher (as determined in the ordinary course of business consistent with past practice under its and its subsidiaries’ lending policies in effect as of the date of the merger agreement), not in excess of $150,000,000 in a single transaction or $300,000,000 in the aggregate; provided, that any consent from M&T sought pursuant to clause (iii) will not be unreasonably withheld, and if M&T does not respond to any such request for consent within three (3) business days after the relevant loan package is provided to M&T, such non-response will be deemed to constitute consent pursuant to clause (iii);

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make, or commit to make, any capital expenditures that exceed by more than five percent (5%) of People’s United’s capital expenditure budget set forth in the confidential disclosure schedules delivered by People’s United;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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(i) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries or (ii) acquire or sell or agree to acquire or sell, any real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $250,000 for any individual property or enter into, create, amend, renew or terminate (or give written notice of a proposed renewal or termination) any lease with respect to real property requiring base annual rental payments under any individual lease in excess of $100,000;

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take any action that is intended or reasonably likely to result in any of the conditions to the consummation of the merger as set forth in the merger agreement not being satisfied in a timely manner, except as may be required by applicable law;

•	abandon, cancel, or otherwise allow to lapse or expire any material intellectual property owned by it or any of its subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Furthermore, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, M&T will not, and will not permit any of its subsidiaries to, without the prior written consent of People’s United (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

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amend its charter or its bylaws in a manner that would materially and adversely affect People’s United stockholders, or adversely affect People’s United stockholders relative to other M&T shareholders;

•	adjust, split, combine or reclassify any of its capital stock or make, declare or pay any extraordinary dividend on any of its capital stock;

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incur any indebtedness for borrowed money (other than indebtedness of M&T or any of its wholly owned subsidiaries to M&T or any of its subsidiaries) that would reasonably be expected to prevent M&T or its subsidiaries from assuming People’s United’s or its subsidiaries’ outstanding indebtedness;

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take any action where such action or failure to act could reasonably be expected to prevent the merger and the holdco merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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take any action that is intended or reasonably likely to result in any of the conditions to the consummation of the merger as set forth in the merger agreement not being satisfied in a timely manner, except as may be required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

M&T and People’s United have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings,

(and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. Each of M&T and People’s United has agreed to use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the merger. However, in no event will M&T or any of its subsidiaries be required, and in no event will People’s United or any of its subsidiaries be permitted (without the prior written consent of M&T), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on M&T and its subsidiaries, taken as a whole, after giving effect to the merger. M&T and People’s United have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement. M&T and People’s United have further agreed to promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity in connection with or affecting the transactions contemplated by the merger agreement which the other party does not attend or participate in, to the extent permitted by such governmental entity and subject to applicable law and the merger agreement.

Employee Matters

The merger agreement provides that, commencing on the effective time and ending on December 31, 2022, unless otherwise mutually determined by People’s United and M&T prior to the effective time, M&T will provide to continuing employees (i) base salary or base wage that is no less than the base salary or base wage provided by People’s United and its subsidiaries to each such continuing employee immediately prior to the effective time, (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by People’s United and its subsidiaries to each such continuing employee immediately prior to the effective time, and (iii) employee benefits (other than severance and equity-based incentive opportunities) that are comparable to those provided to the continuing employees immediately prior to the effective time. Notwithstanding the foregoing, M&T and People’s United agree that, during the period commencing at the effective time and ending on the first anniversary thereof, M&T will provide severance payments and benefits as described in the confidential disclosure schedules with respect to any continuing employee who is involuntarily terminated during such period.

The merger agreement also provides that, with respect to any employee benefit plans of M&T or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), the merger agreement provides that M&T and its subsidiaries will, to the extent permitted by applicable law and the terms of the new plans, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of M&T or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with People’s United and its subsidiaries for all purposes under each applicable new plan (it being understood that, for the avoidance of doubt, such service credit will not entitle any continuing employee to benefits under any frozen M&T benefit plan), as if such service had been performed with M&T, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

Further, the merger agreement provides that, M&T agrees that, with respect to the annual bonus plans set forth on the confidential disclosure schedules (the “annual incentive plans”), it will provide each continuing employee who participates in an annual incentive plan (an “incentive plan participant”) with a normal and customary annual cash incentive award for the year during which the closing occurs determined as the sum of (i) a pro-rated portion of the bonus with respect to the portion of the year of the closing that occurs prior to the closing, which bonus will be determined based upon actual performance through the closing date, as reasonably determined in good faith by People’s United prior to the closing; provided that such amounts have been accrued in People’s United’s internal financial records consistent with past practice, plus (ii) a pro-rated portion of the bonus with respect to the portion of the year of the closing that occurs after the closing determined by M&T and in accordance with the terms of the merger agreement described above. Such amounts will be paid at the time annual incentive plan payments would typically be paid so long as an incentive plan participant remains employed through the relevant payment date; provided that M&T will provide any incentive plan participant who experiences a termination of employment on or after the closing due to death, disability (as defined in People’s United’s long-term disability plan), an involuntary termination without cause, or, if applicable, by the incentive plan participant for good reason, with respect to which the incentive plan participant is eligible to receive severance benefits under a People’s United benefit plan or an M&T benefit plan payment of the amount that would otherwise have been payable under the merger agreement pro-rated, as applicable, for the portion of the year of the closing during which such incentive plan participant was employed and provided further that in no event will payment of any amounts under the annual incentive plans pursuant to the merger agreement result in the duplication of payments to any incentive plan participant under any People’s United benefit plan. Notwithstanding the foregoing, in no event will the above terms amend, modify or otherwise reduce any severance payments to which an incentive plan participant is eligible to receive pursuant to any People’s United benefit plan that is calculated by reference to a multiple of a target or actual cash incentive bonus.

The merger agreement also provides that, prior to the effective time, M&T will use reasonable best efforts to provide each change in control employee with a revised change in control agreement whereby such change in control employees will receive the cash severance amounts payable to such change in control employee upon a termination without “cause” or a resignation for “good reason” during the “protection period” (as such terms are defined in the applicable change in control agreement) pursuant to the applicable change in control agreement, notwithstanding that the change in control employee will not then be eligible to receive such amount because he or she has not been involuntarily terminated by M&T other than for cause or resigned for good reason, as follows, subject to execution and non-revocation of a general release of claims substantially in the form attached to the applicable change in control employee’s change in control agreement in favor of M&T and its subsidiaries prior to the first payment: (i) forty percent (40%) upon the closing, (ii) thirty percent (30%) upon the first anniversary of closing and (iii) thirty percent (30%) upon the second anniversary of closing, in each case, subject to continued employment through such date (and, for the avoidance of doubt, the “net better” cutback provisions of the change in control agreement). Notwithstanding the foregoing, to the extent any such change in control employee’s employment with M&T or any M&T subsidiary terminates for any reason other than for cause or as a result of such change in control employee’s resignation other than for good reason on or before the third anniversary of closing, such change in control employee will be entitled to any then unpaid cash severance, and, to the extent applicable, remain eligible to receive any other benefits (including, for the avoidance of doubt, any retirement and group health continuation benefits) in accordance with his or her change in control agreement (subject to the release requirement described above). Prior to the effective time, in order to facilitate the foregoing, People’s United will provide M&T with reasonable access to the change in control employees. Prior to M&T providing a revised change in control agreement to any change in control employee, M&T will provide People’s United with a draft form of the revised change in control agreement, the form and substance of which will be subject to the review and approval of People’s United, which will not be unreasonably withheld, and M&T will deliver to People’s United an executed copy of each revised change in control agreement as soon as practicable following its execution. For the avoidance of doubt, to the extent any such change in control employee does not enter into a revised change in control agreement, such change in control employee will remain subject to his or her change in control agreement in accordance with the terms thereof and failure to enter into a revised change in control agreement will in no way affect the rights or benefits such change in control employee has or may have under such change in control agreement.

The merger agreement also provides that M&T will make reasonable best efforts to prioritize former employees of People’s United and its subsidiaries in the selection process to fill such job openings related to their experience.

If requested by M&T in writing delivered to People’s United not less than fifteen (15) business days before the closing date, the board of directors of People’s United (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the People’s United 401(k) plan, effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If M&T requests that the People’s United 401(k) plan be terminated, (i) People’s United will provide M&T with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by M&T) not later than two (2) days immediately preceding the closing date, and (ii) the continuing employees will be eligible to participate, effective as of the effective time, in the M&T 401(k) plan. M&T and People’s United will take any and all actions as may be required, including amendments to the People’s United 401(k) plan and/or the M&T 401(k) plan, to permit the continuing employees to make rollover contributions to the M&T 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the People’s United 401(k) plan in the form of cash, notes (in the case of loans), M&T common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the People’s United 401(k) plan, and M&T will endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollovers.

On and after the date of the signing of the merger agreement, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by People’s United with respect to employment, compensation or benefits matters addressed in the merger agreement or related, directly or indirectly, to the transactions contemplated by the merger agreement will be subject to the prior prompt review and comment of M&T, and People’s United will consider in good faith revising such notice or communication to reflect any comments or advice that M&T timely provides. Similarly, on and after the date of the signing of the merger agreement, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by M&T with respect to employment, compensation or benefits matters addressed in the merger agreement or related, directly or indirectly, to the transactions contemplated by the merger agreement will be subject to the prior prompt review and comment of People’s United, and M&T will consider in good faith revising such notice or communication to reflect any comments or advice that People’s United timely provides.

Except as otherwise expressly set forth in the merger agreement, M&T agrees to assume and honor, in accordance with their terms, all People’s United benefit plans, it being understood that this sentence will not be construed to limit the ability of M&T or any of its subsidiaries to amend or terminate any People’s United benefit plan to the extent that such amendment or termination is permitted by the terms of the applicable People’s United benefit plan. M&T agrees that the transactions contemplated by the merger agreement will constitute a “change in control”, “change of control” or other similar concept under any People’s United benefit plan, and, prior to the effective time, the People’s United board of directors (or the compensation committee thereof) will be empowered to take such action as necessary to declare such status under such People’s United benefit plans.

Under the terms of the merger agreement, People’s United and M&T agreed to take certain additional actions set forth in the confidential disclosure schedules. Nothing in the merger agreement will confer upon any employee, officer, director or consultant of M&T or People’s United or any of their subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, People’s United, M&T or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving entity, People’s United, M&T or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of M&T or People’s United or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any People’s United benefit plan or M&T benefit plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular People’s United benefit plan or M&T benefit plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of M&T or People’s United or any of their subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

ESOP Matters

The merger agreement provides that, prior to the closing date, People’s United will take any and all actions and adopt such necessary resolutions to terminate the ESOP effective as of the date immediately preceding the closing date and adopt such amendments to the ESOP to terminate the ESOP and effectuate the provisions of the merger agreement. The ESOP amendments will provide that (i) all ESOP participant accounts will be fully vested, (ii) no new participants will be admitted to the ESOP on or after the ESOP termination date, and (iii) no additional benefits will accrue to any ESOP participant with respect to services performed on or after the closing date. The form and substance of all such resolutions and amendments will be subject to the review and approval of M&T, which will not be unreasonably withheld, and People’s United will deliver to M&T an executed copy of the resolutions and amendments as soon as practicable following their adoption by the People’s United board of directors and will fully comply with such resolutions and amendments.

In connection with the termination of the ESOP and the merger, People’s United will cause all outstanding indebtedness of the ESOP (including any loan made to the ESOP) to be satisfied in full at least five (5) business days prior to the closing date. People’s United will cancel or offset any loan made to the ESOP (including accrued interest thereon) in exchange for unallocated shares attributable to such loan having an aggregate fair market value that is not more than the outstanding amount of such loan plus accrued interest. This will result in the cancellation of both the loan receivable and payable on the books of People’s United. Any remaining shares of People’s United common stock held by the ESOP trust after repayment of any loan made to the ESOP will be converted into shares of M&T common stock in accordance with the terms of the merger agreement, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP’s suspense account after satisfaction of such loan and conversion of the shares of People’s United common stock into M&T common stock will be allocated as earnings to the accounts of the ESOP participants who are employed as of the date of termination of the ESOP based on their account balances under the ESOP as of such date. For the avoidance of doubt, the immediately preceding sentence will have no effect if there are no such unallocated shares or any other unallocated assets remaining in the ESOP’s suspense account. Prior to the closing date, People’s United will provide M&T documentary evidence sufficient to show that all outstanding indebtedness of People’s United’s ESOP (including any loan made to the ESOP) has been satisfied in full.

As soon as practicable after the closing date, M&T will file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the ESOP, M&T will take any and all actions as may be required, including amendments to the M&T 401(k) plan to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) at the time of such distribution from the ESOP in an amount equal to the full account balance distributed to such continuing employee from the ESOP to the M&T 401(k) plan.

Director and Officer Indemnification and Insurance

The merger agreement provides that after the effective time, M&T as the surviving entity in the merger will indemnify and hold harmless all present and former directors, officers and employees of People’s United and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of People’s United or its subsidiaries or is or was serving at the request of People’s United or its subsidiaries as a director or officer of another person and pertaining to matters existing or occurring at or prior to the effective time of the merger, in each case to the fullest extent permitted by applicable law, the People’s United certificate of incorporation, the People’s United bylaws and the governing or organizational documents of any subsidiary of People’s United; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by M&T as the surviving entity in the merger.

The merger agreement requires M&T, as the surviving entity in the merger, to maintain for a period of six (6) years after consummation of the merger People’s United’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, M&T is not required to spend annually more than three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by People’s United for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then M&T will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, People’s United, in consultation with, but only upon the consent of M&T, may (and at the request of M&T, People’s United will use its reasonable best efforts to), obtain at or prior to the effective time a six (6)-year “tail” policy under People’s United’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Headquarters of the Combined Company

Pursuant to the merger agreement, Bridgeport, Connecticut will become M&T’s New England regional headquarters and M&T will retain the People’s United headquarters building in Bridgeport, Connecticut.

Commitments to Communities

The merger agreement provides that the parties agree that it is the intention of M&T to retain as many employees of People’s United and its subsidiaries as feasible in Connecticut and Vermont, and, without limiting the foregoing, to remain one of the leading employers in Bridgeport, Connecticut. Further, M&T agreed that at or prior to the closing date it will contribute $25,000,000 to a charitable foundation to support community development and reinvestment, and civic and charitable activities primarily in the greater Bridgeport, Connecticut area and such other areas as People’s United and M&T may mutually agree.

Restructuring Efforts

The merger agreement provides that if People’s United fails to obtain the required vote of People’s United stockholders to approve the People’s United merger proposal or if M&T fails to obtain the required vote of M&T shareholders to approve the M&T charter amendment proposal and the M&T share issuance proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of People’s United as provided for in the merger agreement, or any term that would adversely affect the tax treatment of the transactions contemplated in the merger agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective shareholders or stockholders, as applicable, for approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of M&T common stock and new M&T preferred stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by M&T of People’s United’s indebtedness, public announcements with respect to the transactions contemplated by the merger agreement, the amendment of the M&T charter and transition matters.

Combined Company Governance

The merger agreement provides that, prior to the effective time, the board of directors of M&T will take all actions necessary so that five (5) directors of People’s United immediately prior to the effective time will be appointed to the board of directors of M&T as of the effective time (such appointed directors, the “People’s United designated directors”). The People’s United designated directors will include John P. Barnes and Kirk W. Walters, and the remaining three will be directors of People’s United as mutually agreed to by People’s United and M&T, who shall be independent of M&T in accordance with applicable stock exchange standards.

The merger agreement also provides that, on the closing date of the merger, M&T will invite all directors of People’s United immediately prior to the effective time other than the People’s United designated directors to become members of a transition advisory board, and will cause all such individuals who accept such invitation to be elected or appointed for a two (2)-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second (2nd) anniversary of the closing date of the merger or until their respective earlier death or resignation, during which period such members will each receive annual compensation of $40,000.

Meetings; Recommendation of M&T’s and People’s United’s Boards of Directors

Each of M&T and People’s United has agreed to call a meeting of its shareholders and stockholders, respectively, for the purpose of voting upon the adoption of the merger agreement (in the case of the People’s United stockholders) (the “requisite People’s United vote”) and the M&T charter amendment and the M&T share issuance (in the case of the M&T shareholders) (the “requisite M&T vote”), and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Each of People’s United and M&T and their respective boards of directors has agreed to use its reasonable best efforts to obtain from M&T shareholders and People’s United stockholders, respectively, the vote required to approve the adoption of the merger agreement (in the case of the People’s United stockholders) and the vote required to approve the M&T charter amendment and the M&T share issuance (in the case of the M&T shareholders), including by communicating to M&T shareholders and People’s United stockholders respectively the M&T board recommendation that M&T shareholders approve and adopt the M&T charter amendment and the M&T share issuance (the “M&T board recommendation”) and the People’s United board recommendation that People’s United stockholders adopt the merger agreement (the “People’s United board recommendation”), as applicable. Each of M&T and People’s United has agreed that each of M&T and People’s United and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the M&T board recommendation, in the case of M&T, or the People’s United board recommendation, in the case of People’s United, (ii) fail to make the M&T board recommendation, in the case of M&T, or the People’s United board recommendation, in the case of People’s United, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the M&T board recommendation, in the case of M&T, or the People’s United board recommendation, in the case of People’s United, in each case within ten (10) business days (or such fewer number of days as remains prior to the

M&T shareholders meeting or the People’s United stockholders meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the M&T board of directors or the People’s United board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the M&T board recommendation or the People’s United board recommendation, as applicable, then, in the case of M&T, prior to the receipt of the requisite M&T vote, and in the case of People’s United, prior to the receipt of the requisite People’s United vote, such board of directors may submit the merger agreement to its shareholders or stockholders, respectively, without recommendation and may communicate the basis for its lack of a recommendation to its shareholders or stockholders, as applicable, to the extent required by law, provided that (i) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the M&T board recommendation or the People’s United board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

M&T and People’s United must adjourn or postpone the M&T shareholders meeting or the People’s United stockholders meeting, as applicable, if there are insufficient shares of M&T common stock or People’s United common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting People’s United or M&T, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite People’s United vote or the requisite M&T vote, and subject to the terms and conditions of the merger agreement, People’s United or M&T, as applicable, will continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders, as applicable. Notwithstanding any recommendation change by the M&T board of directors or the People’s United board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the M&T charter amendment proposal and the M&T share issuance proposal (in the case of the M&T shareholders) and the People’s United merger proposal (in the case of the People’s United stockholders) to a vote of such shareholders or stockholders, as applicable.

Agreement Not to Solicit Other Offers

Each of M&T and People’s United has agreed that it will, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than People’s United, in the case of M&T, or M&T, in the case of People’s United, with respect to any acquisition proposal.

Each of M&T and People’s United has agreed that it will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, (i) with respect to People’s United, other than the transactions contemplated by the merger agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (a) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of People’s United and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of People’s United or its subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of People’s United, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of People’s United or its subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of People’s United or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving People’s United or its subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of People’s United; and (ii) with respect to M&T, other than the transactions contemplated by the merger agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, transactions described in subclauses (a) through (c) of clause (i) of this sentence, substituting (x) “M&T” for “People’s United” thereof and (y) “50%” for “25%” thereof.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite M&T vote, in the case of M&T, or the requisite People’s United vote, in the case of People’s United, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the M&T or People’s United board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing and confidential or nonpublic information, such party provides such information to the other party to the merger agreement and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between M&T and People’s United, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of M&T and People’s United has also agreed to (i) promptly (and, in any event, within one (1) business day) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

M&T’s and People’s United’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite M&T vote and the requisite People’s United vote having been obtained;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the M&T common stock and new M&T preferred stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither M&T nor People’s United can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite People’s United vote or the requisite M&T vote, in the following circumstances:

•	by mutual written consent of M&T and People’s United;

•

by either M&T or People’s United if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either M&T or People’s United if the merger has not been completed on or before the termination date, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either M&T or People’s United (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of People’s United, in the case of a termination by M&T, or M&T or Merger Sub, in the case of a termination by People’s United, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by People’s United, if (i) M&T or the M&T board of directors has made a recommendation change or (ii) M&T or the M&T board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the M&T board recommendation; or

•

by M&T, if (i) People’s United or the People’s United board of directors has made a recommendation change or (ii) People’s United or the People’s United board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the People’s United board recommendation.

Neither M&T nor People’s United is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of M&T common stock or People’s United common stock.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) none of M&T, Merger Sub or People’s United will be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below. For purposes of the merger agreement, “willful breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.

Termination Fee

People’s United will pay M&T a termination fee equal to two hundred and eighty million dollars ($280,000,000) in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by M&T pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to M&T within two (2) business days of the date of termination.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the People’s United board of directors or People’s United’s senior management or has been made directly to the People’s United stockholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the People’s United stockholders meeting) an acquisition proposal with respect to People’s United, and (i) (a) thereafter the merger agreement is terminated by either M&T or People’s United because the merger has not been completed prior to the termination date, and People’s United has not obtained the requisite People’s United vote but all other conditions to People’s United’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by M&T based on a willful breach of the merger agreement by People’s United that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is twelve (12) months after the date of such termination, People’s United enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to M&T on the earlier of the date People’s United enters into such definitive agreement and the date of consummation of such transaction.

M&T will pay People’s United the termination fee if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by People’s United pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to People’s United within two (2) business days of the date of termination.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the M&T board of directors or M&T’s senior management or has been made directly to M&T shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the M&T shareholders meeting) an acquisition proposal with respect to M&T, and (i) (a) thereafter the merger agreement is terminated by either M&T or People’s United because the merger has not been completed prior to the termination date, and M&T has not obtained the requisite M&T vote but all other conditions to M&T’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by People’s United based on a willful breach of the merger agreement by M&T that would constitute the failure of an applicable closing condition and (ii) prior to the date that is twelve (12) months after the date of such termination, M&T enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to People’s United on the earlier of the date M&T enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by M&T and People’s United.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite M&T vote or the requisite People’s United vote, except that after the receipt of the requisite M&T vote or the requisite People’s United vote, there may not be, without further approval of M&T shareholders or People’s United stockholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite M&T vote or the requisite People’s United vote, there may not be, without further approval of M&T shareholders or People’s United stockholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the M&T board of directors will be subject to the laws of the State of New York).

Specific Performance

M&T and People’s United will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of People’s United common stock or People’s United preferred stock, as applicable, that exchange their shares of People’s United common stock or People’s United preferred stock, as applicable, for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Sullivan & Cromwell LLP and the opinion of Simpson Thacher LLP.

This discussion addresses only those holders of People’s United common stock and People’s United preferred stock that hold their shares of People’s United common stock or People’s United preferred stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•

a holder of People’s United common stock or People’s United preferred stock that received People’s United common stock or People’s United preferred stock, as applicable, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•

a holder of People’s United common stock or People’s United preferred stock that holds People’s United common stock or People’s United preferred stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of People’s United or M&T. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of People’s United common stock or People’s United preferred stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds People’s United common stock or People’s United preferred stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding People’s United common stock or People’s United preferred stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger and the holdco merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to M&T’s obligation to complete the merger that M&T receive an opinion from Sullivan & Cromwell (or other nationally recognized tax counsel), dated the closing date, to the effect that the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to People’s United’s obligation to complete the merger that People’s United receive an opinion from Simpson Thacher (or other nationally recognized tax counsel), dated the closing date, to the effect that the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters (the “Representation Letters”) provided by M&T and People’s United and on customary factual assumptions. Neither of the opinions described above will be binding on the IRS. M&T and People’s United have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

Based on the facts and representations set forth or referred to in the opinions included as exhibits to this joint proxy statement/prospectus filed with the SEC, and subject to the Representations and Assumptions (and the receipt of the Representation Letters) and the qualifications, assumptions and limitations stated in this joint proxy statement/prospectus, it is the opinion of Simpson Thacher and Sullivan & Cromwell that the merger and the holdco merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions are filed as Exhibit 8.1 and 8.2 to this registration statement of which this joint proxy statement/prospectus forms a part.

As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of People’s United common stock or People’s United preferred stock, as applicable, are set forth in the remainder of this discussion:

•

a holder who receives solely shares of M&T common stock (or receives M&T common stock and cash solely in lieu of a fractional share) or new M&T preferred stock, as applicable, in exchange for shares of People’s United common stock or People’s United preferred stock, as applicable, generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of M&T common stock;

•

the aggregate tax basis of the M&T common stock or new M&T preferred stock, as applicable, received in the merger (including fractional share interests in M&T common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the People’s United common stock or People’s United preferred stock, as applicable, for which it is exchanged, decreased by the amount of cash received in the merger, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below), but excluding any gain recognized with respect to fractional share interests in M&T common stock for which cash is received, as discussed below;

•

the holding period of M&T common stock or new M&T preferred stock, as applicable, received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the People’s United common stock or People’s United preferred stock, as applicable, for which it is exchanged.

If holders acquired different blocks of People’s United common stock or People’s United preferred stock at different times and at different prices, a holder’s tax basis and holding period in M&T common stock or M&T preferred stock may be determined with reference to each block of People’s United common stock or People’s United preferred stock.

Cash Instead of a Fractional Share

A holder of People’s United common stock who receives cash instead of a fractional share of M&T common stock will be treated as having received the fractional share of M&T common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of M&T common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of People’s United common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate holder of People’s United common stock or People’s United preferred stock, as applicable, in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). Such holders of People’s United common stock or People’s United preferred stock, as applicable, generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information combines the historical consolidated financial position and results of operations of M&T and People’s United as an acquisition by M&T of People’s United. The merger was announced on February 22, 2021, and provides that each share of People’s United common stock issued and outstanding immediately prior to the effective time, including each People’s United director restricted share and except for certain shares owned by M&T or People’s United, will be converted into the right to receive 0.118 of a share of M&T common stock. In addition, at the effective time of the merger, each share of People’s United preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new M&T preferred stock

The unaudited pro forma combined condensed financial information has been prepared to give effect to the following:

•

the acquisition of People’s United by M&T under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations,” where the assets and liabilities of People’s United will be recorded by M&T at their respective fair values as of the date the merger is completed;

•	the distribution of shares of M&T common stock to People’s United’s stockholders in exchange for shares of M&T common stock (based upon a 0.118 exchange ratio);

•	certain reclassifications to conform the historical financial statement presentation of People’s United to that of M&T; and

•	transaction costs in connection with the merger.

The following unaudited pro forma combined condensed financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of M&T and the related notes included in M&T’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of People’s United and the related notes included in People’s United’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein.

The unaudited pro forma combined condensed income statements for the year ended December 31, 2020 combine the historical consolidated income statements of M&T and People’s United, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma combined condensed balance sheet as of December 31, 2020 combines the historical consolidated balance sheets of M&T and People’s United, giving effect to the merger as if it had been completed on December 31, 2020.

The unaudited pro forma combined condensed financial information is provided for illustrative information purposes only. The unaudited pro forma combined condensed financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by M&T in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The unaudited pro forma combined condensed financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon consummation of the merger.

As of the date of this joint proxy statement/prospectus, M&T has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the People’s United assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain People’s United assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of People’s United’s assets and liabilities will be based on People’s United’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the consummation of the merger. In addition, the value of the merger consideration to be paid by M&T in shares of M&T common stock upon the consummation of the merger will be determined based on the closing price of M&T common stock on the closing date and the number of issued and outstanding shares of People’s United common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, M&T has not identified all adjustments necessary to conform People’s United’s accounting policies to M&T’s accounting policies. Upon consummation of the merger, or as more information becomes available, M&T will perform a more detailed review of People’s United’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on M&T’s financial information following the consummation of the merger.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. M&T estimated the fair value of certain People’s United assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in People’s United’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon consummation of the merger, a final determination of the fair value of People’s United’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma combined condensed financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact M&T’s statement of income following the consummation of the merger. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma combined condensed financial information.

PRO FORMA COMBINED CONDENSED BALANCE SHEET

(in thousands)

(Unaudited)

The following unaudited pro forma combined condensed balance sheet gives effect to the acquisition by M&T of People’s United using the acquisition method of accounting assuming the acquisition was consummated on December 31, 2020.

	December 31, 2020
			Transaction Accounting Adjustments
	Historical M&T	Historical People’s United	Fair Value(1)		Other(13)		Pro Forma Combined
Assets
Cash and due from banks	$1,552,743	$477,276	$—		$—		$2,030,019
Interest-bearing deposits at banks and federal funds sold	23,663,810	3,765,988	—		—		27,429,798
Investment securities	7,045,697	9,191,170	273,000	(2)	—		16,509,867
Loans and leases	98,535,867	43,895,932	(186,312	)(3)	218,944	(4)	142,464,431
Allowance for credit losses	(1,736,387)	(425,100)	425,100	(4)	(535,043	)(4)	(2,271,430)

Loans and leases, net	96,799,480	43,470,832	238,788		(316,099)		140,193,001
Goodwill	4,593,112	2,680,842	(12,171	)(5), (12)	—		7,261,783
Core deposit and other intangible assets	14,165	165,050	126,950	(6)	—		306,165
Other assets	8,932,098	3,340,611	(102,127	)(7)	86,342	(7)	12,256,924

Total assets	$142,601,105	$63,091,769	$524,440		$(229,757)		$205,987,557

Liabilities and shareholders’ equity
Interest-bearing deposits	$72,232,854	$36,256,041	$33,814	(8)	$—		$108,522,709
Total borrowings	4,441,675	2,157,260	5,040	(9)	—		6,603,975

Total interest-bearing liabilities	76,674,529	38,413,301	38,854		—		115,126,684
Noninterest-bearing deposits	47,572,884	15,881,700	—		—		63,454,584
Other liabilities	2,166,409	1,193,939	191,311	(10)	32,000	(10)	3,583,659

Total liabilities	126,413,822	55,488,940	230,165		32,000		182,164,927

Preferred equity	1,250,000	244,074	40,526	(11)	—		1,534,600
Common equity	14,937,283	7,358,755	253,749	(12)	(261,757)		22,288,030

Total shareholders’ equity	16,187,283	7,602,829	294,275		(261,757)		23,822,630

Total liabilities and shareholders’ equity	$142,601,105	$63,091,769	$524,440		$(229,757)		$205,987,557

See accompanying notes to pro forma combined condensed financial statements.

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

(in thousands, except per share)

(Unaudited)

The following unaudited pro forma combined condensed statement of income for the year ended December 31, 2020 gives effect to M&T’s acquisition of People’s United using the acquisition method of accounting assuming the acquisition was consummated on January 1, 2020.

	For the year ended December 31, 2020
	Historical M&T	Historical People’s United	Transaction Accounting Adjustments(1)		Pro Forma Combined
Interest income
Loans and leases, including fees	$3,975,053	$1,615,802	$(33,423	)(14)	$5,557,432
Investment securities	176,652	195,723	(96,815	)(15)	275,560
Other	41,007	3,437	—		44,444

Total interest income	4,192,712	1,814,962	(130,238)		5,877,436

Interest expense
Deposits	217,035	187,164	(12,157	)(16)	392,042
Borrowings	109,360	51,990	(13,670	)(17)	147,680

Total interest expense	326,395	239,154	(25,827)		539,722

Net interest income	3,866,317	1,575,808	(104,411)		5,337,714
Provision for credit losses	800,000	155,828	316,099	(18)	1,271,927

Net interest income after provision for credit losses	3,066,317	1,419,980	(420,510)		4,065,787

Other income
Mortgage banking revenues	566,641	22,750	—		589,391
Service charges on deposit accounts	370,788	130,925	—		501,713
Trust income	601,884	62,616	—		664,500
Brokerage services income	47,428	10,563	—		57,991
Loss on bank investment securities	(9,421)	—	—		(9,421)
Other revenues from operations	511,124	265,825	—		776,949

Total other income	2,088,444	492,679	—		2,581,123
Other expense
Salaries and employee benefits	1,950,692	674,856	—		2,625,548
Equipment and net occupancy	322,037	199,036	(8,980	)(19)	512,093
Amortization of core deposit and other intangible assets	14,869	40,711	33,289	(20)	88,869
Goodwill impairment expense	—	353,000	—		353,000
FDIC assessments	53,803	27,533	—		81,336
Other costs of operations	1,043,839	268,975	32,000	(21)	1,344,814

Total other expense	3,385,240	1,564,111	56,309		5,005,660

Income before taxes	1,769,521	348,548	(476,819)		1,641,250
Income taxes	416,369	129,019	(119,577	)(22)	425,811

Net income	1,353,152	219,529	(357,242)		1,215,439

Dividends on preferred stock and income attributable to unvested stock-based compensation awards	(74,086)	(14,063)	—		(88,149)

Net income available to common shareholders	$1,279,066	$205,466	$(357,242)		$1,127,290

Net income per common share
Basic	$9.94	$0.49	—		$6.32
Diluted	9.94	0.49	—		6.30
Average common shares outstanding
Basic	128,638	420,300	49,865	(23)	178,503
Diluted	128,704	422,550	50,133		178,837

See accompanying notes to pro forma combined condensed financial statements.

Notes to Pro Forma Combined Condensed Financial Statements

(dollars in thousands, except per share)

(Unaudited)

A.	Adjustments to the Unaudited Pro Forma Combined Condensed Financial Statements

(1)	Transaction accounting adjustments reflect increases (decreases) resulting from the use of the acquisition method of accounting.

(2)	Adjustment to reflect acquired investment securities at their preliminary estimate of fair value.

(3)

Adjustment to reflect acquired loans and leases at their preliminary estimate of fair value, which includes lifetime credit loss expectations, current interest rates and liquidity. The adjustments include the following:

December 31, 2020
Reversal of historical People’s United’s loan and lease fair value adjustments	$73,829
Establish fair value mark on People’s United’s loans and leases	(260,141)

Net adjustments	$(186,312)

(4)	Adjustments to the allowance for credit losses include the following:

December 31, 2020
Reversal of historical People’s United’s allowance for credit losses	$425,100

Increase in loans and leases and the allowance for credit losses for gross-up for estimate of lifetime credit losses for purchased credit-deteriorated (“PCD”) loans and leases	$(218,944)
Provision for estimate of lifetime credit losses for non-PCD loans and leases	(316,099)

Net adjustments	$(535,043)

(5)	Adjustment to reflect $2,668,671 of preliminary estimated goodwill from this business combination and the elimination of People’s United’s historical goodwill of $2,680,842.

(6)

Adjustment to reflect $280,000 of preliminary estimated core deposit intangible asset and $12,000 of other intangible asset from this business combination and the elimination of existing intangible assets of People’s United of $165,050.

(7)	Adjustments to other assets for the following:

December 31, 2020
Adjustment to reflect the preliminary estimated write-down of fixed and other assets	$(46,073)
Adjustment to reflect the preliminary estimated decrease to deferred tax assets resulting from acquisition accounting adjustments	(56,054)

Net fair value adjustments	(102,127)
Adjustment to reflect the preliminary estimated tax effect of other acquisition adjustments	86,342

Net adjustments	$(15,785)

(8)	Adjustment to reflect the preliminary estimate of fair value on interest-bearing deposits.

Notes to Pro Forma Combined Condensed Financial Statements, continued

(dollars in thousands, except per share)

(Unaudited)

(9)	Adjustment to reflect borrowings at their preliminary estimate of fair value:

December 31, 2020
Reversal of historical People’s United’s fair value adjustments	$(34,831)
Establish fair value mark on People’s United’s borrowings	39,871

Net fair value adjustments	$5,040

(10)	Adjustments to other liabilities for the following:

December 31, 2020
Estimate of the fair value of accrued expenses and other liabilities	$(7,851)
Merger-related transaction costs of People’s United	(183,460)

Net fair value adjustments	(191,311)
Merger-related transaction costs of M&T	(32,000)

Net adjustments	$(223,311)

(11)	Adjustment to reflect preferred stock at its preliminary estimate of fair value.

(12)

Reflects the issuance of 49,864,661 shares of M&T common stock based on the number of shares of People’s United common stock issued and outstanding as of December 31, 2020 and the closing price per share of M&T common stock reported on the NYSE on March 29, 2021 of $150.53 and the valuation of People’s United’s stock options.

(13)

Reflects adjustments to record the gross-up for lifetime credit losses for PCD acquired loans and leases ($218,944), to record the allowance for credit losses for non-PCD acquired loans and leases ($316,099), to reflect M&T’s merger-related transaction costs ($32,000), and to recognize the tax effects related thereto ($86,432).

Year Ended December 31, 2020
(14) Net adjustment to interest income to eliminate People’s United’s accretion of discounts on previously acquired loans and record the estimated accretion of net discount on acquired loans and leases.	$(33,423)

(15) Net adjustment to interest income to record the estimated amortization of premiums on securities.	(96,815)

(16) Net adjustment to interest expense to record the estimated incremental amortization of deposit premium on acquired interest-bearing deposits.	(12,157)

(17) Net adjustment to interest expense to record the estimated incremental amortization of premium on long-term debt.	(13,670)

(18) Adjustment to record provision for credit losses on non-PCD acquired loans and leases.	316,099

Notes to Pro Forma Combined Condensed Financial Statements, continued

(dollars in thousands, except per share)

(Unaudited)

Year Ended December 31, 2020

(19) Adjustment to reflect reduction of depreciation expense related to fixed assets.	$(8,980)

(20) Net adjustment to record incremental amortization expense associated with core deposit and other intangible assets. Core deposit intangible asset and other intangible asset will be amortized using accelerated methods over 7 years and 5 years, respectively.	33,289

	Useful Life (years)	Amortization Expense
Core deposit intangible asset	7	$70,000
Other intangible asset	5	4,000

		74,000
Historic amortization expense		(40,711)

Pro forma net adjustment to amortization		$33,289

Amortization for the next five years
2020	$74,000
2021	63,200
2022	52,400
2023	41,600
2024	30,800

(21) Reflects estimated legal and other fees associated with the acquisition.	32,000

(22) Adjustment to income tax expense to record the applicable state and federal tax effects of transaction accounting adjustments at the combined estimated statutory rate of 25.8% applied to items that are tax-effected.	(119,577)

(23)  Adjustments to weighted-average shares of M&T common stock outstanding to eliminate weighted-average shares of People’s United’s common stock outstanding and record shares of M&T common stock outstanding calculated using an exchange ratio of .118 per share.

B.	Preliminary Purchase Price Allocation

The following table summarizes the determination of the estimated total purchase price with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of M&T common stock from the baseline price, which is the closing price per share of M&T common stock reported on the NYSE on March 29, 2021, with its impact on the preliminary goodwill:

	Per share value of M&T’s Common Stock	M&T Shares to be issued in exchange for People’s United Shares	Equity Consideration	Option Consideration	Total Purchase Price	Estimated Goodwill
	(dollars in thousands, except per share)
As presented in pro forma financial statements	$150.53	49,864,661	$7,506,127	$106,377	$7,612,504	$2,668,671
Assumed increase of 10% in price per share	165.58	49,864,661	8,256,740	117,015	8,373,755	3,429,922
Assumed decrease of 10% in price per share	135.48	49,864,661	6,755,514	95,739	6,851,253	1,907,420

Notes to Pro Forma Combined Condensed Financial Statements, continued

(dollars in thousands, except per share)

(Unaudited)

The following table sets forth a preliminary allocation of the estimated total purchase price to the fair value of the assets and liabilities of People’s United using People’s United’s audited consolidated balance sheet as of December 31, 2020, with the excess recorded to goodwill:

People’s United’s Net Assets at Fair Value:

Assets
Cash and due from banks	$477,276
Interest-bearing deposits at banks and federal funds sold	3,765,988
Investment securities	9,464,170
Loans and leases	43,709,620
Core deposit and other intangible assets	292,000
Other assets	3,238,484

Total assets acquired	60,947,538

Liabilities and Shareholders’ Equity
Interest-bearing deposits	36,289,855
Total borrowings	2,162,300

Total interest-bearing liabilities	38,452,155
Noninterest-bearing deposits	15,881,700
Other liabilities	1,385,250

Total liabilities	55,719,105
Preferred equity	284,600

Total liabilities and shareholders’ equity	56,003,705

Net assets acquired	$4,943,833

Preliminary goodwill	$2,668,671

DESCRIPTION OF M&T CAPITAL STOCK

As a result of the merger, People’s United stockholders who receive shares of M&T common stock in the merger will become M&T shareholders. Your rights as M&T shareholders will be governed by New York law, the M&T certificate of incorporation and the M&T bylaws. The following description of the material terms of M&T’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of New York law, the M&T certificate of incorporation and the M&T bylaws and federal law governing bank holding companies carefully and in their entirety.

General

As of the date of this joint proxy statement/prospectus, M&T has 251,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of common stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. If the M&T charter amendment proposal is approved, effective upon the closing of the merger, M&T will have 270,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of common stock, par value $0.50 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

As of the record date for the M&T special meeting, there were 128,645,421 shares of M&T common stock and 440,000 shares of M&T preferred stock issued and outstanding, consisting of 350,000 shares of Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“M&T series E preferred Stock”), 50,000 shares of Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“M&T series F preferred stock”) and 40,000 shares of Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G (the “M&T Series G preferred stock”). All outstanding shares of M&T capital stock are fully paid and non-assessable. In addition, at the effective time, by virtue of the merger and without any action on the part of M&T, People’s United or any holder of securities thereof, each share of People’s United preferred stock will automatically be converted into the right to receive a share of new M&T preferred stock and, upon such conversion, the People’s United preferred stock will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time. For more information, see the section entitled “Description of New M&T Preferred Stock” beginning on page 157.

Because M&T is a holding company, the rights of M&T to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of M&T shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that M&T itself may be a creditor of that subsidiary with recognized claims. Claims on M&T’s subsidiaries by creditors other than M&T will include substantial obligations with respect to deposit liabilities and purchased funds.

Common Stock

M&T shareholders are entitled to share ratably in dividends when and if declared by the M&T board of directors from funds legally available for the dividends. In the event of liquidation, dissolution or winding up of M&T, whether voluntary or involuntary, M&T shareholders will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding M&T preferred stock. M&T common stock is neither redeemable nor convertible into another security of M&T.

Each M&T shareholder has one (1) vote for each share held on matters presented for consideration by the shareholders. M&T shareholders do not have cumulative voting rights.

Each director of M&T is elected at an annual meeting of shareholders or at any meeting of shareholders held in lieu of such annual meeting and holds office until the next annual meeting and until his or her successor has been elected and qualified.

M&T shareholders have no preemptive rights to acquire any additional shares of M&T common stock. M&T common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of M&T common stock under certain circumstances, including where, subject to certain exceptions, M&T proposes to issue additional shares of M&T common stock (or securities convertible into or exercisable for shares of M&T common stock) where either (a) such additional shares have, or upon issuance will have, voting power equal to or exceeding twenty percent (20%) of the voting power outstanding before the issuance, or (b) the number of such additional shares equals or exceeds, or will equal or exceed upon issuance, twenty percent (20%) of the number of shares of M&T common stock outstanding before the issuance.

A New York corporation may elect not to be governed by § 912 of the NYBCL, which places restrictions on certain business combinations with interested shareholders. M&T has made such an election.

For more information regarding the rights of M&T shareholders, please see the description captioned “Comparison of the Rights of M&T Shareholders and People’s United Stockholders,” commencing on page 167.

Preferred Stock

The M&T board of directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any further M&T preferred stock is issued, the holders of M&T preferred stock may have a preference over holders of M&T common stock in the payment of dividends, upon liquidation of M&T, in respect of voting rights and in the redemption of the capital stock of M&T.

M&T Series E Preferred Stock

On February 11, 2014, M&T filed with the New York State Department of State a certificate of amendment to its certificate of incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of M&T’s Series E preferred stock.

The M&T Series E preferred stock ranks senior to the common stock of M&T, equally with M&T’s outstanding Series F and G preferred stock, and at least equally with each other series of preferred stock M&T may issue (except for any senior capital stock that may be issued with the requisite consent of the holders of the M&T Series E preferred stock and all parity stock), with respect to payments of dividends and distributions of assets upon liquidation, dissolution or winding up.

Under the terms of the M&T Series E preferred stock, the ability of M&T to pay dividends on, make distributions with respect to, or to redeem, purchase or acquire, or make a liquidation payment on its common stock or any preferred stock ranking on a parity with or junior to the M&T Series E preferred stock is subject to restrictions in the event that M&T does not declare dividends on the M&T Series E preferred stock for the most recently completed dividend period, or, in the case of a liquidation payment, does not pay to holders of the M&T Series E preferred stock the liquidation value of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Holders of the M&T Series E preferred stock are entitled to receive, when, as, and if declared by M&T’s board of directors or any duly authorized committee of M&T’s board of directors, out of assets legally available for payment, noncumulative cash dividends based on the liquidation preference of $1,000 per share of the M&T Series E preferred stock. If declared by M&T’s board of directors or any duly authorized committee of M&T’s board of directors, M&T will pay dividends on the M&T Series E preferred stock (i) during the period from the issue date of the M&T Series E preferred stock to, but excluding, February 15, 2024 (the “M&T Series E fixed rate period”), semi-annually, in arrears, on February 15 and August 15 of each year, beginning on August 15, 2014, and (ii) during the period from February 15, 2024 through the redemption date of the M&T Series E preferred stock, if any (the “M&T Series E floating rate period”), quarterly, in arrears, on February 15, May 15,

August 15 and November 15 of each year, beginning on May 15, 2024 (each such day on which dividends are payable, an “M&T Series E dividend payment date”). Dividends on the M&T Series E preferred stock accrue from the original issue date at a rate equal to (i) 6.450% per annum for each dividend period during the M&T Series E fixed rate period and (ii) three-month LIBOR plus a spread of 3.610% per annum for each quarterly dividend period during the M&T Series E floating rate period. Dividends on shares of the M&T Series E preferred stock are non-cumulative. Dividends on the M&T Series E preferred stock will not be declared, paid or set aside for payment to the extent such act would cause M&T to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

The M&T Series E preferred stock is perpetual and has no maturity date. M&T may redeem the M&T Series E preferred stock, in whole or in part, from time to time, on any M&T Series E dividend payment date on or after February 15, 2024, or, in whole but not in part, at any time within ninety (90) days following a regulatory capital treatment event, in each case at a redemption price equal to $1,000 per share. Any redemption of the M&T Series E preferred stock is subject to M&T’s receipt of any required prior approval by the Federal Reserve Board and to the satisfaction of any conditions set forth in or pursuant to the capital rules or regulations of the Federal Reserve Board applicable to redemption of the M&T Series E preferred stock. The holders of the M&T Series E preferred stock do not have the right to require redemption.

The M&T Series E preferred stock has voting rights only with respect to amending the M&T certificate of incorporation to authorize or increase stock ranking senior to the M&T Series E preferred stock, certain changes in terms of the M&T Series E preferred stock, certain dividend non-payments and as otherwise required by applicable law.

Holders of M&T Series E preferred stock shares have no rights to exchange or convert such shares into any other securities.

M&T Series F Preferred Stock and Depository Shares Each Representing a 1/10th Interest in a Share of the M&T Series F Preferred Stock

On October 27, 2016, M&T filed with the New York State Department of State a certificate of amendment to its certificate of incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the M&T Series F preferred stock.

The M&T Series F preferred stock ranks senior to the common stock of M&T, equally with M&T’s outstanding Series E and G preferred stock, and at least equally with each other series of preferred stock M&T may issue (except for any senior capital stock that may be issued with the requisite consent of the holders of the M&T Series F preferred stock and all parity stock), with respect to payments of dividends and distributions of assets upon liquidation, dissolution or winding up.

Under the terms of the M&T Series F preferred stock, the ability of M&T to pay dividends on, make distributions with respect to, or to redeem, purchase or acquire, or make a liquidation payment on its common stock or any preferred stock ranking on a parity with or junior to the M&T Series F preferred stock is subject to restrictions in the event that M&T does not declare dividends on the M&T Series F preferred stock for the most recently completed dividend period, or, in the case of a liquidation payment, does not pay to holders of the M&T Series F preferred stock the liquidation value of $10,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Holders of the M&T Series F preferred stock will be entitled to receive, when, as and if declared by M&T’s board of directors or any duly authorized committee of M&T’s board, out of assets legally available for payment, noncumulative cash dividends based on the liquidation preference of $10,000 per share of M&T Series F preferred stock (equivalent to $1,000 per depositary share, each representing a 1/10th interest in a share of the M&T Series F preferred stock (the “M&T Series F depositary share”)). If declared by M&T’s board of directors or any duly authorized committee of M&T’s board, M&T will pay dividends on the M&T Series F preferred stock (i) during the period from the issue date of the M&T Series F preferred stock to, but excluding, November 1, 2026 (the “M&T Series F fixed rate period”), semi-annually, in arrears, on May 1 and November 1 of each year, beginning on May 1, 2017, and (ii) during the period from November 1, 2026 through the redemption date of the M&T Series F preferred stock, if any (the “M&T Series F floating rate period”), quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2027 (each such day on which dividends are payable, an “M&T Series F dividend payment date”). The period from and including any M&T Series F dividend payment date to but excluding the next M&T Series F dividend payment date is referred to as an “M&T Series F dividend period.”

Dividends on the M&T Series F preferred stock accrue from the original issue date at a rate equal to (i) 5.125% per annum for each M&T Series F dividend period during the M&T Series F fixed rate period and (ii) three-month LIBOR plus a spread of 3.52% per annum for each M&T Series F dividend period during the M&T Series F floating rate period. Upon the payment of any dividends on the M&T Series F preferred stock, holders of M&T Series F depositary shares receive a related proportionate payment. Dividends on shares of the M&T Series F preferred stock are not to be cumulative. Dividends on the M&T Series F preferred stock will not be declared, paid or set aside for payment to the extent such act would cause M&T to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

The M&T Series F preferred stock is perpetual and has no maturity date. M&T may redeem the M&T Series F preferred stock, in whole or in part, from time to time, on any dividend payment date on or after November 1, 2026, or, in whole but not in part, at any time within ninety (90) days following a regulatory capital treatment event (subject to certain limitations described in the certificate of amendment relating to the M&T Series F preferred stock), in each case at a redemption price equal to $10,000 per share (equivalent to $1,000 per M&T Series F depositary share). Any redemption of the M&T Series F preferred stock is subject to M&T’s receipt of any required prior approval by the Federal Reserve Board and to the satisfaction of any conditions set forth in or pursuant to the capital rules or regulations of the Federal Reserve Board applicable to redemption of the M&T Series F preferred stock. The holders of the M&T Series F preferred stock do not have the right to require redemption.

The M&T Series F preferred stock has voting rights only with respect to amending the M&T certificate of incorporation to authorize or increase stock ranking senior to the M&T Series F preferred stock, certain changes in terms of the M&T Series F preferred stock, certain dividend non-payments and as otherwise required by applicable law. Holders of the M&T Series F depositary shares must act through Wilmington Trust, National Association, the depositary for the M&T Series F depositary shares, to exercise any voting rights of the M&T Series F preferred stock.

Holders of M&T Series F preferred stock shares have no rights to exchange or convert such shares into any other securities.

M&T Series G Preferred Stock and Depositary Shares Each Representing a 1/10th Interest in a Share of the M&T Series G Preferred Stock

On July 29, 2019, M&T filed with the New York State Department of State a certificate of amendment to its certificate of incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the M&T Series G preferred stock.

The M&T Series G preferred stock ranks senior to the common stock of M&T, equally with M&T’s outstanding Series E and F preferred stock, and at least equally with each other series of preferred stock M&T may issue (except for any senior capital stock that may be issued with the requisite consent of the holders of the M&T Series G preferred stock and all parity stock), with respect to payments of dividends and distributions of assets upon liquidation, dissolution or winding up.

Under the terms of the M&T Series G preferred stock, the ability of M&T to pay dividends on, make distributions with respect to, or to redeem, purchase or acquire, or make a liquidation payment on its common stock or any preferred stock ranking on a parity with or junior to the M&T Series G preferred stock is subject to restrictions in the event that M&T does not declare dividends on the M&T Series G preferred stock for the most recently completed dividend period, or, in the case of a liquidation payment, does not pay to holders of the M&T Series G preferred stock the stated amount of $10,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Holders of the M&T Series G preferred stock are entitled to receive, when, as and if declared by M&T’s board of directors or any duly authorized committee of M&T’s board, out of assets legally available for payment, noncumulative cash dividends based on the stated amount of $10,000 per share of M&T Series G preferred stock (equivalent to $1,000 per depositary share, each representing a 1/10th interest in a share of the M&T Series G preferred stock (the “M&T Series G depositary share”)). If declared by M&T’s board of directors or any duly authorized committee of M&T’s board, M&T will pay dividends on the M&T Series G preferred stock through the redemption date of the M&T Series G preferred stock, if any, (i) during the period from the issue date of the M&T Series G preferred stock to, but excluding, August 1, 2024 (the “M&T Series G initial fixed rate period”), semi-annually, in arrears, on February 1 and August 1 of each year, beginning on February 1, 2020, and (ii) during the period from August 1, 2024 through the redemption date of the M&T Series G preferred stock, if any (the “M&T Series G dividend reset period”), semi-annually, in arrears, on February 1 and August 1 of each year, beginning on August 1, 2024 (each such day on which dividends are payable, an “M&T Series G dividend payment date”). The period from and including any dividend payment date to but excluding the next dividend payment date is referred to as an “M&T Series G dividend period.”

Dividends on the M&T Series G preferred stock accrue from the original issue date at a rate equal to (i) 5.000% per annum for each M&T Series G dividend period during the M&T Series G initial fixed rate period and (ii) the five-year U.S. Treasury Rate as of the most recent dividend determination date (as described in the M&T certificate of incorporation) plus a spread of 3.174% per annum for each M&T Series G dividend period during the M&T Series G dividend reset period.

Upon the payment of any dividends on the M&T Series G preferred stock, holders of the M&T Series G depositary shares receive a related proportionate payment. Dividends on shares of the M&T Series G preferred stock are not cumulative. Dividends on the M&T Series G preferred stock will not be declared, paid or set aside for payment to the extent such act would cause M&T to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

The M&T Series G preferred stock is perpetual and has no maturity date. M&T may redeem the M&T Series G preferred stock, in whole or in part, from time to time, on any M&T Series G dividend payment date on or after August 1, 2024, or, in whole but not in part, at any time within ninety (90) days following a regulatory capital treatment event (subject to limitations described in the certificate of amendment relating to the M&T Series G preferred stock), in each case at a redemption price equal to $10,000 per share (equivalent to $1,000 per M&T Series G depositary share), together with an amount equal to any dividends that have been declared but not paid prior to the redemption date. Any redemption of the M&T Series G preferred stock is subject to M&T’s receipt of any required prior approval by the Federal Reserve Board and to the satisfaction of any conditions set forth in or pursuant to the capital rules or regulations of the Federal Reserve Board applicable to redemption of the M&T Series G preferred stock. The holders of the M&T Series G preferred stock do not have the right to require redemption.

The M&T Series G preferred stock has voting rights only with respect to amending the M&T certificate of incorporation to authorize or increase stock ranking senior to the M&T Series G preferred stock, certain changes in terms of the M&T Series G preferred stock, certain dividend non-payments and as otherwise required by applicable law. Holders of M&T Series G depositary shares must act through Wilmington Trust, National Association, the depositary for the M&T Series G depositary shares, to exercise any voting rights of the M&T Series G preferred stock.

Holders of M&T Series G preferred stock shares have no rights to exchange or convert such shares into any other securities.

DESCRIPTION OF NEW M&T PREFERRED STOCK

At the effective time, each share of People’s United preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of new M&T preferred stock. The following briefly summarizes the terms and provisions of the new M&T preferred stock, and it is qualified in its entirety by reference to the M&T certificate of incorporation, including the M&T charter amendment and the certificate of amendment creating the new M&T preferred stock, in each case to be adopted in connection with the merger, and the applicable provisions of New York law and federal law governing bank holding companies. The form of certificate of amendment which will effect the M&T charter amendment and the form of certificate of amendment that creates the new M&T preferred stock are attached to the joint proxy statement/prospectus as Annex B and Annex C, respectively.

M&T Preferred Stock Generally

The M&T certificate of incorporation currently authorizes the M&T board of directors, without further shareholder action, to cause M&T to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and for such consideration, not less than the par value thereof, as may be fixed from time to time by the board. Before the issuance of any shares of a particular series, the M&T board of directors is authorized to fix by resolution the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price or prices, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, without further vote or action by M&T shareholders. The M&T certificate of incorporation may be amended from time to time to increase the number of authorized shares of M&T preferred stock. The M&T charter amendment proposal would, effective upon the closing of the merger, increase the number of authorized preferred stock from 1,000,000 to 20,000,000. Approval of the M&T charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of M&T common stock.

As of the date of this joint proxy statement/prospectus, there are 350,000 shares of M&T series E preferred stock issued and outstanding, 50,000 shares of M&T series F preferred stock issued and outstanding and 40,000 shares of M&T Series G preferred stock issued and outstanding. For a description of the terms of the M&T preferred stock issued and outstanding, see the section entitled “Description of M&T Capital Stock” beginning on page 152.

New M&T Preferred Stock

General

The “Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H” of M&T, which we refer to in this joint proxy statement/prospectus as the new M&T preferred stock, will, upon consummation of the merger, represent a single series of M&T’s authorized preferred stock. Effective upon the closing of the merger, M&T will issue 10,000,000 shares of new M&T preferred stock to holders of People’s United preferred stock. Shares of new M&T preferred stock, upon issuance in the merger, will be fully paid and nonassessable.

M&T reserves the right to re-open this series of new M&T preferred stock and issue additional shares of new M&T preferred stock either through public or private sales at any time and from time to time without notice to or consent of holders of the new M&T preferred stock. The additional shares would form a single series with the new M&T preferred stock. In addition, M&T may from time to time, without notice to or consent of holders of the new M&T preferred stock, issue additional shares of preferred stock that rank equally with or junior to the new M&T preferred stock.

Ranking

The new M&T preferred stock will rank (i) senior, either as to dividends or upon M&T’s liquidation, dissolution or winding up, or both, to M&T’s common stock and any other class or series of M&T’s capital stock that states that it is made junior to the new M&T preferred stock as to dividends or upon M&T’s liquidation, dissolution or winding up, as the case may be, (ii) on a parity, either as to dividends or upon M&T’s liquidation, dissolution or winding up, or both, with any other class or series of M&T’s capital stock that does not state that it ranks either junior or senior to the new M&T preferred stock as to dividends or upon M&T’s liquidation, dissolution or winding up, as the case may be, and (iii) junior, either as to dividends or upon M&T’s liquidation, dissolution or winding up, or both, as to each other class or series of M&T’s capital stock, if any, that states that it is made senior to the new M&T preferred stock as to dividends or upon M&T’s liquidation, dissolution or winding up, as the case may be. The new M&T preferred stock will be subordinated to M&T’s existing and future indebtedness. In addition, M&T will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the new M&T preferred stock may be fully subordinated to interests held by the U.S. government in the event that M&T enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The new M&T preferred stock ranks on a parity with the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the M&T.

The new M&T preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of M&T’s capital stock or other securities. The new M&T preferred stock is perpetual and has no stated maturity and will not be subject to any sinking fund or other obligation to redeem or repurchase the new M&T preferred stock. The new M&T preferred stock is not secured, is not guaranteed by M&T or any of M&T’s affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of new M&T preferred stock.

Dividends

General

Dividends on shares of the new M&T preferred stock will not be cumulative. If for any reason M&T’s board of directors or a duly authorized committee of M&T’s board of directors does not declare a dividend on the new M&T preferred stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period or be payable on the applicable dividend payment date, and M&T will have no obligation to pay any dividend for that dividend period, whether or not M&T’s board of directors or a duly authorized committee of M&T’s board of directors declares a dividend on the new M&T preferred stock for any subsequent dividend period with respect to the new M&T preferred stock or for any future dividend period with respect to any other series of M&T’s preferred stock or M&T’s common stock.

Holders of the new M&T preferred stock will be entitled to receive, when, as and if declared by M&T’s board of directors or a duly authorized committee of M&T’s board of directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the new M&T preferred stock at a rate equal to (i) 5.625% per annum for each quarterly dividend period from the original issue date to, but excluding, December 15, 2026 (the “fixed rate period”), and (ii) three-month LIBOR plus a spread of 4.02% per annum for each quarterly dividend period from and including December 15, 2026 (the “floating rate period”). In the event that M&T issues additional shares of new M&T preferred stock after the original issue date, dividends on such additional shares of new M&T preferred stock may accumulate from and including the original issue date of the new M&T preferred stock, the then-most recent dividend payment date or any other date M&T specifies at the time such additional shares of new M&T preferred stock are issued.

The dividend rate for each dividend period during the floating rate period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the new M&T preferred stock will be binding and conclusive on holders of the new M&T preferred stock, the transfer agent and M&T. A “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date.

If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with M&T, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent, in consultation with M&T, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000, that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period or, in the case of the first dividend period in the floating rate period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the fixed rate period.

If declared by M&T’s board of directors or a duly authorized committee of M&T’s board of directors, M&T will pay dividends on the new M&T preferred stock quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on the first dividend payment date following the closing of the merger, each such date referred to as a dividend payment date. If any date on which dividends would otherwise be payable during the fixed rate period is not a business day, then the dividend payment due on that date will be due on the next day that is a business day and no additional dividends will accrue as a result of that postponement. If any date on which dividends would otherwise be payable during the floating rate period is not a business day, then the dividend payment date will be the next day that is a business day. However, if the postponement would cause the day to fall in the next calendar month during the floating rate period, the dividend payment date will instead be brought forward to the immediately preceding business day. A business day for the fixed rate period means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close. A business day for the floating rate period means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close, and additionally, is a London banking day (as defined below).

Dividends will be payable to holders of record of shares of the new M&T preferred stock as they appear on M&T’s stock register on the applicable record date, not exceeding thirty (30) days before the applicable payment date, as shall be fixed by M&T’s board of directors or a duly authorized committee of the board of directors.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the last dividend payment date in respect of the People’s United preferred stock prior to the closing of the merger. Dividends payable on the new M&T preferred stock for the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the new M&T preferred stock for the floating rate period will be computed on the basis of the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

If M&T redeems the new M&T preferred stock, dividends on shares of the new M&T preferred stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless M&T defaults in the payment of the redemption price of the shares of the new M&T preferred stock called for redemption. No interest will be payable in respect of any dividend payment on shares of new M&T preferred stock that may be in arrears.

Priority Regarding Dividends

M&T’s ability to pay dividends is governed by federal law and regulations, including requirements to maintain adequate capital above regulatory minimums and safety and soundness practices.

So long as any share of new M&T preferred stock remains outstanding, unless full dividends on all outstanding shares of the new M&T preferred stock in respect of the most recently completed dividend period have been declared and paid or a sum sufficient for the payment thereof has been set aside for such payment:

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no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

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no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by M&T, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by M&T (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to such most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of M&T’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of M&T’s broker-dealer subsidiaries of M&T’s capital stock for resale pursuant to an offering by M&T of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by M&T or any of M&T’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by M&T or any of M&T’s subsidiaries), including as trustees or custodians; and

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no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by M&T, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by M&T (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the new M&T preferred stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to such most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such parity stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of M&T’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of M&T’s broker-dealer subsidiaries of M&T’s capital stock for resale pursuant to an offering by M&T of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by M&T or any of M&T’s subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by M&T or any of M&T’s subsidiaries), including as trustees or custodians; provided that for the avoidance of doubt, references to parity stock in this clause refer to any class or series of capital stock that ranks on a parity with the shares of new M&T preferred stock as to dividends and upon liquidation, dissolution or winding up.

M&T will not declare or pay or set apart funds for the payment of dividends on any preferred stock ranking equally with or junior to the new M&T preferred stock as to dividends, if any, for any period unless M&T has contemporaneously declared and paid dividends on the shares of new M&T preferred stock or set aside a sum sufficient for the payment thereof for such payment for the most recently completed dividend period. When dividends are not paid in full upon the shares of new M&T preferred stock and any other series of preferred stock ranking equally with the new M&T preferred stock as to dividends, if any, all dividends declared and paid upon the shares of the new M&T preferred stock and any other series of preferred stock ranking equally with the new M&T preferred stock as to dividends, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on new M&T preferred stock, and accrued dividends, including any accumulations, if any, on such parity stock, if any, bear to each other.

As used in this section, “junior stock” means M&T’s common stock and any other class or series of M&T’s capital stock over which the new M&T preferred stock has preference or priority either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require. As of the date of this joint proxy statement/prospectus, M&T’s common stock is the only series of junior stock outstanding.

As used in this section, “parity stock” means any other class or series of M&T’s capital stock that ranks on a parity with the shares of new M&T preferred stock either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require. As of the date of this joint proxy statement/prospectus, the M&T Series E preferred stock, the M&T Series F preferred stock and the M&T Series G preferred stock are the only series of parity stock outstanding.

As used in this section, “senior stock” means any other class or series of M&T capital stock that ranks senior to the new M&T preferred stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require. As of the date of this prospectus supplement, there are no series of senior stock outstanding.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by M&T’s board of directors or a duly authorized committee of M&T’s board of directors, may be declared and paid on junior stock or parity stock, if any, from time to time out of any assets legally available for such payment, and the holders of the new M&T preferred stock will not be entitled to participate in those dividends.

Redemption

The new M&T preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of new M&T preferred stock will not have the right to require the redemption or repurchase of the new M&T preferred stock. In addition, under the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, any redemption of the new M&T preferred stock is subject to prior approval of the Federal Reserve Board.

Optional Redemption

M&T, at the option of the M&T board of directors or any duly authorized committee of M&T’s board of directors, may redeem the new M&T preferred stock at its option, in whole or in part, from time to time, on or after December 15, 2026 (the “optional redemption date”), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date. Notwithstanding the foregoing, if the closing date of the merger occurs after December 15, 2021, the optional redemption date will be a date that is five years from the closing date of the merger.

Redemption Following a Regulatory Capital Treatment Event

At any time within ninety (90) days after a regulatory capital treatment event, at the option of M&T’s board of directors or a duly authorized committee of M&T’s board of directors, M&T may provide notice of M&T’s intent to redeem the new M&T preferred stock in accordance with the procedures described below, and M&T may subsequently redeem, out of assets lawfully available therefor, the new M&T preferred stock in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date.

A “regulatory capital treatment event” means the good faith determination by M&T that, as a result of any: (i) amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of new M&T preferred stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of new M&T preferred stock; or (iii) final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of new M&T preferred stock, there is more than an insubstantial risk that M&T will not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of new M&T preferred stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve Board’s Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of new M&T preferred stock is outstanding.

Any redemption of the new M&T preferred stock is subject to M&T’s receipt of any required prior approvals from the Federal Reserve or any other regulatory authority and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve or any other regulatory authority applicable to the redemption of the new M&T preferred stock.

Redemption Procedures

If shares of the new M&T preferred stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the new M&T preferred stock to be redeemed, mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided that, if the shares of new M&T preferred stock are held in book-entry form through The Depository Trust Company (“DTC”), M&T may give such notice in any manner permitted by DTC). Any notice so mailed will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of the new

M&T preferred stock designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of the new M&T preferred stock. Each notice of redemption will include a statement setting forth: the redemption date; the number of shares of the new M&T preferred stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of new M&T preferred stock to be redeemed from the holder; the redemption price; the place or places where the certificates, if any, evidencing shares of new M&T preferred stock are to be surrendered for payment of the redemption price; and that dividends on the shares to be redeemed will cease to accrue on the redemption date.

On and after the redemption date, dividends will cease to accrue on shares of new M&T preferred stock and such shares of new M&T preferred stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, including rights described under “—Voting rights” below, except the right to receive the redemption price plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the dividend period to, but excluding, the redemption date.

In case of any redemption of only part of the shares of the new M&T preferred stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as M&T may determine to be equitable. Subject to the provisions hereof, M&T’s board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of new M&T preferred stock shall be redeemed from time to time.

Liquidation Rights

In the event M&T liquidates, dissolves or winds up its business and affairs, either voluntarily or involuntarily, holders of the new M&T preferred stock will be entitled to receive and to be paid out of M&T’s assets legally available for distribution to its shareholders a liquidating distribution of $25.00 per share, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends, before M&T makes any payment or distribution of assets to the holders of its common stock or any other class or series of junior stock. Holders of the new M&T preferred stock will not be entitled to any other amounts from M&T and will have no right or claim to any of M&T’s remaining assets after they have received their full liquidating distribution.

In any such distribution, if M&T’s assets are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the new M&T preferred stock and the liquidation amounts owed to all holders of parity stock, if any, the amounts paid to the holders of the new M&T preferred stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the new M&T preferred stock and the liquidation amounts owed to all holders of parity stock, if any, have been paid in full to all such holders, the holders of our junior stock shall be entitled to receive all remaining assets of M&T according to their respective rights and preferences.

For purposes of this section, the merger or consolidation by M&T with or into any other entity, including a merger or consolidation in which the holders of the new M&T preferred stock receive cash, securities or property for their shares, or the sale, lease, exchange or transfer of all or substantially all of the assets or business of M&T for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of M&T.

Because M&T is a holding company, M&T’s rights and the rights of its creditors and shareholders, including the holders of the new M&T preferred stock, to participate in the assets of any of M&T’s subsidiaries, including M&T Bank, upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that M&T is a creditor with recognized claims against the subsidiary.

Claims of holders of the new M&T preferred stock are subordinate to all of M&T’s indebtedness and to other non-equity claims on M&T and its assets, including in the event that M&T enters into a receivership, insolvency, liquidation or similar proceeding. In addition, claims of holders of the new M&T preferred stock may be fully subordinated to interests held by the U.S. government in the event that M&T enters into a receivership, insolvency, liquidation or similar proceeding.

Voting Rights

Except as provided below or as otherwise specifically required by applicable law, the holders of the new M&T preferred stock will have no voting rights.

Rights to Elect Two Directors Upon Nonpayment

If M&T fails to pay, or declare and set apart for payment, dividends on outstanding shares of the new M&T preferred stock for six or more quarterly dividend periods, whether or not consecutive, the number of directors on M&T’s board of directors shall be increased by two at M&T’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of new M&T preferred stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of the new M&T preferred stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (the “voting parity stock”), to elect such two additional members of M&T’s board of directors (the “preferred directors”) to hold office for a term of one year; provided that M&T’s board of directors shall at no time include more than two preferred directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the preferred directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the new M&T preferred stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.

Any preferred director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the new M&T preferred stock voting together as a class with the holders of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of the new M&T preferred stock terminate for any reason, including under circumstances described above under “—Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any preferred directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of voting parity stock have similarly terminated.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding twenty-five percent (25%) or more of that class, or less if it otherwise exercises a “controlling influence” over M&T, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company or systemically significant nonbank financial company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than five percent (5%) of that class. Any other person (other than a bank holding company or systemically significant nonbank financial company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain ten percent (10%) or more of that class.

Other Voting Rights

So long as any shares of new M&T preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the new M&T preferred stock and any voting parity stock, voting together as a separate class of M&T’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock.

So long as any shares of new M&T preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the new M&T preferred stock, voting together as a separate class of M&T’s capital stock, shall be required to:

•

amend, alter or repeal any provision of the Certificate of Amendment or the M&T certificate of incorporation so as to adversely affect the powers, preferences, privileges or rights of the new M&T preferred stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued new M&T preferred stock or authorized common stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the new M&T preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of M&T will not be deemed to adversely affect the powers, preferences, privileges or rights of the new M&T preferred stock; or

•

consummate a binding share exchange or reclassification involving the new M&T preferred stock, or a merger or consolidation of M&T with or into another entity unless (i) the shares of the new M&T preferred stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining new M&T preferred stock or new preferred securities have terms that are not materially less favorable than the new M&T preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of new M&T preferred stock shall have been redeemed.

In exercising the voting rights described above or when otherwise granted voting rights by operation of law or by M&T, each share of new M&T preferred stock will be entitled to one vote.

If M&T redeems or calls for redemption all outstanding shares of new M&T preferred stock and irrevocably deposits in trust sufficient funds to effect such redemption, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the new M&T preferred stock will be entitled to vote will be effected, the voting provisions described above will not apply.

Voting Rights under New York Law

New York law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to the M&T certificate of incorporation that would limit the ability of the holders of M&T’s preferred stock to vote on any matter, change any authorized shares of M&T’s preferred stock into a different number of shares of preferred stock or into the same or a different number of shares of one or more other classes or series of any class, decrease the par value of M&T’s preferred stock, or change or abolish M&T’s preferred stock (or any series thereof) or any of the relative rights, powers, preferences and limitations of M&T’s preferred stock (or any series thereof). If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in the M&T certificate of incorporation.

Preemptive and Conversion Rights

The holders of the new M&T preferred stock do not have any preemptive or conversion rights.

Listing

Shares of new M&T preferred stock are expected to be listed on the NYSE upon the completion of the merger.

Transfer Agent, Paying Agent and Registrar

Computershare Trust Company will be the transfer agent, paying agent and registrar for the new M&T preferred stock.

Calculation Agent

M&T will appoint a calculation agent for the new M&T preferred stock prior to the commencement of the floating rate period.

COMPARISON OF THE RIGHTS OF M&T SHAREHOLDERS AND PEOPLE’S UNITED STOCKHOLDERS

If the merger is completed, People’s United stockholders will receive shares of M&T common stock in the merger and holders of People’s United preferred stock will receive shares of new M&T preferred stock, and in both cases they will cease to be holders of People’s United common stock or People’s United preferred stock. M&T is organized under the laws of the State of New York. People’s United is organized under the laws of the State of Delaware. The following is a summary of certain material differences between (1) the current rights of People’s United stockholders under the People’s United certificate of incorporation and the People’s United bylaws and Delaware law and (2) the current rights of M&T shareholders under the M&T certificate of incorporation and M&T bylaws and New York law.

For more information on the new M&T preferred stock, see “Description of M&T Capital Stock—Preferred Stock” beginning on page 153.

The following summary is not a complete statement of the rights of shareholders or stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to People’s United’s and M&T’s governing documents, which we urge you to read carefully and in their entirety. Copies of People’s United’s and M&T’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 185.

	People’s United	M&T
Authorized Capital Stock:

The People’s United certificate of incorporation authorizes 2,000,000,000 shares of capital stock, consisting of 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of April 19, 2021, there were 427,394,600 shares of People’s United common stock and 10,000,000 shares of People’s United preferred stock issued and outstanding.

The M&T certificate of incorporation authorizes M&T to issue 251,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. If the M&T charter amendment proposal is approved, effective upon the closing of the merger, the M&T certificate of incorporation will authorize M&T to issue 270,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of common stock, par value $0.50 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

As of April 19, 2021, there were 128,645,421 shares of M&T common stock outstanding and 350,000 shares of M&T preferred stock outstanding.

Voting:	People’s United stockholders entitled to vote on a matter are entitled to one vote per share. People’s United stockholders do not have cumulative voting rights in the election of directors.	M&T shareholders entitled to vote on a matter are entitled to one vote per share. M&T shareholders do not have cumulative voting rights in the election of directors.

	People’s United	M&T
Rights of Preferred Stock:	People’s United’s board of directors is authorized to issue the preferred stock in one or more series and to fix by resolution the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, including the voting powers, the rights of shares in respect of dividends, the redemption rights, the liquidation preferences and the conversion rights.	The M&T board of directors is authorized to issue the preferred stock in one or more series and for such consideration, not less than the par value thereof, as may be fixed from time to time by the board. Before the issuance of any shares of a particular series, the M&T board of directors is authorized to fix by resolution the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price or prices, the voting rights, and any other relative rights, preferences and limitations pertaining to such series.

Size of Board of Directors	Section 141(b) of the DGCL provides that the number of directors constituting the board may be fixed by the certificate of incorporation or bylaws of a corporation. The People’s United certificate of incorporation provides that the board of directors shall consist of not fewer than five nor more than fifteen (15) directors. People’s United currently has eleven (11) directors.	The M&T bylaws provide that its board of directors shall consist of at least three directors, unless all of its shares are owned by fewer than three shareholders in which case the board must consist of at least as many directors as number of shareholders. The exact number of directors may be determined from time to time by action of shareholders or by a majority of the entire M&T board of directors. The M&T board of directors currently has twenty (20) directors.

Classes of Directors	People’s United’s board of directors is declassified. All directors are elected annually to People’s United’s board of directors for one-year terms.	M&T’s board of directors is not classified. The M&T bylaws provide that each director is elected annually.

Director Eligibility and Mandatory Retirement	The People’s United bylaws provide that a director must be at least 18 years of age and that no director may be or become affiliated with any other depository institution while a member of the People’s United board of directors if such affiliation would violate applicable law.	The M&T bylaws provide that a director must be at least 21 years of age.

Election of Directors	Under the People’s United bylaws, a nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s	Under the M&T bylaws, the vote required for election of a director by the shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in

	People’s United	M&T
election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders if (i) a shareholder has nominated a person for election to the Board in compliance with the advance notice provisions for shareholder nominees for director set forth in the People’s United charter and bylaws, and (ii) such nomination has not been withdrawn by such shareholder on or before the record date for such meeting.

favor of or against the election of a nominee.

Under the M&T bylaws, in a contested election, the persons receiving a plurality of the votes cast by the holders of stock entitled to vote thereat shall be the directors.

Removal of Directors

As described above under “—Size of Board of Directors,” People’s United has a declassified board of directors.

Under Section 141(k) of the DGCL, in a corporation with a declassified board of directors, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise. The People’s United certificate of incorporation provides that a director may be removed at any time, but only for cause, and upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon.

The M&T bylaws provide that any M&T director may be removed for cause either by a vote of shareholders at a meeting by the vote of the holders of a majority of the shares of M&T entitled to vote or by three-fourths of the entire Board at a meeting. Any director may be removed without cause by a vote of a majority of shares entitled to vote.

Filing Vacancies on the Board of Directors	The People’s United certificate of incorporation provides that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by the affirmative vote of at least a majority of the remaining directors, whether or not a quorum. Pursuant to the People’s United certificate of incorporation, a director elected to fill a vacancy shall serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified.	Under the M&T bylaws, vacancies created by any reason other than the removal of directors may be filled by a majority of the directors then in office, whether or not a quorum exists. Vacancies created by reason of the removal of directors may be filled by vote of shareholders at a meeting. Each director filling a vacancy shall remain in office for the remainder of the unexpired term of his or her predecessors.

	People’s United	M&T

Calling Special Meetings of Stockholders / Shareholders	The People’s United bylaws authorize the calling of a special meeting of stockholders by the chairman of the board, the chief executive officer or the president or by resolution of at least three-fourths of the directors then in office, subject to the rights of the holders of any outstanding series of People’s United preferred stock.	Under the M&T bylaws, a special meeting of shareholders may be called by a majority of the entire M&T Board of Directors at a meeting or M&T’s chief executive officer, or by written request of shareholders representing at least twenty-five percent (25%) of the outstanding shares of M&T stock entitled to vote.

Quorum

Under the People’s United bylaws, the presence of the holders of record of a majority in voting power of the outstanding shares of stock entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum, except as otherwise provided by law, the bylaws or the certificate of incorporation.

When a quorum is once present, such quorum is not broken by the subsequent withdrawal of any shareholders.

The M&T bylaws provide that the holders of not less than a majority of the outstanding shares entitled to vote shall constitute a quorum at any meeting of shareholders, except as otherwise provided by law.

When a quorum is once present for a given meeting, it cannot be broken by the subsequent withdrawal of shareholders.

Notice of Stockholder / Shareholder Meetings	In accordance with Section 222(b) of the DGCL, the People’s United bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than (10) and not more than sixty (60) days before the meeting date.	The M&T bylaws provide that M&T must give written notice between ten (10) and sixty (60) days before any shareholders meeting to each shareholder entitled to vote at such a meeting. The notice shall state the place, date and hour, and purposes of the meeting and indicate the person who called the meeting if not an annual meeting. The notice shall also indicate if any proposed action to be taken at a meeting would trigger dissenters’ appraisal rights.

Advance Notice of Stockholder / Shareholder Proposals and Nominations	The People’s United certificate of incorporation requires a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders’ meeting to give not less than one hundred and twenty (120) days’ notice in advance of the annual stockholders’ meeting to the corporate secretary. In the event of a special meeting, such notice shall be given to the corporate secretary not later than the close of business on the	The M&T bylaws require that all business conducted at a meeting of shareholders be properly brought before the meeting. In order for a shareholder proposal to be properly brought before the meeting, any M&T shareholder making such a proposal must give notice to M&T’s corporate secretary at M&T’s principal executive offices (i) with respect to the annual meeting of shareholders, no earlier than one hundred fifty (150) calendar

People’s United	M&T

seventh day following the earlier of (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which a public announcement of such meeting is first made. Each stockholder nomination must contain information including: the name and address of the stockholder of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the stockholder submitting the nomination and each nominee and any other person (including the name of such person) concerning the nomination to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; the consent of each prospective nominee to serve as a director if elected; and additional information provided in the People’s United bylaws.

Similarly, the People’s United’s bylaws generally require a stockholder who intends to raise new business at an annual meeting to deliver notice to the People’s United secretary at the principal executive offices of People’s United not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, then notice by the stockholder must be delivered not more than one hundred and twenty (120) days prior to such annual meeting and not later than the later of ninety (90) days prior to such annual meeting or the tenth (10th) day following the date on which notice of such meeting is given to the days and no later than one hundred and twenty (120) days before the anniversary of the date M&T mailed its proxy materials for the prior year’s annual meeting if the date of the annual meeting is not changed by more than thirty (30) days from the date of the preceding year’s annual meeting, and (ii) with respect to any special meeting of shareholders, no later than the close of business on the tenth (10th) day following the date such special meeting is first publicly announced or disclosed. The proposal must set forth (a) the name and address of the shareholder making the proposal and all persons acting in concert with that shareholder, (b) the name and address of that shareholder and all persons acting in concert with that shareholder, as they appear on M&T’s books (if they so appear), (c) the classes and number of shares of M&T stock owned by that shareholder, (d) any other information relating to that shareholder and beneficial owners, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

To nominate a nominee, the M&T bylaws require the nominating shareholder to, not earlier than one hundred fifty (150) calendar days and no later than one hundred twenty (120) calendar days before the anniversary of the date that M&T mailed its proxy statement for the prior year’s annual meeting of shareholders, submit to the corporate secretary at M&T’s principal executive office certain information specified in the M&T bylaws. However, if (and only if) the annual meeting is not scheduled to be held within a period that

	People’s United	M&T
	stockholder. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to People’s United, including information concerning the nature of the new business, the stockholder and beneficial owner, if any, on whose behalf the proposal is made, the stockholder’s and beneficial owner’s interest in the matter and any voting arrangement or understandings entered into between stockholders (or beneficial owners) in connection with such proposal. Stockholders are required to update this information from time to time.	commences thirty (30) days before the anniversary date of the prior year’s annual meeting and ends thirty (30) days after such anniversary date, the nomination notice must be given by the later of the close of business on the date that is one hundred eighty (180) days prior to such meeting date or the tenth (10th) day following the date such meeting date is first publicly announced or disclosed.

Proxy Access	The People’s United bylaws permit a stockholder, or a group of up to twenty (20) stockholders, who have continuously owned at least three percent (3%) of the outstanding shares of People’s United common stock for at least three years to nominate and include in its proxy statement for the annual meeting of stockholders director nominees constituting up to the greater of two directors or twenty percent (20%) of the total number of directors.	The M&T bylaws permit a shareholder, or a group of up to twenty (20) shareholders, who have continuously owned at least three percent (3%) of the outstanding shares of M&T’s common stock for at least three years to nominate and include in our proxy statement for the annual meeting of shareholders director nominees constituting up to the greater of two directors or twenty percent (20%) of the total number of directors.

Anti-Takeover Provisions and Other Stockholder / Shareholder Protections

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

A New York corporation may elect not to be governed by § 912 of the New York Business Corporation Law (the “NYBCL”), which places restrictions on certain business combinations with interested shareholders. M&T has made such an election in the M&T bylaws.

People’s United	M&T

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least eighty-five percent (85%) of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers with an aggregate market value of at least ten percent (10%) of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least fifteen percent (15%) of the outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but People’s United has not done so.

In addition, the People’s United certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote, together with the affirmative vote of the holders of at least fifty percent (50%) of the outstanding shares of stock entitled to vote not beneficially owned by an “interested stockholder” (as defined in the People’s

People’s United	M&T
United certificate of incorporation) to approve certain “business combinations” (as defined in the People’s United certificate of incorporation) and related transactions with an “interested stockholder” that would result in People’s United or its subsidiaries being merged into or with another corporation or securities of People’s United being issued in a transaction that would permit control of People’s United to pass to another entity, or similar transactions having the same effect. The affirmative vote of the holders of at least two-thirds of the outstanding shares of stock, together with the affirmative vote of the holders of at least fifty percent (50%) of the outstanding shares of stock entitled to vote not beneficially owned by an “interested stockholder,” is required in connection with any business combination except (i) in cases where the proposed transaction has been approved in advance by the affirmative vote of at least a majority of the directors who are unaffiliated with the “interested stockholder” and were directors prior to the time when the interested stockholder became an “interested stockholder” or (ii) if the proposed transaction meets certain conditions set forth in the People’s United certificate of incorporation, which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote would be sufficient. The term “interested stockholder” is generally defined in the People’s United certificate of incorporation to include any person or entity (subject to certain exceptions), which owns beneficially or controls, directly or indirectly, at least fifteen percent (15%) of the outstanding shares of stock entitled to vote.

	People’s United	M&T

Limitation of Personal Liability of Officers and Directors

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The People’s United certificate of incorporation exempts directors from personal liability to People’s United or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent not expressly prohibited in the DGCL.

The M&T certificate of incorporation provides that as to any act or omission occurring after the adoption of such provision, a director of M&T shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to M&T or its shareholders for damages for any breach of duty as a director, except to the extent elimination or reduction of the liability of a director is not permitted by law.

Indemnification of Directors and Officers and Insurance	Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer,

Under the M&T bylaws, all current and former officers and directors of M&T are indemnified against any threatened, pending or completed actions and appeals to the fullest extent permitted under the NYBCL. An officer or director shall be indemnified for any action initiated by such officer or director if such action was authorized by M&T’s Board of Directors.

NYBCL § 721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such officer or director was not legally entitled.

People’s United	M&T

employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation.

The People’s United certificate of incorporation provides that People’s United shall indemnify, to the fullest extent permitted under the DGCL, any person who is or was or has agreed to become a director or officer of People’s United against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. People’s United may, but is not required to, indemnify employees

	People’s United	M&T
and agents under the same circumstances as directors and officers. The certificate of incorporation also provides that People’s United shall indemnify any present or former director or officer of People’s United to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

Appraisal or Dissenters’ Rights	Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, appraisal rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Appraisal rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.	Section 910 of the NYBCL permits shareholders to dissent from a merger, consolidation, sale or disposition of all or substantially all the assets of a corporation or share exchange, if they follow certain statutorily defined procedures, and receive payment in the amount of the fair value of their shares of stock as of the day before the day on which such shareholders were entitled to vote on such plan of acquisition. However, dissenters’ rights do not apply in a merger to shareholders of (i) the parent corporation in a merger with its subsidiary; (ii) the surviving corporation, except in a merger pursuant to which certain specified changes to the rights of the shares held by such shareholder are effected and (iii) a company whose shares are listed on a national securities exchange at the record date for the vote to approve the merger.

Dividends	People’s United may pay dividends out of statutory surplus (as defined and computed in accordance with the DGCL) or net profits (if no surplus), as and when declared by the board of	M&T may pay dividends out of assets lawfully available for such payment as and when declared by the board of directors after all dividends to which any preferred shares then outstanding

	People’s United	M&T

directors. People’s United stockholders will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available.

The holders of People’s United preferred stock have a priority over the holders of the common stock with respect to dividends.

shall be entitled shall have been declared and paid or set apart for payment for all past dividend periods.

Under NYBCL § 510, dividends may be declared or paid either (i) out of surplus, so that the net assets of the corporation remaining after such declaration or payment shall at least equal the amount of its stated capital, or (ii) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Amendments to Charter and Bylaws

The People’s United certificate of incorporation provides that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation must be approved by the board of directors and by the affirmative vote of at least a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation) of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon.

The People’s United certificate of incorporation provides that certain provisions of the certificate of incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (i) at least a majority of the authorized number of directors and, if one or more “interested stockholders” (as defined in the People’s United certificate of incorporation) exist, by at least a majority of the “disinterested directors” (as defined in the People’s United certificate of incorporation); or (ii) the holders of at least two-thirds of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon and, if the alteration, amendment, repeal or rescission is proposed by or on behalf

Under NYBCL §§ 803(a), 707 and 708, a corporation’s certificate of incorporation may be amended or changed by (i) a vote of the majority of the directors present at the time of the vote, provided that a quorum of a majority of the board is present, or by all members of the board acting by written consent, and (ii) a vote of the majority of all outstanding shares entitled to vote.

Under the M&T bylaws, the M&T bylaws may be amended or repealed by a vote of a majority of shares of M&T entitled to vote in the election of directors, or by a vote of a majority of the M&T board of directors.

People’s United	M&T

of an “interested stockholder” or a director who is an “affiliate” or “associate” (each as defined in the People’s United certificate of incorporation) of an “interested stockholder,” by the affirmative vote of at least a majority of the total votes eligible to be cast by holders of the outstanding shares of stock entitled to vote thereon not beneficially owned by an “interested stockholder” or an “affiliate” or “associate” thereof. Amendment of the provision of the People’s United certificate of incorporation relating to “business combinations” (as defined in The People’s United certificate of incorporation) must also be approved by the affirmative vote of either: (A) at least a majority of the “disinterested directors” or (B) at least two-thirds of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, together with the affirmative vote of at least fifty percent (50%) of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors not beneficially owned by any “interested stockholder” or “affiliate” or “associate” thereof, voting together as a single class.

The People’s United certificate of incorporation provides that the bylaws may be altered, amended, rescinded or repealed by the affirmative vote of at least two-thirds of the board of directors. The People’s United certificate of incorporation also provides that the bylaws adopted by the board of directors may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote on such matter at any annual meeting or at any special meeting called for that purpose. Both the People’s United certificate of

	People’s United	M&T
incorporation and the People’s United bylaws provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, rescinded or repealed without the affirmative vote of the board of directors or the holders of the outstanding shares of stock entitled to vote on the matter that is not less than the supermajority specified in such provision.

Action by Written Consent of the Stockholders / Shareholders	Under Section 228 of the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting by written consent of the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize such action. However, the People’s United certificate of incorporation prohibits stockholder action by written consent.	Under NYCBL § 615, M&T shareholders may act by written consent only when signed by all of the outstanding shares entitled to vote therein.

Stockholder / Shareholder Rights Plan	People’s United does not currently have a rights plan in effect.	M&T does not currently have a rights plan in effect.

Forum Selection Bylaw	The People’s United bylaws provide that the exclusive forum for certain specified categories of legal actions against or involving People’s United and its directors and officers will be the Delaware Court of Chancery.	The M&T certificate of incorporation and the M&T bylaws do not require any exclusive forum with respect to legal actions against or involving M&T.

LEGAL MATTERS

The validity of the M&T common stock and new M&T preferred stock to be issued in connection with the merger will be passed upon for M&T by Sullivan & Cromwell LLP, New York, New York.

Sullivan & Cromwell LLP, New York, New York, counsel for M&T, and Simpson Thacher & Bartlett LLP, New York, New York, counsel for People’s United, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the mergers for M&T and People’s United, respectively.

EXPERTS

M&T. The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of M&T Bank Corporation for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

People’s United. The consolidated financial statements of People’s United as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 included in People’s United’s annual report on Form 10-K for the year ended December 31, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2020 consolidated financial statements refers to a change in People’s United’s method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments—Credit Losses.

DEADLINES FOR SUBMITTING SHAREHOLDER OR STOCKHOLDER PROPOSALS

M&T

M&T will hold its 2021 annual meeting of shareholders (the “M&T 2021 annual meeting”), regardless of whether the merger has been completed.

SEC Rule 14a-8

In order for a shareholder proposal for the M&T 2022 annual meeting to be eligible for inclusion in M&T’s proxy statement pursuant to SEC Rule 14a-8, M&T must receive the proposal at its principal executive offices no later than November 8, 2021. An M&T shareholder must provide its proposal to M&T in writing, and it must comply with the requirements of SEC Rule 14a-8.

Advance Notice Procedures

The M&T bylaws state that no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or by a shareholder entitled to receive notice of the meeting and to vote who has delivered notice to M&T (containing the information specified in the M&T bylaws) no earlier than one hundred and fifty (150) days and no later than 120 days prior to the anniversary of the date on which M&T first mailed its proxy materials for the preceding year’s annual meeting of shareholders. These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in M&T’s proxy statement pursuant to SEC Rule 14a-8. A shareholder wishing to submit a proposal for consideration at the M&T 2022 annual meeting should do so no earlier than October 9, 2021 and no later than November 8, 2021.

Proxy Access Procedures

The M&T bylaws permit a shareholder, or a group of up to twenty (20) shareholders, who has continuously owned at least three percent (3%) of the outstanding shares of M&T’s common stock for at least three years to nominate and include in M&T’s proxy statement for the annual meeting of shareholders director nominees constituting up to the greater of two directors or twenty percent (20%) of the total number of directors serving on the M&T board of directors on the last day on which notice of a nomination may be delivered (known generally as “proxy access”).

The proxy access notice must be in writing and contain the information specified in the M&T bylaws for a proxy access nomination and must be delivered no earlier than one hundred and fifty (150) days and no later than one hundred and twenty (120) days prior to the anniversary of the date on which M&T first mailed its proxy materials for the preceding year’s annual meeting of shareholders. A shareholder wishing to submit a proxy access notice regarding a nomination for the M&T 2022 annual meeting should do so no earlier than October 9, 2021 and no later than November 8, 2021.

These proxy access procedures are separate from the advance notice procedures referred to above, from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in M&T’s proxy statement pursuant to SEC Rule 14a-8 referred to above, and from the procedures a shareholder must follow to submit a director nominee for consideration by the Nomination, Compensation and Governance Committee as described in M&T’s proxy statement for the M&T 2021 annual meeting, which is incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information.”

PEOPLE’S UNITED

People’s United does not anticipate holding a 2021 annual meeting of People’s United stockholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, People’s United may hold an annual meeting in 2021. Any stockholder nominations or proposals for other business intended to be presented at People’s United’s next annual meeting must be submitted to People’s United as set forth below.

SEC Rule 14a-8

In order for a stockholder proposal for the People’s United 2021 annual meeting to be eligible for inclusion in People’s United’s proxy statement pursuant to SEC Rule 14a-8, People’s United must have received the proposal and supporting statements at its principal executive offices no later than December 7, 2020, unless the date of People’s United’s 2021 annual meeting is changed by more than thirty (30) days from May 21, 2021, the one year anniversary of People’s United’s 2020 annual meeting of stockholders, in which case the proposal must be received a reasonable time before People’s United begins to print and send its proxy materials. A People’s United stockholder must provide its proposal to People’s United in writing, and it must comply with the requirements of SEC Rule 14a-8.

Advance Notice Procedures

The People’s United bylaws state that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or any authorized committee of such board or by a shareholder of record who has delivered notice to People’s United’s Secretary at its principal executive offices (containing the information specified in the People’s United bylaws) no earlier than one hundred and twenty (120) days and no later than ninety (90) days prior to the first anniversary of People’s United’s preceding year’s annual meeting. However, if the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, then notice by the stockholder must be delivered not more than one hundred and twenty (120) days prior to such annual meeting and not later than the later of ninety (90) days prior to such annual meeting or the tenth (10th) day following the date on which notice of such meeting is given to the stockholder. The People’s United certificate of incorporation requires a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders’ meeting to give not less than one hundred and twenty (120) days’ notice in advance of the annual stockholders’ meeting to the corporate secretary (including the information specified in the People’s United certificate of incorporation and bylaws). These advance notice procedures are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in People’s United’s proxy statement pursuant to SEC Rule 14a-8.

Proxy Access Procedures

The People’s United bylaws permit a stockholder, or a group of up to twenty (20) stockholders, who has continuously owned at least three percent (3%) of the outstanding shares of People’s United’s common stock for at least three years to nominate and include in People’s United’s proxy statement for the annual meeting of stockholders director nominees constituting up to the greater of two directors or twenty percent (20%) of the total number of directors serving on the People’s United board of directors on the last day on which notice of a nomination may be delivered (the “nomination notice”).

The nomination notice must contain the information specified in the People’s United bylaws and must be delivered no earlier than one hundred and fifty (150) days and no later than one hundred and twenty (120) days prior to the anniversary of the date on which People’s United first mailed its proxy statement for the prior year’s annual meeting of stockholders. However, if the annual meeting of stockholders is to be held more than thirty (30) days before or seventy (70) days after such anniversary date, then such notice by the stockholder must be delivered not more than one hundred and twenty (120) days prior to such annual meeting and not later than the later of ninety (90) days prior to such annual meeting or the tenth (10th) day following the date on which notice of such meeting is given to the stockholder.

These proxy access procedures are separate from the advance notice procedures referred to above and from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in People’s United’s proxy statement pursuant to SEC Rule 14a-8 referred to above, and from the nomination procedures set forth in the People’s United certificate of incorporation and bylaws.

WHERE YOU CAN FIND MORE INFORMATION

M&T and People’s United file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both M&T and People’s United, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by M&T, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing M&T’s website at https://www.mtb.com or alternatively by directing a request by telephone or mail to M&T Bank Corporation, One M&T Plaza Buffalo, New York 14203, Attention: Shareholder Relations 716-842-5138. Documents filed with the SEC by People’s United will be available free of charge by accessing People’s United’s website at http://www.peoples.com or, alternatively, by directing a request by telephone or mail to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Investor Relations, (203) 338-4851. The web addresses of the SEC, M&T and People’s United are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

M&T has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to M&T’s securities to be issued in the merger. This document constitutes the prospectus of M&T filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows M&T and People’s United to incorporate by reference into this document documents filed with the SEC by M&T and People’s United. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. M&T and People’s United incorporate by reference the documents listed below and any documents filed by M&T or People’s United under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of our meetings:

M&T filings (SEC File No. 001-09861)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed on February 22, 2021

Current Reports on Form 8-K	Filed on February 10, 2021, February 22, 2021, February 25, 2021 and April 22, 2021 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 8, 2021

Description of M&T’s common stock, par value $0.50 per share, contained in the registration statement on Form 8-A and any amendment or report filed for the purpose of updating that description	Filed on May 20, 1998

People’s United filings (SEC File No. 001-33326)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed on March 1, 2021 as amended by Amendment No. 1 filed on March 30, 2021

Current Reports on Form 8-K	Filed on February 22, 2020 and February 25, 2020 (other than the portions of those documents not deemed to be filed)

Description of People’s United’s common stock, par value $0.01 per share, contained in the registration statement on Form 8-A and any amendment or report filed for the purpose of updating that description	Filed on February 22, 2007

Description of People’s United’s Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, contained in the registration statement on Form 8-A, the description of People’s United’s preferred stock incorporated by reference into such Form 8-A and any amendment or report filed for the purpose of updating that description	Filed on October 31, 2016

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are an M&T shareholder: M&T Bank Corporation One M&T Plaza Buffalo, New York 14203 Attn: Shareholder Relations 716-842-5138 ir@mtb.com	if you are a People’s United stockholder: People’s United Financial, Inc. 850 Main Street Bridgeport, Connecticut 06604 Attn: Investor Relations (203) 338-4581 Andrew.Hersom@peoples.com

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to M&T was provided by M&T and the information contained in this document with respect to People’s United was provided by People’s United.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

M&T BANK CORPORATION,

BRIDGE MERGER CORP.

and

PEOPLE’S UNITED FINANCIAL, INC.

Dated as of February 21, 2021

ARTICLE I

THE MERGER

ARTICLE II

EXCHANGE OF SHARES

2.1	Parent to Make Consideration Available	A-6
2.2	Exchange of Shares	A-6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.25	Opinion	A-26
3.26	Company Information	A-26
3.27	Loan Portfolio	A-27
3.28	Insurance	A-28
3.29	Investment Advisory Business	A-28
3.30	Insurance Business	A-29
3.31	Broker-Dealer Business	A-29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	A-42
5.2	Company Forbearances	A-42
5.3	Parent Forbearances	A-46

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-46
6.2	Access to Information; Confidentiality	A-48
6.3	Shareholders’ Approval and Stockholder Approval	A-48
6.4	Legal Conditions to Merger	A-50
6.5	Stock Exchange Matters	A-50
6.6	Employee Matters	A-50

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-60
7.2	Conditions to Obligations of Parent and Merger Sub	A-60
7.3	Conditions to Obligations of the Company	A-61

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-62
8.2	Effect of Termination	A-63

ARTICLE IX

GENERAL PROVISIONS

Exhibit A	Form of Certificate of Amendment

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	A-75
Acquisition Proposal	A-75
Advisory Board	A-73
affiliate	A-86
Agreement	A-1
Annual Incentive Plans	A-67
Bank Merger	A-1
Bank Merger Agreement	A-8
Bank Merger Certificates	A-8
Bank Merger Effective Time	A-8
BHC Act	A-12
BOLI	A-37
CARES Act	A-27
CDB	A-16
Certificate of Merger	A-2
Change in Control Agreement	A-67
Change in Control Employees	A-67
Chosen Courts	A-88
Closing	A-2
Closing Date	A-2
Company	A-1
Company 401(k) Plan	A-68
Company Advisory Subsidiary	A-37
Company Agent	A-38
Company Bank	A-1
Company Benefit Plans	A-22
Company Board Recommendation	A-64
Company Broker-Dealer Subsidiary	A-38
Company Bylaws	A-13
Company Charter	A-13
Company Common Stock	A-3
Company Compensation Committee	A-5
Company Contract	A-30
Company Designated Directors	A-73
Company Disclosure Schedule	A-11
Company Equity Awards	A-14
Company ERISA Affiliate	A-24
Company Indemnified Parties	A-71
Company Insiders	A-77
Company Insurance Subsidiary	A-38
Company Meeting	A-64
Company Option	A-5
Company Owned Properties	A-32
Company Performance Share	A-4
Company Preferred Stock	A-4
Company Qualified Plans	A-23
Company Real Property	A-33
Company Regulatory Agreement	A-31
Company Reports	A-26
Company Restricted Share	A-4

Page
Company Securities	A-14
Company Stock Plans	A-14
Company Subsidiary	A-13
Confidentiality Agreement	A-63
Continuing Employees	A-66
Delaware Secretary	A-2
DGCL	A-2
Director Restricted Share	A-3
Effective Time	A-2
Enforceability Exceptions	A-16
Environmental Laws	A-31
ESOP	A-22
ESOP Loan	A-23
Exchange Act	A-17
Exchange Agent	A-8
Exchange Fund	A-8
Exchange Ratio	A-3
FDIC	A-13
Federal Reserve Board	A-16
FINRA	A-17
GAAP	A-12
Governmental Entity	A-17
Holdco Merger	A-1
Holdco Merger Certificates	A-7
Holdco Merger Effective Time	A-7
Incentive Plan Participant	A-67
Intellectual Property	A-33
Interim Surviving Entity	A-1
Investment Advisers Act	A-37
IRS	A-22
Joint Proxy Statement	A-17
knowledge	A-86
Liens	A-15
Loans	A-35
made available	A-86
Material Adverse Effect	A-12
Materially Burdensome Regulatory Condition	A-62
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Bylaws	A-6
Merger Sub Charter	A-6
Merger Sub Common Stock	A-4
Multiemployer Plan	A-23
Multiple Employer Plan	A-22
NASDAQ	A-16
New Certificates	A-8
New Parent Preferred Stock	A-4
New Plans	A-66
NYBCL	A-6
NYDFS	A-16
NYSE	A-10

Page
OCC	A-17
Old Certificate	A-3
Pandemic	A-12
Pandemic Measures	A-12
Parent	A-1
Parent 401(k) Plan	A-69
Parent Bank	A-1
Parent Benefit Plans	A-48
Parent Board Recommendation	A-64
Parent Bylaws	A-7
Parent Charter	A-7
Parent Charter Amendment	A-77
Parent Common Stock	A-3
Parent Contracts	A-52
Parent Converted Equity Awards	A-5
Parent Disclosure Schedule	A-39
Parent Equity Awards	A-41
Parent Equity Plan	A-5
Parent ERISA Affiliate	A-49
Parent ESPP	A-41
Parent Meeting	A-64
Parent Option	A-5
Parent Preferred Stock	A-4
Parent PSU Award	A-41
Parent Regulatory Agreement	A-52
Parent Reports	A-49
Parent Restricted Share	A-4
Parent Restricted Stock Award	A-41
Parent RSU Award	A-41
Parent Share Issuance	A-17
Parent Stock Option	A-41
Parent Stock-Based RSU	A-4
Parent Subsidiary	A-40
PBGC	A-23
Permitted Encumbrances	A-32
person	A-86
Personal Data	A-26
PPP	A-28
Premium Cap	A-71
Recommendation Change	A-64
Regulatory Agencies	A-17
Representatives	A-74
Requisite Company Vote	A-16
Requisite Parent Vote	A-43
Requisite Regulatory Approvals	A-62
Revised Change in Control Agreement	A-67
S-4	A-17
Sarbanes-Oxley Act	A-19
SEC	A-17
Securities Act	A-26
Security Breach	A-27
SRO	A-17

Page
Subsidiary	A-13
Surviving Bank	A-1
Surviving Entity	A-1
Takeover Restrictions	A-34
Tax	A-21
Tax Return	A-22
Taxes	A-21
Termination Date	A-81
Termination Fee	A-83
Trade Secrets	A-34
transactions contemplated by this Agreement	A-86
transactions contemplated hereby	A-86
Willful Breach	A-82

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2021 (this “Agreement”), by and among M&T Bank Corporation, a New York corporation (“Parent”), Bridge Merger Corp., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and People’s United Financial, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Boards of Directors of Parent, the Company and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders and stockholders, as applicable, to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving entity in the Merger (hereinafter sometimes referred to in such capacity, the “Interim Surviving Entity”), and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Entity will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Holdco Merger”), so that Parent is the surviving entity in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).

B. At a date and time following the Holdco Merger as determined by Parent, People’s United Bank, National Association, a national banking association and Subsidiary of the Company (“Company Bank”) will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement, merge with and into Manufacturers and Traders Trust Company, a New York state chartered bank and Subsidiary of Parent (“Parent Bank”) (the “Bank Merger”), so that Parent Bank is the surviving bank in the Bank Merger (hereinafter sometimes referred to in such capacity as the “Surviving Bank”).

C. In furtherance thereof, the respective Boards of Directors of Parent, the Company and Merger Sub have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and have resolved to submit this Agreement to their respective shareholders and stockholders, as applicable, for approval and to recommend that their respective shareholders and stockholders, as applicable, approve this Agreement.

D. For federal income tax purposes, it is intended that the Merger and the Holdco Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

E. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company pursuant to this Agreement. The Company shall be the Interim Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than six (6) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by the Company and Parent; provided that, if the Closing would otherwise be required to occur on one of the last three (3) business days of the month in which all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) have been satisfied or waived, then the Closing shall not take place earlier than the first (1st) business day of the immediately following month. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, Parent shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (the “Certificate of Merger”). The Merger shall become effective as of the date and time specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any securities of Parent or the Company:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), including each Company Restricted Share held by a non-employee director of the Company Board (each, a “Director Restricted Share”), except for shares of Company Common Stock owned by the Company or Parent (in each case, other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by the Company or Parent in respect of debts previously contracted), shall be converted into the right to receive 0.118 of a share (the “Exchange Ratio”) of the common stock, par value $0.50 per share, of Parent (the “Parent Common Stock”) (the “Merger Consideration”); it being understood that at and immediately after the Effective Time, pursuant to Section 1.6, Parent Common Stock, including the shares issued to former holders of Company Common Stock (including holders of Director Restricted Shares), shall be the common stock of Parent.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Parent Common Stock that such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case, other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by the Company or Parent in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Parent Stock and Merger Sub Common Stock.

(a) At and after the Effective Time, each share of Parent Common Stock and each share of preferred stock of Parent, par value $1.00 per share (“Parent Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of Parent and shall not be affected by the Merger.

(b) At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Entity.

1.7 Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any securities of Parent or the Company, each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of the Company (“Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a share of a newly created series of Parent Preferred Stock having terms that are substantially as set forth in Exhibit A attached hereto (all shares of such newly created series, collectively, the “New Parent Preferred Stock”) and, upon such conversion, the Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.8 Treatment of Company Equity Awards.

(a) Restricted Share Awards. At the Effective Time, each outstanding restricted share award (a “Company Restricted Share”) under the Company Stock Plans other than any Director Restricted Shares, shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted share of Company Common Stock and shall be converted into a number of restricted shares of Parent Common Stock (each, a “Parent Restricted Share”) equal to the Exchange Ratio (rounded up or down to the nearest whole number, with 0.5 rounding up). Except as specifically provided above or in Section 1.8(d) below, at and following the Effective Time, each such Parent Restricted Share shall continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable Company Stock Plan or award agreement) as were applicable to the applicable Company Restricted Share immediately prior to the Effective Time.

(b) Performance Share Awards. At the Effective Time, each outstanding performance share unit (a “Company Performance Share”) under the Company Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Company Common Stock and shall be converted into a restricted share unit denominated in shares of Parent Common Stock (a “Parent Stock-Based RSU”). The number of shares of Parent Common Stock subject to each such Parent Stock-Based RSU shall be equal to the product (rounded up or down to the nearest whole number, with 0.5 rounding up) of (i) the number of shares of Company Common Stock subject to such Company Performance Share immediately prior to the Effective Time (including any applicable dividend equivalents) based on the higher of target performance and actual performance through the Effective Time as reasonably determined by the compensation committee of the Company Board (the “Company Compensation Committee”) in its reasonable judgment and in consultation with Parent, multiplied by (ii) the Exchange Ratio. Except as specifically provided above or in Section 1.8(d) below, at and following the Effective Time, each such Parent Stock-Based RSU shall continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Company Stock Plan or award agreement) as were applicable to the applicable Company Performance Share immediately prior to the Effective Time.

(c) Option Awards. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Company Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock (a “Parent Option,” and together with the Parent Restricted Shares and Parent Stock-Based RSUs, the “Parent Converted Equity Awards”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Company Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, in Section 1.8(d) below or in Section 1.8(c) of the Company Disclosure Schedule, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms, after giving effect to any “change in control” post-termination protections under the applicable Company Stock Plan or award agreement) as were applicable to such Company Option immediately prior to the Effective Time.

(d) Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Parent 2019 Equity Incentive Compensation Plan (the “Parent Equity Plan”)) following the Closing, any then-outstanding Parent Converted Equity Award, to the extent not then vested, shall be treated in accordance with Section 10.1 of the Parent Equity Plan.

(e) At or prior to the Effective Time, Company, the Board of Directors of the Company and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8.

(f) Parent shall take all corporate actions that are necessary for the treatment of the Company Equity Awards pursuant to Section 1.8(a) through 1.8(d), including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 1.8. As soon as practicable following the Effective Time, Parent shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock underlying the Parent Converted Equity Awards, and shall maintain the effectiveness of such registration statement for so long as the Parent Converted Equity Awards remain outstanding and such registration of shares of Parent Common Stock issuable thereunder continues to be required.

1.9 Charter of the Interim Surviving Entity. At the Effective Time, the certificate of incorporation (the “Merger Sub Charter”) of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Interim Surviving Entity until thereafter amended in accordance with applicable law, except that references to the name of Merger Sub shall be replaced by “People’s United Financial, Inc.”

1.10 Bylaws of the Interim Surviving Entity. At the Effective Time, the bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with applicable law, except that references to the name of Merger Sub shall be replaced by “People’s United Financial, Inc.”

1.11 Directors and Officers of the Interim Surviving Entity. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Entity, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

1.12 Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.13 Holdco Merger.

(a) General. As soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, Parent shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be, merged with and into Parent in accordance with the New York Business Corporation Law (the “NYBCL”) and the DGCL. Parent shall be the Surviving Entity in the Holdco Merger, and shall continue its corporate existence under the laws of the State of New York. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Entity shall terminate. To the extent necessary, Parent and the Interim Surviving Entity shall enter into a separate agreement and plan of merger to effect the Holdco Merger.

(b) Holdco Merger Effective Time. Parent and the Interim Surviving Entity shall cause to be filed a certificate of merger with the Delaware Secretary and a certificate of merger with the New York State Department of State (collectively, the “Holdco Merger Certificates”). The Holdco Merger shall become effective at such date and time as specified in the Holdco Merger Certificates in accordance with the relevant provisions of the NYBCL and the DGCL, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Holdco Merger Effective Time”).

(c) Effects of the Holdco Merger. At and after the Holdco Merger Effective Time, the Holdco Merger shall have the effects set forth in the applicable provisions of the NYBCL, the DGCL and this Agreement.

(d) Cancellation of Interim Surviving Entity Stock. Each share of common stock, no par value, of the Interim Surviving Entity, as well as each share of any other class or series of capital stock of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) Parent Stock. At and after the Holdco Merger Effective Time, each share of Parent Common Stock, each share of Parent Preferred Stock and each share of New Parent Preferred Stock issued and outstanding immediately prior to the Holdco Merger Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of Parent and shall not be affected by the Holdco Merger.

(f) Charter and Bylaws of the Surviving Entity. At the Holdco Merger Effective Time, the restated certificate of incorporation of Parent (as amended to the date hereof, the “Parent Charter”), as amended pursuant to Section 6.21 and for the filing of the terms of the New Parent Preferred Stock, and the amended and restated bylaws of Parent (the “Parent Bylaws”), in each case as in effect immediately prior to the Holdco Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

(g) Directors and Officers of the Surviving Entity. At the Holdco Merger Effective Time, the directors and officers of Parent as of immediately prior to the Holdco Merger Effective Time shall, at and after the Holdco Merger Effective Time, be the directors and officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.14 Bank Merger. At a date and time following the Holdco Merger as determined by Parent, Company Bank shall merge with and into Parent Bank. Parent Bank shall be the Surviving Bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall terminate. The Bank Merger shall be implemented pursuant to an agreement and plan of merger (the “Bank Merger Agreement”) entered into by Parent Bank and Company Bank on the date of this Agreement. Each of Parent and the Company shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of Parent Bank and Company Bank, respectively, and Parent and the Company shall, and shall cause Parent Bank and Company Bank, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of Company Preferred Stock), (a) certificates or, at Parent’s option, evidence in book-entry form, representing shares of Parent Common Stock or New Parent Preferred Stock to be issued pursuant to Section 1.5 and Section 1.7, respectively (collectively, referred to herein as “New Certificates”), and (b) cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Parent Common Stock or New Parent Preferred Stock payable in accordance with Section  2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock or Company Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Parent Common Stock or New Parent Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old

Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares or shares of New Parent Preferred Stock, as applicable, which the shares of Company Common Stock or Company Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), or (ii) (A) a New Certificate representing that number of shares of New Parent Preferred Stock to which such holder of Company Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock or shares of New Parent Preferred Stock which the shares of Company Common Stock or Company Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Stock or New Parent Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock or shares of New Parent Preferred Stock that the shares of Company Common Stock or Company Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock or New Parent Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock or New Parent Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Parent Common Stock or New Parent Preferred Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New Parent Preferred Stock and any unpaid dividends and distributions on the New Parent Preferred Stock deliverable in respect of each former share of Company Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Preferred Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, or the shares of New Parent Preferred Stock, as applicable, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced, and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Company Reports publicly filed with or furnished to the SEC by the Company since June 30, 2019 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability (including the Pandemic Measures) to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and “Subsidiary” when used with respect to any person, means any “subsidiary” of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the third amended and restated certificate of incorporation of the Company (as amended to the date hereof, the “Company Charter”) and the amended and restated bylaws of the Company (the “Company Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions except, in the case of the Company or a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Company Bank is the only Company Subsidiary that is a depository institution, and the deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries as of the date hereof. True and complete copies of the organizational documents of Company Bank, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of the Company other than the Company Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,950,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 19, 2021, there were: (i) 425,524,923 shares of Company Common Stock issued and outstanding, including (x) 1,372,962 shares of Company Common Stock granted in respect of outstanding Company Restricted Shares, (y) 176,160 shares of Company Common Stock credited to Company Stock Accounts (as defined in the Chittenden Corporation Deferred Compensation Plan, as amended by (A) that Amendment No. 1 to the Chittenden Corporation Deferred Compensation Plan, dated as of December 29, 2008, (B) that Amendment No. 2 to the Chittenden Corporation Deferred Compensation Plan, dated as of August 8, 2011 and (C) that Amendment No. 2 to the Chittenden Corporation Deferred Compensation Plan, dated as of December 2011), and (z) 5,546,202 shares of Company Common Stock held by the ESOP; (ii) 108,806,563 shares of Company Common Stock held in treasury; (iii) 19,971,474 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options; (iv) 2,549,920 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Performance Shares (assuming performance goals are satisfied at the target level) or 3,824,880 shares of Company Common Stock reserved for issuance upon the settlement of outstanding

Company Performance Shares (assuming performance goals are satisfied at the maximum level); (v) 1,199 shares of Company Common Stock reserved for issuance upon the settlement of outstanding restricted share units under the Company Stock Plans; (vi) 10,000,000 shares of Company Preferred Stock issued and outstanding; and (vii) 14,274,792 shares of Company Common Stock reserved for issuance pursuant to future grants under the Company Stock Plans (assuming performance goals of outstanding Company Performance Shares are satisfied at the maximum level). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since February 19, 2021 resulting from the exercise, vesting or settlement of any Company Options, Company Restricted Shares and Company Performance Shares (collectively, “Company Equity Awards”) described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. As used herein, the “Company Stock Plans” shall mean: (a) the Company 2007 Stock Option Plan, as amended April 17, 2008; (b) the Company 2008 Long-Term Incentive Plan; (c) the Company Amended and Restated 2014 Long-Term Incentive Plan, as amended by that Amendment No. 1, dated as of October 1, 2018; and (d) the Company Third Amended and Restated Directors’ Equity Compensation Plan. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company is current on all dividends payable on the outstanding shares of Company Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no trust preferred or subordinated debt securities of the Company or any Company Subsidiary are issued or outstanding. Other than the Company Equity Awards and the 1,199 restricted share units granted prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”). Other than Company Equity Awards and the 1,199 restricted share units granted prior to the date of this Agreement as described in this Section 3.2(a), no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of the Company or any of the Company Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of the Company Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any stockholder or other person any registration rights.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Bank, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Each Company Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board or Company Compensation Committee (or its duly appointed designee) actually awarded such Company Option.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and its stockholders, has adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders, and has adopted resolutions to the foregoing effect. The Board of Directors of Company Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of Company Bank and its sole stockholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, has directed that the Bank Merger Agreement be submitted to Company Bank’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of the Company Common Stock entitled to vote on this Agreement (the “Requisite Company Vote”), and (ii) the adoption and approval of the Bank Merger Agreement by the Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the stockholders of the Company of an advisory (non-binding) vote on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depositary institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter, the Company Bylaws or the articles of association or bylaws of Company Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and The NASDAQ Stock Market, LLC (“NASDAQ”), (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Bank Merger Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the New York State Department of Financial Services (the “NYDFS”) and the State of Connecticut Department of Banking (the “CDB”), and approval or waiver of such applications, filings and notices, (d) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), (e) the filing with the Financial Industry Regulatory Authority (“FINRA”) of an application by the Company Broker-Dealer Subsidiary under FINRA Rule 1017 and approval of such application, (f) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval or non-objection of such applications, filings and notices, (g) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company’s stockholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Holdco Merger Certificates with the Delaware Secretary pursuant to the DGCL and the New York State Department of State pursuant to the NYBCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of the Parent Charter Amendment and the certificate of designations for the New Parent Preferred Stock with the New York State Department of State pursuant to the NYBCL, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement (“Parent Share Issuance”), the issuance of shares of New Parent Preferred Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock and New Parent Preferred Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (including any government-sponsored enterprise) or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement, or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As used in this Agreement, “SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, the Company has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by the Company to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

3.5 Regulatory Reports. The Company and each of the Company Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the OCC, (e) the FDIC, (f) any foreign regulatory authority, and (g) any SRO (clauses (a) – (g), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Subject to Section 9.15 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and the Company Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of the Company Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Subject to Section 9.15, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of the Company Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.6 Financial Statements.

(a) The financial statements of the Company and the Company Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and the Company Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of the Company Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Any such disclosures were made in writing by management to the Company’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any of the Company Subsidiaries, whether or not employed or retained by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by the Company or any of the Company Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or, to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2019, except for changes resulting from or related the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2019 through the date of this Agreement, except with respect to the transactions contemplated hereby or changes resulting from or related the Pandemic or the Pandemic Measures, the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries (or that, upon consummation of the Holdco Merger and Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on the Company or any of the Company Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.10 Taxes and Tax Returns.

(a) Each of the Company and the Company Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of the Company Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and the Company Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business). Neither the Company nor any of the Company Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and the Company Subsidiaries or the assets of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither the Company nor any of the Company Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of the Company Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not (i) any and all U.S. federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property (real, personal, tangible and intangible), capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, franchise, backup withholding, value added, alternative or add-on minimum, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract or otherwise by operation of law.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or any other document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Benefit Plans and the Pentegra Defined Benefit Plan for Financial Institutions (the “Multiple Employer Plan”). For purposes of this Agreement, “Company Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation (other than the Multiple Employer Plan), whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefits.

(b) The Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan and the Multiple Employer Plan and the following related documents, to the extent applicable (and, with respect to the Multiple Employer Plan, to the extent available to the Company): (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan and, to the knowledge of the Company, the Multiple Employer Plan, has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) With respect to the Employee Stock Ownership Plan of People’s United Financial, Inc. (the “ESOP”), and without limiting the other provisions of this Section 3.11: (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the ESOP (an “ESOP Loan”) satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80-26; (iii) no event of default has occurred or presently exists with respect to any ESOP Loan; (iv) the Company has the right under any ESOP Loan document to prepay at any time the principal amount of the applicable notes without penalty and subject only to payment of accrued interest through the date of prepayment; (v) all such loans have been (or will be upon the Closing) fully satisfied and there are (or will be upon the Closing) no outstanding amounts due by the ESOP with respect to any ESOP Loan; (vi) the ESOP has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code; and (vii) to the knowledge of the Company, any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any employer security complied in all material respects with the applicable requirements of ERISA and the Code.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the Multiple Employer Plan (collectively, the “Company Qualified Plans”) and the related trust has been determined by the IRS to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(f) Except as would not result in any material liability to the Company and the Company Subsidiaries, taken as a whole, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of the Company Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(g) None of the Company and the Company Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and none of the Company and the Company Subsidiaries nor any Company ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan. In addition, none of the Company and the Company Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, no Company Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) all contributions required to be made to any Company Benefit Plan, or, with respect to the Multiple Employer Plan, required to be made by the Company or any Company Subsidiaries, by applicable law or by any plan document or other contractual undertaking, and (ii) all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(j) There are no pending or, to the knowledge of the Company, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any liability of the Company or any of the Company Subsidiaries in an amount that would be material to the Company and the Company Subsidiaries, taken as a whole.

(k) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, none of (i) the Company and the Company Subsidiaries, (ii) any Company ERISA Affiliate, (iii) the ESOP or (iv) to the knowledge of the Company, any ESOP fiduciary has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of the Company Subsidiaries, any Company ERISA Affiliate, the ESOP or any ESOP fiduciary to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Company Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m) Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to a gross up, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A of the Code or Section 4999 of the Code.

(n) No Company Benefit Plan is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of the Company or any Company Subsidiary who primarily resides outside the United States.

(o) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, there are no pending or, to the Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against the Company or any of the Company Subsidiaries, or any strikes or other labor disputes against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened organizing efforts by any union seeking to represent any employees of the Company or any of the Company Subsidiaries.

(p) The Company and the Company Subsidiaries are in compliance in all material respects with, and since January 1, 2018, have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(q) Since January 1, 2018, neither the Company nor any Company Subsidiaries entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company against, any individual in his or her capacity as (i) an officer of the Company or any of the Company

Subsidiaries, (ii) a member of the Board of Directors of the Company, or (iii) an employee of the Company or any of the Company Subsidiaries at a level of executive vice president or above. There are no proceedings currently pending or, to the knowledge of the Company, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(iii) above.

3.12 SEC Reports. Company has previously made available to Parent an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”), and no such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports.

3.13 Compliance with Applicable Law.

(a) The Company and each of the Company Subsidiaries hold, and have at all times since January 1, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of the Company Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of the Company Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and

Economic Security (CARES) Act (the “CARES Act”), the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and the Company Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by the Company and the Company Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where the Company and the Company Subsidiaries conduct business.

(c) Company Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any (i) loss or misuse of Personal Data or Trade Secrets, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data or Trade Secrets (clauses (i) through (iii), a “Security Breach”). To the knowledge of the Company, the Company has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e) Without limitation, none of the Company or any of the Company Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(f) As of the date hereof, each of the Company and Company Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither the Company nor Company Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) neither the Company nor any of the Company Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program (“PPP”) loans; (ii) the Company and each of the Company Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law;

and (iii) none of the Company, any of the Company Subsidiaries, or any of its or the Company Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true, correct and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule or as filed with any Company Reports, as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Company Benefit Plan):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by the Company or any of the Company Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Company Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

(v) (A) that relates to the incurrence of indebtedness by the Company or any of the Company Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of the Company Subsidiaries of, or any similar commitment by the Company or any of the Company Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $10,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or the Company Subsidiaries, taken as a whole;

(vii) which creates future payment obligations from the Company or any of the Company Subsidiaries in excess of $1,000,000 per annum (other than any such contracts which are terminable by the Company or any of the Company Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii) which creates future payment obligations in excess of $1,000,000 per annum with respect to derivatives contracts, except for such contracts that are entered into in back-to-back fashion (i.e., customer-facing derivatives hedged by street-facing derivatives), consist of balance sheet swaps, or are otherwise consistent with the Company’s Treasury Policy Manual (with the exception of swaptions);

(ix) that is a settlement, co-existence agreement pertaining to any material trademarks, consent or similar agreement and contains any material continuing obligations of the Company or any of the Company Subsidiaries;

(x) that relates to the acquisition or disposition of any person, business or asset and under which the Company or the Company Subsidiaries have or may have a material obligation or liability;

(xi) that relates to any material joint venture, partnership or other similar agreement; or

(xii) which the Company or any of the Company Subsidiaries (A) grants any license or other rights under any material Intellectual Property owned by the Company or any of the Company Subsidiaries, excluding any license or other rights granted to vendors in the ordinary course of business consistent with past practice, or (B) receives any license or other rights under any Intellectual Property material to the business of the Company or any of the Company Subsidiaries, other than in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b) In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of the Company Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of the Company Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each Company Contract, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has complied with and performed all obligations required to be complied with and performed by it to date under such Company Contract, (iv) neither the Company nor any of the Company Subsidiaries has knowledge of, or has received notice of, (A) any violation of any Company Contract by any of the other parties thereto or (B) any dispute with any third party to any Company Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, any other party thereto, of or under any such Company Contract, and (vi) no third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract as a result of the Pandemic or the Pandemic Measures.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.15, neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing, or to the Company’s knowledge, orally, since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company or any of the Company Subsidiaries or for the account of a customer of the Company or any of the Company Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of the Company Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). The Company and each of the Company Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and the Company Subsidiaries are in compliance, and have complied since January 1, 2018, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of the Company Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company has delivered to Parent copies of all material environmental reports, studies, assessments, sampling data and memoranda in the possession of the Company relating to the Company or its Subsidiaries or any of their current or former properties or activities that have been prepared since January  1, 2018.

3.18 Investment Securities and Commodities.

(a) Each of the Company and the Company Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or the Company Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and the Company Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and the Company Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.

3.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof

(except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened legal actions or condemnation proceedings against the Company Real Property.

3.20 Intellectual Property. The Company and each of the Company Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (a) to the knowledge of the Company, the conduct by the Company and the Company Subsidiaries of their respective businesses has not, since January 1, 2018, infringed, misappropriated or otherwise violated the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (b) no person has asserted in writing to the Company that the Company or any of the Company Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of such person, (c) to the knowledge of the Company, no person has, since January 1, 2018, challenged, infringed, misappropriated or otherwise violated any right of the Company or any of the Company Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or the Company Subsidiaries, (d) neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and the Company Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation, or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and the Company Subsidiaries and (e) to the knowledge of the Company, no Trade Secret used by the Company has been used or discovered by or disclosed to any Person except pursuant to appropriate non-disclosure agreements protecting the confidentiality thereof, which such agreements, to the knowledge of the Company, have not been breached in any material respect. Each current or former employee, consultant or contractor of the Company and the Company Subsidiary who has developed any material Intellectual Property for or on behalf of the Company or any Company Subsidiary has signed an agreement containing a present assignment to the Company or the applicable Company Subsidiary of all right, title and interest in and to such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all intellectual property rights or other proprietary rights arising under the laws of any jurisdiction, including all rights in any of the following: (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; (iii) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iv) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, algorithms, software, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); (v) writings and other works (including software), whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (vi) any similar intellectual property or proprietary rights.

3.21 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the Company and the Company Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and (b) to the knowledge of the Company, since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and the Company Subsidiaries.

3.22 Related Party Transactions. As of the date hereof, except as set forth in any Company Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of the Company Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of the Company Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than the Company Subsidiaries) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.23 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Charter or Company Bylaws (collectively, with any similar provisions of the Parent Charter, Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws, as applicable, “Takeover Restrictions”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock or Company Preferred Stock in connection with the Merger.

3.24 Reorganization. The Company has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC to the effect that as of the date thereof and based upon and subject to the factors, assumptions, limitations and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders (other than Parent and its affiliates) of Company Common Stock. Neither of such opinion has been amended or rescinded as of the date of this Agreement.

3.26 Company Information. The information relating to the Company and the Company Subsidiaries that is provided in writing by the Company or the Company Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to the Company or any of the Company Subsidiaries and other portions within the reasonable control of the Company and the Company Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

The portion of the S-4 relating to the Company or any of the Company Subsidiaries and other portions within the reasonable control of the Company and the Company Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or the Parent Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.27 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.27(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any written or oral (i) loan, loan agreement, credit facility, note or borrowing arrangement (including leases, equipment finance facilities, tax-exempt loan facilities, mortgage notes, warehouse lines of credit, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any of the Company Subsidiaries is a creditor that, as of January 31, 2021, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of January 31, 2021, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of the Company or any of the Company Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of the Company or any of the Company Subsidiaries is subject to and was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. The Company and the Company Subsidiaries have not originated any Loan under the PPP to any such “executive officer” or other “insider” of the Company or any of the Company Subsidiaries in violation of applicable law. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.27(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (A) all of the Loans of the Company and the Company Subsidiaries that, as of January 31, 2021, had an outstanding balance of $5,000,000 or more and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, tax-exempt, mortgage, etc.), together with the aggregate principal amount of such Loans by category, and (B) each asset of the Company or any of the Company Subsidiaries that, as of January 31, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Loan of the Company or any of the Company Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and the Company Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company or any of the Company Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and the Company Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which the Company or any of the Company Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e) Neither the Company nor any of the Company Subsidiaries is now, nor has it ever been since January 1, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

3.28 Insurance.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) the Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and the Company Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of the Company and the Company Subsidiaries, the Company or the relevant Company Subsidiary thereof is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by the Company or any of the Company Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (v) neither the Company nor any of the Company Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

(b) Section 3.28(b) of the Company Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company Reports in accordance with GAAP.

3.29 Investment Advisory Business.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) People’s United Advisors, Inc. (the “Company Advisory Subsidiary”) is registered as an investment adviser under the Investment Advisers Act, (ii) the Company Broker-Dealer was registered as an investment adviser under the Investment Advisers Act during the period it was required to do so, and (iii) the Company Advisory Subsidiary has operated since its incorporation and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted.

(b) The accounts of each advisory client of the Company or the Company Subsidiaries, for purposes of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), that are subject to ERISA have been managed by the Company Advisory Subsidiary and the Company Broker-Dealer Subsidiary, as applicable, in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

(c) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company Advisory Subsidiary nor any person “associated” (as defined in the Investment Advisers Act) therewith (A) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, (B) is subject to a disqualification under Rule 506(d) of Regulation D under the Securities

Act, or (C) is subject to a criminal conviction, regulatory or court order or other disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company Advisory Subsidiary as investment adviser under the Investment Advisers Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a disqualification as described in clause (B) or subject to a criminal conviction, regulatory or court order or other disqualification as described in clause (C).

3.30 Insurance Business.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) since January 1, 2018, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Company Subsidiary (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Company Subsidiary, such Company Agent was, at the time the Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Company Agent has been since January 1, 2018, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business for any Company Insurance Subsidiary, and (iii) each Company Agent was appointed by the Company or a Company Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance with applicable insurance laws, rules and regulations. As used in this Agreement, “Company Insurance Subsidiary” means each Company Subsidiary through which insurance operations is conducted, including Commerce Square Equipment Reinsurance Co. Ltd., Commerce Square Insurance Services, LLC, the Company Broker-Dealer Subsidiary and, prior to the completion of its sale on November 2, 2020, People’s United Insurance Agency, Inc.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) since January 1, 2018, the Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

3.31 Broker-Dealer Business.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, (i) People’s Securities, Inc. (the “Company Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) the Company Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) the Company Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; (iv) the Company Broker-Dealer Subsidiary has operated since January 1, 2018 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted; and (v) there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company Broker-Dealer Subsidiary nor any “associated person” therewith (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced, and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Parent Reports publicly filed with or furnished to the SEC by Parent since June 30, 2019 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Parent Charter, the Parent Bylaws, the Merger Sub Charter and the Merger Sub Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Parent or any Parent Subsidiary to pay dividends or distributions except, in the case of Parent or a Parent Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Parent Subsidiary that is a depositary institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Parent Subsidiaries as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Parent other than the Parent Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock, and 1,000,000 shares of Parent Preferred Stock. As of February 19, 2021, there were (i) 128,636,592 shares of Parent Common Stock issued and outstanding, including 6,783 shares of Parent Common Stock granted in respect of outstanding Parent Common Stock subject to vesting, repurchase or other lapse restriction (each, a “Parent Restricted Stock Award”); (ii) 31,105,306 shares of Parent Common Stock held in treasury; (iii) 641,280 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock (each, a “Parent Stock Option”); (iv) 730,989 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards in respect of shares of Parent Common Stock (each, a “Parent RSU Award”); (v) 387,427.924 shares of Parent Common Stock (assuming performance goals are satisfied at the target level) or 474,416.386 shares of Parent Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance unit awards in respect of shares of Parent Common Stock (each, a “Parent PSU Award”); (vi) 2,290,912 shares of Parent Common Stock reserved for issuance pursuant to future grants under the equity incentive plans of Parent as in effect as of the date of this Agreement; (vii) 2,138,565 shares of Parent Common Stock reserved for issuance pursuant to the Parent Employee Stock Purchase Plan (the “Parent ESPP”); and (viii) (A) 350,000 shares of Parent Preferred Stock, which have been designated as Fixed-to-Floating Rate Non-cumulative Perpetual Preferred Stock, Series E, issued and outstanding; (B) 50,000 shares of Parent Preferred Stock, which have been designated as Fixed-to-Floating Rate Non-cumulative Perpetual Preferred Stock, Series F, issued and outstanding; and (C) 40,000 shares of Parent Preferred Stock, which have been designated as Fixed-Rate Reset Non-cumulative Perpetual Preferred Stock, Series G, issued and outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences and for changes since February 19, 2021 resulting from the exercise, vesting or settlement of any Parent Stock Options, the Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards (collectively, “Parent Equity Awards”) described in the immediately preceding two sentences, there are no shares of capital stock or other voting securities or equity interests of Parent or Merger Sub issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock, Parent Preferred Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Parent is current on all dividends payable on the outstanding shares of Parent Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent or stockholders of Merger Sub may vote. Except as set forth in Section 4.2(a) of the

Parent Disclosure Schedule, no trust preferred or subordinated debt securities of Parent or any Parent Subsidiary are issued or outstanding. Other than with respect to the Parent ESPP or the Parent Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Parent or Merger Sub, or contracts, commitments, understandings or arrangements by which Parent or Merger Sub may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Parent or Merger Sub or that otherwise obligate Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the Parent Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Parent or any of the Parent Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Parent or any of the Parent Subsidiaries is a party with respect to the voting or transfer of Parent Common Stock, Merger Sub Common Stock, capital stock or other voting or equity securities or ownership interests of Parent or Merger Sub or granting any shareholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have Material Adverse Effect on Parent, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub. The Board of Directors of Parent has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Parent and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that the Parent Charter Amendment and the Parent Share Issuance be submitted to Parent’s shareholders for approval at a meeting of such shareholders, and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Merger Sub and its sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement be submitted to Merger Sub’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. The Board of Directors of Parent Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of Parent Bank and its sole stockholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, and has directed that the Bank Merger Agreement be submitted to Parent Bank’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) (A) the approval of the Parent Charter Amendment by the affirmative vote of a majority of all outstanding Parent Common Stock entitled to vote on such matter and

(B) the approval of the Parent Share Issuance by a majority of all the votes cast by the holders of outstanding Parent Common Stock at a meeting of the shareholders of Parent at which a quorum exists (the approvals in clauses (A) and (B), collectively, the “Requisite Parent Vote”), and (ii) the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole voting shareholder, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of Parent of an advisory (non-binding) vote on the compensation that may be paid or become payable to Parent’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock and New Parent Preferred Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Parent Vote and the filing of the Parent Charter Amendment as contemplated by Section 6.21 and the certificate of designations for the New Parent Preferred Stock with the New York Department of State), and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of the other Parent Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of the other Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of the other Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Bank Merger Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the NYDFS and the CDB, and approval or waiver of such applications, filings and notices, (d) the filing of any required filings and notices, as applicable, with the OCC, (e) the filing with FINRA of an application by the Company Broker-Dealer Subsidiary under FINRA Rule 1017 and approval of such application, (f) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the SEC of the Joint Proxy Statement, and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration by the SEC of the effectiveness of the S-4, (h) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Holdco Merger Certificates with the Delaware Secretary pursuant to the DGCL and the New York State Department of State pursuant to the NYBCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of the Parent Charter Amendment and the certificate of designations for the New Parent Preferred Stock with the New York State Department of

State pursuant to the NYBCL, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Parent Share Issuance, the issuance of shares of New Parent Preferred Stock pursuant to this Agreement, and the approval of the listing of such Parent Common Stock and New Parent Preferred Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement, or (ii) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As of the date hereof, Parent and Merger Sub have no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Parent or Merger Sub to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

4.5 Regulatory Reports. Parent and each of the Parent Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Subject to Section 9.15 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and the Parent Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of the Parent Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Subject to Section 9.15, there (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of the Parent Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of the Parent Subsidiaries since January 1, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.6 Financial Statements.

(a) The financial statements of Parent and the Parent Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and the Parent Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and the Parent Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and the Parent Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of the Parent Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and the Parent Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including Parent Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Any such disclosures were made in writing by management to Parent’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to the Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of the Parent Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Parent or any of the Parent Subsidiaries, whether or not employed or retained by Parent or any of the Parent Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Parent or any of the Parent Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or, to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of Lazard Frères & Co. LLC, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2019, except for changes resulting from or related the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2019 through the date of this Agreement, except with respect to the transactions contemplated hereby and changes resulting from or related the Pandemic or the Pandemic Measures, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of the Parent Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any of the Parent Subsidiaries (or that, upon consummation of the Merger and Holdco Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on Parent or any of the Parent Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.10 Taxes and Tax Returns. Each of Parent and Parent Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of the Parent Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Parent and Parent Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and Parent Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Parent nor any of the Parent Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business). Neither Parent nor any of the Parent Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and Parent Subsidiaries or the assets of Parent and Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and Parent Subsidiaries). Neither Parent nor any of the Parent Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Parent), or (B) has any liability for the Taxes of any person (other than Parent or any of the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither Parent nor any of the Parent Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of the Parent Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Parent Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Parent Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Parent or any of its Subsidiaries, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefits.

(b) Except as would not result in any material liability to Parent and its Subsidiaries, taken as a whole, with respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be made to the PBGC have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.

(c) None of Parent and its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Parent and the Parent Subsidiaries nor any Parent ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan. In addition, none of the Parent and the Parent Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “Parent ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, there are no pending or, to Parent’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, there are no pending or, to the knowledge of Parent, threatened organizing efforts by any union seeking to represent any employees of Parent or any of its Subsidiaries.

4.12 SEC Reports. Parent has previously made available to Company an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”), and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports.

4.13 Compliance with Applicable Law.

(a) Parent and each of the Parent Subsidiaries hold, and have at all times since January 1, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of the Parent Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of the Parent Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the CARES Act, the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and the Parent Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Parent and the Parent Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Parent and the Parent Subsidiaries conduct business.

(c) Parent Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Parent maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any Security Breach.

(e) Without limitation, none of Parent, or any of the Parent Subsidiaries, or, to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of the Parent Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of the Parent Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of the Parent Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of the Parent Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any of the Parent Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of the Parent Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(f) As of the date hereof, each of Parent and Parent Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither Parent nor Parent Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Parent Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) neither Parent nor any of the Parent Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any PPP loans; (ii) Parent and each of the Parent Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Parent, any of the Parent Subsidiaries, or any of its or the Parent Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true, correct and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

4.14 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of the Parent Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of the Parent Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each Parent Contract, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has complied with and performed all obligations required to be complied with and performed by it to date under such Parent Contract, (iv) neither Parent nor any of the Parent Subsidiaries has knowledge of, or has received notice of, (A) any violation of any Parent Contract by any of the other parties thereto or (B) any dispute with any third party to any Parent Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, any other party thereto, of or under any such Parent Contract, and (vi) no third-party counterparty to any Parent Contract has exercised or threatened to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Parent Contract as a result of the Pandemic or the Pandemic Measures.

4.15 Agreements with Regulatory Agencies. Subject to Section 9.15, neither Parent nor any of the Parent Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of the Parent Subsidiaries been advised in writing, or to Parent’s knowledge, orally, since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

4.16 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (a) each of Parent and the Parent Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of Parent and the Parent Subsidiaries as currently conducted, and (b) to the knowledge of Parent, since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and the Parent Subsidiaries.

4.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied since January 1, 2018, with all Environmental Laws.

4.18 Investment Securities and Commodities.

(a) Each of Parent and the Parent Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Parent’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or the Parent Subsidiaries. Such securities and commodities are valued on the books of Parent in accordance with GAAP in all material respects.

(b) Parent and the Parent Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of their respective businesses, and Parent and the Parent Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.

4.19 Related Party Transactions. As of the date hereof, except as set forth in any Parent Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of the Parent Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of the Parent Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent

Common Stock (or any of such person’s immediate family members or affiliates) (other than Parent Subsidiaries) on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.20 State Takeover Laws. Each of the Boards of Directors of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with Section 262 of the DGCL and Section 910 of the NYBCL, as applicable, no appraisal or dissenters’ rights will be available to the holders of Parent Common Stock, Parent Preferred Stock or Merger Sub Common Stock in connection with the Merger and the Holdco Merger, as applicable.

4.21 Reorganization. Parent has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion. Prior to the execution of this Agreement, the Board of Directors of Parent has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Lazard Frères & Co. LLC, to the effect that as of the date thereof and based upon and subject to the factors, assumptions, limitations and other matters set forth in the written opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent or any of the Parent Subsidiaries or for the account of a customer of Parent or any of the Parent Subsidiaries were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of the Parent Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Parent and each of the Parent Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.24 Parent Information. The information relating to Parent and the Parent Subsidiaries that is provided in writing by Parent or the Parent Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries or are within the reasonable control of the Company and the Company Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries or are within the reasonable control of the Company and the Company Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each outstanding Loan of Parent or any of the Parent Subsidiaries (i) is

evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and the Parent Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each outstanding Loan of Parent or any of the Parent Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Parent and the Parent Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c) None of the agreements pursuant to which Parent or any of the Parent Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(d) Neither Parent nor any of the Parent Subsidiaries is now, nor has it ever been since January 1, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of Parent and the Company shall, and shall cause its respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either Parent or the Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section 5.3.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), the

Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly-owned Subsidiary of the Company) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Company Securities or any securities of any Company Subsidiary, except, in each case, (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.1825 per share of the Company Common Stock, and any associated dividend equivalents for Company Equity Awards, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of the Company’s wholly-owned Subsidiaries, (C) dividends provided for and paid on the Company Preferred Stock in accordance with the terms of the Company Preferred Stock, or (D) the acceptance of shares of the Company Common Stock as payment for the exercise price of the Company Options or for withholding Taxes incurred in connection with the exercise of the Company Options or the vesting or settlement of the Company Equity Awards and dividend equivalents thereon, if any , in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Company Securities or any securities of any Company Subsidiary; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or any securities of any Company Subsidiary or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or any securities of any Company Subsidiary, except pursuant to the exercise of the Company Options or the vesting or settlement of the Company Equity Awards (and dividend equivalents thereon, if any) in accordance with their terms, in each case, outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c) sell, transfer, license, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of the Company;

(e) in each case, except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Company Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to the Company or its Subsidiaries, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees at a job level below 65 (A) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, or (B) the payment of incentive compensation for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with a job level 65 or above, other than for cause, or (vii) hire any employee with a job level 65 or above or promote any employee to a job level 65 or above (other than as a replacement hire or promotion receiving substantially similar terms of employment);

(g) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(h) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $10,000,000 individually or $30,000,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any Company Subsidiary in respect thereof), or (ii) that would impose any material restriction on, or create any adverse precedent that would be material to, the business of the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries;

(i) take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j) amend the Company Charter, the Company Bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(k) other than in prior consultation with Parent, materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) (i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity, or (iii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any loan or extension of credit or renewal thereof with a risk rating of 6 or worse (as determined in the ordinary course of business consistent with past practice under the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $50,000,000 in a single transaction or $150,000,000 in the aggregate, (B) in the case of any loan or extension of credit or renewal thereof (other than in the Company’s mortgage warehouse lending business) with a risk rating of 5 or higher (as determined in the ordinary course of business consistent with past practice under the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $75,000,000 in a single transaction or $300,000,000 in the aggregate, and (C) in the case of any loan or extension of credit or renewal thereof in the Company’s mortgage warehouse lending business with a risk rating of 5 or higher (as determined in the ordinary course of business consistent with past practice under the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $150,000,000 in a single transaction or $300,000,000 in the aggregate; provided, that any consent from Parent sought pursuant to this clause (iii) shall not be unreasonably withheld; provided, further, that, if Parent does not respond to any such request for consent within three (3) business days after the relevant loan package is provided to Parent, such non-response shall be deemed to constitute consent pursuant to this clause (iii);

(n) make, or commit to make, any capital expenditures that exceed by more than five percent (5%) the Company’s capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Schedule;

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(q) (i) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of the Company or its Subsidiaries or (ii) acquire or sell or agree to acquire or sell, any real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $250,000 for any individual property or enter into, create, amend, renew or terminate (or give written notice of a proposed renewal or termination) any lease with respect to real property requiring base annual rental payments under any individual lease in excess of $100,000;

(r) take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied in a timely manner, except as may be required by applicable law;

(s) abandon, cancel, or otherwise allow to lapse or expire any material Intellectual Property owned by the Company or any Company Subsidiary; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Charter or the Parent Bylaws in a manner that would materially and adversely affect the holders of the Company Common Stock, or adversely affect the holders of the Company Common Stock relative to other holders of the Parent Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;

(c) incur any indebtedness for borrowed money (other than indebtedness of Parent or any of its wholly-owned Subsidiaries to Parent or any of its Subsidiaries) that would reasonably be expected to prevent Parent or its Subsidiaries from assuming the Company’s or its Subsidiaries’ outstanding indebtedness;

(d) take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied in a timely manner, except as may be required by applicable law; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Parent and Company, as applicable, shall use reasonable best efforts to make such filings within forty (40) days of the date of this Agreement. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall thereafter as promptly as practicable mail or deliver the Joint Proxy Statement to their respective shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.15. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals, (i) from the Federal Reserve Board (in respect of the Merger, the Holdco Merger and the Bank Merger), the NYDFS and the CDB, or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or any of its Subsidiaries, or permit the Company or any of its Subsidiaries (without the prior written consent of Parent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

(f) Without limiting the generality of this Section 6.1, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Parent in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of Parent and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Parent or the Company, as the case may be, is not permitted to disclose in accordance with Section 9.15 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that Parent or the Company, as the case may be, reasonably determines, in light of the Pandemic and the Pandemic Measures, that such access would jeopardize the health and safety of any of its employees. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 25, 2021, between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approval and Stockholder Approval.

(a) Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its shareholders and stockholders, respectively (the “Parent Meeting” and the “Company Meeting,” respectively) as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite Parent Vote and the Requisite Company Vote, respectively, required in connection with this Agreement and the Merger, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Parent and the Company shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party.

(b) Subject to Section 6.3(c), (i) each of Parent and the Company and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Parent and the stockholders of the Company, respectively, the Requisite Parent Vote and the Requisite Company Vote, respectively, including by communicating to the respective shareholders of Parent and stockholders of the Company its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Parent, the shareholders of Parent approve and adopt the Parent Charter Amendment and the Parent Share Issuance (the “Parent Board Recommendation”), and in the case of the Company, that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”); and (ii) each of Parent and the Company and their respective Boards of Directors shall not (A) withhold, withdraw, modify or qualify in a manner adverse to the other party the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of the Company, (B) fail to make the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of the Company, in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal, or (2) reaffirm the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of the Company, in each case, within ten (10) business days (or such fewer number of days as remains prior to the Parent Meeting or the Company Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Parent or the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Parent Board Recommendation or the Company Board Recommendation, as applicable, such Board of Directors may, in the case of Parent, prior to the receipt of the Requisite Parent Vote, and in the case of Company, prior to the receipt of the Requisite Company Vote, submit this Agreement to its shareholders or stockholders, respectively, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders or stockholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (i) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Parent Board Recommendation or the Company Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).

(d) Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or the Requisite Parent Vote, and subject to the terms and conditions of this Agreement, the Company or Parent, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Vote or Requisite Parent Vote, respectively. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (i) the Parent Meeting shall be convened and the Parent Charter Amendment and the Parent Share Issuance shall be submitted to the shareholders of Parent at the Parent Meeting, and (ii) the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at the Company Meeting, and nothing contained in this Agreement shall be deemed to relieve either Parent or the Company of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Holdco Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of Parent and the Company reasonably satisfactory in form and substance to Parent’s and Company’s counsel.

6.5 Stock Exchange Matters.

(a) Parent shall cause the shares of the Parent Common Stock and the New Parent Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(b) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Entity of Company Common Stock and Company Preferred Stock from the NASDAQ and the deregistration of Company Common Stock and Company Preferred Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6 Employee Matters.

(a) Commencing on the Effective Time and ending on December 31, 2022, unless otherwise mutually determined by the Company and Parent prior to the Effective Time, Parent shall provide to employees of the Company and the Company Subsidiaries who at the Effective Time become employees of Parent or the Parent Subsidiaries (the “Continuing Employees”) (i) base salary or base wage that is no less than the base salary or base wage provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (other than severance and equity-based incentive opportunities) that are comparable to those provided to the Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing, Parent and the Company agree that, during the period commencing at the Effective Time and ending on the first anniversary thereof,

Parent shall provide severance payments and benefits as described in Section 6.6(a) of the Parent Disclosure Schedule with respect to any Continuing Employee who is involuntarily terminated during such period.

(b) With respect to any employee benefit plans of Parent or Parent Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (“New Plans”), Parent and Parent Subsidiaries shall, to the extent permitted by applicable law and the terms of the New Plans, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for all purposes under each applicable New Plan (it being understood that, for the avoidance of doubt, such service credit shall not entitle any Continuing Employee to benefits under any frozen Parent Benefit Plan), as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) Parent agrees that, with respect to the annual bonus plans set forth on Section 6.6(c) of the Company Disclosure Schedule (the “Annual Incentive Plans”), it shall provide each Continuing Employee who participates in an Annual Incentive Plan (an “Incentive Plan Participant”) with a normal and customary annual cash incentive award for the year during which the Closing occurs determined as the sum of (i) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus shall be determined based upon actual performance through the Closing Date, as reasonably determined in good faith by the Company prior to the Closing; provided that such amounts have been accrued in the Company’s internal financial records consistent with past practice plus (ii) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs after the Closing determined by Parent and in accordance with Section 6.6(a)(ii) above. Such amounts shall be paid at the time Annual Incentive Plan payments would typically be paid so long as an Incentive Plan Participant remains employed through the relevant payment date; provided that Parent will provide any Incentive Plan Participant who experiences a termination of employment on or after the Closing due to death, disability (as defined in the Company’s long-term disability plan), an involuntary termination without cause, or, if applicable, by the Incentive Plan Participant for good reason, with respect to which the Incentive Plan Participant is eligible to receive severance benefits under a Company Benefit Plan or a Parent Benefit Plan payment of the amount that would otherwise have been payable under this Section 6.6(c) pro-rated, as applicable, for the portion of the year of the Closing during which such Incentive Plan Participant was employed and provided further that in no event shall payment of any amounts under the Annual Incentive Plans pursuant to this Section 6.6(c) result in the duplication of payments to any Incentive Plan Participant under any Company Benefit Plan. Notwithstanding the foregoing, in no event shall this Section 6.6(c) amend, modify or otherwise reduce any severance payments to which an Incentive Plan Participant is eligible to receive pursuant to any Company Benefit Plan that is calculated by reference to a multiple of a target or actual cash incentive bonus.

(d) Prior to the Effective Time, Parent shall use reasonable best efforts to provide each Company employee (the “Change in Control Employees”) who has an individual change in control agreement (a “Change in Control Agreement”) with the Company as set forth on Section 3.11(a) of the Company Disclosure Schedule with a revised arrangement (a “Revised Change in Control Agreement”) whereby such Change in Control Employees shall receive the cash severance amounts payable to such Change in Control Employee upon a termination without Cause or a resignation for Good Reason during the Protection Period (as such terms are defined in the applicable Change in Control Agreement) pursuant to the applicable Change in Control Agreement, notwithstanding that the Change in Control Employee shall not then be eligible to receive such amount because he or she has not been involuntarily terminated by Parent other than for Cause or resigned for Good Reason, as follows, subject to execution and non-revocation of a general release of claims substantially in the form attached to the applicable Change in Control Employee’s Change in Control Agreement in favor of

Parent and its Subsidiaries prior to the first payment: (x) 40% upon the Closing, (y) 30% upon the first anniversary of Closing and (z) 30% upon the second anniversary of Closing, in each case, subject to continued employment through such date (and, for the avoidance of doubt, the “net better” cutback provisions of the Change in Control Agreement). Notwithstanding the foregoing, to the extent any such Change in Control Employee’s employment with Parent or any Parent Subsidiary terminates for any reason other than for Cause or as a result of a such Change in Control Employee’s resignation other than for Good Reason on or before the third anniversary of Closing, such Change in Control Employee shall be entitled to any then unpaid cash severance, and to the extent applicable, remain eligible to receive any other benefits (including, for the avoidance of doubt, any retirement and group health continuation benefits) in accordance with his or her Change in Control Agreement (subject to the release requirement described above). Prior to the Effective Time, in order to facilitate the foregoing, Company shall provide Parent with reasonable access to the Change in Control Employees. Prior to Parent providing a Revised Change in Control Agreement to any Change in Control Employee, Parent shall provide the Company with a draft form of Revised Change in Control Agreement, the form and substance of which shall be subject to the review and approval of the Company, which shall not be unreasonably withheld, and Parent shall deliver to the Company an executed copy of each Revised Change in Control Agreement as soon as practicable following its execution. For the avoidance of doubt, to the extent any such Change in Control Employee does not enter into a Revised Change in Control Agreement, such Change in Control Employee shall remain subject to his or her Change in Control Agreement in accordance with the terms thereof and failure to enter into a Revised Change in Control Agreement shall in no way affect the rights or benefits such Change in Control Employee has or may have under such Change in Control Agreement.

(e) Parent will make reasonable best efforts to prioritize former employees of the Company and Company Subsidiaries in the selection process to fill such job openings related to their experience.

(f) If requested by Parent in writing delivered to the Company not less than fifteen (15) business days before the Closing Date, the Board of Directors of Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the People’s United Financial, Inc. 401(k) Employee Savings Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan for Continuing Employees. Parent and the Company shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the Parent 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Company 401(k) Plan in the form of cash, notes (in the case of loans), Parent Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Company 401(k) Plan, and Parent shall endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollover.

(g) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides. Similarly, on and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Parent with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the

Company, and Parent shall consider in good faith revising such notice or communication to reflect any comments or advice that the Company timely provides.

(h) Except as otherwise expressly set forth in this Section 6.6, Parent agrees to assume and honor, in accordance with their terms, all Company Benefit Plans, it being understood that this sentence shall not be construed to limit the ability of Parent or any Parent Subsidiary to amend or terminate any Company Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable Company Benefit Plan. Parent agrees that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any Company Benefit Plan, and prior to the Effective Time, the Company Board (or the compensation committee thereof) shall be empowered to take such action as necessary to declare such status under such Company Benefit Plans.

(i) The Company and Parent agree to take the actions set forth on Section 6.6(i) of the Company Disclosure Schedules. Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or Parent Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or Parent Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 ESOP Matters.

(a) Prior to the Closing Date, the Company shall take any and all actions and adopt such necessary resolutions to terminate the ESOP effective as of the date immediately preceding the Closing Date and adopt such amendments to the ESOP to terminate the ESOP and effectuate the provisions of this Section 6.7. The ESOP amendments shall provide that (i) all ESOP participant accounts shall be fully vested, (ii) no new participants will be admitted to the ESOP on or after the ESOP termination date, and (iii) no additional benefits shall accrue to any ESOP participant with respect to services performed on or after the Closing Date. The form and substance of all such resolutions and amendments shall be subject to the review and approval of Parent, which shall not be unreasonably withheld, and the Company shall deliver to Parent an executed copy of the resolutions and amendments as soon as practicable following their adoption by the Board of Directors of the Company and shall fully comply with such resolutions and amendments.

(b) In connection with the termination of the ESOP and the Merger, the Company shall cause all outstanding indebtedness of the ESOP (including any ESOP Loan) to be satisfied in full at least five (5) business days prior to the Closing Date. The Company will cancel or offset the ESOP Loan (including accrued interest thereon) in exchange for unallocated shares attributable to the ESOP Loan having an aggregate fair market value that is not more than the outstanding amount of the ESOP Loan plus accrued interest. This will result in the cancellation of both the loan receivable and payable on the books of the Company. Any remaining shares of Company Common Stock held by the ESOP trust after repayment of the ESOP Loan shall be converted into shares of Parent Common Stock in accordance with Section 1.5 hereof, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP’s suspense account after satisfaction of the ESOP Loan and conversion of the shares of Company Common Stock into Parent Common Stock shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the date of termination of the ESOP based on their account balances under the ESOP as of such date. For the avoidance of doubt, the immediately preceding sentence shall have no effect if there are no such unallocated shares or any other unallocated assets remaining in the ESOP’s suspense account. Prior to the Closing Date, the Company shall provide Parent documentary evidence sufficient to show that all outstanding indebtedness of the Company ESOP (including any ESOP Loan) has been satisfied in full.

(c) As soon as practicable after the Closing Date, Parent shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the ESOP, Parent shall take any and all actions as may be required, including amendments to the Parent 401(k) Plan to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) at the time of such distribution from the ESOP in an amount equal to the full account balance distributed to such Continuing Employee from the ESOP to the Parent 401(k) Plan.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Company Charter, the Company Bylaws and the governing or organizational documents of any Company Subsidiary, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with, but only upon the consent of, Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The obligations of the Surviving Entity, Parent or the Company under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Company Indemnified Party or affected person.

(d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Holdco Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by Parent.

6.10 Advice of Changes. Parent and the Company shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it, or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11 Dividends. After the date of this Agreement and to the extent permitted under the Parent Charter and the Company Charter, respectively, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock, Parent Preferred Stock, Company Common Stock and Company Preferred Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock and Company Preferred Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of the Company Common Stock or Company Preferred Stock and any shares of the Parent Common Stock or New Parent Preferred Stock any such holder receives in exchange therefor in the Merger.

6.12 Shareholder Litigation. Each party shall give the other party prompt notice in writing of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation. Each party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. The Company shall not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.13 Corporate Governance.

(a) Prior to the Effective Time, the Board of Directors of Parent shall take all actions necessary so that five (5) directors of the Company immediately prior to the Effective Time shall be appointed to the Board of Directors of Parent as of the Effective Time (such appointed directors, the “Company Designated Directors”). Of the Company Designated Directors, (A) one shall be the Chief Executive Officer of the Company, (B) one shall be the Senior Executive Vice President, Corporate Development and Strategic Planning of the Company, and (C) the remaining three shall be directors of the Company immediately prior to the Effective Time as mutually agreed to by the Company and Parent, who shall be independent of Parent in accordance with applicable stock exchange standards.

(b) On the Closing Date, Parent shall invite all directors of the Company immediately prior to the Effective Time other than the Company Designated Directors to become members of a Transition Advisory Board of Parent (the “Advisory Board”), and shall cause all such individuals who accept such invitation to be elected or appointed for a two (2)-year term as members of the Advisory Board. Such members of the Advisory Board will serve on the Advisory Board until the second (2nd) anniversary of the Closing Date or until their respective earlier death or resignation, during which period such members will each receive annual compensation of $40,000.

6.14 Headquarters; Commitments to Communities.

(a) As of the Effective Time, Bridgeport, Connecticut shall become Parent’s New England headquarters and Parent shall retain the Company’s headquarters building in Bridgeport, Connecticut.

(b) Parent and the Company agree that it is the intention of Parent to retain as many employees of the Company and the Company Subsidiaries as feasible in Connecticut and Vermont, and, without limiting the foregoing, to remain one of the leading employers in Bridgeport, Connecticut.

(c) At or prior to the Closing Date, Parent shall contribute $25,000,000 to establish a new charitable foundation dedicated to supporting community development and reinvestment, and civic and charitable activities primarily in the greater Bridgeport, Connecticut area and such other areas as the Company and Parent may mutually agree.

6.15 Acquisition Proposals.

(a) Each party agrees that it will, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the Company, in the case of Parent, or Parent, in the case of the Company, with respect to any Acquisition Proposal.

(b) Each party agrees that it will not, and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.15), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.15) in connection with or relating to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 6.15(a) and 6.15(b), in the event that after the date of this Agreement and prior to the receipt of the Requisite Parent Vote, in the case of Parent, or the Requisite Company Vote, in the case of the Company, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.

(d) Each party will promptly (and, in any event, within one business day after receipt) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e) As used in this Agreement, “Acquisition Proposal” shall mean, (i) with respect to the Company, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (A) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company; and (ii) with respect to Parent, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, transactions described in subclauses (A) through (C) of clause (i) of this sentence, substituting (x) “Parent” for “the Company” thereof and (y) “50%” for “25%” thereof.

(f) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.16 Public Announcements. The Company and Parent agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.16.

6.17 Change of Method. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Parent (including the provisions of Article I), and, if and to the extent requested by Parent, the Company shall agree to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to the Company’s stockholders, or (c) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.18 Restructuring Efforts. If either the Company or Parent shall have failed to obtain the Requisite Company Vote or the Requisite Parent Vote at the duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement, or any term that would adversely affect the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.18) to its respective shareholders or stockholders, as applicable, for approval.

6.19 Takeover Restrictions. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.20 Treatment of Company Indebtedness. At and after the Effective Time for any debt of the Company or the Bank Merger Effective Time for any debt of Company Bank, as applicable, Parent or Parent Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by the Company or Company Bank, as applicable, under the definitive documents governing the indebtedness set forth on Section 6.20 of the Company Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time or the Bank Merger Effective Time, as applicable, Parent and the Company shall, and shall cause Parent Bank and Company Bank, respectively, to, cooperate and use reasonable best efforts to (a) execute and deliver any supplemental indentures, officer’s certificates or other documents, and (b) provide any opinion of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the Bank Merger Effective Time, as applicable.

6.21 Amendment of Parent Charter. Prior to the Effective Time, subject to the Requisite Parent Vote, Parent shall amend the Parent Charter to effect (i) an increase in the number of authorized shares of Parent’s stock from 251,000,000 to 270,000,000 and (ii) an increase in the number of authorized shares of preferred stock from 1,000,000 to 20,000,000 (the “Parent Charter Amendment”).

6.22 Exemption from Liability Under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of the Company Common Stock, the Company Preferred Stock and the Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.22. The Company shall deliver to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding the Company Insiders, and the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any acquisitions and dispositions of Company Common Stock, Company Preferred Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock, New Parent Preferred Stock, or Parent Equity Awards by any Company Insiders who, immediately following the Merger, will be officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.23 Transition. Commencing on and following the date hereof, and in all cases subject to applicable Law, upon the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, and subject to any requirements under applicable law, the Company shall use commercially reasonable efforts to cause the employees and officers of the Company and its Subsidiaries to provide Parent assistance, upon the reasonable request of Parent, with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion) provided, however, that neither the Company nor any Company Subsidiary shall be required to terminate any third-party service provider arrangements prior to the Closing .

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder and Stockholder Approvals. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b) NYSE Listing. The shares of Parent Common Stock and New Parent Preferred Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Company Bank), Section 3.2(b) (but only with respect to Company Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to the materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Entity. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of Parent set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Parent Bank), Section 4.2(b) (but only with respect to Parent Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate dated as of the

Closing Date and signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of Simpson Thacher & Bartlett LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Holdco Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Holdco Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by the Company, if (i) Parent or the Board of Directors of Parent shall have made a Recommendation Change, or (ii) Parent or the Board of Directors of Parent shall have breached its obligations under Section 6.3 or 6.15 in any material respect; or

(f) by Parent, if (i) the Company or the Board of Directors of the Company shall have made a Recommendation Change, or (ii) the Company or the Board of Directors of the Company shall have breached its obligations under Section 6.3 or 6.15 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.16 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or its Willful Breach of any provision of this Agreement. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the stockholders of the Company generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to the Company, and (B) (x) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a Willful Breach, and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to two hundred and eighty million dollars ($280,000,000) (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay Parent, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Parent or shall have been made directly to the shareholders of Parent generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Parent Meeting) an Acquisition Proposal, in each case, with respect to Parent, and (B) (x) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Parent Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by the Company pursuant to Section 8.1(d) as a result of a Willful Breach, and (C) prior to the date that is twelve (12) months after the date of such termination, Parent enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Parent shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay the Company the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then Parent shall pay the Company, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by the Company and Parent pursuant to Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Parent Vote or the Requisite Company Vote; provided, however, that after the receipt of the Requisite Parent Vote or the Requisite Company Vote, there may not be, without further approval of the shareholders of Parent or the stockholders of the Company, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered by such other parties pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite Parent Vote or the Requisite Company Vote, there may not be, without further approval of the shareholders of Parent or the stockholders of the Company, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement or in any certificate delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Parent and the Company.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

Attention:  Kristy Berner

                  Executive Vice President and General Counsel

E-mail:      kristy.berner@peoples.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:    Lee Meyerson

                     Sebastian Tiller

Facsimile:    (212) 455-2502

Email:          lmeyerson@stblaw.com

                     stiller@stblaw.com

and

(b) if to Parent or to Merger Sub, to:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Attention:    Laura O’Hara

                     Executive Vice President and General Counsel

E-mail:        lohara@mtb.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:    H. Rodgin Cohen

                    Mark J. Menting

Facsimile:   (212) 558-3588

Email:          cohenhr@sullcrom.com

                    mentingm@sullcrom.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the execution and delivery of this Agreement, (ii) included in the virtual data room of a party prior to the execution and delivery of this Agreement, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR prior to the execution and delivery of this Agreement, (d) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Holdco Merger and the Bank Merger, and (f) the term “ordinary course,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in Article III, any oral or written information presented to Parent, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that none of Parent, Merger Sub nor any other person on behalf of Parent or

Merger Sub has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

(b) Except for the representations and warranties made by Parent and Merger Sub in Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries (including Merger Sub) or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person on behalf of the Company has made or is making, and neither Parent nor Merger Sub has relied upon, any express or implied representation or warranty other than those contained in Article III.

9.8 Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Parent shall be subject to the laws of the State of New York).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.8, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in 12 C.F.R. § 261.2(c) and “non-public OCC information” as identified in 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.16 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

M&T Bank Corporation

By:	/s/ Richard S. Gold
Name: Richard S. Gold
Title: President and Chief Operating Officer

Bridge Merger Corp.

By:	/s/ Richard S. Gold
Name: Richard S. Gold
Title: President

People’s United Financial, Inc.

By:	/s/ John P. Barnes
Name: John P. Barnes
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Amendment

A-A-1

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the [ ] and [ ] of M&T Bank Corporation (the “Corporation”), do hereby certify and set forth as follows:

(1) The name of the Corporation is M&T BANK CORPORATION. The name under which the Corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of the Corporation was filed by the Department of State on the 6th day of November, 1969.

(3) The board of directors of the Corporation (the “Board of Directors”) or a duly authorized committee thereof, in accordance with the certificate of incorporation of the Corporation and applicable law, adopted resolutions on the [ ] of [ ], 2021, creating a series of 10,000,000 shares of preferred stock of the Corporation designated as “Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H.”

(4) The certificate of incorporation is hereby amended by adding language to Article FOURTH, which recites the terms and conditions of the Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, as follows:

11. A series of preferred stock of the Corporation be and hereby is created, and the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, are as follows:

1. Designation and Amount. The series of preferred stock, par value $1.00 per share, shall be designated as the “Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H” (the “Series H Preferred Stock”). The Series H Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series H Preferred Stock shall be 10,000,000 shares. The number of shares of Series H Preferred Stock may be increased from time to time pursuant to the provisions of Section 7 hereof and any such additional shares of Series H Preferred Stock shall form a single series with the Series H Preferred Stock. Each share of Series H Preferred Stock shall have the same designations, powers, preferences and rights as every other share of Series H Preferred Stock.

2. Dividends.

1. Holders of the Series H Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Series H Preferred Stock at a rate equal to (i) 5.625% per annum for each Dividend Period (as defined below) from [ ], the original issue date of the Series H Preferred Stock (the “Issue Date”) to, but excluding, December 15, 2026 (the “Fixed Rate Period”) and (ii) three-month LIBOR plus a spread of 4.02% per annum for each Dividend Period from and including December 15, 2026 (the “Floating Rate Period”). If the Corporation issues additional shares of Series H Preferred Stock after the Issue Date, dividends on such additional shares of Series H Preferred Stock may accumulate from and including the Issue Date, the then most recent Dividend Payment Date or any other date the Corporation specifies at the time such additional shares of Series H Preferred Stock are issued.

The dividend rate for each Dividend Period during the Floating Rate Period will be determined by the Calculation Agent using three-month LIBOR as in effect on the second London banking day prior to the

A-A-2

beginning of the Dividend Period, which date is the “Dividend Determination Date” for the Dividend Period. The Calculation Agent then will add three-month LIBOR as determined on the Dividend Determination Date and the applicable spread of 4.02% per annum. Absent manifest error, the Calculation Agent’s determination of the dividend rate for each Dividend Period during the Floating Rate Period for the Series H Preferred Stock will be binding and conclusive on holders of the Series H Preferred Stock, the transfer agent and the Corporation. “Calculation Agent” shall mean such bank or other entity as may be appointed by the Corporation to act as calculation agent for the Series H Preferred Stock during the Floating Rate Period. A “London banking day” shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent, in consultation with the Corporation, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000, that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.

A “Dividend Period” means the period from, and including, a Dividend Payment Date (as defined below) to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include [ ].1

2. If declared by the Board of Directors or a duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series H Preferred Stock quarterly in arrears, on [March 15], [June 15], [September 15] and [December 15] of each year, beginning on [ ]2 (each such day on which dividends are payable, a “Dividend Payment Date”). In the event that any Dividend Payment Date during the Fixed Rate Period falls on a day that is not a Business Day (as defined below), then the dividend payment due on that date shall be due on the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. In the event that any Dividend Payment Date during the Floating Rate Period falls on a day that is not a Business Day, then the Dividend Payment Date will be the next day that is a Business Day. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the Dividend Payment Date will instead be brought forward to the immediately preceding Business Day.

[1]	To reflect the last dividend payment date in respect of the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A of People’s United Financial, Inc. prior to Closing.
[2]	To reflect the first dividend payment date following the Issue Date.

A-A-3

A “Business Day” means (i) with respect to the Fixed Rate Period, any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close and (ii) with respect to the Floating Rate Period, any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close, and additionally, is a London banking day.

3. Dividends shall be payable to holders of record of shares of the Series H Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

4. Dividends payable on shares of the Series H Preferred Stock during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for the Floating Rate Period will be computed on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If the Corporation redeems the Series H Preferred Stock pursuant to Section 6, dividends on shares of the Series H Preferred Stock shall cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series H Preferred Stock called for redemption. No interest shall be payable in respect of any dividend payment on shares of Series H Preferred Stock that may be in arrears.

5. Dividends on shares of the Series H Preferred Stock shall not be cumulative. If for any reason the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series H Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period or be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series H Preferred Stock for any subsequent Dividend Period with respect to the Series H Preferred Stock or for any future dividend period with respect to any other series of preferred stock of the Corporation or common stock, par value $0.50 per share, of the Corporation (the “Common Stock”).

6. So long as any share of the Series H Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series H Preferred Stock in respect of the most recently completed Dividend Period have been declared and paid or a sum sufficient for the payment thereof set aside for such payment:

1.

no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (as defined below) (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

2.

no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of the Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Junior Securities

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pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); and

3.

no shares of Parity Securities (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series H Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases of shares of Parity Securities pursuant to a contractually binding requirement to buy Parity Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such Parity Securities or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); provided that for the avoidance of doubt, references to Parity Securities in this clause (iii) refer to any class or series of capital stock that ranks on a parity with the shares of Series H Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

7. No dividends shall be declared or paid or funds set apart for the payment of dividends on any preferred stock ranking equally with or junior to the Series H Preferred Stock as to dividends, if any, for any period unless dividends on the shares of Series H Preferred Stock have been contemporaneously declared and paid or a sum sufficient for the payment thereof set aside for such payment for the most recently completed Dividend Period. When dividends are not paid in full upon the shares of Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, all dividends declared and paid upon the shares of the Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series H Preferred Stock, and accrued dividends, including any accumulations, if any, on such Parity Securities, if any, bear to each other.

8. Subject to the conditions in this Section 2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on Junior Securities or Parity

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Securities, if any, from time to time out of any assets legally available for such payment, and the holders of the Series H Preferred Stock shall not be entitled to participate in those dividends.

9. Dividends on the Series H Preferred Stock shall not be declared, paid or funds set apart for the payment thereof to the extent such act would cause the Corporation to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

10. The Series H Preferred Stock ranks on a parity with the Corporation’s Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”), Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“Series F Preferred Stock”) and Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G (“Series G Preferred Stock”) in the payment of dividends.

3. Liquidation Preference.

1. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series H Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidating distribution of $25.00 per share, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends, before any payment or distribution of assets to the holders of the Common Stock or any other class or series of Junior Securities. Holders of the Series H Preferred Stock shall not be entitled to any other amounts from the Corporation and shall have no right or claim to any of the remaining assets of the Corporation after such holders have received their full liquidating distribution as provided for in this Section 3.

2. In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series H Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, the amounts paid to the holders of the Series H Preferred Stock and the holders of Parity Securities, if any, shall be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Series H Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, have been paid in full to all such holders, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

3. For purposes of this Section 3, the merger or consolidation by the Corporation with or into any other entity, including a merger or consolidation in which the holders of the Series H Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Corporation.

4. The Series H Preferred Stock ranks on a parity with the Corporation’s Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

4. Preemption and Conversion. The holders of the Series H Preferred Stock shall not have any preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The holders of the Series H Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

5. Voting Rights.

1. The holders of the Series H Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor

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shall they be entitled to participate in any meeting of the holders of the Common Stock, except as provided in this Section 5 or as otherwise specifically required by law.

2. So long as any shares of Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock and any Voting Parity Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Securities.

3. So long as any shares of the Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to:

1.

amend, alter or repeal any provision of this Certificate of Designations or the Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series H Preferred Stock or authorized Common Stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series H Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock; or

2.

consummate a binding share-exchange or reclassification involving the Series H Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series H Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series H Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series H Preferred Stock.

4. If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series H Preferred Stock for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors on the Board of Directors shall be increased by two at the Corporation’s first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series H Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Series H Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (such stock, “Voting Parity Stock”), to elect such two additional members of the Board of Directors (such additional directors, the “Preferred Directors”) to hold office for a term of one year; provided that the Board of Directors shall at no time include more than two Preferred Directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the Preferred Directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series H Preferred Stock shall cease, subject to increase in the number of directors as described in this clause (d) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, whether or not consecutive, as described in this clause (d).

5. Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Series H Preferred Stock voting together as a class with the holders of Voting Parity Stock, to the extent the voting rights of such holders described in clause (d) above are then exercisable. Any vacancy created by removal with or

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without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of Series H Preferred Stock terminate for any reason, including under circumstances described in Section 6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 6), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

6. In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series H Preferred Stock shall be entitled to one vote.

7. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series H Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series H Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

6. Redemption.

1. The Series H Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series H Preferred Stock shall not have the right to require the redemption or repurchase of the Series H Preferred Stock.

2. The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets lawfully available therefor the Series H Preferred Stock, in whole or in part, from time to time, on or after [ ],3 at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to, but excluding, the redemption date.

3. At any time within 90 days after a Regulatory Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series H Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets lawfully available therefor, the Series H Preferred Stock in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:

1.

amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series H Preferred Stock;

2.	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series H Preferred Stock; or

[3]	To be no earlier than December 15, 2026.

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3.

final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of the Series H Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Series H Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series H Preferred Stock is outstanding.

4. If shares of the Series H Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series H Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series H Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice so mailed as provided in this Section 6(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series H Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series H Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series H Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of the Series H Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series H Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

5. On and after the redemption date, dividends shall cease to accrue on shares of the Series H Preferred Stock, and such shares of Series H Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, including rights described under Section 5, except the right to receive the redemption price plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the Dividend Period to, but excluding, the redemption date.

6. In the case of any redemption of only part of the shares of the Series H Preferred Stock at the time outstanding, the shares of the Series H Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series H Preferred Stock in proportion to the number of Series H Preferred Stock held by such holders, by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series H Preferred Stock shall be redeemed from time to time.

7. Any redemption of the Series H Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series H Preferred Stock.

8. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of

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the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from such trust or the Depositary Company, as applicable, at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall look only to the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

9. Shares of the Series H Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of New York) be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7. Amendment of Resolution. The Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series H Preferred Stock then outstanding) the number of shares that constitute the Series H Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of New York stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation.

8. Rank. The shares of Series H Preferred Stock shall rank:

1. senior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Junior Securities” refers to the Common Stock and any other class or series of capital stock over which the Series H Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);

2. on a parity, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Parity Securities” refers to any class or series of capital stock that ranks on a parity with the shares of Series H Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

3. junior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Senior Securities” refers to any class or series of capital stock that ranks senior to the Series H

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Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require).

9. Certificates. The Corporation may at its option issue shares of Series H Preferred Stock without certificates.

10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series H Preferred Stock may deem and treat the record holder of any share of Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

11. Notices. All notices or communications in respect of the Series H Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series H Preferred Stock are issued in book-entry form through DTC, such notices may be given to the beneficial owners of the Series H Preferred Stock in any manner permitted by DTC.

12. Other Rights. The shares of Series H Preferred Stock shall not have any powers, preferences, privileges or rights other than as expressly set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(5) This amendment to the certificate of incorporation of the Corporation was authorized, pursuant to sections 502 and 803(a) of the Business Corporation Law, by the vote of the Board of Directors or a duly authorized committee thereof and the vote of at least a majority of the holders of the Corporation’s common stock outstanding and entitled to vote at the Corporation’s annual meeting. The certificate of incorporation of the Corporation provides that the Board of Directors or a duly authorized committee thereof may fix the designation of a series of preferred stock, and may establish all relative rights, preferences and limitations pertaining to such series without the approval of the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed, signed and verified this certificate this [    ] day of [    ].

M&T BANK CORPORATION

By:
Name:
Title:

By:
Name:
Title:

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STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[    ], being first duly sworn, deposes and says that [he]/[she] is the [    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [    ].

Notary Public

STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[    ], being first duly sworn, deposes and says that [he]/[she] is the [    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [    ].

Notary Public

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Annex B

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the [                    ] and [                    ] of M&T Bank Corporation (the “Corporation”), do hereby certify and set forth as follows:

(1) The name of the Corporation is M&T BANK CORPORATION. The name under which the Corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of the Corporation was filed by the Department of State on the 6th day of November, 1969.

(3) The board of directors of the Corporation (the “Board of Directors”), in accordance with the certificate of incorporation of the Corporation and applicable law, adopted resolutions on [                    ], 2021, increasing the number of authorized shares of the Corporation’s stock from two hundred fifty-one million (251,000,000) to two hundred seventy million (270,000,000) and increasing the number of authorized shares of the Corporation’s preferred stock, par value of one dollar ($1.00) per share, from one million (1,000,000) to twenty million (20,000,000).

(4) The certificate of incorporation is hereby amended by amending and restating Article FOURTH, Section 1, as follows:

1. The aggregate number of shares of stock which the Corporation shall have authority to issue is two hundred seventy million (270,000,000) shares, divided into two classes, namely, preferred shares and common shares. The number of preferred shares authorized is twenty million (20,000,000) shares of the par value of one dollar ($1.00) per share. The number of common shares authorized is two hundred fifty million (250,000,000) shares of the par value of fifty cents ($0.50) per share. Notwithstanding anything to the contrary herein, so long as the Corporation’s Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (the “Series E Preferred Stock”), Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (the “Series F Preferred Stock”) and Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G (the “Series G Preferred Stock” and, together with the Series E Preferred Stock and the Series F Preferred Stock, the “Outstanding Preferred Stock”) are outstanding, the Corporation shall not have the authority to authorize or create or to issue any class or series of stock or any securities convertible into any class or series of stock that ranks senior to the Outstanding Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation unless approved by the holders of the Outstanding Preferred Stock that is then outstanding at that time in accordance with the terms thereof.

(5) This amendment to the certificate of incorporation of the Corporation was authorized, pursuant to section 803(a) of the Business Corporation Law, by the vote of the Board of Directors and the vote of at least a majority of the holders of the Corporation’s common stock outstanding and entitled to vote at the Corporation’s special meeting on [            ], 2021.

IN WITNESS WHEREOF, the undersigned have executed, signed and verified this certificate this [    ] day of [            ].

M&T BANK CORPORATION

By:
Name:
Title:

By:
Name:
Title:

STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[                    ], being first duly sworn, deposes and says that [he]/[she] is the [                    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [            ].

Notary Public

STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[                    ], being first duly sworn, deposes and says that [he]/[she] is the [                    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [                    ].

Notary Public

Annex C

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the [                    ] and [                    ] of M&T Bank Corporation (the “Corporation”), do hereby certify and set forth as follows:

(1) The name of the Corporation is M&T BANK CORPORATION. The name under which the Corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of the Corporation was filed by the Department of State on the 6th day of November, 1969.

(3) The board of directors of the Corporation (the “Board of Directors”), in accordance with the certificate of incorporation of the Corporation and applicable law, adopted resolutions on the [    ] of [            ], 2021, creating a series of 10,000,000 shares of preferred stock of the Corporation designated as “Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H.”

(4) The certificate of incorporation is hereby amended by adding language to Article FOURTH, which recites the terms and conditions of the Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, as follows:

11. A series of preferred stock of the Corporation be and hereby is created, and the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, are as follows:

1.    Designation and Amount. The series of preferred stock, par value $1.00 per share, shall be designated as the “Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H” (the “Series H Preferred Stock”). The Series H Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series H Preferred Stock shall be 10,000,000 shares. The number of shares of Series H Preferred Stock may be increased from time to time pursuant to the provisions of Section 7 hereof and any such additional shares of Series H Preferred Stock shall form a single series with the Series H Preferred Stock. Each share of Series H Preferred Stock shall have the same designations, powers, preferences and rights as every other share of Series H Preferred Stock.

2.    Dividends.

(a)    Holders of the Series H Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Series H Preferred Stock at a rate equal to (i) 5.625% per annum for each Dividend Period (as defined below) from [ ], the original issue date of the Series H Preferred Stock (the “Issue Date”) to, but excluding, December 15, 2026 (the “Fixed Rate Period”) and (ii) three-month LIBOR plus a spread of 4.02% per annum for each Dividend Period from and including December 15, 2026 (the “Floating Rate Period”). If the Corporation issues additional shares of Series H Preferred Stock after the Issue Date, dividends on such additional shares of Series H Preferred Stock may accumulate from and including the Issue Date, the then most recent Dividend Payment Date or any other date the Corporation specifies at the time such additional shares of Series H Preferred Stock are issued.

The dividend rate for each Dividend Period during the Floating Rate Period will be determined by the Calculation Agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “Dividend Determination Date” for the Dividend Period. The Calculation Agent then will add three-month LIBOR as determined on the Dividend Determination Date and the applicable spread of 4.02% per annum. Absent manifest error, the Calculation Agent’s determination of the dividend rate for each Dividend Period during the Floating Rate Period for the Series H Preferred Stock will be binding and conclusive on holders of the Series H Preferred Stock, the transfer agent and the Corporation. “Calculation Agent” shall mean such bank or other entity as may be appointed by the Corporation to act as calculation agent for the Series H Preferred Stock during the Floating Rate Period. A “London banking day” shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent, in consultation with the Corporation, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000, that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.

A “Dividend Period” means the period from, and including, a Dividend Payment Date (as defined below) to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include [                    ].1

(b)    If declared by the Board of Directors or a duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series H Preferred Stock quarterly in arrears, on [March 15], [June 15], [September 15] and [December 15] of each year, beginning on [                    ]2 (each such day on which dividends are payable, a “Dividend Payment Date”). In the event that any Dividend Payment Date during the Fixed Rate Period falls on a day that is not a Business Day (as defined below), then the dividend payment due on that date shall be due on the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. In the event that any Dividend Payment Date during the Floating Rate Period falls on a day that is not a Business Day, then the Dividend Payment Date will be the next day that is a Business Day. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the Dividend Payment Date will instead be brought forward to the immediately preceding Business Day.

[1]	To reflect the last dividend payment date in respect of the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A of People’s United Financial, Inc. prior to Closing.
[2]	To reflect the first dividend payment date following the Issue Date.

A “Business Day” means (i) with respect to the Fixed Rate Period, any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close and (ii) with respect to the Floating Rate Period, any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close, and additionally, is a London banking day.

(c)    Dividends shall be payable to holders of record of shares of the Series H Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)    Dividends payable on shares of the Series H Preferred Stock during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for the Floating Rate Period will be computed on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If the Corporation redeems the Series H Preferred Stock pursuant to Section 6, dividends on shares of the Series H Preferred Stock shall cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series H Preferred Stock called for redemption. No interest shall be payable in respect of any dividend payment on shares of Series H Preferred Stock that may be in arrears.

(e)    Dividends on shares of the Series H Preferred Stock shall not be cumulative. If for any reason the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series H Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period or be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series H Preferred Stock for any subsequent Dividend Period with respect to the Series H Preferred Stock or for any future dividend period with respect to any other series of preferred stock of the Corporation or common stock, par value $0.50 per share, of the Corporation (the “Common Stock”).

(f)    So long as any share of the Series H Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series H Preferred Stock in respect of the most recently completed Dividend Period have been declared and paid or a sum sufficient for the payment thereof set aside for such payment:

(i)    no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (as defined below) (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)    no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of the Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan,

(6) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); and

(iii)    no shares of Parity Securities (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series H Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases of shares of Parity Securities pursuant to a contractually binding requirement to buy Parity Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such Parity Securities or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); provided that for the avoidance of doubt, references to Parity Securities in this clause (iii) refer to any class or series of capital stock that ranks on a parity with the shares of Series H Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

(g)    No dividends shall be declared or paid or funds set apart for the payment of dividends on any preferred stock ranking equally with or junior to the Series H Preferred Stock as to dividends, if any, for any period unless dividends on the shares of Series H Preferred Stock have been contemporaneously declared and paid or a sum sufficient for the payment thereof set aside for such payment for the most recently completed Dividend Period. When dividends are not paid in full upon the shares of Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, all dividends declared and paid upon the shares of the Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series H Preferred Stock, and accrued dividends, including any accumulations, if any, on such Parity Securities, if any, bear to each other.

(h)    Subject to the conditions in this Section 2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on Junior Securities or Parity Securities, if any, from time to time out of any assets legally available for such payment, and the holders of the Series H Preferred Stock shall not be entitled to participate in those dividends.

(i)    Dividends on the Series H Preferred Stock shall not be declared, paid or funds set apart for the payment thereof to the extent such act would cause the Corporation to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

(j)    The Series H Preferred Stock ranks on a parity with the Corporation’s Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”), Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“Series F Preferred Stock”) and Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G (“Series G Preferred Stock”) in the payment of dividends.

3.    Liquidation Preference.

(a)    Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series H Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidating distribution of $25.00 per share, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends, before any payment or distribution of assets to the holders of the Common Stock or any other class or series of Junior Securities. Holders of the Series H Preferred Stock shall not be entitled to any other amounts from the Corporation and shall have no right or claim to any of the remaining assets of the Corporation after such holders have received their full liquidating distribution as provided for in this Section 3.

(b)    In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series H Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, the amounts paid to the holders of the Series H Preferred Stock and the holders of Parity Securities, if any, shall be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Series H Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, have been paid in full to all such holders, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)    For purposes of this Section 3, the merger or consolidation by the Corporation with or into any other entity, including a merger or consolidation in which the holders of the Series H Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(d)    The Series H Preferred Stock ranks on a parity with the Corporation’s Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

4.    Preemption and Conversion. The holders of the Series H Preferred Stock shall not have any preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The holders of the Series H Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

5.    Voting Rights.

(a)    The holders of the Series H Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of the Common Stock, except as provided in this Section 5 or as otherwise specifically required by law.

(b)    So long as any shares of Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock and any Voting Parity Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Securities.

(c)    So long as any shares of the Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to:

(i)    amend, alter or repeal any provision of this Certificate of Amendment or the Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series H Preferred Stock or authorized Common Stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series H Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock; or

(ii)    consummate a binding share-exchange or reclassification involving the Series H Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series H Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series H Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series H Preferred Stock.

(d)    If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series H Preferred Stock for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors on the Board of Directors shall be increased by two at the Corporation’s first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series H Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Series H Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (such stock, “Voting Parity Stock”), to elect such two additional members of the Board of Directors (such additional directors, the “Preferred Directors”) to hold office for a term of one year; provided that the Board of Directors shall at no time include more than two Preferred Directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the Preferred Directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series H Preferred Stock shall cease, subject to increase in the number of directors as described in this clause (d) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, whether or not consecutive, as described in this clause (d).

(e)    Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Series H Preferred Stock voting together as a class with the holders of Voting Parity Stock, to the extent the voting rights of such holders described in clause (d) above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of Series H Preferred Stock terminate for any reason, including under circumstances described in Section 6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 6), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

(f)    In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series H Preferred Stock shall be entitled to one vote.

(g)    The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series H Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series H Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

6.    Redemption.

(a)    The Series H Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series H Preferred Stock shall not have the right to require the redemption or repurchase of the Series H Preferred Stock.

(b)    The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets lawfully available therefor the Series H Preferred Stock, in whole or in part, from time to time, on or after [                    ],3 at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to, but excluding, the redemption date.

(c)    At any time within 90 days after a Regulatory Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series H Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets lawfully available therefor, the Series H Preferred Stock in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:

(i)    amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series H Preferred Stock;

(ii)    proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series H Preferred Stock; or

(iii)    final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of the Series H Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Series H Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series H Preferred Stock is outstanding.

(d)    If shares of the Series H Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series H Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of

[3]	To be no earlier than December 15, 2026.

Series H Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice so mailed as provided in this Section 6(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series H Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series H Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series H Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of the Series H Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series H Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

(e)    On and after the redemption date, dividends shall cease to accrue on shares of the Series H Preferred Stock, and such shares of Series H Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, including rights described under Section 5, except the right to receive the redemption price plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the Dividend Period to, but excluding, the redemption date.

(f)    In the case of any redemption of only part of the shares of the Series H Preferred Stock at the time outstanding, the shares of the Series H Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series H Preferred Stock in proportion to the number of Series H Preferred Stock held by such holders, by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series H Preferred Stock shall be redeemed from time to time.

(g)    Any redemption of the Series H Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series H Preferred Stock.

(h)    If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from such trust or the Depositary Company, as applicable, at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall look only to the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(i)    Shares of the Series H Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of

New York) be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7.    Amendment of Resolution. The Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series H Preferred Stock then outstanding) the number of shares that constitute the Series H Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of New York stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation.

8.    Rank. The shares of Series H Preferred Stock shall rank:

(a)    senior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Junior Securities” refers to the Common Stock and any other class or series of capital stock over which the Series H Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);

(b)    on a parity, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Parity Securities” refers to any class or series of capital stock that ranks on a parity with the shares of Series H Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c)    junior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Senior Securities” refers to any class or series of capital stock that ranks senior to the Series H Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require).

9.    Certificates. The Corporation may at its option issue shares of Series H Preferred Stock without certificates.

10.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series H Preferred Stock may deem and treat the record holder of any share of Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

11.    Notices. All notices or communications in respect of the Series H Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series H Preferred Stock are issued in book-entry form through DTC, such notices may be given to the beneficial owners of the Series H Preferred Stock in any manner permitted by DTC.

12.    Other Rights. The shares of Series H Preferred Stock shall not have any powers, preferences, privileges or rights other than as expressly set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(5) This amendment to the certificate of incorporation of the Corporation was authorized, pursuant to sections 502 and 803(a) of the Business Corporation Law, by the vote of the Board of Directors. The certificate of incorporation of the Corporation provides that the Board of Directors or a duly authorized committee thereof may fix the designation of a series of preferred stock, and may establish all relative rights, preferences and limitations pertaining to such series without the approval of the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed, signed and verified this certificate this [    ] day of [            ].

M&T BANK CORPORATION

By:
Name:
Title:

By:
Name:
Title:

STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[                    ], being first duly sworn, deposes and says that [he]/[she] is the [                    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [            ].

Notary Public

STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[                    ], being first duly sworn, deposes and says that [he]/[she] is the [                    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [            ].

Notary Public

Annex D

February 19, 2021

The Board of Directors

M&T Bank Corporation

One M&T Plaza

Buffalo, NY 14203

Dear Members of the Board:

We understand that M&T Bank Corporation, a New York corporation (“Parent”), Bridge Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and People’s United Financial, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 15, 2021 (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the “Merger”), so that the Company is the surviving entity in the Merger (in such capacity, the “Interim Surviving Entity”) and each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), except for shares of Company Common Stock owned by the Company or Parent (in each case, other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by the Company or Parent in respect of debts previously contracted), will be converted into the right to receive 0.1180 (the “Exchange Ratio”) of a share of the common stock, par value $0.50 per share, of Parent (“Parent Common Stock”). As soon as reasonably practicable following the Merger, the Interim Surviving Entity will be merged with and into Parent (the “Holdco Merger”), so that Parent is the surviving entity in the HoldCo Merger. As soon as reasonably practicable following the Holdco Merger, People’s United Bank, a national banking association and subsidiary of the Company (“Company Bank”) will be merged with and into M&T Bank, a New York state chartered bank and subsidiary of Parent (“Parent Bank” and such merger, the “Bank Merger”), so that Parent Bank is the surviving bank in the Bank Merger. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Parent of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated February 15, 2021, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company and Parent;

(iii)

Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company and extrapolations thereof prepared using assumptions as directed by Parent, financial forecasts and other data provided to us by Parent relating to the business of the Company, financial forecasts and other data provided to us by Parent relating to the business of Parent and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Parent to be realized from the Transaction;

(iv)

Held discussions with members of the senior managements of the Company and Parent with respect to the businesses and prospects of the Company and Parent, respectively, and with respect to the projected synergies and other benefits anticipated by the management of Parent to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of the Company and Parent, respectively;

The Board of Directors

M&T Bank Corporation

February 19, 2021

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock and Parent Common Stock;

(viii)

Reviewed the potential pro forma financial impact of the Transaction on Parent based on the financial forecasts referred to above relating to the Company and Parent, and the synergies and other benefits anticipated by the management of Parent to be realized from the Transaction; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, Parent, Company Bank or Parent Bank or concerning the solvency or fair value of the Company, Parent, Company Bank or Parent Bank, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Parent to be realized from the Transaction, we have assumed, with the consent of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company and Parent, respectively, and such synergies and other benefits. In addition, we have assumed, with the consent of Parent, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, may or may not have an effect on Parent, the Company, Parent Bank or Company Bank and we are not expressing an opinion as to the effects of such volatility or such disruption on any of them. We do not express any opinion as to the prices at which shares of Parent Common Stock or Company Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Parent might engage or the merits of the underlying decision by Parent to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Parent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Parent have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Parent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Parent, the Company, Parent Bank, Company Bank or the Transaction. We further have assumed, with the consent of Parent, that the Merger and the Holdco Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified

The Board of Directors

M&T Bank Corporation

February 19, 2021

professionals. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at Parent Bank or Company Bank nor examined any individual loan credit files of Parent Bank or Company Bank, and, as a result, we have assumed, with the consent of Parent, that the aggregate allowances for loan losses of Parent Bank and Company Bank are adequate. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including with respect to the Merger, the Holdco Merger and the Bank Merger. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Parent in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In the ordinary course, Lazard and our affiliates and employees may trade securities of Parent, the Company and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Parent, the Company and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Parent (in its capacity as such) and our opinion is rendered to the Board of Directors of Parent in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Parent.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Hara Amdemariam
Hara Amdemariam
Managing Director; Co-Head of Financial Institutions, North America

Annex E

February 20, 2021

The Board of Directors

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of People’s United Financial, Inc. (“People’s United”) of the Exchange Ratio (as defined below) in the proposed merger of Bridge Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of M&T Bank Corporation (“M&T”), with and into People’s United, with People’s United as the surviving company (such transaction, the “Merger” and, taken together with the subsequent merger of People’s United with and into M&T (with M&T as the surviving company), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among M&T, Merger Sub and People’s United. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of M&T, Merger Sub, People’s United or the holders of any securities of M&T or People’s United, each share of the common stock, $0.01 par value per share, of People’s United (“People’s United Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of People’s United Common Stock owned by People’s United or M&T (in each case, other than shares of People’s United Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by the People’s United or M&T in respect of debts previously contracted)), shall be converted into the right to receive 0.1180 of a share of the common stock, par value $0.50 per share, of M&T (the “M&T Common Stock”). The ratio of 0.1180 of a share of M&T Common Stock for one share of People’s United Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, as soon as reasonably practicable following the Transaction, People’s United Bank, National Association, a wholly-owned subsidiary of People’s United, will merge with and into Manufacturers and Traders Trust Company, a wholly-owned subsidiary of M&T (“M&T Bank”), with M&T Bank as the surviving entity, pursuant to a separate bank merger agreement (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to People’s United and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between People’s United and each of KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, People’s United and M&T. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – People’s United Financial, Inc.

February 20, 2021

buy or sell, debt or equity securities of People’s United or M&T for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of People’s United (the “Board”) in rendering this opinion and will receive a fee from People’s United for our services. A portion of our fee is payable upon the announcement of the Transaction, and a significant portion is contingent upon the successful completion of the Transaction. In addition, People’s United has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking or financial advisory services to People’s United and received compensation for such services. KBW acted as financial advisor to People’s United in connection with its (i) March 2019 acquisition of BSB Bancorp, Inc. and (ii) November 2019 acquisition of United Financial Bancorp, Inc. In the past two years, KBW has not provided investment banking or financial advisory services to M&T. We may in the future provide investment banking and financial advisory services to People’s United or M&T and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of People’s United and M&T and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated February 19, 2021 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of People’s United; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of People’s United; (iv) certain unaudited financial results for the fiscal year and the quarter ended December 31, 2020 of People’s United (contained in the Current Report on Form 8-K filed by People’s United with the Securities and Exchange Commission on January 22, 2021); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of M&T; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of M&T; (vii) certain unaudited financial results for the fiscal year and the quarter ended December 31, 2020 of M&T (contained in the Current Report on Form 8-K filed by M&T with the Securities and Exchange Commission on January 21, 2021); (viii) certain regulatory filings of People’s United and M&T and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020; (ix) certain other interim reports and other communications of People’s United and M&T to their respective shareholders; and (x) other financial information concerning the businesses and operations of People’s United and M&T that was furnished to us by People’s United and M&T or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of People’s United and M&T; (ii) the assets and liabilities of People’s United and M&T; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for People’s United and M&T with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of People’s United, as well as assumed long-term People’s United growth rates provided to us by People’s United management, all of which information was discussed with us by People’s United management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of M&T, as well as certain assumed long-term M&T growth rates, all of which information was discussed with us by M&T management and used and relied upon by us based on such discussions, at the direction of People’s United management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Transaction on M&T (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction) that were prepared by, and provided to and discussed with us by, M&T management and that were

The Board of Directors – People’s United Financial, Inc.

February 20, 2021

used and relied upon by us based on such discussions, at the direction of People’s United management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of People’s United and M&T regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, People’s United with soliciting indications of interest from third parties regarding a potential transaction with People’s United.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of People’s United as to the reasonableness and achievability of the publicly available consensus “street estimates” of People’s United and the assumed People’s United long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the People’s United “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of People’s United management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of People’s United, upon M&T management as to the reasonableness and achievability of the publicly available consensus “street estimates” of M&T, the assumed M&T long-term growth rates, and the estimates regarding certain pro forma financial effects of the Transaction on M&T (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the M&T “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of M&T management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of People’s United and M&T that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of People’s United and M&T, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of People’s United and M&T and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on People’s United and M&T. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either People’s United or M&T since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification

The Board of Directors – People’s United Financial, Inc.

February 20, 2021

of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for People’s United and M&T are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of People’s United or M&T, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of People’s United or M&T under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of People’s United Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of People’s United, M&T or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings and related expenses expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of People’s United that People’s United has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to People’s United, M&T, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of People’s United Common Stock. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the Bank Merger and the termination of People’s United’s Employee Stock Ownership Plan prior to the consummation of the Merger), including, without limitation, the form or structure of the Transaction or any such related transaction, the treatment of outstanding preferred stock and other securities of People’s United in the Transaction, any consequences of the Transaction or any such related transaction to People’s United, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the

The Board of Directors – People’s United Financial, Inc.

February 20, 2021

information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of People’s United to engage in the Transaction or enter into the Agreement; (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by People’s United or the Board; (iii) the fairness of the amount or nature of any compensation to any of People’s United’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of People’s United Common Stock; (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of People’s United (other than the holders of People’s United Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of M&T or any other party to any transaction contemplated by the Agreement; (v) the actual value of M&T Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which People’s United Common Stock or M&T Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which M&T Common Stock will trade following the consummation of the Transaction; (vii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to People’s United, M&T, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of People’s United Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of People’s United Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Annex F

February 20, 2021

The Board of Directors

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of People’s United Financial, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger of the Company with a wholly-owned subsidiary of M&T Bank Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, (the “Agreement”), among the Company, the Acquiror and its wholly-owned subsidiary, Bridge Merger Corp. (“Acquisition Sub”), Acquisition Sub will merge with and into the Company (the “Initial Merger”), with the Company surviving as a wholly-owned subsidiary of the Acquiror and (i) each outstanding share of the Company Common Stock (except for shares of Company Common Stock owned by the Company or the Acquiror (in each case, other than shares of Company Common Stock (a) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (b) held, directly or indirectly, by the Company or the Acquiror in respect of debts previously contracted)) will be converted into the right to receive 0.1180 shares (the “Exchange Ratio”) of the Acquiror’s common stock, par value $0.50 per share (the “Acquiror Common Stock”), and (ii) each outstanding share of the Company’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Company Preferred Stock”) will be converted into the right to receive a share of a newly created series of Acquiror Preferred Stock having the terms set forth in Exhibit A to the Agreement. The Agreement further provides that, following the Initial Merger, the Company will be merged with and into the Acquiror (the “Upstream Merger”), with the Acquiror surviving the Upstream Merger. The Initial Merger and the Upstream Merger, together and not separately, are referred to herein as the “Transaction.”

In connection with preparing our opinion, we have (i) reviewed a draft dated February 18, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the businesses of the Company and the Acquiror, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for

us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of the Company Preferred Stock or any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material commercial or investment banking relationships with the Company or the Acquiror. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

PEOPLE’S UNITED FINANCIAL, INC. 850 MAIN STREET BRIDGEPORT, CT 06604-4913

VOTE BY INTERNET

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – at www.virtualshareholdermeeting.com/PBCT2021SM

You may attend the Meeting via the Internet and vote during the Meeting. Please have the information printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D47176-S21152	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEOPLE’S UNITED FINANCIAL, INC.

The Board of Directors unanimously recommends you vote FOR proposals 1, 2 and 3:	For	Against	Abstain
1.

Adoption of the Agreement and Plan of Merger, dated as of February 21, 2021 (as it may be amended from time to time), by and among People’s United Financial, Inc. (“People’s United”), M&T Bank Corporation (“M&T”) and Bridge Merger Corp. (“Merger Sub”), pursuant to which Merger Sub will merge with and into People’s United and, as soon as reasonably practicable thereafter, People’s United will merge with and into M&T, with M&T as the surviving entity (the “People’s United merger proposal”).

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2.

Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of People’s United in connection with the transactions contemplated by the merger agreement (the “People’s United compensation proposal”).

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3.

Approval of the adjournment of the People’s United special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the People’s United merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to People’s United shareholders (the “People’s United adjournment proposal”).

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NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the People’s United Special Meeting will be held in a virtual-only format conducted via live webcast. The People’s United Special Meeting will be held virtually at www.virtualshareholdermeeting.com/PBCT2021SM on May 25, 2021 at 11:00 a.m., Eastern Time. As always, we encourage you to vote these shares before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D47177-S21152

PEOPLE’S UNITED FINANCIAL, INC.

Special Meeting of Shareholders

May 25, 2021 at 11:00 a.m. ET

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George P. Carter, Janet M. Hansen, and Mark W. Richards, or any two of them as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of PEOPLE’S UNITED FINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders (the “Special Meeting”) and any adjournment or postponement thereof. The Special Meeting will be held in a virtual-only format on May 25, 2021 at 11:00 a.m., Eastern Time at www.virtualshareholdermeeting.com/PBCT2021SM. You can vote and submit your questions during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PBCT2021SM with your multi-digit Control Number provided in your proxy materials.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side